Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

June 27, 2025

by and among

BIOCRYST PHARMACEUTICALS, INC.,
as the Seller,

BIOCRYST IRELAND LIMITED,
as the Company,

and

NEOPHARMED GENTILI S.P.A.,
as the Purchaser

i

EXHIBITS
Exhibit A	Accounting Principles; Illustrative Calculation of Net Working Capital
Exhibit B	Knowledge of the Company List
Exhibit C	Knowledge of the Purchaser List
Exhibit D	Knowledge of the Seller List

DISCLOSURE LETTERS

1.	Company Disclosure Letter
2.	Seller Disclosure Letter
3.	Purchaser Disclosure Letter

Annexes:

Annex A: Form of Transition Services Agreement

Annex B: Form of Supply Agreement

Annex C: Form of Global Brand and Support Agreement

Annex D: Form of Amended and Restated IP Licence Agreement

Annex E: Form of Trademark License Agreement

v

INDEX OF DEFINED TERMS

Defined Term	Page
2024 Company Balance Sheet	32
Accounting Principles	1
Action	1
Actual Fraud	2
Affiliate	2
Agreed Claims	88
Agreement	1
Alternate Debt Financing	73
Amended and Restated IP Licence Agreement	2
Anti-Corruption Laws	2
Antitrust Laws	2
API	2
Ardian	2
Audited Standalone Balance Sheets and Financial Statements	32
Beneficially Own	2
Business Day	2
Business Employee	2
Business Service Provider	3
Cash	3
Chosen Courts	94
Claim Certificate	87
Clawback Amount	88
Close of Business	3
Closing	19
Closing Date	19
Closing Date Balance Sheet	23
Closing Purchase Price	3
Closing Purchase Price Differential	20
Closing Purchase Price Disbursement Schedule	20
Code	3
Collective Bargaining Agreement	3
Company	1
Company Balance Sheet	32
Company Contracts	45
Company Disclosure Letter	3, 91
Company Intellectual Property	3
Company Material Adverse Effect	3
Company Organizational Documents	31
Company Real Property	38
Company Real Property Leases	4
Defined Term	Page
Company Registrable IP	4
Company Subsidiaries	4
Company Transaction Expenses	4
Confidentiality Agreement	4
Contract	5
Copyrights	9
Cumulative Swixx Revenue	5
Data Protection Laws	41
Debt Commitment Letter(s)	55
Debt Financing	55
Debt Financing Letters	55, 74
Deferred Swixx Consideration	5
Designation Notice	99
Designee	98
Disclosure Letters	91
Dispute	24,95
EMA	5
Employee Benefit Plan	5
End Date	85
Environmental Law	5
Equity Commitment Letters	55
Equity Financing	55
Equity Securities	5
ERISA	5
Er-Kim Pharmaceutical Distribution and Supply Agreement	5
Estimate Differential Payment	20
Estimated Cash	20
Estimated Closing Purchase Price	5
Estimated Company Transaction Expenses	20
Estimated Indebtedness	20
Estimated Net Working Capital	20
Estimated Net Working Capital Excess	20
Estimated Net Working Capital Shortfall	20
European Regulators	6
Exchange Act	6
Excluded Employee	6
Fee Letter	55
Final Closing Purchase Price	26
Final Closing Statement	26
Financial Statements	32
Financing	55

Financing Commitments	55
Financing Sources	6
Foreign Sanctions Evaders	14
Fundamental Representations	6
GAAP	6
GDP	6
General Enforceability Exceptions	31
General Manager	37
Global Brand Support Agreement	6
GMP	7
Good Clinical Practices	7
Governmental Authority	7
Governmental Authorization	7
Hazardous Materials	7
Illustrative Calculation of Net Working Capital	7
Income Taxes	7
Indebtedness	8
Indemnified Party	87
Indemnified Taxes	9
Indemnifying Party	87
Initial Discussion Materials	9
Integration Committee	63
Intellectual Property	9
Inventory	9
IRS	9
Key Employees	9
Knowledge	9
Knowledge of the Company	9
Knowledge of the Purchaser	9
Knowledge of the Seller	10
Labor Organization	10
Law	10
Legal Requirement	10
Liability	10
Lien	10
Local GAAP	11
Loss Tax Benefit	88
Losses	11
Material Customer	11
Material Supplier	11
Maximum Closing Payment	20
Net Recovered Proceeds	88
Net Working Capital	11
Net Working Capital Excess	11
Net Working Capital Shortfall	12
New Product	80
Order	12
Original IP Licence Agreement	1, 12
Patents	9
Payoff Letter	22
Permits	46
Permitted Lien	12
Person	12
Pharmakon Collateral Agent	12
Pharmakon Loan Agreement	12
Post-Closing Statement	23
Pre-Closing Statement	20
Pre-Closing Tax Period	12
Product	12
Product Registrations	13
Project Neapolitan	9
Proportional Achievement Percentage	13
Purchase Price	13
Purchaser	1
Purchaser Adjustment Amount	26
Purchaser Disclosure Letter	13, 91
Purchaser Fees and Expenses	13
Purchaser Indemnitees	87
Purchaser Material Adverse Effect	13
Purchaser Releasee	91
Purchaser Releasor	90
Qualified Persons	48
Quarterly Swixx Statement	27
R&W Insurance Policy	13
Reference Time	13
Registrable IP	13
Regulatory Approval	14
Regulatory Authority	14
Regulatory Permit	14
Renaissance Partners	14
Representative	14
Restraints	81
Restricted Cash	14
Review Period	24
Royalty Release Fee	14
RPI Revenue Participation Agreements	14
Sanctioned Person	14
Sanctioned Territory	14
Sanctions	14
Sanctions Authority	14
Sanctions List	14

Securities Act	15
Seller	1
Seller Adjustment Amount	26
Seller Disclosure Letter	15, 91
Seller Fees and Expenses	15
Seller Indemnification Obligations	15
Seller Marks	15
Seller Material Adverse Effect	15
Seller Releasee	90
Seller Releasor	90
Settlement Accountant	24
Shares	1
Skadden	15
SMEs	11
Software	15
Solvent	57
Specially Designated Nationals and Blocked Persons	14
Stand-up IT Actions	81
Statement of Objections	24
Straddle Period	15
Subsidiary	15
Subsidiary Interests	30
Supply Agreement	16
Swixx Distribution Agreement	16
Swixx Territories	16
Swixx Territories Revenue	16
Target Net Working Capital	16
Tax	17
Tax Proceeding	71
Tax Return	17
Taxing Authority	17
Territory	17
Third Party Claim	89
Trade Secrets	17
Trademark License Agreement	18
Trademarks	9
Transaction Documents	18
Transfer Taxes	18
Transition Services Agreement	18
Treasury Regulations	18
U.S.	18
Unaudited Standalone Financial Statements	32
United States	18
VDR	18
willful and material breach	86

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 27, 2025, is entered into by and among BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), BioCryst Ireland Limited, a private limited company incorporated under the laws of Ireland and a direct, wholly owned subsidiary of the Seller (the “Company”), and Neopharmed Gentili S.p.A., a joint stock company incorporated under the laws of Italy (the “Purchaser”).

RECITALS

WHEREAS, as of the date hereof, the Seller owns 1,414,600 ordinary shares of €1.00 each in the capital of the Company (the “Shares”), which constitute all of the issued and outstanding shares in the Company as of the date hereof;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares owned by the Seller;

WHEREAS, at the closing of the transactions contemplated by this Agreement (i) the Seller and the Company will amend and restate that certain IP Licence Agreement, by and between the Seller and the Company, dated as of May 13, 2021 (the “Original IP Licence Agreement”), amending the terms pursuant to which the Seller grants to the Company the Seller’s right, title and interest in and to certain assets related to the Product in the Territories (as defined herein) and (ii) the Seller and the Company will enter into the Trademark License Agreement, the Supply Agreement and the Global Brand and Support Agreement (each as defined herein).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounting Principles” means the principles, policies, procedures, categorizations, definitions, methods, practices, judgments, classifications, estimation methodologies and techniques set forth in Exhibit A hereto.

“Action” means any litigation, suit, arbitration, proceeding, claim or investigation by or before any Governmental Authority.

“Actual Fraud” means the making by a party hereto, to another party hereto, of an express representation or warranty contained in this Agreement by the first such party that, at the time such representation or warranty was made by such party, (i) such representation or warranty was materially inaccurate, (ii) such party had actual Knowledge (meaning without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was so inaccurate, (iii) in making such representation or warranty the Person(s) with Knowledge of the material inaccuracy thereof had the intent to deceive such other party and to induce such other party to enter into this Agreement and (iv) such other party acted in reasonable reliance on such representation or warranty. “Actual Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with, such first Person; provided that, with respect to the Purchaser, the term “Affiliate” shall not include the portfolio companies of investment funds directly or indirectly advised, controlled or managed by Ardian, Renaissance Partners and/or their Affiliates. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right, by Contract or otherwise, to direct or cause the direction of management and policies of such Person through the ownership of voting securities. Following the Closing, the Company and its Subsidiaries shall be Affiliates of Purchaser.

“Amended and Restated IP Licence Agreement” means that certain amended and restated agreement to be entered between the Seller and the Company which amends and restates the Original IP Licence Agreement in its entirety, the form of which is attached hereto as Annex D.

“Anti-Corruption Laws” means all applicable Laws concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and Laws enacted to implement the Organisation for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means all applicable competition, antitrust, merger control or investment Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade through merger or acquisition.

“API” means active pharmaceutical ingredient.

“Ardian” means Ardian France.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in New York City, New York, Dublin, Ireland or Milan, Italy.

“Business Employee” means each employee of the Company or any of its Subsidiaries, excluding the Excluded Employees.

“Business Service Provider” means each consultant, independent contractor, or other non-employee service provider engaged primarily to provide services to the Company or any of its Subsidiaries.

“Cash” means, as of a given time, as determined in accordance with the Accounting Principles, all cash and cash equivalents held by the Company or any of its Subsidiaries; provided, however, that “Cash” shall: (a) be calculated net of all outstanding checks, wire transfers and drafts which have not been cleared (but including deposits in transit) written or issued by the Company or any of its Subsidiaries at such time and (b) not include Restricted Cash.

“Close of Business” means 5:00 p.m. New York City time.

“Closing Purchase Price” means the Estimated Closing Purchase Price, as it may be adjusted pursuant to Section 2.7.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or similar collective labor arrangement by which the Company or any of its Subsidiaries is bound, or to which the Company or any of its Subsidiaries is a party, or by which any employee of the Company or any of its Subsidiaries is bound or covered.

“Company Disclosure Letter” means the written disclosure letter delivered by the Company to the Purchaser in connection with the execution and delivery of this Agreement.

“Company Intellectual Property” means any and all Intellectual Property that is owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries as of the date of this Agreement, excluding any portion thereof that are Seller Marks.

“Company Material Adverse Effect” means any change, circumstance, event, development, condition, occurrence or effect that individually or in the aggregate is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any changes resulting from tariffs, general market, general economic, general financial, general capital markets or general political or general regulatory conditions (except for any approvals, clearances, filings, or communications from any Regulatory Authority as referred to in Section 7.2(h)), (ii) any changes or proposed changes of Law or GAAP, (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which the Company and its Subsidiaries conduct their business, (v) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (vi) any changes resulting from the execution, announcement, pendency or consummation of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, (vii) the failure to meet internal or published or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (viii) any proceeding arising from or relating to the transaction contemplated hereby, or (ix) any changes resulting from the matters set forth on Section 1.1(a) of the Company Disclosure Letter; provided, that in the case of clauses (i), (ii), (iii), (iv), and (v) if and only to the extent such changes do not have a disproportionate impact on the assets, properties, financial condition, business or results of operations of the Company and its Subsidiaries as compared to other participants in the industries in which the Company and its Subsidiaries conduct their business.

“Company Real Property Leases” means the real property leases, subleases, licenses and other agreements with respect to the Company Real Property, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party as set forth under Section 3.11(b) of the Company Disclosure Letter.

“Company Registrable IP” means all Registrable IP that is Company Intellectual Property.

“Company Subsidiaries” means the Subsidiaries of the Company set forth in Section 3.2(d) of the Company Disclosure Letter.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, the Company or any of its Subsidiaries relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, in each case, to the extent unpaid and incurred by, or on behalf of, or payable by the Company or its Subsidiaries, as of the Closing, including: (a) fees and expenses and any out-of-pocket costs of counsel, advisors, investment bankers, attorneys, accountants and auditors engaged by, or on behalf of, the Company or any of its Subsidiaries solely in connection with the transactions contemplated hereby, (b) all severance payments and transaction-related bonuses, in each case payable to any employee, director or officer of the Company or any of its Subsidiaries (and the employer portion of any payroll Taxes, including social security Taxes, associated with the foregoing) solely as a result of the consummation of the transactions contemplated hereby (but excluding any post-Closing liabilities or obligations arising as a result of the occurrence of one or more additional post-Closing events or from direct actions of the Purchaser or its Affiliates) and (c) any change of control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement (and the employer portion of any payroll Taxes, including social security Taxes, associated with the foregoing) and, in each case, without duplicating any such items that are included in current liabilities in Net Working Capital (as calculated and determined in accordance with the Accounting Principles) or Indebtedness; provided, however, that in no event shall “Company Transaction Expenses” include any Purchaser Fees and Expenses and any Seller Fees and Expenses, and Company Transaction Expenses (as determined pursuant to Article II) shall be calculated net of, and shall not include, any Purchaser Fees and Expenses and any Seller Fees and Expenses.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 2, 2024, by and between the Seller and the Purchaser.

“Contract” means any written binding agreement, arrangement or contract, but excluding all Employee Benefit Plans.

“Cumulative Swixx Revenue” means Swixx Revenue for the period commencing on the Closing Date and ending on the last day of the most recent calendar quarter prior to the date of determination.

“Deferred Swixx Consideration” means the amounts payable by Purchaser to Seller as set forth in Section 2.8 of this Agreement.

“EMA” means the European Medicines Agency, an agency of the European Union responsible for the scientific evaluation, supervision and safety monitoring of medicines developed by pharmaceutical companies for use in the European Union, and any successor agency or authority thereto.

“Employee Benefit Plan” means each plan, program, policy, agreement, or arrangement: (a) that is sponsored or maintained by the Company or any of its Subsidiaries; or (b) to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any of its Subsidiaries has any present liability, in each case of clause (a) and this clause (b), that is (i) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA whether or not subject to ERISA); (c) an employment, profit-sharing, deferred compensation, bonus, stock option, phantom stock, stock purchase, performance unit, stock appreciation right, employee stock ownership, equity compensation, pension, consulting, retirement, severance, change of control, retention plan policy, program, agreement or arrangement; and (d) any plan, program, policy, agreement or arrangement providing for hospitalization, health, welfare, dental, disability, life insurance or other similar payments or benefits; provided, however, that in no event shall an Employee Benefit Plan include any arrangement maintained by a Governmental Authority to which the Company or any of its Subsidiaries is required to contribute under applicable Law.

“Environmental Law” means any Law relating to the pollution of the environment or natural resources or the protection of human health and safety from the presence of Hazardous Materials.

“Equity Securities” means: (a) shares of the Company or of any of its Subsidiaries; and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of the Company or of any of its Subsidiaries.

“Er-Kim Pharmaceutical Distribution and Supply Agreement” means the Distribution and Supply Agreement, dated as of July 17, 2023, by and between the Company and Er-Kim Ilan Sanayi ve Ticaret A.S.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (together with all rules and regulations promulgated thereunder).

“Estimated Closing Purchase Price” means Seller’s good faith estimate of the Closing Purchase Price.

“European Regulators” means national competent authorities in each European Union member state, the European Commission, health technology assessment authorities, and all applicable notified bodies.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Employee” means each employee that is listed in Section 1.1 of the Company Disclosure Letter, which list may be reasonably updated by the Seller with the consent of the Purchaser to include employees that no longer participate in the businesses of the Company or any of its Subsidiaries, such consent not to be unreasonably withheld, conditioned or delayed.

“Financing Sources” means the Persons, if any, in their respective capacities as such, that have committed to provide, arrange, underwrite all or any portion of the Debt Financing in connection with the transaction, including the commitment parties under the Debt Commitment Letter and the commitment parties under any joinder agreements or credit agreement entered into pursuant thereto or relating thereto, together with their Representatives, Affiliates and their Affiliates’ Representatives and their respective successors and assignees.

“Fundamental Representations” means: (i) with respect to the Company, the representations and warranties of the Company contained in Section 3.1(a) (Organization and Qualification) (in respect of the Company only), Section 3.2(a) (Capitalization), the first and fourth sentences of Section 3.2(d) (Capitalization), Section 3.3 (Authorization; Enforceability) and Section 3.21 (Brokers); (ii) with respect to the Seller, the representations and warranties of the Seller contained in Section 4.1(a) (Organization and Qualification), Section 4.2 (Authorization; Enforceability), Section 4.5 (Ownership of Shares) and Section 4.6 (Brokers); and (iii) with respect to the Purchaser, the representations and warranties of the Purchaser contained in Section 5.1(a) (Organization and Qualification), Section 5.2 (Authorization; Enforceability), Section 5.7 (Brokers) and the first sentence of Section 5.8 (Investment Matters).

“Funding Agreements” means (i) that certain Purchase and Sale Agreement, by and between the Licensor and RPI 2019 Intermediate Finance Trust (“RP”), dated as of December 7, 2020 (the “2020 RP Agreement”); (ii) that certain 2021 Purchase and Sale Agreement, by and between the Licensor and RP, dated as of November 19, 2021 (the “2021 RP Agreement”); (iii) that certain Purchase and Sale Agreement, by and between the Licensor and OPE Life Sciences Royalties S.à.r.l. (“OMERS”), dated as of November 19, 2021 (the “2021 OMERS Agreement”); and (iv) that certain Loan Agreement, by and among the Licensor, the other guarantors party thereto, Biopharma Credit PLC, BPCR Limited Partnership and Biopharma Credit Investments V (Master) LP, dated as of April 17, 2023.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“GDP” means the minimum standards that a wholesale distributor must meet to ensure that the quality and integrity of medicines is maintained throughout the supply chain.

“Global Brand Support Agreement” means that certain global brand and support agreement between the Seller and the Company, or their respective Affiliates, the form of which is attached hereto as Annex C.

“GMP” means all good manufacturing practices as may be applicable in any jurisdiction as implemented by a Regulatory Authority, including EU good manufacturing practices as laid out in Commission Directives 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC.

“Good Clinical Practices” shall mean regulations issued by any Regulatory Authority, including the European Clinical Trials Regulation, pertaining to the design, conduct, performance, monitoring, auditing, recording, analysis, human subjects protection, informed consent, and reporting of clinical trials, and all other Legal Requirements or regulations that may be applicable to clinical trials and human subject protection for clinical trials conducted to support marketing authorization in a relevant jurisdiction.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, supranational, EU, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal, including, for the avoidance of doubt, any taxing or similar authority competent to impose, administer or collect any charge to Tax.

“Governmental Authorization” shall mean any approval, permit, license, certificate, franchise, permission, clearance, consent, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Hazardous Materials” means any substance regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste or the environment.

“Illustrative Calculation of Net Working Capital” means the illustrative calculation of Net Working Capital attached hereto as Exhibit A.

“Income Taxes” means any Taxes that are, in whole or in part, based or imposed on, or measured by, the net income (however denominated), including capital gains or minimum alternative Tax and any franchise Taxes, withholding Taxes or business profits Taxes if and to the extent imposed in lieu of Taxes denominated as “income taxes”, in each case of the Company or any of its Subsidiaries.

“Indebtedness” means, with respect to the Company and its Subsidiaries on a consolidated basis as determined in accordance with the Accounting Principles, any amount that is owed by the Company or by any of its Subsidiaries including without duplication: (a) the principal amount of indebtedness for borrowed money (which for the avoidance of doubt, shall include any unamortized debt issuance cost), (b) the principal amount of obligations evidenced by bonds, notes, debentures or other similar instruments, in each case and only to the extent drawn by the counterparty thereto, letters of credit or performance bonds, (c) liabilities for the deferred purchase price of property already delivered, including earn-out payments, “seller notes” and any amounts hold back from the purchase price to satisfy potential future obligations, indemnification payments, purchase price adjustments and any other obligations payable with respect to the acquisition of any Person, business, asset, or securities by the Company or any of its Subsidiaries, (d) accrued and unpaid interest, if any, and all make-whole amounts, prepayment penalties, breakage fees and other exit fees paid or payable in the event that any of the foregoing is to be repaid or otherwise discharged, (e) all unpaid Income Taxes of the Company and its Subsidiaries relating to the Pre-Closing Tax Period (calculated with respect to the Straddle Period, in accordance with Section 6.8(f), provided that such amount shall not be less than zero in any jurisdiction or with respect to any taxpayer or type of tax, and shall exclude any deferred Tax assets and deferred Tax liabilities), (f) any liabilities and obligations arising from any lay-off of employees and/or of Excluded Employees in each case initiated/committed in writing by the Seller prior to the Closing Date, (g) accrued and unpaid severance obligations, (h) unfunded pension or profit sharing obligations, (i) any loans or payables to, net of related receivables from, shareholders (including accrued interest), and/or related parties, if not settled before the Closing, (j) any outstanding payable related to pediatric filing fees, (k) any outstanding payable related to fees in fiscal year 2025 in connection with APeX-N (S401) and (l) all guarantees of the obligations of other Persons including those described in the immediately preceding clauses (a) and (d) to the extent the underlying obligations are not otherwise included in the definition of “Indebtedness”. For purposes of this Agreement, “Indebtedness” shall expressly exclude (i) the Company Transaction Expenses, (ii) all Tax liabilities other than those described in clause (e) of this definition, (iii) all current liabilities taken into account in the determination of the Net Working Capital (as calculated and determined in accordance with the Accounting Principles), (iv) all Purchaser Fees and Expenses, (v) all amounts paid or payable under the Supply Agreement, the Global Brand and Support Agreement, the Transition Services Agreement, the Amended and Restated IP License Agreement and the Trademark License Agreement and (vi) accruals and obligations for annual bonus incentive plans.

“Indemnified Taxes” means, without duplication, any and all Taxes (i) imposed on, asserted against or attributable to the properties, income or operations of the Company and its Subsidiaries, or (ii) any Taxes for which the Company and its Subsidiaries are otherwise liable,  (a) for all Pre-Closing Tax Periods (determined, with respect to a Straddle Period, in accordance with Section 6.8(f)), (b) as a result of the inclusion of the Company or its Subsidiaries in an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date; (c) by reason of Taxes of another Person being imposed on the Company or its Subsidiaries as a transferee or successor, by contract, operation of Law or otherwise, which liability, in each case, results from a transaction occurring before Closing; and (d)(x) which result from the failure by the Company or its Subsidiaries to comply with all applicable transfer pricing and fair value pricing Laws prior to the Closing, and (y) which constitute Taxes relating to the Pre-Closing Tax Period (calculated with respect to the Straddle Period, in accordance with Section 6.8(f)), and, in each case, except to the extent such Taxes were expressly included in the calculation of Indebtedness, Net Working Capital or Company Transaction Expenses, in each case as finally determined hereunder. For the avoidance of doubt, Indemnified Taxes shall not include any amounts in respect of losses, credits, or other similar Tax attributes that are utilized in respect of any adjustments to income or Tax, except to the extent that such utilization otherwise results in an increase in Taxes for which the Company and its Subsidiaries are otherwise liable relating to the Pre-Closing Tax Period (calculated with respect to a Straddle Period, in accordance with Section 6.8(f)), and all such losses, credits, and other similar Tax attributes shall be utilized, to the extent at least “more likely than not” permitted by Law, to reduce any Tax liability that would otherwise constitute an Indemnified Tax.

“Initial Discussion Materials” means any information summaries and presentations prepared in respect of “Project Neapolitan” by or on behalf of the Company (including any “teaser,” confidential information memoranda or similar materials distributed or made available by Seller or its Representatives).

“Intellectual Property” means any and all intellectual property, and all right, title and interest therein or thereto, whether registered or unregistered, including all U.S. and non-U.S., (a) issued patents, patent applications (published or unpublished), utility models and industrial designs, and all continuations, supplementary protection certificates, provisionals, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions and extensions thereof (“Patents”); (b) trademarks, service marks, corporate names, Internet domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill associated with any of the foregoing (“Trademarks”); (c) copyrights, copyrightable works, works of authorship, design rights, mask works, rights in compilations, rights in databases, and any equivalent rights in works of authorship, whether or not registered or published, and all moral rights or similar attribution rights, including copyright registrations and applications (“Copyrights”); (d) Trade Secrets; (e) domain names and social media accounts; (f) Software; and (g) all applications and registrations for any of the foregoing.

“Inventory” means all inventory of Products for commercialization owned by the Company and its Subsidiaries.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means, with respect to the Company and any of its Subsidiaries, (a) all sales representatives, (b) all general managers, (c) all medical science liaisons (or equivalent roles), and (d) Dr. Antonio Speziale, who currently serves as medical director of the Company.

“Knowledge” means Knowledge of the Company, Knowledge of the Purchaser or Knowledge of the Seller, as applicable.

“Knowledge of the Company” means the knowledge of those Persons employed by the Company set forth in Exhibit B attached hereto, which knowledge shall be interpreted to extend to those facts, matters and circumstances of which such Persons are actually aware, in each case following due and reasonable inquiry of each other and each individual employed by the Company holding the same position or having the same responsibilities of such Persons; provided that, for the avoidance of doubt, reasonably inquiry shall not require any freedom to operate analyses, clearance searches, validity or non-infringement analyses or opinions, or any other similar analyses or opinions of counsel.

“Knowledge of the Purchaser” means the knowledge of those Persons set forth in Exhibit C attached hereto, which knowledge shall be interpreted to extend to those facts, matters and circumstances of which such Persons are actually aware, in each case following due and reasonable inquiry of each other; provided that, for the avoidance of doubt, reasonable inquiry shall not require any freedom to operate analyses, clearance searches, validity or non-infringement analyses or opinions, or any other similar analyses or opinions of counsel.

“Knowledge of the Seller” means the knowledge of those Persons employed by the Seller set forth in Exhibit D attached hereto, which knowledge shall be interpreted to extend to those facts, matters and circumstances of which such Persons are actually aware, in each case following due and reasonable inquiry of each other and each individual employed by the Seller holding the same position or having the same responsibilities of such Persons; provided that, for the avoidance of doubt, reasonable inquiry shall not require any freedom to operate analyses, clearance searches, validity or non-infringement analyses or opinions, or any other similar analyses or opinions of counsel.

“Labor Organization” means any labor union, labor organization, workers’ association or works council.

“Law” means any law (including common law), ordinance, writ, statute, treaty, rule, code, regulation or Order enacted or promulgated by any Governmental Authority, including Healthcare Laws.

“Legal Requirement” means any national, supranational, EU, federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, injunction, award, code, edict, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of Nasdaq or another stock exchange) or Regulatory Authority, including all approval, reporting, and GMP standards (or similar standards or guidelines) of any Regulatory Authority and compendial guidelines and practice guidelines. Legal Requirements does not include Sanctions or Anti-Corruption Laws, which are governed by Section 3.22.

“Liability” means any debt, liability, guarantee, damage, penalty, fine, assessment, charge, cost, loss, claim, demand, expense, commitment or obligation (whether accrued, contingent, absolute, secured, unsecured, direct or indirect, liquidated or unliquidated, due or to become due, determined, determinable or otherwise) of every kind and description, and includes all costs and expenses relating thereto.

“Licensed IP” has the meaning set forth in the Amended and Restated IP Licence Agreement.

“Licensed Patents” has the meaning set forth in the Amended and Restated IP Licence Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, claim, license, encroachment, easement, real property title defect, adverse claim, option, security interest or encumbrance of any kind on ownership or use of real or personal property or irregularities in title with respect to such asset.

“Local GAAP” means: (i) with reference to any Company Subsidiary incorporated in Spain, accounting principles and valuation criteria set forth in Royal Decree 1515/2007, approving the General Accounting Plan for Small and Medium Enterprises (“SMEs”); (ii) with reference to any Company Subsidiary incorporated in France, Regulation No. 2014-03 of the French Accounting Standards Authority (Autorité des Normes Comptables) of June 5, 2014, updated with the various supplementary regulations; (iii) with reference to any Company Subsidiary incorporated in Switzerland, the regulations of Swiss financial reporting law; (iv) with reference to any Company Subsidiary incorporated in the Netherlands, the accounting principles generally accepted in Netherlands; (v) with reference to any Company Subsidiary incorporated in Germany, the accounting principles of the German Commercial Code (HGB) and in compliance with the German Limited Liability Companies Act (GmbHG) subject to size-related exemptions provided for in Sections 274a and 288 (1) of the German Commercial Code (HGB); (vi) with reference to any Company Subsidiary incorporated in Italy the accounting principles established by the Italian Chartered Accountants Committee (Principi contabili predisposti dal Consiglio Nazionale dei Dottori Commercialisti), as revised, supplemented and/or replaced by the Italian Accounting Standards Setter (Organismo Italiano di Contabilità - OIC), subject to the permitted exceptions under Articles 2435-bis and 2435-ter of the Italian Civil Code applicable to micro-enterprise, it being understood that in the absence of the above, the International Financing Reporting Standards (IFRS) prepared by the International Accounting Standards Board (I.A.S.B.) shall apply.

“Losses” means all losses, damages, penalties, liabilities, fines, Taxes, costs and expenses (including reasonable attorney’s fees and expenses) incurred or suffered by any Person, excluding any special, punitive, exemplary, consequential, remote, unforeseeable, speculative or indirect losses or damages (in tort, contract or otherwise), loss of profits, loss of opportunity, increased financing costs, or damages incurred or suffered by a Party, except to the extent actually awarded to a third party in connection with a Third Party Claim.

“Material Customer” means the ten (10) largest customers of the Company and the Company Subsidiaries as measured by the dollar amount of sales thereto during the twelve (12)-month period ended December 31, 2024.

“Material Supplier” means the ten (10) largest suppliers of goods or services received by the Company and the Company Subsidiaries as measured by the dollar amount of purchases therefrom during the twelve (12)-month period ended December 31, 2024.

“Net Working Capital” means, with respect to the Company and the Company Subsidiaries on a consolidated basis, (a) current assets less (b) current liabilities, in the case of each of clauses (a) and (b), using the same trial balance accounts listed in the Illustrative Calculation of Net Working Capital, as of the Reference Time and calculated and determined in accordance with the Accounting Principles. For purposes of this Agreement and for the avoidance of doubt, Net Working Capital shall expressly exclude: (i) Cash, (ii) all amounts included in Indebtedness, (iii) all Income Tax assets and liabilities, and deferred Tax assets and liabilities, (iv) all amounts included in Company Transaction Expenses and (v) Purchaser Fees and Expenses. Exhibit A Part III sets forth a calculation of Net Working Capital of as March 31, 2025 for illustrative purposes only.

“Net Working Capital Excess” means the amount (if any) by which the Net Working Capital exceeds the Target Net Working Capital. For the avoidance of doubt, such an amount shall be a positive amount.

“Net Working Capital Shortfall” means the amount (if any) by which the Net Working Capital is less than the Target Net Working Capital. For the avoidance of doubt, such an amount shall be a positive amount.

“Order” means any order (including any temporary restraining order), decision, judgment, writ, injunction (including any preliminary or permanent injunction), directive, stipulation, decree, award or other determination of or by any Governmental Authority.

“Original IP Licence Agreement” means that IP Licence Agreement by and between the Seller and the Company, dated as of May 13, 2021.

“Permitted Lien” means all: (a) Liens for Taxes or other governmental charges not yet due or payable or that are being contested in good faith; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances or other, similar encumbrances, including those identified on title policies or preliminary title reports, affecting Company Real Property; (d) Liens that shall be released prior to or substantially concurrently with the Closing; (e) Liens created by or through the Purchaser or any of its Affiliates; (f) rights, interests, Liens or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the real or tangible property being leased or licensed; and (g) non-exclusive licenses of and other grants of rights to use, or obligations with respect to, Company Intellectual Property granted in the ordinary course of business consistent with past practice.

“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or any other entity, including any Governmental Authority, and including any successor, by merger, amalgamation or otherwise, of any of the foregoing.

“Pharmakon Collateral Agent” means BioPharma Credit PLC, as collateral agent pursuant to the Pharmakon Loan Agreement.

“Pharmakon Loan Agreement” means that certain loan agreement, dated as of April 17, 2023, and as amended, amended and restated, supplemented or otherwise modified from time to time, by and among BioPharma Credit Investments V (Master) LP and BPCR Limited Partnership, as lenders, the Pharmakon Collateral Agent, the Seller, as borrower, and BioCryst US Sales Co., LLC and the Company, as guarantors, pursuant to which the Seller received term loan commitments in the aggregate principal amount of $450,000,000.

“Pre-Closing Tax Period” means a taxable period (or any portion thereof) that begins before the Closing Date and ends on or before the Closing Date.

“Product” means (a) (i) the product known as ORLADEYO® (containing berotralstat as the sole active pharmaceutical ingredient), and that is the subject of the following Regulatory Approvals, as of the Effective Date: (1) EMA: EU/1/21/1544/0001 and EU/1/21/1544/0002, (2) MHRA: PLGB 50680/0001 and (3) Swissmedic: 68464 and (ii) any new or modified formulations of such product with the same active pharmaceutical ingredient as described in the foregoing (a)(i) as the sole active pharmaceutical ingredient and (b) (i) the product for which Regulatory Approval is being sought under pediatric line extension filed in the EU with procedure number EMA/X/0000268892 and (ii) any new or modified formulations of such product with the same active pharmaceutical ingredient as described in the foregoing (a)(i) as the sole active pharmaceutical ingredient.

“Product Registrations” means, with respect to any finished Product, all pharmaceutical product registrations, marketing authorizations and applicable pricing and reimbursement approvals granted by any Regulatory Authority or Governmental Authority to permit the manufacture, storage, promotion, sale and marketing of such finished Product in the Territory.

“Proportional Achievement Percentage” means a fraction, the numerator of which is the actual Cumulative Swixx Revenue as of the date of determination, and the denominator of which is $10,000,000 (expressed as a percentage), provided, however, if the actual Cumulative Swixx Revenue as of the date of determination is greater than $10,000,000, but less than $20,000,000, the numerator used to calculate the Proportional Achievement Percentage shall be $20,000,000 minus the actual Cumulative Swixx Revenue.

“Purchase Price” means the Closing Purchase Price, as adjusted pursuant to Section 2.7 plus the Deferred Swixx Consideration.

“Purchaser Disclosure Letter” means the written disclosure letter delivered by the Purchaser to the Seller in connection with the execution and delivery of this Agreement.

“Purchaser Fees and Expenses” means all fees or expenses: (a) incurred by the Company or any of its Affiliates, at the direction of or on behalf of the Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (including any such costs incurred at the Closing and including any costs or expenses incurred by the Company or any of its Affiliates, including any such costs or expenses relating to the Purchaser’s or its Affiliates’ financing for the transactions contemplated hereby); or (b) specified in this Agreement to be incurred at the cost or expense of the Purchaser or any of its Affiliates, including by reimbursement obligation.

“Purchaser Material Adverse Effect” means any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay the consummation by the Purchaser of the transactions contemplated hereby.

“R&W Insurance Policy” means a representation and warranty insurance policy issued in the name of the Purchaser in connection with this Agreement and the transactions contemplated hereby.

“Reference Time” means 12:01 a.m., London time, as of the Closing Date.

“Registrable IP” means issued Patents, Patent applications, registered Trademarks, Trademark applications, domain name registrations, and Copyright registrations and Copyright applications.

“Regulatory Approval” means a Marketing Authorization (as defined in the Support Agreement) from a Regulatory Authority in a particular jurisdiction that grants the right to place a pharmaceutical product for sale on a market in such jurisdiction.

“Regulatory Authority” means, in respect of a particular jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals in such jurisdiction.

“Regulatory Permit” shall mean any Governmental Authorization issued by any Regulatory Authority, other than a Regulatory Approval, related to the investigation, authorization, or marketing of any of Company’s or its Subsidiaries’ products in any jurisdiction in which the Company or its Subsidiaries are engaged in activities in the ordinary course of business.

“Renaissance Partners” means NB Renaissance Partners Holdings S.à r.l.

“Representative” means, with respect to any Person, its officers, directors, employees, Affiliates, financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives.

“Restricted Cash” means any cash of the Company and its Subsidiaries that is not freely usable prior to the Closing by the Company or any of its Subsidiaries solely as a result of any restrictions or limitations on use by applicable Law or contract in effect as of the Closing Date.

“Royalty Release Fee” means an amount in cash equal to $15,000,000.

“RP Agreements” means the 2020 RP Agreement and the 2021 RP Agreement.

“Sanctioned Person” means an individual or entity (i) designated on a Sanctions List; (ii) that is, or is part of, a government of a Sanctioned Territory; (iii) directly or indirectly fifty percent (50%) or more owned or controlled by any of the foregoing; or (iv) that is located, organised or ordinarily resident in any Sanctioned Territory.

“Sanctioned Territory” means any country or other territory subject to comprehensive Sanctions, which at the time of this Agreement consist of Cuba, Iran, North Korea and the Ukrainian territory of Crimea and Sevastopol.

“Sanctions” means any applicable Laws imposing economic or financial sanctions, trade embargoes or restrictive measures administered, enacted or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions of any of the foregoing including without limitation His Majesty’s Treasury, the Office of Foreign Assets Control of the US Department of the Treasury, or the US Department of State.

“Sanctions List” means any of the lists of sanctioned individuals or entities issued, administered and enforced by any Sanctions Authority, including, for the avoidance of doubt, those individuals or entities listed in: (i) the lists of “Specially Designated Nationals and Blocked Persons” or “Foreign Sanctions Evaders” (as amended, supplemental or substituted from time to time) maintained by the Office of Foreign Assets Control of the US Department of the Treasury; (ii) the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission; or (iii) the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Disclosure Letter” means the written disclosure letter delivered by the Seller to the Purchaser in connection with the execution and delivery of this Agreement.

“Seller Fees and Expenses” means all fees or expenses: (a) incurred by the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), at the direction of or on behalf of the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) in connection with this Agreement or the transactions contemplated hereby (including any such costs incurred at the Closing); or (b) specified in this Agreement to be incurred at the cost or expense of the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), including by reimbursement obligation.

“Seller Indemnification Obligations has the meaning given to it in Section 9.1(a).

“Seller Marks” means any and all Trademarks that (a) include BIOCRYST and (b) contain or comprise the foregoing (a), including any Trademarks confusingly similar thereto or dilutive thereof, and all other Trademarks (other than Trademarks included in the Company Intellectual Property) that are owned or controlled by Seller and that are used in or related to the business of the Company and of its Subsidiaries or with the Products, including those set forth on Section 6.12 of the Company Disclosure Letter.

“Seller Material Adverse Effect” means any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Seller to perform its obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay the consummation by the Seller of the transactions contemplated hereby.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Software” means any and all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form and (b) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any: (a) corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly, owned by such Person; and (b) partnership, joint venture, association, branch or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such partnership, joint venture, association or other entity.

“Supply Agreement” means that certain supply agreement between the Seller and the Company, or their respective Affiliates, the form of which is attached hereto as Annex B.

“Swixx Distribution Agreement” means the Distribution and Supply Agreement by and between the Company and Swixx Biopharma AG dated as of January 1, 2023, as amended by the First Amendment to the Distribution and Supply Agreement dated as of August 11, 2023, the Second Amendment to the Distribution and Supply Agreement dated as of November 9, 2023 and the Third Amendment to the Distribution and Supply Agreement dated as of August 13, 2024.

“Swixx Territories” means Bulgaria, Croatia, the Czech Republic, Estonia, Greece, Hungary, Latvia, Lithuania, Poland, Romania, Slovakia, Slovenia, Bosnia and Herzegovina, North Macedonia, Serbia, Cyprus, Slovenia and Malta.

“Swixx Territories Revenue” means (A) for so long as the Swixx Distribution Agreement is in effect with respect to any of the countries in the Swixx Territories, the gross amount invoiced in local currency in any such country (as converted to US Dollars in accordance with the provisions set forth in the third sentence of this definition) by or on behalf of Swixx Biopharma AG, or its Local Distributors or Permitted Sublicensees (as each such term is defined in the Swixx Distribution Agreement) to national healthcare systems or private insurers for Product (including to national healthcare systems or private insurers), less the following deductions to the extent such items have been mutually agreed by Swixx Biopharma AG and the Company in writing: (a) customary and reasonable discounts, mandatory claw-backs, price volume agreements, risk sharing schemes and any other commercial concessions each of (a) to the extent (i) required to be paid/reimbursed to the country relevant Governmental Authority or otherwise required under applicable Law and (ii) actually granted by Swixx Biopharma AG or the applicable Local Distributor or Permitted Sublicensee, and (b) the cost incurred by Swixx Biopharma AG for free vials of Product solely to the extent used for importation or RA batch analysis in such country or countries in the Swixx Territories. Swixx Biopharma AG may, at its sole discretion and without the Company’s prior approval, provide further discounts or commercial concessions to hospitals and other end purchasers, at Swixx Biopharma AG’s own cost, which for the avoidance of doubt, will be deemed to reduce Swixx Territories Revenue. Swixx Territories Revenue shall be determined by converting the currencies at which sales are made into US Dollars, at rates of exchange determined in a manner consistent with the Company’s method for calculating rates of exchange in the preparation of the Company’s preparation of the annual financial statements in accordance with generally accepted accounting principles consistently applied, and (B) at any time that the Swixx Distribution Agreement is no longer in effect with respect to any country in the Swixx Territories, Net Sales in such country, as such term is defined in Section 1.1 of Annex I to the Amended and Restated IP Licence Agreement.

“Target Net Working Capital” means two million and three hundred ninety-three thousand dollars ($2,393,000).

“Tax” means any U.S. federal, state, or local tax, and any other non-U.S. supranational, national, regional, municipal or local tax, and any other taxes of any kind, direct or indirect, impost, duty, or other charge or withholding of a similar nature, any tax, fees or assessments on or with respect to income including any substitute tax and any other amounts on account of income or local taxes required to be deducted or withheld from or accounted for in respect of any payment, any national and regional tax on corporate income and business activities (such as IRES and IRAP for Italy), franchises, premiums or other profits, gross receipts, capital stock, capital gain tax, sales, use and value added tax (VAT), municipal tax on real property, substitute tax, registration tax, stamp duty, mortgage tax, cadastral tax, tax on exchanges, consumer tax, property, ad valorem, gift and inheritance tax, transfer tax, payroll, employment tax (including social security, assistance contributions and insurance charge to any national social security, workers’ compensation or unemployment compensation, employer’s and employee’s national insurance contributions and employee social security scheme) final and/or on account of withholding taxes, excise taxes, custom duties, registration taxes, tariff, and any form of taxation (or other similar charges of any kind in the nature of a tax), levy, duty, charge, assessment, custom, fee, contribution or impost that is at any time due, levied, whether payable directly or by withholding, collected or assessed by, or payable to, any Taxing Authority, including those replaced by or replacing any of the above mentioned taxes, whether or not disputed and whether or not requiring the filing of a Tax Return, together with all interests, sanctions and penalties, additions to tax and additional amounts relating to any of the foregoing or to any late, incomplete or incorrect return in respect of any of them.

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate or other written information filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any government, state, region, province, or municipality or any governmental, state, social or other fiscal, revenue, customs or excise authority, body, office, administration, official, collection officer or other authority competent to impose, assess or collect and / or administer any liability relating to Tax.

“Territory” means Germany, Austria, Switzerland, Spain, Portugal, Belgium, the Netherlands, Luxembourg, Iceland, Denmark, Finland, Norway, Sweden, France, Italy, the United Kingdom, Ireland, Bulgaria, Croatia, the Czech Republic, Estonia, Greece, Hungary, Latvia, Lithuania, Poland, Romania, Slovakia, Slovenia, Bosnia and Herzegovina, North Macedonia, Serbia, Cyprus and Malta.

“Trade Secrets” means confidential and proprietary information, including rights in know-how or trade secrets, including rights in any such technical information, data, discoveries, methods, formulas, compositions, formulations, schematics, protocols, designs, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer and vendor lists, prospective customer and vendor lists, all to the extent confidential or proprietary (including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data, improvements, processes, specifications confidential or proprietary information), in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure.

“Trademark License Agreement” means that certain trademark license agreement between the Seller and the Purchaser, or their respective Affiliates, the form of which is attached hereto as Annex E.

“Transaction Documents” means this Agreement, the Supply Agreement, the Global Brand and Support Agreement, the Transition Services Agreement, the Amended and Restated IP Licence Agreement and the Trademark License Agreement.

“Transfer Taxes” means all transfer Taxes (excluding Taxes measured in whole or in part by income or gains), including sales, use, excise, value-added, goods and services, stock, conveyance, registration, business and occupation, securities transactions, real estate, real estate transfer, transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Transition Services Agreement” means that certain transition services agreement to be entered into by and between Seller and the Company, or their respective Affiliates, the form of which is attached hereto as Annex A.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

“VDR” means the virtual data site entitled “Project Neapolitan” maintained by Venue by DFIN Solutions and made available to and accessible by Purchaser and its Affiliates and its and their representatives, all of which has been incorporated in one (1) USB stick to be delivered to the Purchaser within seven (7) Business Days from the Closing Date.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1          Purchase and Sale.

(a)         Each of the Seller and the Purchaser hereby agrees that, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s right and title to, and interest in, the Shares, free and clear of all Liens, except for any restriction on transfer pursuant to applicable securities Laws and any liens thereon created by any action by or on behalf of the Purchaser or any of its Affiliates.

(b)         In consideration for the sale, conveyance, assignment, transfer and delivery of the Shares by the Seller to the Purchaser, upon the terms and subject to the conditions set forth in this Agreement and the rights granted by the Seller to the Company pursuant to the Amended and Restated IP Licence Agreement and the Trademark License Agreement, the Purchaser shall pay to the Seller an aggregate amount in cash equal to the Purchase Price.

Section 2.2          Closing Purchase Price.

(a)          Subject to the adjustments set forth in Section 2.7 and in consideration for the purchase of the Shares from the Seller, the Purchaser shall, at the Closing, pay, or cause to be paid, to the Seller an aggregate amount in cash equal to:

(i)          two hundred and fifty million dollars ($ 250,000,000); plus

(ii)          the Estimated Net Working Capital Excess, if any; minus

(iii)          the Estimated Net Working Capital Shortfall, if any;
plus

(iv)          the Estimated Cash; minus

(v)          the Estimated Indebtedness; minus

(vi)          the Estimated Company Transaction Expenses.

(b)          At the Closing, the Purchaser shall pay, or cause to be paid, to RPI 2019 Intermediate Finance Trust an aggregate amount in cost equal to the Royalty Release Fee.

(c)          At the Closing, the Purchaser, on behalf of the Company, shall make, or cause to be made, the payments specified in Section 2.6.

Section 2.3          Closing.

(a)         The closing of the purchase and sale of the Shares (the “Closing”) shall take place: by electronic exchange of documents at 8:00 a.m., London time on the date that is the latest to occur of (i) the first Business Day of the month following the date in which the last of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof) pursuant to Section 7.1, Section 7.2 and Section 7.3 are satisfied (or, to the extent permitted, the waiver by the relevant party) (or if the date on which such last condition is satisfied or waived falls after the 5th calendar day of such month, then the Closing shall take place on the last Business Day of the month after the immediate following month); (ii) October 1, 2025; and (iii) such other place, time or date as the Purchaser and the Seller may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)        At the Closing, the parties hereto shall deliver the agreements, certificates, and other instruments and documents required to be delivered at or prior to the Closing pursuant to Section 2.5 and Section 2.6. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously.

Section 2.4          Deliveries by the Seller Prior to the Closing Date. No later than ten (10) Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Purchaser:

(a)        a statement (the “Pre-Closing Statement”), that sets forth in reasonable detail: (i) the Seller’s good faith estimate of the amount of each of: (A) Net Working Capital as of the Reference Time (the “Estimated Net Working Capital”); (B) Net Working Capital Excess as of the Reference Time (the “Estimated Net Working Capital Excess”) or Net Working Capital Shortfall as of the Reference Time (the “Estimated Net Working Capital Shortfall”), as applicable; (C) Cash as of the Reference Time (the “Estimated Cash”); (D) Indebtedness as of the Reference Time (the “Estimated Indebtedness”); and (E) Company Transaction Expenses (the “Estimated Company Transaction Expenses”); and (ii) the resulting calculation of the Estimated Closing Purchase Price, in each case, prepared in good faith in accordance with the terms of this Agreement, including the Accounting Principles and the parties hereby agree that the Estimated Closing Purchase Price shall not be more than US$255,000,000 (the “Maximum Closing Payment”) and, to the extent that the Estimated Closing Purchase Price calculated in the Pre-Closing Statement is greater than the Maximum Closing Payment (the “Closing Purchase Price Differential”), the Estimated Closing Purchase Price will be reduced and deemed to be equal to the Maximum Closing Payment. For the avoidance of doubt, the Closing Purchase Price Differential shall be included in the Post-Closing Adjustment pursuant to Section 2.7 and, if and to the extent confirmed in the Final Closing Statement, shall be payable to the Seller as part of the Final Closing Purchase Price. If the Closing Purchase Price in the Post-Closing Statement delivered by Purchaser exceeds the Maximum Closing Payment, Purchaser shall pay to Seller the amount of such excess up to, but not an amount in excess of the Closing Purchase Price Differential within ten (10) Business Days of the delivery of the Post-Closing Statement ("Estimate Differential Payment"). Seller shall consider in good faith any reasonable comments and changes that Purchaser proposes to be made to the Pre-Closing Statement, if any, prior to the Closing; provided that the failure of Seller to implement such comments made by Purchaser shall not delay or otherwise prevent the Closing, and the Pre-Closing Statement will be used to adjust the Closing Purchase Price at Closing and shall be binding on the Purchaser and Seller under this Section 2.4 and Section 2.7. Neither any comments delivered by Purchaser, nor Purchaser’s failure to deliver any comments, will be deemed to constitute any waiver or release of a Party’s rights under Section 2.7; and

(b)        a schedule (the “Closing Purchase Price Disbursement Schedule”), based on such estimates delivered pursuant to Section 2.4(a), that sets forth: (i) the amount to be paid to the Seller pursuant to Section 2.2(a) and the applicable account of the Seller to which the funds shall be wired by the Purchaser on the Closing Date, (ii) the Person(s) to which the Estimated Company Transaction Expenses set out under clause (a) of the definition of Company Transaction Expenses are due, the applicable amounts due to such Person(s) and the applicable accounts to which the funds shall be wired by the Purchaser on the Closing Date as set forth in Section 2.6(b) and the amount to be paid to RPI 2019 Intermediate Finance Trust pursuant to Section 2.2(b), and the applicable account of RPI 2019 Intermediate Finance Trust to which the funds shall be wired by the Purchaser on the Closing Date.

Section 2.5          Deliveries by the Company and the Seller at the Closing. At the Closing, the Seller or the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser:

(a)         the original register of members of the Company which reflects Seller as the owner of the entire issued and outstanding share capital of the Company;

(b)         a stock transfer form duly executed by the Seller in favor of the Purchaser (or its nominee(s)) together with the share certificates in respect of the Shares (or, if any share certificate is found to be missing, an express indemnity in respect of any such share certificates, in a form satisfactory to the Purchaser); provided that to the extent such share certificates are subject to a Lien in favor of the Pharmakon Collateral Agent in connection with the Pharmakon Loan Agreement, the foregoing requirement shall be deemed satisfied if the Seller has arranged for delivery to the Purchaser promptly following the receipt of the payoff amount specified in the Payoff Letter pursuant to customary escrow arrangements with the Pharmakon Collateral Agent;

(c)         minutes of a meeting of the directors of the Company:

(i)           voting in favor of the transfer of the Shares to the Purchaser (or its nominee(s)) and voting in favor of the registration of the Purchaser (or its nominee(s)) as member(s) of the Company in respect of the Shares (subject to the production of a valid stamp certificate in respect of the transfers where required);

(ii)         appointing such persons as the Purchaser may nominate as directors and company secretary of the Company with effect from Completion and approving the resignations of any persons resigning as directors or company secretary of the Company;

(iii)          approving and authorizing the execution by the Company of each of the Transaction Documents to which it is party; and

(iv)          approving the update to the beneficial ownership register as required by Regulation 15(1) of the European Union (Anti-Money Laundering: Beneficial Ownership of Corporate Entities) Regulations 2019 (SI 110 of 2019);

(d)         written resignations, effective as of the Closing, of each director and officer of the Company and any of its Subsidiaries who is not also an employee of the Company or any of its Subsidiaries;

(e)          the certificate set forth in Section 7.2(f) signed on behalf of the Seller by an executive officer of the Seller;

(f)          each of the Transaction Documents, duly executed by Seller and the Company;

(g)          all the statutory and other books (duly written up to date) of the Company and its Subsidiaries and all certificates of incorporation, certificates of incorporation on change of name and common seals or such equivalent item in the relevant jurisdiction as are kept by the Company and its Subsidiaries or required to be kept by Law, to the extent not within the control of the Company and its Subsidiaries;

(h)         documentation evidencing the release, termination or discharge of all Liens over the assets of each of the Company and its Subsidiaries, other than Permitted Liens;

(i)          such other approvals, consents, waivers, board resolutions, bills of sale, documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby, as set forth in Section 2.5(i) of the Seller Disclosure Letter;

(j)          a copy of a customary payoff or other release letter relating to the Pharmakon Loan Agreement, in form and substance reasonably satisfactory to Purchaser (the “Payoff Letter”), including an unconditional and irrevocable full release and discharge of all Liens (including any security interest) over the Shares, the shares of any Subsidiary of the Company and / or over any asset and any and all obligations (whether actual or contingent) and full release and discharge of the Company and / or any of its Subsidiaries from any and all obligations to each lender under the Pharmakon Loan Agreement;

(k)        confirmation that the Seller has taken all necessary actions (including the adoption of all required resolutions and the execution of all required documentation) to validly and irrevocably effect the treatment of outstanding equity held by the Business Employees as set forth on Section 2.5(k) of the Company Disclosure Letter;

(l)        a duly executed assignment and novation agreement (or equivalent documentation), in form and substance reasonably satisfactory to Purchaser, pursuant to which the Company assigns all of its rights, title, interests and obligations under Er-Kim Pharmaceutical Distribution and Supply Agreement to the Seller, together with evidence that such novation has become effective as of or prior to the Closing Date; and

(m)        a duly executed officer’s certificate, together with supporting documentation, in form and substance reasonably satisfactory to the Purchaser, evidencing that the Seller has taken all necessary actions (including the adoption of all required resolutions and the execution of all required documentation) to validly and irrevocably amend each applicable stock option plan or other equity-based compensation arrangement of the Seller to extend the exercise period for any vested options held by a Business Employee from three (3) months to twelve (12) months, in each case from the date that the Seller or any of its Affiliates terminates his or her employment.

Section 2.6          Purchaser’s Deliveries at Closing. At the Closing, the Purchaser shall:

(a)         deliver, or cause to be delivered to the specified account of the Seller and in the amount specified in the Closing Purchase Price Disbursement Schedule pursuant to Section 2.4(b)(i), cash, by wire transfer of immediately available funds, in an aggregate amount equal to the Estimated Closing Purchase Price;

(b)        as soon as practicable following Closing and in any event no later than five (5) Business Days after Closing, procure, to the extent not paid prior to Closing, the payment by the Company of the Estimated Company Transaction Expenses set forth in clause (a) of the definition of Company Transaction Expenses to the specified account(s) of the Person(s), and in the amounts, in each case, specified in the Closing Purchase Price Disbursement Schedule pursuant to Section 2.4(b)(ii), in cash, by wire transfer of immediately available funds, in the aggregate amount necessary to pay all outstanding Estimated Company Transaction Expenses;

(c)         deliver, or cause to be delivered to the specified account of RPI 2019 Intermediate Finance Trust, the Royalty Release Fee in cash, by wire transfer of immediately available funds;

(d)         deliver, or cause to be delivered to the Seller, the certificate set forth in Section 7.3(c), signed on behalf of the Purchaser by an executive officer of the Purchaser; and

(e)         deliver, or cause to be delivered each of the Transaction Documents, duly executed by Purchaser and/or its applicable Subsidiaries, as applicable.

Section 2.7          Post-Closing Adjustment. The Estimated Closing Purchase Price shall be adjusted following the Closing as provided in this Section 2.7:

(a)          As promptly as practicable after the Closing Date, but in any event within sixty (60) Business Days after the Closing Date, the Purchaser shall prepare and deliver to the Seller: (i) a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date prepared in accordance with the Accounting Principles (the “Closing Date Balance Sheet”); and (ii) a statement that sets forth: (A) the Purchaser’s good faith calculation of the amount of each of: (1) Net Working Capital as of the Reference Time; (2) Net Working Capital Excess as of the Reference Time or Net Working Capital Shortfall as of the Reference Time, as applicable; (3) Cash as of the Reference Time; (4) Indebtedness as of the Reference Time; and (5) Company Transaction Expenses and (B) the resulting calculation of the Closing Purchase Price (collectively, the items in the foregoing clauses (i) and (ii), the “Post-Closing Statement”), in each case, including reasonable supporting documentation used by the Purchaser in the preparation of the Post-Closing Statement, including the Closing Date Balance Sheet, and each component of the Closing Purchase Price. The Post-Closing Statement shall be prepared in good faith in accordance with the terms of this Agreement, including the Accounting Principles; provided, however, that the Post-Closing Statement (and any amounts included therein) shall not (1) give effect to the consummation of the transactions contemplated by this Agreement, including any purchase accounting or any act or omission by the Purchaser or any of its Subsidiaries or the Company taken at or planned to be taken at, after or in connection with the Closing, (2) reflect any payments of cash in respect of the Closing Purchase Price, or any financing transactions in connection therewith, (3) reflect any expense or liability for which the Purchaser is responsible under this Agreement or (4) give effect to any facts or circumstances that are unique or particular to the Purchaser or its Affiliates. For the avoidance of doubt, the calculations and the purchase price adjustment to be made pursuant to this Section 2.7 are only meant to reflect the proper calculation of Purchase Price (and the inputs thereto) in accordance with the applicable definitions contained therein and otherwise in this Agreement and the applicable terms and conditions of this Agreement. Nothing in this Section 2.7 is intended to (x) permit the introduction of different or new judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Post-Closing Statement or determining the Net Working Capital, Net Working Capital Excess or Net Working Capital Shortfall, as applicable, Cash, Indebtedness and Company Transaction Expenses, or (y) be used to adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Accounting Principles, on the one hand, and GAAP, on the other hand. No fact or event, including any market or business development, occurring after the Closing, and no change in GAAP or applicable Law after the Closing Date, shall be taken into consideration in the calculations to be made pursuant to Section 2.4 or this Section 2.7. If the Purchaser fails to timely deliver the Post-Closing Statement in accordance with the first sentence of this Section 2.7(a) within such sixty (60) Business Day period, then, at the election of the Seller in its sole discretion the Seller shall be entitled to retain (at the sole cost and expense of the Purchaser) the Settlement Accountant to determine the calculation of, and prepare, the Post-Closing Statement consistent with the provisions of this Section 2.7(a), the determination of such Settlement Accountant being conclusive, final and binding upon all of the parties hereto. The parties acknowledge and agree that (A) for the avoidance of doubt, unless the Seller otherwise agrees in writing, the Purchaser may not amend, adjust, supplement or modify the Post-Closing Statement or the amount of Purchase Price following its delivery to the Seller, and (B) no adjustments may be made to the Target Net Working Capital.

(b)        Following receipt of the Closing Date Balance Sheet and the Post-Closing Statement, the Seller shall have sixty (60) Business Days (as such period may be extended pursuant to Section 2.7(c), the “Review Period”) to review the Post-Closing Statement (including the determination of the Closing Purchase Price). If the Seller has accepted such Post-Closing Statement in writing or has not given written notice to the Purchaser setting forth any objection of the Seller to the Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the Post-Closing Statement (including the determination of the Closing Purchase Price) shall be conclusive, final and binding upon all of the parties hereto. In the event that the Seller delivers a Statement of Objections, which Statement of Objections shall (i) set forth the Seller’s proposed resolution of the objections and (ii) specify the Seller’s basis of disagreement, in each case in reasonable detail, during the Review Period, each of the Purchaser and the Seller shall attempt in good faith, and use its reasonable efforts, to resolve such objections within twenty (20) calendar days following the receipt by the Purchaser of such Statement of Objections (any unresolved objection following such twenty (20) calendar day period, a “Dispute”). After such twenty (20) calendar day period, any item or matter that is not a Dispute shall become conclusive, final and binding upon all of the parties hereto, unless the resolution of any item or matter objected to in the Statement of Objections affects any such aspect, or presupposes the inaccuracy of any such aspect, in which case such aspect shall, notwithstanding the failure to dispute such aspect in the Statement of Objections, be considered disputed in the Statement of Objections. If the Purchaser and the Seller are unable to resolve all objections during such twenty (20) calendar day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by KPMG or, if KPMG is not available for such engagement or at the time of such proposed engagement is no longer independent, such other nationally recognized and independent accounting or consulting or valuation firm with significant expertise in purchase price disputes as selected by the Purchaser and the Seller (the “Settlement Accountant”); provided that there shall be no ex-parte communications with the Settlement Accountant at any time, and, in connection with such engagement, Purchaser and Seller shall execute any reasonable standard terms and conditions, engagement, indemnity and other agreements as the Settlement Accountant may require as a condition to such engagement, provided that those terms shall be modified to the extent agreed with the Settlement Accountant to align with market practice at the relevant time. The Settlement Accountant shall be instructed to resolve any such remaining Disputes based solely on the terms of this Agreement, including the Accounting Principles and the Illustrative Calculation of Net Working Capital, as well as the written materials provided by the parties hereto to the Settlement Accountant, and not pursuant to an independent review, within thirty (30) calendar days after its appointment. The resolution of such Disputes by the Settlement Accountant shall: (i) be set forth in writing; (ii) be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Seller in the Statement of Objections and by the Purchaser in the Post-Closing Statement (to the extent such item was included therein, and in the event such item was not included therein, such amount assigned to such item shall be deemed to be zero); (iii) be based solely on the applicable provisions of this Agreement, including the definitions contained herein, and the supporting material and information provided by the Purchaser and the Seller which are in accordance with the terms and procedures set forth in this Section 2.7; (iv) constitute an expert determination (and, for the avoidance of doubt, not an arbitral award); and (v) be final, conclusive and binding upon all of the parties hereto upon which a judgment may be rendered by a court of competent jurisdiction. The Post-Closing Statement, as modified in accordance with such resolution, shall become final, conclusive and binding upon all of the parties hereto. During the review by the Settlement Accountant, the Purchaser and the Seller and their respective accountants shall each make available to the Settlement Accountant interviews with such individuals, and such information, books and records and work papers as may be reasonably required by the Settlement Accountant to fulfill its obligations pursuant to this Section 2.7(b); provided, however, that the accountants of each of the Purchaser, the Seller and the Company shall not be obligated to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after the Settlement Accountant has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Each of the Purchaser and the Seller agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination by the Settlement Accountant, except that the foregoing shall not preclude an Action to enforce such determination or to challenge the Settlement Accountant’s determination on the ground that such determination is inconsistent with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Settlement Accountant shall be an expert and not an arbitrator. The decision of the Settlement Accountant will be set forth in a written statement delivered to Purchaser and Seller and will be final and binding on the parties absent manifest error (in which case the relevant part of its determination shall be referred back to the Settlement Accountant for immediate rectification).

(c)        For the purpose of complying with the terms set forth in Section 2.7(a) and Section 2.7(b), the Purchaser and the Company, on the one hand, and the Seller, on the other hand, shall, and shall cause their respective Representatives to, and the Company shall cause its Subsidiaries to, reasonably cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, and shall permit access to their facilities and personnel, as may be reasonably requested in connection with the preparation and review of the Closing Date Balance Sheet and the Post-Closing Statement and the resolution of any disputes thereunder. If the Purchaser and the Company, on the one hand, or the Seller, on the other hand, breach their respective obligations under this Section 2.7(c), the review and dispute periods set forth in Section 2.7(b) shall automatically be extended until such breach is cured by the breaching party.

(d)         All fees, costs and expenses of the Settlement Accountant incurred pursuant to this Section 2.7 shall be borne by the Purchaser, on the one hand, and the Seller, on the other hand, in proportion to the final allocation made by the Settlement Accountant of the disputed items weighted in relation to the claims made by the Seller and the Purchaser, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by the Purchaser and if the Settlement Accountant ultimately resolves the Dispute by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Settlement Accountant shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to the Purchaser and seventy percent (70%) (i.e., 700 divided by 1,000) to the Seller.

(e)         The Closing Date Balance Sheet and the Post-Closing Statement, as prepared and determined pursuant to Section 2.7(a) and Section 2.7(b), shall be deemed final, conclusive and binding upon all of the parties for all purposes upon the earliest of: (i) the failure of the Seller to deliver a Statement of Objections to the Purchaser prior to the expiration of the Review Period; (ii) the resolution of all Disputes pursuant to Section 2.7(b) by the Seller and the Purchaser (with or without agreed changes thereto dependent upon such mutually agreed result); and (iii) the resolution of all Disputes pursuant to Section 2.7(b) by the Settlement Accountant. For purposes of this Agreement, the “Final Closing Statement” means the Post-Closing Statement, as finally determined (including by modification or adjustment) pursuant to the terms and conditions of this Section 2.7 and the “Final Closing Purchase Price” means the Closing Purchase Price as calculated based on Net Working Capital, Cash, Indebtedness and Company Transaction Expenses set forth in the Final Closing Statement.

(f)         If (i) the Final Closing Purchase Price exceeds (ii) the sum of the Estimated Closing Purchase Price plus the Estimate Differential Payment (if any) (such excess amount, the “Seller Adjustment Amount”), then the Purchaser shall pay, or cause to be paid, the Seller Adjustment Amount by wire transfer of immediately available funds to the Seller in accordance with the instructions provided by the Seller. If (i) the sum of the Estimated Closing Purchase Price plus the Estimate Differential Payment (if any) exceeds (ii) the Final Closing Purchase Price (such excess amount, the “Purchaser Adjustment Amount”), then the Seller shall pay, or cause to be paid, the Purchaser Adjustment Amount by wire transfer of immediately available funds to the Purchaser in accordance with the instructions provided by the Purchaser. Any payment pursuant to this Section 2.7 shall be made within ten (10) Business Days after the Final Closing Statement and the Final Closing Purchase Price have been determined pursuant to Section 2.7(e). For the avoidance of doubt, payment of: (i) the Seller Adjustment Amount, if any, in accordance with the wiring instructions provided by the Seller, shall constitute full satisfaction of any obligation of the Purchaser to make such payment to the Seller; and (ii) the Purchaser Adjustment Amount, if any, in accordance with the wiring instructions provided by the Purchaser, shall constitute full satisfaction of any obligation of the Seller to make such payment to the Purchaser. The parties hereto shall treat all payments made pursuant to this Section 2.7(f) as adjustments to the Purchase Price for Tax purposes to the maximum extent permitted by applicable Law.

(g)        Each of the Purchaser, the Company and the Seller acknowledges and agrees that the Closing Purchase Price adjustment provisions set forth in this Section 2.7 shall be the sole and exclusive remedy of the Purchaser, the Company and the Seller (other than with respect to any recourse under any representation and warranty insurance policy obtained by the Purchaser or its Affiliates) with respect to (i) determining whether or not any adjustment would be made to the Closing Purchase Price pursuant to this Section 2.7 (whether or not any such adjustment was, in fact, made), (ii) determining the amount of any such adjustment and/or (iii) any other claims relating to any of the components of the Closing Purchase Price.

Section 2.8          Deferred Swixx Consideration.

(a)         Quarterly Reporting

(i)          No later than Close of Business on the day that is ten (10) Business Days after the last day of each fiscal quarter, the Company shall deliver, (and Purchaser shall cause the Company to deliver) to Seller a statement (the “Quarterly Swixx Statement”), that sets forth in reasonable detail the Company’s Cumulative Swixx Revenue through the last day of the immediately preceding fiscal quarter. The Purchaser and Seller agree and acknowledge that the Quarterly Swixx Statement may be incorporated into, and form part of, the Final Quarterly Statement delivered by the Company to Seller pursuant to Section 2.1 of Appendix I of the Amended and Restated IP Licence Agreement, so long as the information required to be provided by the Company pursuant to this Section 2.8(a)(i) is clearly identifiable therein as Cumulative Swixx Revenue.

(ii)          For the avoidance of doubt, the provisions of Section 2.3(c) of Appendix I shall apply to the Company in all respects as it relates to Swixx Revenue.

(iii)         Any disputes with respect to the accuracy of the Quarterly Swixx Statement shall be resolved by the Settlement Accountant, who shall be instructed to resolve any dispute based solely on this Agreement and the definitions set forth herein, as well as the written materials provided to the Settlement Accountant, and not pursuant to an independent review, within thirty (30) calendar days after its appointment. The resolution of any such disputes by the Settlement Accountant shall: (1) be set forth in writing; (2) be based solely on the applicable provisions of this Agreement, including the definitions contained herein, and the supporting material and information provided by the Purchaser and the Seller; (3) constitute an expert determination (and, for the avoidance of doubt, not an arbitral award); and (4) be final, conclusive and binding upon all of the parties hereto upon which a judgment may be rendered by a court of competent jurisdiction. The decision of the Settlement Accountant shall be final, conclusive and binding upon all of the parties hereto. During the review by the Settlement Accountant, the Purchaser and the Seller and their respective accountants shall each make available to the Settlement Accountant interviews with such individuals, and such information, books and records and work papers as may be reasonably required by the Settlement Accountant; provided, however, that the accountants of each of the Purchaser, the Seller and the Company shall not be obligated to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after the Settlement Accountant has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Each of the Purchaser and the Seller agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination by the Settlement Accountant, except that the foregoing shall not preclude an Action to enforce such determination or to challenge the Settlement Accountant’s determination on the ground that such determination is inconsistent with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Settlement Accountant shall be an expert and not an arbitrator. The decision of the Settlement Accountant will be set forth in a written statement delivered to Purchaser and Seller and will be final and binding on the parties absent manifest error (in which case the relevant part of its determination shall be referred back to the Settlement Accountant for immediate rectification).

(b)         Deferred Swixx Consideration

(i)          Not later than the date that is ten (10) Business Days after the delivery of a Quarterly Swixx Statement setting forth the first achievement of Cumulative Swixx Revenue in excess of $10,000,000, Purchaser shall pay to Seller $7,000,000 in cash.

(ii)          Not later than the date that is ten (10) Business Days after the delivery of a Quarterly Swixx Statement setting forth the first achievement of Cumulative Swixx Revenue in excess of $20,000,000, Purchaser shall pay to Seller an additional $7,000,000 in cash. Upon the payment in full by Purchaser to Seller of the amount set forth in this clause (ii), the Purchaser’s obligation to pay Deferred Swixx Consideration shall be satisfied, and Purchaser shall have no further payment or reporting obligations with respect to Cumulative Swixx Revenue.

(iii)          If the Cumulative Swixx Revenue set forth in the Quarterly Swixx Statement for the quarter ending December 31, 2032 is less than $10,000,000, Purchaser shall pay to Seller an amount in cash equal to the Proportional Achievement Percentage multiplied by $7,000,000.

(iv)          If the Cumulative Swixx Revenue set forth in the Quarterly Swixx Statement for the quarter ending December 31, 2032 is greater than $10,000,000 but less than $20,000,000, then in addition to any amounts paid by to Seller pursuant to Section 2.8(b)(iii) above, Purchaser shall pay to Seller an amount in cash equal to the Proportional Achievement Percentage multiplied by $7,000,000.

(v)          No Deferred Swixx Consideration shall be payable with respect to Swixx Revenue attributable to any period after December 31, 2032.

(c)          The parties agree that for all U.S. federal and applicable state, local and foreign income Tax purposes, (i) any Deferred Swixx Consideration shall be treated as additional consideration that is deferred contingent consideration for the transactions contemplated by this Agreement, and (ii) the parties shall treat a portion of any Deferred Swixx Consideration as interest for such Tax purposes to the extent required under Section 483 of the Code, and each party and their respective Affiliates shall report consistently with such allocations on any Tax Return, in any audit or proceeding before any Taxing Authority or in any report made for Tax purposes, except in each case if required to treat such Deferred Swixx Consideration differently by a “determination” within the meaning of Section 1313 of the Code.

(d)         Purchaser and the Company shall cause any purchaser of all or a portion of the Company’s business in the Swixx Territories to assume and perform all the obligations related to all or such portion of the Purchaser and the Company under this Section 2.8.

Section 2.9          Payments. Purchaser shall make all payments to Seller required under this Agreement by electronic transfer of immediately available U.S. Dollars to a bank account designated from time to time in writing by Seller.

Section 2.10        Withholding. Neither Purchaser nor the Company (nor any of their Affiliates nor any other applicable withholding agent) shall be entitled to deduct or withhold in respect of Taxes from any amount payable to Seller or any of its Affiliates pursuant to this Agreement assuming that in relation to the Company the provisions of section 980 Taxes Consolidation Act, 1997 shall not apply, and except if any such deduction or withholding is required by a change in law after the date hereof, provided that if any deduction or withholding is required by reason of the provisions of section 980 Taxes Consolidation Act, 1997 or by reason of a change in law after the date hereof, (a) Purchaser, the Company, any of their Affiliates or any other applicable withholding agent shall use commercially reasonable efforts to provide advance notice to the Seller to permit the Seller to reduce or eliminate any such deduction or withholding to the extent possible under applicable Law, and (b) Purchaser, the Company, any of their Affiliates or any other applicable withholding agent shall be permitted to deduct and withhold any amounts so required to be withheld under applicable law, and any such amounts shall be treated as having been paid to the Person in respect of which such withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as qualified or supplemented by the Company Disclosure Letter, the Company represents and warrants to the Purchaser as follows:

Section 3.1          Organization and Qualification.

(a)         The Company is incorporated and validly existing under the Laws of Ireland and has a company status of ‘normal’ with the Irish Companies Registration Office.

(b)        Each of the Company Subsidiaries is an entity, duly organized or formed, as applicable, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of its jurisdiction of incorporation or formation, as applicable.

(c)        The Company and each of its Subsidiaries: (i) has the legal right and full power and authority to conduct the business being carried on by it; and (ii) is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not be material to the Company and its Subsidiaries taken as a whole.

(d)        The Company and each of its Subsidiaries is not in default under the Company Organizational Documents. True and complete copies of the Company Organizational Documents have been delivered to Purchaser by Seller and such documents are the Company Organizational Documents, in effect on the date of this Agreement.

(e)        All filings, returns, particulars, resolutions and other documents required to be delivered by the Company or its Subsidiaries to the company registries in any relevant jurisdiction have been properly and correctly prepared and delivered in all material respects, except as would not be material to the Company or its Subsidiaries taken as a whole.

Section 3.2          Capitalization.

(a)         The Company is authorized to allot and issue ordinary shares of €1.00 each and there is no limit on the number of ordinary shares of €1.00 each that may be allotted and issued by the Company. The Shares constitute the entire issued share capital of the Company and are the only Shares that are issued and outstanding as of the date of this Agreement. All of the Shares are duly authorized, validly issued, fully paid and nonassessable.

(b)        All of the Shares were issued in compliance with applicable Laws. None of the Shares was issued in violation of any Contract to which Seller or the Company are a party or is subject or in violation of any pre-emptive, option or similar rights of any Person.

(c)        Except as permitted pursuant to Section 6.1(b), there are no: (i) outstanding securities convertible or exchangeable into shares in the capital of the Company; (ii) Liens over or affecting any of the Shares or any unissued shares in the capital of the Company; (iii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company, contingent or otherwise, to allot, issue, transfer or sell any shares in the capital of the Company; (iv) stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of shares in the capital of the Company; (v) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights in the Company or with respect to any Shares or any other equity interests in the Company; or (vi) obligations, contingent or otherwise, of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Subsidiary of the Company.

(d)        The Company Subsidiaries are the only direct or indirect Subsidiaries of the Company. The authorized capital stock or other equity interests of each Company Subsidiary and the number of issued and outstanding shares of capital stock or other equity interests of each Company Subsidiary are set forth in Section 3.2(d) of the Company Disclosure Letter. All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable (such issued and outstanding shares or other equity interests, the “Subsidiary Interests”). The Company owns, directly or indirectly, all of the Subsidiary Interests of each Company Subsidiary, in each case, free and clear of all Liens (other than Permitted Liens), except for any restriction on transfer pursuant to applicable securities Laws. There are no authorized or outstanding options, warrants, calls, subscriptions or other rights, agreements or commitments relating to the Subsidiary Interests or with respect to which the Company Subsidiaries may be obligated to issue, transfer or sell any of their capital stock or other equity interests.

Section 3.3          Authorization; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which the Company is a party, and to consummate the transactions and all other instruments and agreements to be delivered by the Company contemplated hereby and thereby, and to perform all obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party, and the consummation of the transactions contemplated herein and therein have been, or, if to be delivered after the date hereof, will be prior to execution and delivery thereof, duly and validly authorized by all requisite corporate or other similar action on the part of the Company. This Agreement has been, and each other Transaction Document to which the Company is a party shall be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of the Company hereunder and thereunder, as applicable, enforceable against the Company in accordance with its and their respective terms, except as limited by: (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

Section 3.4          Consents and Approvals; No Violations.

(a)         Neither the execution and delivery of this Agreement by the Company, or any other Transaction Document to which the Company is a party, nor the consummation by the Company of the transactions contemplated herein or therein, nor compliance by the Company with any of the provisions hereof or thereof, shall: (i) conflict with, violate or result in a modification, termination, breach of any provisions of the certificate of incorporation or bylaws, constitution, partnership agreement, formation agreement, joint venture agreement or equivalent organizational documents, of the Company or any of its Subsidiaries in each case as amended from time to time (collectively, the “Company Organizational Documents”); (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration or rights of first offer or first refusal with respect to any Company Contract; (iii) result in the creation or imposition of a Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to any Company Contract (A) to which the Company or any its Subsidiaries is a party or (B) by which the Company or any of its Subsidiaries or any of their assets are bound; or (iv) subject to receipt by the Seller of the requisite approvals set forth in Section 4.3(b) of the Seller Disclosure Letter, violate any Law applicable to the Company or its Subsidiaries or any of their respective properties or assets, except with respect to clause (ii) as would not be material to the Company and its Subsidiaries taken as a whole.

(b)         Except as set forth on Section 3.4(b) of the Company Disclosure Letter, no consent, approval, Order or authorization of, or registration, filing with or notice to any Governmental Authority is required to be obtained by or with respect to the Company or any of its Subsidiaries and the Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which each of them is or will be a party and the consummation by the Company and the Seller of the transactions contemplated hereby and thereby, other than any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices as would not be material to the Company and its Subsidiaries taken as a whole.

Section 3.5         Financial Statements and Standalone Financial Statements. Section 3.5(b) of the Company Disclosure Letter includes copies of the Company’s (a) consolidated unaudited balance sheet as of December 31, 2024 (the “2024 Company Balance Sheet”), (b) consolidated unaudited balance sheet as of March 31, 2025 (the “Company Balance Sheet”), (c) the consolidated unaudited income statement for the fiscal year ended December 31, 2024 and (d) the consolidated unaudited income statement for the three (3) month period ended March 31, 2025 (collectively, the “Financial Statements”). Except as set forth on Section 3.5(a) of the Company Disclosure Letter, the Financial Statements were prepared from the books and records of the Company and its Subsidiaries in accordance with past practice and in compliance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated therein. The (i) audited balance sheets of the Company and BioCryst UK Limited, and (ii) the audited statements of comprehensive income of the Company and BioCryst UK Limited, in each case for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 (collectively (i) and (ii), the “Audited Standalone Balance Sheets and Financial Statements”) were prepared (or in the case of the audited balance sheet and the audited statement of comprehensive income of the Company and BioCryst UK Limited for the fiscal year ended December 31, 2024, will be prepared) from the books and records of each of the Company and BioCryst UK Limited in accordance with past practice and in compliance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”, as applicable, and gives (or in the case of the audited balance sheet and the audited statement of comprehensive income of the Company and BioCryst UK Limited for the fiscal year ended December 31, 2024, will give) a true and fair view of the financial position and results of operations of each of the Company and BioCryst UK Limited as of the dates and for the periods indicated therein. The unaudited balance sheet of each Subsidiary of the Company (other than BioCryst UK Limited) and the unaudited statements of comprehensive income of each such Subsidiary, in each case for the fiscal years ended December 31, 2024 and December 31, 2023 (collectively (i) and (ii), the “Unaudited Standalone Financial Statements”) were prepared from the books and records of each of such Subsidiaries in accordance with past practice and in compliance with Local GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present in all material respects the financial position and the results of operations of each of such Subsidiaries as of the dates and for the periods indicated therein and subject to the notes appended thereto. The Unaudited Standalone Financial Statements for the fiscal year ended December 31, 2024 shall have been duly approved by the relevant boards of directors on or prior to Closing.

Section 3.6        Conduct of Business. Except as set forth on Section 3.6 of the Company Disclosure Letter, since the date of the Company Balance Sheet until the date of this Agreement (with respect to each representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to each representation and warranty made as of the Closing Date): (a) the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business in all material respects; and (b) with respect to the Company and its Subsidiaries, there has not been any Company Material Adverse Effect.

Section 3.7          Litigation.

(a)        There are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by or before any Governmental Authority that, if determined in a manner adverse to the Company or any of its Subsidiaries, would be material to the Company and its Subsidiaries taken as a whole.

(b)        There are no outstanding Orders binding on the Company or any of its Subsidiaries and there is no unsatisfied judgement, penalty or award against the Company or any Subsidiary that would be material to the Company and its Subsidiaries taken as a whole.

Section 3.8          Taxes.

(a)         The Company and its Subsidiaries have timely: (i) filed (taking into account any extension of time within which to file) with the appropriate Taxing Authority all material Tax Returns required to have been filed by the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects; and (ii) paid all material Taxes required to be paid by them (whether or not shown as due on such Tax Returns).

(b)        Neither the Company nor any of its Subsidiaries is the subject of any currently pending audit in respect of material Taxes. As of the date of this Agreement, there are no pending written requests for waivers of the time to assess any such Taxes. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any such Taxes, or agreed to any extension of time with respect to an assessment or deficiency with respect to any such Taxes (other than an extension arising as a result of an extension of time within which to file a Tax Return obtained in the ordinary course of business), which waiver or extension has not since expired. Except for Permitted Liens, there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries. Within the past three (3) years, no claim has been made in writing by a Taxing Authority of a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is subject to taxation by, or required to file a Tax Return in, that jurisdiction, the liability for which Taxes would be material to the businesses of the Company and its Subsidiaries, taken as a whole.

(c)         Each of the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, reporting, withholding and collection of Taxes and has within the time and manner prescribed by applicable Laws in all material respects (A) withheld, deducted and collected all material Taxes which the Company or such Subsidiary is obligated to withhold, deduct or collect from amounts owing to or received from any employee, officer, director, creditor or any other Persons, (B) collected all material sales, use, value added, goods and services, and similar Taxes required to be collected and has properly received and retained any appropriate Tax exemption certificates and other documentation for all material sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes and (C) timely remitted all material Taxes withheld, deducted and collected to the appropriate Taxing Authority in accordance with applicable Laws in all respects.

(d)          Neither the Company nor any of its Subsidiaries (i) has ever been a member of a combined, consolidated, unitary or other similar group for any Tax purpose or (ii) has any liability for the Taxes of any Person as transferee or successor, or otherwise by operation of Law.

(e)          Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of (i) any change of accounting method, or use of an improper method of accounting, prior to the Closing; (ii) any agreement entered into with a Taxing Authority prior to the Closing; (iii) any sale the gain on which was deferred under applicable Tax Law; or (iv) any prepaid amount received or deferred revenue accrued prior to the Closing outside of the ordinary course of business.

(f)         Within the past two (2) years, neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify in whole or in part as tax-free pursuant to Section 355 of the Code (or any similar provision of U.S. state or local or non-U.S. Law).

(g)        Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any similar transaction requiring disclosure under any corresponding, comparable or similar provision of U.S. state or local or non-U.S. Law.

(h)         Neither the Company nor any of its Subsidiaries is a party to, or bound by, any material written Tax allocation, indemnification or sharing agreement or other similar arrangement (other than an agreement by and between solely the Company or any of its Subsidiaries or customary indemnifications for Taxes contained in commercial agreements the primary purposes of which do not relate to Taxes).

(i)          Each of the Company and each of its Subsidiaries that is required to be registered for purposes of any material Tax, including goods and services Taxes and value-added Taxes, has made and maintained such registration, and complied with all other material requirements related to such registration, in each relevant jurisdiction.

(j)          Within the last five (5) years, (i) no private letter rulings or technical advice memoranda have been issued by any Taxing Authority with respect to the Company or any of its Subsidiaries and (ii) no closing agreements have been entered into between the Company or any of its Subsidiaries, on the one hand, and any Taxing Authority, on the other hand.

(k)        The Company and its Subsidiaries are in possession of all materially relevant books, records, accounts and other documentation which are required to be maintained by the Company or its Subsidiaries pursuant to applicable Tax Law, including pursuant to applicable transfer pricing Laws.

(l)        All Taxes and social security contributions that the Company and its Subsidiaries are or were required by any applicable Law to withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, director, shareholder or any other third party have been duly withheld and paid in a timely manner to the appropriate Tax Authority.

(m)        The Company and each of its Subsidiaries are registered taxable persons under the VAT legislation applicable to it, and have complied with and observed the terms of applicable VAT legislation, in particular collecting and properly storing the required documentation in order to support the VAT exemption regime applied, if applicable.

(n)        All transactions between the Company and its Subsidiaries and their Affiliates (including the Seller) have been carried out on arm’s length terms, and have been properly documented and substantiated in accordance with applicable Law. During the five-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has been a party to, or the beneficiary of, any Tax exemption, Tax holiday or other Tax reduction agreement or arrangement with, or Order by, any Governmental Authority (collectively, the “Tax Benefits”), in each case other than any Tax exemptions or Tax holidays generally available under applicable Law without a requirement to enter into any agreement with a Governmental Authority. With respect to any Tax Benefit that the Company or any of its Subsidiaries has ever been a beneficiary of or a party to, no basis exists for any clawback or disgorgement of such Tax Benefit in any taxable period (or portion thereof) ending after the Closing Date.

(o)         The Company and its Subsidiaries are not treated for any Tax purpose as resident in a country other than their own country of incorporation and does not have, or has not had since its incorporation, a branch, agency or permanent establishment outside its own country of incorporation (except for Portugal, Sweden, Denmark and Austria).

The representations and warranties set forth in this Section 3.8 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes, and no other representation or warranty of the Company in this Agreement shall be construed to relate thereto.

Section 3.9          Employee Benefit Plans.

(a)         Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of each material Employee Benefit Plan, except for any individual employment agreement that does not materially differ from the template employment agreement(s) used by the Company or its Subsidiaries (as applicable).

(b)         Except as set forth in Section 3.9(b) of the Company Disclosure Letter, none of the Business Employees participate in a plan, program, policy, agreement, or arrangement that is sponsored or maintained by the Seller or any of Subsidiaries (excluding the Company or any of its Subsidiaries) that is (i) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA whether or not subject to ERISA); (ii) an employment, profit-sharing, deferred compensation, salary continuation, bonus, incentive, stock option, phantom stock, stock purchase, performance unit, stock appreciation right, employee stock ownership, equity compensation, equity-based compensation or phantom equity, pension, consulting, retirement, defined compensation, deferred compensation, severance, change of control, retention plan policy, program, agreement or arrangement; and (iii) a plan, program, policy, agreement or arrangement providing for hospitalization, health, welfare, dental, disability, life insurance, paid time off, sick leave, fringe and any other compensation, payments or benefits.

(c)         The Company has provided, delivered or made available to the Purchaser as of the date hereof a true, correct and complete copy (in each case, if applicable) of: (i) each Employee Benefit Plan and any amendment thereto, in each case, that is listed in Section 3.9(a) of the Company Disclosure Letter, or in the case of an unwritten Employee Benefit Plan, a written description thereof; (ii) each material summary plan description and summary of material modifications with respect to any such Employee Benefit Plan; (iii) each funding document, including each trust, insurance, annuity or other funding contract related thereto; and (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(d)         Each Employee Benefit Plan listed in Section 3.9(a) of the Company Disclosure Letter has been established, administered, and operated in material compliance with its terms and applicable Law.

(e)        There are no pending or, to the Knowledge of the Company, threatened in writing, material Actions or material disputes by, or on behalf of, any Employee Benefit Plan listed in Section 3.9(a) of the Company Disclosure Letter by any employee or beneficiary covered under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan, or otherwise by any former or current employee of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries.

(f)         None of the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby shall, either alone or in combination with another event or events, directly or indirectly: (i) entitle any Business Employee or Business Service Provider to any new compensation, severance pay, unemployment compensation, a change of control payment or any other payment or benefit, or result in any compensation, severance pay, unemployment compensation, a change of control payment or any other payment or benefit from the Company or any of its Subsidiaries becoming due to any Business Employee or Business Service Provider; (ii) accelerate the time of payment or vesting, or increase the amount of compensation (including funding of compensation or benefits through a trust or otherwise) due to any Business Employee from the Company or any of its Subsidiaries; or (iii) increase the compensation or benefits otherwise payable to any Business Employee or Business Service Provider under any Business Plan or otherwise.

(g)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event, including the passage of time) will constitute an event that may result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)         Neither the Seller nor the Company or any of its Subsidiaries have (i) entered into any arrangements or agreements that obligate or purport to obligate Seller, the Company or a Subsidiary to enter into or amend the terms of an employment agreement for any Business Service Provider; or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any Business Service Provider of any terms or conditions of employment or continued employment with Seller, the Company or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

Section 3.10        Labor Matters.

(a)        Section 3.10(a) of the Company Disclosure Letter, contains true, correct and materially complete details of the aggregate numbers by jurisdiction, location and the engaging or employing entity of each Business Employee that sets forth, as of the date hereof, with respect to each Business Employee, (i) location; (ii) such individual’s title or job function and date of hire; and (iii) such individual’s base salary, target bonus and target commission opportunity, if applicable.

(b)        (i) To the Knowledge of the Company, no Labor Organization represents any group of Business Employees in connection with their employment with the Company or any of its Subsidiaries and (ii) except as set forth in Section 3.10(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, bound by, negotiating or subject to any collective bargaining, works council or similar labor agreement covering the Business Employees (other than any national or sector level collective bargaining agreements). No labor union or other collective bargaining unit represents or claims to represent any of the Business Employees and (A) there are no labor strikes, slowdowns, lockouts, arbitrations, grievances, stoppages or other material labor disputes, currently pending or, to the Knowledge of the Company, threatened in writing, against or affecting the Company or any of its Subsidiaries, nor have there been any such labor controversies within the past three (3) years; (B) the Company or any of its Subsidiaries is not, or in the past three (3) years has not been, engaged in, any unfair labor practice that has resulted, individually or in the aggregate, in any material liability to the Company; (C) there are no pending or, to the Knowledge of the Company, threatened, representation claims, certification applications or petitions before any Governmental Authority or any organizing efforts or challenges concerning representation with respect to the employees of the Company or any of its Subsidiaries.

(c)       There are no material complaints, charges or claims or other Actions against the Company or any of its Subsidiaries pending before any Governmental Authority or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority, in connection with the employment or labor practices of the Company or of any of its Subsidiaries.

(d)        During the past two (2) years (i) no material allegations of sexual harassment or sexual misconduct have been made or threatened to be made in writing against or involving any current or former officer, director, or employee with a title of “General Manager” or more senior of the Company or of any of its Subsidiaries by any current or former officer, employee or independent contractor of the Company or of any of its Subsidiaries in such individual’s capacity as a service provider to the Company (other than any such allegation made against an Excluded Employee by another Excluded Employee), and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement resolving, in whole or in part, material allegations of sexual harassment or sexual misconduct by any Company Employee, or any former officer, director or employee of the Company with a title of “General Manager” or more senior in such individual’s capacity as a service provider to the Company.

(e)        As it relates to the Business Employees, the Company and its Subsidiaries are, and at all times during the past two (2) years have been, in compliance, in all material respects, with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, health and safety, workers compensation, payment and withholding of Taxes and payment of wages.

Section 3.11        Real Property and Assets.

(a)        The Company or its Subsidiaries have good and valid fee title (or the non-U.S. equivalent of good and valid fee title) to or, with respect to leased real property, a valid leasehold interest in, all of the Company Real Property and all material tangible personal property and other material tangible assets reflected in the Company Balance Sheet (except for any such properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business). All Company Real Property and such other tangible personal properties and tangible assets are free and clear of all Liens, except for Permitted Liens.

(b)        Section 3.11(b) of the Company Disclosure Letter sets forth a list of all real property or interests in real property owned, leased or subleased by the Company or any of its Subsidiaries as of the date hereof that are material to the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Real Property”), and the locations of such premises. As of the date hereof, the Company has made available to the Purchaser true and complete copies of each Company Real Property Lease.

(c)          Each Company Real Property Lease is a valid and binding obligation of the Company or one of its Subsidiaries party thereto and, to the Knowledge of the Company, the other party thereto, enforceable in accordance with its terms, except as may be limited by the General Enforceability Exceptions. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any other party under any Company Real Property Lease is in material default under any Company Real Property Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a material default under any Company Real Property Lease. No written notice of any default under any Company Real Property Lease, which default remains uncured, has been sent or received by the Company or by any of its Subsidiaries.

(d)         To the Knowledge of the Company, the Company or any of its Subsidiaries, as applicable, has obtained all certificates of occupancy and other permits or approvals required from any Governmental Authority with respect to the use and occupancy of the Company Real Property, except where a failure to obtain any such certificate or other permit or approval would not be material to the operations of the Company and its Subsidiaries, taken as a whole.

(e)        To the Knowledge of the Company, the Company Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building codes and zoning ordinances or Laws, and the Company has not received any written notice of any: (i) material violations of building codes and/or zoning ordinances or Laws affecting the Company Real Property; (ii) existing, pending or, to the Knowledge of the Company, threatened in writing condemnation proceedings affecting the Company Real Property; or (iii) existing, pending or, to the Knowledge of the Company, threatened zoning, building code or other moratorium proceedings, which would not be material to the operations of the Company and its Subsidiaries, taken as a whole.

(f)        The Company or any of its Subsidiaries, as applicable, has not violated any covenant, condition, restriction, easement, agreement or order affecting any portion of the Company Real Property, except where any such violation, individually or in the aggregate, would not be material to the operations of the Company and its Subsidiaries, taken as a whole.

(g)         There are no outstanding loans or material grants or subsidies granted to, or in favour of, the Company or any of its Subsidiaries in connection with any Company Real Property.

Section 3.12        Environmental Matters.

(a)         Except as set forth in Section 3.12(a) of the Company Disclosure Letter:

(i)        to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and its Subsidiaries of all permits or governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except as would not be material to the Company or its Subsidiaries taken as a whole;

(ii)        there are no Actions pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries arising out of, based on, resulting from or relating to: (A) the release of, or exposure to, any Hazardous Materials; or (B) any circumstances that form the basis of any violation of any Environmental Law, except for such Actions that would not be material to the Company and its Subsidiaries, taken as a whole; and

(iii)        there are no facts, circumstances or conditions relating to the past or present business of the Company or of any of its Subsidiaries including the release of Hazardous Materials to any property or facility (including any site) that would reasonably be expected to give rise to any investigations, claims, audit or review that would be material to the Company and its Subsidiaries, taken as a whole.

(b)        The representations and warranties set forth in this Section 3.12 are the sole and exclusive representations and warranties of the Company with respect to environmental matters, and no other representation or warranty of the Company in this Agreement shall be construed to relate thereto.

Section 3.13       No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements, the Company and its Subsidiaries have no material liabilities, obligations or commitments that would be required by GAAP to be reflected in the Financial Statements, other than any liabilities, obligations or commitments: (a) that have been incurred since the date of the Company Balance Sheet in the ordinary course of business; (b) that have been incurred in connection with the transactions contemplated hereby; and (c) have been incurred under Company Contracts or Employee Benefit Plans of the Company in the ordinary course of business.

Section 3.14        Intellectual Property; Data Privacy and Cybersecurity.

(a)          Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of (i) all Company Registrable IP, and (ii) material unregistered trademarks owned by the Company or by any of its Subsidiaries as of the date hereof, including for each such item, as applicable, (1) the registration, issuance, grant and application numbers, (2) the registration, issuance, grant and filing dates, (3) the identity of the owner(s) or registrant(s) thereof (including any co-owner(s) or joint owner(s)), and (4) the jurisdiction where registered, issued, granted or filed. The Intellectual Property listed in Section 3.14(a) of the Company Disclosure Letter is subsisting (or in case of applications, applied for) and in full force and effect, and has not been deemed by a Governmental Authority to be invalid or unenforceable.

(b)         Except as would not be material to the businesses of the Company and its Subsidiaries, the Company and each of its Subsidiaries possesses and solely owns all right, title and interest in and to each item of Company Registrable IP and all other Company Intellectual Property. As of the Closing, the Company and its Subsidiaries owns or will have a valid license to use all other Intellectual Property owned by Sellers and its Affiliates used in or necessary for the conduct of the Business, in each case, free and clear of all Liens (other than Permitted Liens); provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property.

(c)         Except as set forth on Section 3.14(c) of the Company Disclosure Letter, and as would not be material to the businesses of the Company and its Subsidiaries, taken as a whole, (i) to the Knowledge of the Company, the conduct of the business of the Company or its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property of any third Person, and (ii) since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any third Person alleging, and there are no pending Actions asserted against the Company or any of its Subsidiaries alleging, infringement, misappropriation or violation of any Company Intellectual Property or challenging the validity, enforceability, duration, scope, registrability, right to register, priority, ownership, right to use or practice, or use or practice of any Company Intellectual Property.

(d)       Except as set forth on Section 3.14(d) of the Company Disclosure Letter and as would not be material to the businesses of the Company and its Subsidiaries, taken as a whole, (i) to the Knowledge of the Company no third Person is infringing, misappropriating or otherwise violating any Company Intellectual Property and (ii) since January 1, 2022, neither the Company nor any of its Subsidiaries has provided written notice or other written communication to any third Person alleging, and there are currently no pending Actions asserted against any third party by the Company or any of its Subsidiaries alleging, the infringement, misappropriation or violation of any Company Intellectual Property.

(e)        The Company and each of its Subsidiaries has taken commercially reasonable steps to protect and maintain the secrecy of all material Trade Secrets and confidential information included such Company Intellectual Property that is material to the business and there has been no disclosure of any Company Trade Secrets to any third Person in a manner that has resulted in the loss of Trade Secrets rights in and to such Company Trade Secrets.

(f)        The Company and each of its Subsidiaries has entered into a valid and enforceable written Contract with each Person (including any current and former employees or contractors) who has contributed to the creation or development of any material Company Intellectual Property pursuant to which such Person presently and adequately assigns to the Company or to any of its Subsidiaries all right, title and interest therein and thereto, the ownership of which has not otherwise vested in the Company or in any of its Subsidiaries as a matter of Law. To the Knowledge of the Company, no Person is in breach of any such agreement and no Person has any claim of ownership in or to, or holds any rights, title or interest in and to, any Company Intellectual Property.

(g)        Except as would not be material to the business, the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance in all material respects with applicable Laws concerning the processing or protection of personal data, including the GDPR and UK GDPR (the “Data Protection Laws”). Neither the Company nor any of its Subsidiaries has received any written notice or other written communication since January 1, 2023, that remains unresolved, from any third Person alleging, and there are no pending Actions asserting, a violation of any Data Protection Laws, in connection with the conduct of their respective businesses.

(h)        The representations and warranties set forth in this Section 3.14 and Section 3.17(a)(vi) are the sole and exclusive representations and warranties of the Company with respect to Intellectual Property, privacy and data protection matters and no other representation or warranty of the Company in this Agreement shall be construed to relate thereto.

Section 3.15       Compliance with Laws. Except as set forth in Section 3.15 of the Company Disclosure Letter, since January 1, 2022, (i) the Company and its Subsidiaries have been in compliance, in all material respects, with all Laws and Orders applicable to the businesses, properties, operations or assets of the Company and its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority any written citation, fine or written notification, or to the Knowledge of the Company, oral communication or notification that asserts that the Company or any of its Subsidiaries has materially violated or is not in material compliance with any Law, Permit or Order or that threatens to revoke any material Permit owned or held by the Company or by any of its Subsidiaries; (iii) to the Knowledge of the Company, no investigation or review is pending or threatened by any Governmental Authority with respect to any alleged violation by the Company or by any of its Subsidiaries of any Law, Permit or Order; and (iv) neither the Company nor its Subsidiaries have any material liabilities related to escheat or unclaimed property.

Section 3.16         Regulatory Matters.

(a)          Except as set forth in Section 3.16(a) of the Company Disclosure Letter, the Company and its Subsidiaries (i) have filed with all applicable Regulatory Authorities all required applications, filings, declarations, listings, registrations, reports or submissions, (ii) the Company and its Subsidiaries own, hold, possess or validly have all Product Registrations required to exploit, commercialize, sell and market the Product in and for the Territories, and (iii) have complied in all material respects with all applicable Legal Requirements related to such Product Registrations. To the Knowledge of the Company, all such applications, filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no material deficiencies have been asserted in writing to the Company or its Subsidiaries by any applicable Regulatory Authority or Governmental Authority with respect to any such applications, filings, declarations, listings, registrations, reports or submissions, except for those deficiencies that have been addressed in full by the Company.

(b)         The Company and its Subsidiaries hold all material Regulatory Permits as set forth in Section 3.16(b) of the Company Disclosure Letter issued by all relevant Regulatory Authorities required under applicable Legal Requirements in each jurisdiction for their businesses as currently conducted, and, to the Knowledge of the Company and its Subsidiaries, each such Regulatory Permit is valid and in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with the terms and requirements of such Regulatory Permits. No material deficiencies have been asserted in writing to the Company and its Subsidiaries by any applicable Regulatory Authority with respect to any material Regulatory Permits of the Company and its Subsidiaries.

(c)         Except as would not be material to the businesses of the Company and its Subsidiaries, all preclinical and clinical investigations sponsored by the Company or its Subsidiaries since January 1, 2022, have been and are being conducted in compliance with all applicable Legal Requirements, including Good Clinical Practices requirements for each relevant jurisdiction, and Legal Requirements restricting the use and disclosure of individually identifiable health information. Neither the Company nor its Subsidiaries have received any written notice from a Regulatory Authority with respect to any ongoing clinical or preclinical investigations requiring the termination, suspension or material modification of such studies or tests.

(d)         Except as would not be material to the businesses of the Company and its Subsidiaries, neither the Company nor its Subsidiaries have (i) made an untrue statement of a material fact or fraudulent statement to a Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to a Regulatory Authority, or (iii) to the Knowledge of the Company, committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for any Regulatory Authority to invoke any policy related to fraud or untrue statements. Neither the Company nor its Subsidiaries are the subject of any pending, or, to the Knowledge of the Company, threatened investigation by a Regulatory Authority with respect to (i) – (iii). As of the date of this Agreement, to the Knowledge of the Company, no officer, employee, agent or clinical investigator engaged by the Company or its Subsidiaries has been suspended, disqualified, debarred or convicted of any crime by a Regulatory Authority or, to the Knowledge of the Company or its Subsidiaries, engaged in any conduct that could result in debarment, exclusion or the assessment of a civil monetary penalty.

(e)         Except as would not be material to the businesses of the Company and its Subsidiaries, the Products manufactured or marketed by or on behalf of the Company and its Subsidiaries have, since January 1, 2022, been in compliance with all Legal Requirements issued by a Regulatory Authority applicable to the Product, pharmaceutical products and to the operation of the Company’s or its Subsidiaries’ business. To the Knowledge of the Company, no third party that manufactures or commercializes finished product on behalf of the Company or its Subsidiaries (but only in their capacity as such) has been subject to any enforcement, regulatory or administrative proceedings initiated by a Regulatory Authority and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

(f)          Except as would not be material to the businesses of the Company and its Subsidiaries, since January 1, 2022, neither the Company nor its Subsidiaries have received any written notice from a Regulatory Authority alleging or asserting (i) any violation applicable to the Product and/or (ii) that the Product is improperly labeled or adulterated, pursuant to applicable Legal Requirements in any jurisdiction. The Product has complied in all material respects with all applicable Legal Requirements, including without limitation GMP, GDP, and applicable specifications and standards. Since January 1, 2022, neither the Company nor its Subsidiaries have received any written notice of observational inspections or other written warning after inspection of a manufacturing facility, and the observations that have been received have been addressed to the satisfaction of the issuing authorities.

(g)          All dossiers for each Product are fully up-to-date, in eCTD format and with all required variations and renewals being filed by the applicable due date.

(h)        Since January 1, 2022, the Product has not been recalled, withdrawn, suspended, seized or discontinued by the Company or its Subsidiaries (whether voluntarily or otherwise) and there have been no written requests from any Governmental Authority or Regulatory Authority requiring the Company or its Subsidiaries to cease manufacturing, marketing, distributing or selling the Products. There are no facts, circumstances or conditions relating to the Products that would reasonably be expected to give rise to any recall, withdrawal, seizure or discontinuation (other than for commercial or other business reasons) by the Company or by any of its Subsidiaries of the Products. Up to the date hereof, the Company or any of its Subsidiaries have not received any material written complaints, warnings or notifications of any kind related to nonconformity of the Product, poor product safety, or damages caused by defective Product. Since January 1, 2022, the promotional materials and claims made by the Company or its Subsidiaries for the products manufactured or marketed by or on behalf of the Company or its Subsidiaries have complied in all material respects with all applicable Legal Requirements in all jurisdictions.

(i)          There are no outstanding, pending, or, to the Knowledge of the Company, threatened claims, disputes, or proceedings, and there are no facts or circumstances that would reasonably be expected to give rise to any such claims, disputes or proceedings, by any third party (including, for the avoidance of doubt, any clinical site, investigator, contract research organization, or patient) seeking payment, compensation, indemnification, reimbursement or any other form of monetary or non-monetary compensation in connection with any preclinical or clinical investigation, study or trial sponsored or conducted by or on behalf of the Company or its Subsidiaries.

Section 3.17         Company Contracts.

(a)         As of the date hereof, except for any Contract constituting a Transaction Document, Employee Benefit Plans or Company Real Property Leases, Section 3.17(a) of the Company Disclosure Letter lists each of the following Contracts with any third Person (other than the Company or any of its Subsidiaries), which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries are bound, in each case, as of the date of this Agreement:

(i)           any Contract (other than purchase orders entered into in the ordinary course of business) for the purchase of goods or services from the Company or any of its Subsidiaries for future consideration reasonably expected to be paid to the Company or any of its Subsidiaries of $500,000 or more in any fiscal year that has a remaining term of more than one (1) year and is not terminable without penalty within ninety (90) days’ notice;

(ii)          any Contract (other than purchase orders entered into in the ordinary course of business) for the purchase or lease of goods or services by the Company or any of its Subsidiaries requiring aggregate future payments in excess of $500,000 during the twelve (12)-month period following the date hereof;

(iii)         any loan agreement, credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement under which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred;

(iv)         any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the capital stock or assets of the Company or any of its Subsidiaries;

(v)         any Contract that contains express covenants that materially restrict the Company or any of its Subsidiaries from engaging in any line of business, acquiring any property, developing or distributing any product or providing any service (including geographic restrictions) or competing with any third Person or granting any exclusive distribution rights, in any market, field or Territory;

(vi)         any Contract pursuant to which the Company or any of its Subsidiaries (A) is granted any license or other right under any Intellectual Property that is material to the conduct of the businesses of the Company or its Subsidiaries as currently conducted or (B) grants any license or other right under any Intellectual Property that is material to the conduct of the businesses of the Company or its Subsidiaries as currently conducted, other than (i) material transfer agreements, clinical trial agreements, employment agreements or services agreements; (ii) generally available patent license agreements; (iii) in-licenses (or Software as a Service agreements) of or for non-customized, commercially available or off-the-shelf Software granted to the Company or any of its Subsidiaries on standard terms and conditions; (iv) nondisclosure agreements or inventor assignment agreements entered into in the ordinary course; and (v) non-exclusive licenses granted to advertising agencies and other third-party service providers and other licenses that are incidental and not material to performance under the applicable Contract, in each case, solely to the extent such Contracts do not otherwise constitute Company Contracts under this Section 3.17;

(vii)          any Contract creating or relating to any partnership or joint venture to make a material investment in or material extension of credit to any Person, involving future payments or capital commitments, and any strategic alliance, co-marketing or co-packaging; and

(viii)          agreements (other than purchase orders entered into in the ordinary course of business) under which the Product is supplied by the Company; all agreements with Governmental Authorities concerning pricing, reimbursement, or market access for the Product; and any quality agreements that define standards, responsibilities, or procedures applicable under the supply arrangements.

All Contracts of the type described in this Section 3.17(a) are hereinafter referred to as “Company Contracts.”

(b)        The Company has made available to the Purchaser copies of all Company Contracts as in effect on the date hereof and: (i) each of the Company Contracts is in full force and effect and, assuming the due execution by the other parties thereto, is a legal, valid and binding agreement of the Company or any of its Subsidiaries, as applicable, except to the extent any such Company Contract has expired or has been terminated in accordance with its terms or as may be limited by the General Enforceability Exceptions; and (ii) there is no material default, dispute or breach by the Company or any of its Subsidiaries (including, by way of example and without limitation, any breach of, non-compliance with or failure to comply with (A) any minimum supply commitment; and (B) exclusivity and non-compete provisions), as applicable nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute a default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, in the timely performance of any obligation to be performed or paid thereunder or any other material provision of a Company Contract. No written notice to terminate in whole or in part has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served) with respect to any such Company Contract.

(c)        Section 3.17(c) of the Company Disclosure Letter sets forth a true, complete and accurate list of all Company Contracts in connection with which a consent is required to be obtained for the consummation by the Seller and the Company of the transactions contemplated by this Agreement (including, for the avoidance of doubt, any change of control provision for the benefit of any counterparty to the Company or any of its Subsidiaries under any Company Contract). Other than as set forth in Section 3.17(c) of the Company Disclosure Letter, no consent is required to be obtained by the Company or the Sellers in connection with any Company Contract for the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

(d)         No Material Customer has given written notice to the Company or to any of its Subsidiaries of its intent to terminate or otherwise materially and adversely modify its business relationship with the Company or with any of its Subsidiaries or limit its usage or purchase of the products of the Company or any of its Subsidiaries either as a result of the transactions contemplated hereby or otherwise.

(e)         No Material Supplier has given written notice to the Company of its intent to terminate or otherwise materially and adversely modify its business relationship with the Company or with any of its Subsidiaries or limit its services, supplies or materials to the Company or any of its Subsidiaries either as a result of the transactions contemplated hereby or otherwise.

Section 3.18      Permits. The Company and its Subsidiaries are in compliance with all consents, approvals, authorizations or permits of, or filings or registrations with, any Governmental Authority or any Regulatory Authority issued to the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole (collectively, the “Permits”). All such Permits are in full force and effect. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to: (i) constitute or result in a material violation of, or a failure to comply in any material respect with, any term or requirement of such Permits; or (ii) result in the revocation, withdrawal, suspension, cancellation or termination of such Permits. The Company has not received any written notice, and to the Knowledge of the Company, no notice is threatened in writing, from any Governmental Authority regarding: (A) any actual, alleged, possible or potential violation or failure to comply in any material respect with any term or requirement of such Permits; or (B) any revocation, withdrawal, suspension, cancellation or termination of such Permits.

Section 3.19        Insurance. Section 3.19 of the Company Disclosure Letter sets forth, as of the date of this Agreement, all currently in-force insurance policies that are material to the business of the Company and its Subsidiaries, taken as a whole, which are maintained by the Company or any of its Subsidiaries, as applicable, and which cover the Company, its Subsidiaries and/or their respective businesses. All such insurance policies are in full force and effect and enforceable in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation under any such insurance policy and there are no pending claims under any of such insurance policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All premiums due on all such insurance policies have been paid in full, or with respect to premiums not yet due, accrued, and neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries are in default with its obligations under such insurance policies.

Section 3.20        Transactions with Affiliates.

(a)        Except for any contracts explicitly contemplated to be entered into pursuant to this Agreement (including the other Transaction Documents) and the contracts set forth on Section 3.20(a) of the Company Disclosure Letter, (i) there are no Contracts or Liabilities between the Company or any of its Subsidiaries, on the one hand, and the Seller, or any of its Affiliates (other than the Company and its Subsidiaries), that will not be terminated or fully satisfied at Closing, and (ii) to the Knowledge of the Seller, there are no Contracts or Liabilities between the Company or any of its Subsidiaries on the one hand, and, any of their respective officers, directors, employees, stockholders or immediate family members, on the other hand.

(b)        All contracts entered into by the Company or any of its Subsidiaries with the Seller, any Affiliate of the Seller (other than the Company or any of its Subsidiaries), or any other related party, are set forth in Section 3.20(b) of the Company Disclosure Letter.

Section 3.21       Brokers. No broker, finder or similar agent has been employed by, or on behalf of, the Company or any of its Subsidiaries, and no Person with which the Company has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.22        Compliance with Anti-Corruption Laws and Sanctions

(a)         The Company and each of its Subsidiaries is in material compliance with applicable Anti-Corruption Laws. In the three (3) years prior to the Closing Date, none of the Company and its Subsidiaries, or to the Knowledge of the Company, the Seller or any of its Affiliates has received any written communication from a Governmental Authority or Regulatory Authority that alleges that any manager, officer, employee or authorized agent of the Company or any of its Subsidiaries or any other Person acting on behalf of the Company or any of its Subsidiaries is in violation of any Anti-Corruption Laws.

(b)         The Company and its Subsidiaries have instituted policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws and maintain such policies and procedures in force.

(c)        Neither the Company or any of its Subsidiaries nor any of their respective directors, officers, or to the Knowledge of the Company, employees, agents and representatives (including third-party service providers) (in each case, in that capacity) is a Sanctioned Person. Neither the Company nor any of its Subsidiaries (i) has engaged in any transaction, activity, or conduct that could reasonably be expected to result in it being designated as a Sanctioned Person; (ii) has at any time during the five years prior to the date of this Agreement engaged in any sales, purchases, transactions, business, dealings, or provided funds or anything of value, to a Sanctioned Person in violation of Sanctions; or (iii) is in material breach of, or has otherwise materially violated in the past five years, any Sanctions.

(d)         The Company and its Subsidiaries have established and implemented, and maintain, policies and procedures designed to promote Sanctions compliance.

(e)          To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or has in the past three (3) years been the subject of any: (i) investigation or proceeding by or before any Sanctions Authority with respect to any actual, suspected or alleged violation of or offence under any Sanctions; or (ii) judgment, regulatory sanctions, penalties, sentences, disciplinary action, orders and/or suspensions issued or imposed by any Sanctions Authority or Governmental Authority related to any actual, suspected or alleged violation of or offence under any Sanctions.

(f)        The Company and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and governmental officials, in accordance with generally accepted accounting principles.

(g)        All individuals of the Company and its Subsidiaries acting as “Qualified Persons” or in other regulatory required positions for or on behalf of the Company or any of its Subsidiaries or any of its or their customers are properly qualified as may be required by applicable Laws and codes that customarily apply to the pharmaceutical industry in each of the jurisdictions in which the Company and its Subsidiaries trade or operate and no such “Qualified Persons” have been debarred.

Section 3.23        Inventory.

(a)        The Inventory: (i) is in a saleable condition; (ii) was manufactured in accordance with GMP; (iii) complies with all applicable Laws, including without limitation GDP, and with the specifications and standards contained in each applicable Product Registration; and (iv) has not been adulterated or misbranded.

(b)         Since January 1, 2022, the Company and its Subsidiaries have not (i) materially altered their activities and practices with respect to the Inventory, levels of the Product maintained at the wholesale, chain or institutional levels in relation to the Territories, including their practices with respect to Product samples, or (ii) sold, transferred, or given any supplies or samples of Product to any third party in or for use in relation to the Territories except in the ordinary course of business and in a manner that is consistent in all material respects with past practice.

(c)         Section 3.23(c) of the Company Disclosure Letter sets forth a list of Inventory as of June 15, 2025, specifying the country where such Inventory is located, and the production date and the expiry date of such Inventory, and such list is true and complete in all material respects as of June 15, 2025.

Section 3.24        No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, (IN EACH CASE AS DISCLOSED AGAINST IN THE COMPANY DISCLOSURE LETTER) NONE OF THE COMPANY, OR ANY OTHER PERSON ON BEHALF OF THE COMPANY MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESS, OPERATIONS OR CONDITIONS (FINANCIAL OR OTHERWISE), AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO MAKE ANY REPRESENTATION OR WARRANTY ON ITS BEHALF AND TO THE EXTENT OF ANY SUCH PURPORTED REPRESENTATION AND WARRANTY IT CANNOT BE RELIED UPON IN ANY MANNER. NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES OR AFFILIATES HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE PROSPECTS OR PROFITABILITY OF THE BUSINESS OF THE COMPANY OR ITS SUBSIDIARIES TO THE PURCHASER, OR WITH RESPECT TO ANY FORECASTS, PROJECTIONS OR BUSINESS PLANS PREPARED BY OR ON BEHALF OF THE COMPANY OR ITS SUBSIDIARIES AND DELIVERED TO THE PURCHASER IN CONNECTION WITH THE PURCHASER’S REVIEW OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES AND THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT. NONE OF THE COMPANY, ITS SUBSIDIARIES OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY OR OTHER OBLIGATION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON RESULTING FROM THE PURCHASER’S USE OF, OR THE USE BY ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY SUCH INFORMATION, INCLUDING INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN A VIRTUAL DATA ROOM, INITIAL DISCUSSION MATERIALS, MANAGEMENT PRESENTATIONS, OFFERING MATERIALS, SITE TOURS OR VISITS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, DILIGENCE CALLS OR MEETINGS OR ANY DOCUMENTS PREPARED BY, OR ON BEHALF OF THE SELLER, THE COMPANY OR ITS SUBSIDIARIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, UNLESS ANY SUCH INFORMATION IS EXPRESSLY AND SPECIFICALLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as qualified or supplemented by the Seller Disclosure Letter, the Seller represents and warrants to the Purchaser as follows:

Section 4.1          Organization and Qualification.

(a)         The Seller is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)         The Seller is duly qualified to do business and is in good standing under the Laws of Delaware.

Section 4.2         Authorization; Enforceability. The Seller has all the requisite corporate power and authority to execute and enter into and deliver this Agreement and each other Transaction Document to which the Seller is a party, and to consummate the transactions contemplated hereby and thereby, and to perform all obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which the Seller is a party, the performance of its obligations under this Agreement and each of the Transaction Documents to which it is a party and in accordance with their respective terms and the consummation of the transactions contemplated herein and therein have been or, if to be delivered after the date hereof, will be prior to execution and delivery thereof, duly and validly authorized by all requisite corporate action on the part of the Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the Transaction Documents to which Seller is or will be a party. This Agreement has been, and each other Transaction Document to which the Seller is a party shall be, duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of the Seller hereunder and thereunder, as applicable, enforceable against the Seller in accordance with its and their respective terms, except as limited by the General Enforceability Exceptions.

Section 4.3          Consents and Approvals; No Violations.

(a)         Neither the execution and delivery of this Agreement by the Seller, nor any other Transaction Document to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated herein or therein, nor compliance by the Seller with any of the provisions hereof or thereof, shall: (i) conflict with, violate or result in a breach of any provisions of the Seller’s certificate of incorporation or bylaws; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or rights of first offer or first refusal with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Seller; or (iii) subject to receipt by the Company of the requisite approvals set forth in Section 3.4(b) of the Company Disclosure Letter and by the Purchaser of the requisite approvals set forth in Section 5.3(b) of the Purchaser Disclosure Letter, violate any Law applicable to the Seller or any of its properties or assets, except with respect to clause (ii) as would not be material to the Company and its Subsidiaries taken as a whole.

(b)         Except as set forth on Section 3.4(b) of the Company Disclosure Letter, no consent, approval, Order or authorization of, or registration, filing with or notice to any Governmental Authority is required to be obtained by the Seller or any of its Affiliates and Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which each of them is or will be a party and for the consummation by the Seller of the transactions contemplated hereby and thereby, other than any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices, the absence of which would not have a Seller Material Adverse Effect.

Section 4.4          Litigation.

(a)          There is no Action pending or, to the Knowledge of the Seller, threatened in writing, against the Seller by or before any Governmental Authority or Regulatory Authority that, if determined in a manner adverse to the Seller, would have a Seller Material Adverse Effect.

(b)          There is no outstanding Order binding on or, to the Knowledge of the Seller, threatened in writing, against the Seller that would have a Seller Material Adverse Effect.

Section 4.5          Ownership of Shares.

(a)          The Seller legally and beneficially owns all of the Shares and has good and valid title to the Shares, free and clear of all Liens, except for any restriction on transfer pursuant to applicable securities Laws, any Liens thereon created by any action by or on behalf of the Purchaser or any of its Affiliates and any Liens that would be released at or substantially concurrently with the Closing. Subject to the terms hereof, upon the Closing, the Shares will be transferred and sold to Purchaser, free and clear of all Liens, other than restrictions imposed thereon by applicable securities Laws and any Liens thereon created by any action by or on behalf of the Purchaser or any of its Affiliates. The assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to the Purchaser at the Closing will be sufficient to transfer Seller’s entire ownership interests, legal and beneficial, in the Shares to the Purchaser.

(b)        The Seller is not party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require the Seller to sell, transfer, issue or otherwise dispose of or acquire any equity interests of the Company or any of its Subsidiaries. There is no outstanding Contract or dispute or challenge with or from any Person in relation to the ownership of the Shares and no Person has any right to purchase, redeem or otherwise acquire any outstanding shares in the capital of the Company and or of its Subsidiaries.

Section 4.6          Brokers. Except for BofA Securities, Inc. and TD Securities (USA), LLC, no broker, finder or similar agent has been employed by, or on behalf of, the Seller, and no Person with which the Seller has had any dealings or communications, is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

Section 4.7          Insolvency. Seller is not insolvent or unable to pay its debts when they are due within the meaning of any laws relating to insolvency binding upon the Seller.

Section 4.8          Transactions with Affiliates.

(a)          Except for the transactions, arrangements, agreements, and services entered into by the Company or any of its Subsidiaries with the Seller, any Affiliate of the Seller (other than the Company or any of its Subsidiaries), and any other related party, in each case as set forth in Section 3.20(b) of the Company Disclosure Letter (and replicated in Section 4.8(a) of the Seller Disclosure Letter), there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and the Seller, any of its Affiliates (other than the Company and its Subsidiaries), or to the Knowledge of the Seller, any of their respective officers, directors, employees, stockholders or immediate family members, on the other hand.

(b)          Except as set forth in Section 3.20(a) of the Company Disclosure Letter (and as replicated in Section 4.8(b) of the Seller Disclosure Schedule), no equity holder, officer, director, or manager of the Company or of any of its Subsidiaries, or any member of the immediate family of the foregoing or any other related party to the Company or of any of its Subsidiaries and/or the Seller, and/or any of their Affiliate (i) to the Knowledge of the Company, is involved in any material business arrangement with the Company or any of its Subsidiaries (save for an employment, ownership, or management relationship with the Company or any of its Subsidiaries), or (ii) has any claim or cause of action against the Company or any of its Subsidiaries.

Section 4.9         Regulatory Matters. Except set forth in Section 4.9 of the Seller Disclosure Schedule, since January 1, 2022, neither the Company nor its Subsidiaries have received any written notice from a Regulatory Authority alleging or asserting (i) any violation applicable to the Product and/or (ii) that the Product is improperly labeled or adulterated, pursuant to applicable Legal Requirements in any jurisdiction. The Product has complied in all material respects with all applicable Legal Requirements, including without limitation GMP, GDP, and applicable specifications and standards. Since January 1, 2022, neither the Company nor its Subsidiaries have received any written notice of observational inspections or other written warning after inspection of a manufacturing facility, and the observations that have been received have been addressed to the satisfaction of the issuing authorities.

Section 4.10       Third Party Consents. The consents, waivers and / or amendments set forth in Section 4.10 of the Seller Disclosure Letter have been duly obtained and are in full force and effect. No such consent (nor any related replacement, amendment, waiver, or modification) (i) impairs or delays, or would reasonably be expected to impair or delay, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; (ii) imposes, or would reasonably be expected to impose, an obligation, liability, restriction or condition on the Purchaser or its Affiliates that is not expressly contemplated by this Agreement or the other Transaction Documents; or (iii) affects or alters, or would reasonably be expected to affect or alter, the Royalty Payment mechanism (as defined in the Amended and Restated IP Licence Agreement) in any manner that would render the calculation, timing, or amount of any Royalty Payment uncertain, indeterminable, or dependent on terms not objectively and clearly ascertainable from the face of the Amended and Restated IP Licence Agreement.

Section 4.11        Intellectual Property.

(a)        Seller, as of the date hereof, represents (i) that it is the sole and exclusive owner of the Licensed IP and (ii) it has not granted any licenses to any third parties with respect to the Licensed IP that would conflict with the licenses granted to the Company under the Amended and Restated IP Licence Agreement.

(b)        Seller represents that the issued Licensed Patents are valid and enforceable, and, as of the date hereof, there is no Action that is pending or threatened in writing against Seller or any of its Affiliates pursuant to which a third party has challenged or threatened the scope, validity, or enforceability of the Licensed Patents except (a) office actions or proceedings in the ordinary course of prosecution of any pending applications for registration or issuance of any Company Registrable IP and (b) as set forth in Section 4.11(b) of the Seller Disclosure Schedule.  Seller also represents that, as of the date hereof, the patent applications constituting Licensed Patents set forth on Section 4.11(b) to the Amended and Restated IP Licence Agreement have not lapsed or been abandoned without the possibility of revival.

(c)         Seller represents the Licensed IP are, as of the date hereof, free from Liens (other than Permitted Liens) except as set forth in the Funding Agreements.

(d)       Seller represents that the use of the Licensed IP in making, using, selling, offering for sale and importing the Products for use in the Field in the Territory has not infringed, misappropriated, diluted, or otherwise violated, and do not infringe, misappropriate, dilute, or otherwise violate, in any material respect, any Intellectual Property of any third Person.

(e)         Seller represents that the Licensed Patents claim the Products for use in the Field and Territory.

(f)          To the Knowledge of Seller, as of the date hereof, no third party is infringing, misappropriating, diluting or otherwise violating, in any material respect, the Licensed IP.

(g)         Except as set forth on Section 4.11(g) of the Seller Disclosure Letter, to the Knowledge of the Seller, there are no known material safety issues with the Product.

(h)         Except as set forth on Section 4.11(h) of the Seller Disclosure Letter, there are no facts likely to prevent Regulatory Approval for the Pediatric Product for use in the Field in the Territory.

(i)         The representations and warranties set forth in this Section 4.11(i) are the sole and exclusive representations and warranties of the Seller with respect to Intellectual Property matters and no other representation or warranty of the Seller in this Agreement shall be construed to relate thereto.

Section 4.12        No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article IV AND THE OTHER TRANSACTION DOCUMENTS (IN EACH CASE AS DISCLOSED AGAINST IN THE SELLER DISCLOSURE LETTER) NEITHER THE SELLER NOR ANY OTHER PERSON ON BEHALF OF THE SELLER MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE SELLER, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE COMPANY OR THE PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES. NO PERSON HAS BEEN AUTHORIZED BY THE SELLER TO MAKE ANY REPRESENTATION OR WARRANTY ON ITS BEHALF AND TO THE EXTENT OF ANY SUCH PURPORTED REPRESENTATION AND WARRANTY IT CANNOT BE RELIED UPON IN ANY MANNER.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as qualified or supplemented by the Purchaser Disclosure Letter, the Purchaser represents and warrants to the Seller as follows:

Section 5.1          Organization and Qualification.

(a)          The Purchaser is an entity duly organized, validly existing and in good standing under the Laws of Italy.

(b)         The Purchaser is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Purchaser Material Adverse Effect.

Section 5.2         Authorization; Enforceability. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which the Purchaser is a party, and to consummate the transactions contemplated hereby and thereby, and to perform all obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which the Purchaser is a party and the consummation of the transactions contemplated herein and therein have been, or, if to be delivered after the date hereof, will be prior to execution and delivery thereof, duly and validly authorized by all requisite corporate or other similar action on the part of the Purchaser. This Agreement has been, and each other Transaction Document to which the Purchaser is a party shall be, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of the Purchaser hereunder and thereunder, as applicable, enforceable against the Purchaser in accordance with its and their respective terms, except as limited by the General Enforceability Exceptions.

Section 5.3          Consents and Approvals; No Violations.

(a)         Neither the execution and delivery of this Agreement by the Purchaser, nor any other Transaction Document to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated herein or therein, nor compliance by the Purchaser with any of the provisions hereof or thereof, shall: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws, or equivalent organizational documents, of the Purchaser; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Purchaser; or (iii) subject to receipt of the requisite approvals set forth in Section 3.4(b) of the Company Disclosure Letter, violate any Law applicable to the Purchaser or any of its properties or assets, except with respect to clause (ii) as would not have a Purchaser Material Adverse Effect.

(b)         Except as set forth in Section 5.3(b) of the Purchaser Disclosure Letter, no consent, approval, Order or authorization of, or registration, filing with or notice to any Governmental Authority is required to be obtained by the Purchaser or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the other Transaction Document to which each of them is or will be a party and for the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices, the absence of which would not have a Purchaser Material Adverse Effect.

Section 5.4          Litigation.

(a)          There is no Action pending or, to the Knowledge of the Purchaser, threatened in writing, against the Purchaser by or before any Governmental Authority that, if determined in a manner adverse to the Purchaser, would have a Purchaser Material Adverse Effect.

(b)          There is no outstanding Order binding on or, to the Knowledge of the Purchaser, threatened in writing, against the Purchaser, that would have a Purchaser Material Adverse Effect.

Section 5.5          Financing Matters.

(a)        Purchaser has delivered to the Seller true, correct and complete copies of (x) duly executed equity commitment letter(s) (the “Equity Commitment Letters”), pursuant to which the equity investors have committed, subject to the terms and conditions thereof, to invest in purchaser, directly or indirectly, the cash amounts set forth therein for the purpose of consummating the transaction (such financing, the “Equity Financing”) and (y) duly executed debt commitment letter(s), dated as of the date of this Agreement, among Purchaser and the Debt Financing Sources party thereto (including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto, as may be amended, modified or replaced in accordance with the terms hereof, collectively, the “Debt Commitment Letter(s)” and, together with any Fee Letter referenced below, collectively, the “Debt Financing Letters”, and together with the equity commitment letters, the “Financing Commitments”) and any other agreements related thereto, pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Purchaser (such financing, the “Debt Financing” and, together with the Equity Financing and cash of the Purchaser, the “Financing”) for the purpose of funding the transactions contemplated hereby. Purchaser has also delivered to the Seller a true, correct and complete copy of any fee letter (which may be redacted in a customary manner solely with respect to the fee amounts and the amount of the pricing flex (but not covenants or other terms), none of which, individually or in the aggregate, affects (or could reasonably be expected to affect) the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing or prevent or materially delay (or could reasonably be expected to prevent or delay) the Closing) in connection with the Debt Commitment Letter(s) (any such letter, a “Fee Letter”).

(b)        The Financing Commitments have not been modified, amended, supplemented or altered in any respect and none of the respective commitments or obligations thereunder have been terminated, reduced, withdrawn, rescinded or otherwise repudiated in any respect, and, to the Knowledge of Purchaser, no termination, reduction, withdrawal, rescission or other repudiation thereof is contemplated. No modification, amendment, supplement or alteration to any of the Financing Commitments is currently contemplated. There are no other contracts, side letters or arrangements to which Purchaser or any of its Affiliates is a party relating to the Financing Commitment or the Financing.

(c)        As of the date hereof, each of the Financing Commitments is in full force and effect, and none of the Financing Commitments have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to the Knowledge of Purchaser, no such withdrawal, rescission, termination, amendment or modification is contemplated, except for amendments, modifications or replacement that do not materially affect the funding of the transactions contemplated hereby or otherwise, individually or in the aggregate, affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing or prevent or materially delay the Closing. As of the date hereof, no Financing Source has notified the Purchaser or any of their respective Affiliates or Representatives of its intention to terminate any of the Financing Commitments or not to provide its portion of the Financing.

(d)        The Financing, when funded in accordance with the Financing Commitments and giving effect to any “flex” provision in the Debt Commitment Letter(s) or any Fee Letter (including with respect to fees and original issue discount), shall provide Purchaser with unrestricted cash on the Closing Date in an amount sufficient to (i) satisfy all obligations of Purchaser under this Agreement and the Financing Commitments, and the transactions contemplated hereby or thereby and (ii) pay (A) the aggregate consideration required to be paid by Purchaser hereunder (which includes the repayment of any outstanding Indebtedness of the Company and its Subsidiaries required by this Agreement) and (B) any and all amounts required by the Financing Commitments.

(e)        The Financing Commitments constitute the legal, valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, all the other parties thereto and are in full force and effect and, to the Knowledge of Purchaser, the other parties thereto, enforceable against each of them in accordance with their terms, subject to the General Enforceability Exceptions. Other than as expressly set forth in the Financing Commitments, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Purchaser or any of its Affiliates is a party. Purchaser is not, nor are any other parties to any Financing Commitments, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Financing Commitments, and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, could be expected to (i) constitute or result in a default under or breach on the part of Purchaser or on the part of any other party under any Financing Commitment, (ii) constitute or result in a failure by Purchaser or any other party to any Financing Commitment to satisfy, or any delay in satisfaction, of any term, condition or other contingency to the full funding of the Financing, (iii) make any assumptions or any of the statements set forth in any Financing Commitment inaccurate in any material respect or (iv) otherwise result in any portion of the Financing being unavailable on a timely basis, and in any event, not later than the Closing. Purchaser has no reason to believe (both before and after giving effect to any “flex” provisions contained in the Financing Commitments or any Fee Letter) that any term or condition of closing of the Financing contained in the Financing Commitments will be unable to be satisfied on a timely basis (and in any event, not later than the Closing) or that the full amounts committed pursuant to the Financing Commitments will not be available at the Closing. Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which could be expected to delay, impair or adversely affect the parties to the Financing Commitments. Purchaser has paid in full any and all commitment or other fees required to be paid on or prior to the date of this Agreement pursuant to the terms of the Financing Commitments, and will pay in full any such amounts due on or before the Closing Date.

(f)          Purchaser hereby acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding their or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 5.6        Solvency. Assuming (a) the representations and warranties set forth in Article III are true and correct in all material respects, (b) compliance in all material respects by the Seller and the Company with their respective obligations hereunder, (c) the satisfaction of the conditions to the Purchaser’s obligations to consummate the transactions contemplated hereby set forth in Section 7.1 and Section 7.2, (d) the repayment or refinancing of Indebtedness contemplated in this Agreement and (e) immediately prior to the Closing, the Company and its Subsidiaries are Solvent, then immediately after giving effect to all of the transactions contemplated hereby, the Purchaser and its Subsidiaries shall be Solvent. For the purpose of this Section 5.6, the term “Solvent” when used with respect to any Person, means that, as of any date of determination: (i) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person shall, as of such date, exceed: (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (B) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (iii) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or any of its Subsidiaries (including, following the Closing, the Company and any of its Subsidiaries).

Section 5.7          Brokers. No broker, finder or similar agent has been employed by, or on behalf of, the Purchaser, and no Person with which the Purchaser has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

Section 5.8         Investment Matters. The Purchaser is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act. The Purchaser is acquiring the Shares for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and that the Shares may not be transferred, sold, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, offer for sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable U.S. state or non-U.S. securities Laws, or pursuant to an exemption from registration under the Securities Act and any applicable U.S. state or non-U.S. securities Laws, and neither the Company nor the Seller is under any obligation to file a registration statement with respect to the Shares.

Section 5.9         Independent Investigation; No Reliance. In connection with its investment decision, the Purchaser expressly acknowledges that it and its Representatives have conducted their own investigation, review and analysis of the business, operations, technology, assets, liabilities, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries. The Purchaser hereby expressly acknowledges that the Company has provided the Purchaser with access to the personnel, properties, premises and books and records of the Company and its Subsidiaries for this purpose. The Purchaser hereby expressly acknowledges that, notwithstanding anything contained herein to the contrary, none of the Seller, the Company or any other Person makes or has made or is making any express or implied representation or warranty, except for the representations and warranties specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter or the Seller Disclosure Letter, as applicable) and that its purchase of the Shares and the consummation of the transactions contemplated hereby are not done in reliance upon any express or implied representation or warranty or omission by, or information from, the Seller, the Company or any of their respective Affiliates or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter or the Seller Disclosure Letter, as applicable), and the Purchaser hereby expressly acknowledges that the Seller and the Company expressly disclaim any other representations and warranties. Such purchase and consummation are instead done on the basis of the Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company and its Subsidiaries, as well as those representations and warranties by the Company and the Seller, as applicable, specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter or the Seller Disclosure Letter, as applicable). The Purchaser expressly acknowledges that none of the Company, the Seller or any of their respective Affiliates has made any representation or warranty to the Purchaser regarding the probable success or profitability of the Company, its Subsidiaries or their respective businesses. The Purchaser further expressly acknowledges that none of the Seller, the Company or any of their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries, their respective businesses or the transactions contemplated hereby not specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter or the Seller Disclosure Letter, as applicable), and none of the Seller, the Company or any of their respective Affiliates or any other Person shall have or be subject to any liability to, the Purchaser, its Affiliates, their respective Subsidiaries, stockholders, controlling persons or Representatives or any other Person resulting from the distribution to the Purchaser or its Representatives or the Purchaser’s use of any such information, including the Initial Discussion Materials, any other memoranda or management presentations distributed by, or on behalf of, the Company or any of its Subsidiaries relating to their respective businesses, any such information contained in the VDR or any other data room (including any electronic or “virtual” data room), or any information contained in any publication, document or other form provided or made available, or any omission thereof or therein, to the Purchaser or any of its Representatives in connection with the purchase and sale of the Shares and the other transactions contemplated hereby, unless any such information is expressly and specifically included in a representation or warranty contained in Article III and Article IV.

Section 5.10      No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article V AND THE OTHER TRANSACTION DOCUMENTS (IN EACH CASE AS DISCLOSED AGAINST IN THE PURCHASER DISCLOSURE LETTER) NEITHER THE PURCHASER NOR ANY OTHER PERSON ON BEHALF OF THE PURCHASER MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE PURCHASER, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE COMPANY OR THE SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES. NO PERSON HAS BEEN AUTHORIZED BY THE PURCHASER TO MAKE ANY REPRESENTATION OR WARRANTY ON ITS BEHALF AND TO THE EXTENT OF ANY SUCH PURPORTED REPRESENTATION AND WARRANTY IT CANNOT BE RELIED UPON IN ANY MANNER.

ARTICLE VI
COVENANTS

Section 6.1       Conduct of the Company’s Business Prior to the Closing.

(a)        Except: (i) for the matters set forth in Section 6.1(a) and Section 6.1(b) of the Company Disclosure Letter; (ii) as required by the terms of any Contract, Collective Bargaining Agreement or Employee Benefit Plan in existence as of the date of this Agreement or as required under applicable law; (iii) as otherwise contemplated hereby; or (iv) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, the Seller shall cause, the Company and its Subsidiaries to, and the Company and its Subsidiaries shall, conduct its business in the ordinary course of business in all material respects substantially in the same manner as currently conducted and to use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain relationships with licensors, suppliers, distributors and customers.

(b)        Without limiting the provisions of the foregoing clause (a), except (i) for the matters set forth in Section 6.1(a) and Section 6.1(b) of the Company Disclosure Letter; (ii) as required by the terms of any Contract, Collective Bargaining Agreement or Employee Benefit Plan in existence as of the date of this Agreement or as required under applicable Law; (iii) as otherwise contemplated hereby; or (iv) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, the Seller shall cause the Company and each of its Subsidiaries not to

(i)           change its authorized or issued share capital or issue, deliver, grant, sell, dispose of, pledge, award or otherwise encumber, or authorize or propose the issuance, delivery, grant, sale, disposition, pledge or other encumbrance of any additional shares of any class in the capital of the Company, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares in the capital of the Company, or any direct or indirect rights, warrants, options, appreciation rights, phantom shares, profit participation rights, calls, commitments or any other agreements of any character to purchase or acquire any shares or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares in the capital of the Company or any of its Subsidiaries, other than any such transactions carried out between the Subsidiaries of the Company or between the Company and any of its Subsidiaries;

(ii)           effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries or liquidate, merge or dissolve the Company or any of its Subsidiaries;

(iii)          amend any of the Company Organizational Documents;

(iv)        except as required pursuant to any plan, program or agreement existing on the date hereof, (A) establish, enter into, adopt, materially amend, or terminate any material Employee Benefit Plan or any plan, program, policy, agreement, or arrangement that would be a material Employee Benefit Plan; (B) materially increase or decrease the rate of compensation of, or pay or agree to pay or provide any material benefit to, any current or former executive officer, director or general manager of the Company or any of its Subsidiaries or any other Key Employee; (C) hire any executive officer, director or general manager or any Key Employee, other than to replace an executive officer, director or general manager or Key Employee, who left the Company or its Subsidiaries provided that such offer is made in the ordinary course of business and on substantially the same terms of service and employment as those offered to the executive officer, director or general manager or any other Key Employee who left the Company or its Subsidiaries; or (D) terminate, other than for cause, the employment or service of any executive officer, director or general manager of the Company or any of its Subsidiaries or any other Key Employee;

(v)           make any change in financial accounting methods, principles or practices, except as required by a change in GAAP, applicable Law or other applicable accounting principles or standards;

(vi)         form any Subsidiary or directly or indirectly acquire or agree to acquire in any transaction (by merger, consolidation, stock or asset purchase, or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof;

(vii)       (A) other than purchases and sales of the Product, Inventory and supplies in the ordinary course of business, acquire or agree to acquire, sell, lease (as lessor), assign, exchange, pledge, mortgage, encumber, abandon or otherwise transfer or dispose of any tangible or intangible assets (other than real property or Intellectual Property) in excess of $250,000, in the aggregate (including by merger, consolidation or acquisition of stock or assets), except for sales, dispositions or transfers of products, inventory or obsolete or worn-out equipment in the ordinary course of business; or (B) sell, lease (as lessor), mortgage, pledge, encumber, abandon, sell and leaseback or otherwise transfer or dispose of any real properties material to the Company and its Subsidiaries, taken as a whole, or any material rights or interests therein;

(viii)      change any material Tax election (other than an election to change the entity classification of the Company or any of its Subsidiaries for U.S. federal tax purposes), change an annual Tax accounting period, change any material method of accounting for Tax purposes, file any material amended Tax Return, enter into any material closing agreement for Tax purposes, settle or compromise any material Tax liability, or surrender any right to claim a material refund of Taxes, in each case, to the extent that such action could reasonably be expected to materially increase Purchaser’s or any of its Affiliates’ (including, following the Closing, the Company and its Subsidiaries) liability for Taxes;

(ix)         except in the ordinary course of business, (A) grant or agree to grant to any Person any exclusive license to any Intellectual Property material to the Company and its Subsidiaries, taken as a whole, except as between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company or (B) sell, assign, transfer, abandon or otherwise dispose of any material Company Intellectual Property, except the expiration of any registered Intellectual Property in accordance with the applicable statutory term;

(x)          create, assume, incur or guarantee any Indebtedness in excess of $250,000, except for: (A) Indebtedness incurred in the ordinary course of business; (B) Indebtedness incurred under letters of credit entered into in the ordinary course of business; (C) guarantees by the Company or any of its Subsidiaries of Indebtedness of the Company or any of its Subsidiaries; or (D) Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries;

(xi)        settle, compromise, discharge, waive, release, assign or agree to settle or enter into any waiver, release, assignment, compromise or settlement of any pending or threatened Action other than those that do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $250,000 in any individual instance;

(xii)        except in the ordinary course of business, and as does not and would not constitute, individually or in the aggregate, a Company Material Adverse Effect, cancel, surrender, allow to expire or fail to renew, any Permits material to the Company and its Subsidiaries, taken as a whole;

(xiii)      other than in the ordinary course of business, accelerate or alter in any material respect practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable (except for delay in payment of any such payables being contested in good faith by the Company); or

(xiv)        agree to take any of the foregoing actions.

(c)         Purchaser shall respond in writing to any request by Seller or Company or any of its Subsidiaries pursuant to Section 6.1(a) or Section 6.1(b) as soon as reasonably practicable, but in any event within ten (10) Business Days after delivery of such request. Any failure to so respond to any such request shall be deemed a consent by Purchaser to such request.

Section 6.2          Access to Information; Confidentiality.

(a)          From the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, and subject to compliance with applicable Law and this Section 6.2(a), the Seller shall, and shall cause the Company and its Subsidiaries to, and the Company and its Subsidiaries shall, (i) give the Purchaser and its Representatives reasonable access at reasonable times during regular business hours to the properties, books and records (including accountants’ workpapers, subject to the execution of customary access letters), contracts and documents, all key employees, of the Company and its Subsidiaries at the reasonable, prior request of the Purchaser in connection with the transactions contemplated hereby; and (ii) furnish to the Purchaser such information concerning the businesses, properties and personnel of the Company or of any of its Subsidiaries as the Purchaser shall reasonably request at reasonable times during normal business hours, with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries; provided, however, that (1) the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and its Subsidiaries and so as not to unduly burden the management team and resources of the Company and its Subsidiaries or impact the Company’s and its Subsidiaries’ ordinary course of business (2) all out-of-pocket costs incurred by the Company and its Subsidiaries in connection with such actions shall be at the sole cost and expense of the Purchaser. In no event shall the Seller or the Company be obligated to provide: (i) such access or information if the Seller determines, in its reasonable judgment, that doing so may (A) violate applicable Law (including antitrust laws), a Contract to or by which either Seller, the Company or any of its Subsidiaries is a party or otherwise bound or any other obligation of confidentiality or other obligation owing to a third Person; (B) jeopardize the protection of attorney-client privilege or any other privilege or immunity; or (C) expose the Seller, the Company or any of its Subsidiaries to risk of liability for disclosure of sensitive, confidential or personal information (provided that, if practicable, the Seller shall use its reasonable efforts to provide the Purchaser with such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences); or (ii) any portion of any Tax Return (or supporting work papers or documents related thereto) of, or with respect to, the Seller or any of its Affiliates (other than any Tax Return solely and directly related to the Company and any of its Subsidiaries). In addition, from the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, the Seller may designate any competitively sensitive information provided to the Purchaser or its Representatives, Subsidiaries or Affiliates pursuant to this Agreement as “outside counsel only” and such information shall be given only to the outside counsel of the Purchaser and may not be shared, conveyed, summarized or otherwise disclosed in any manner with the Purchaser or any of its Subsidiaries or Affiliates or any of their respective Representatives (other than such outside counsel), except as may be expressly agreed in writing by the Seller in advance. All information provided or obtained in connection with the transactions contemplated hereby shall be kept confidential by the Purchaser and its Representatives, Subsidiaries and Affiliates in accordance with the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.

(b)        Promptly following the date hereof, Seller and Purchaser shall establish an integration planning team (the “Integration Committee”), comprised of senior executives designated by each of Seller and Purchaser. Subject to applicable Law, the Integration Committee shall discuss and plan for a process concerning the transition of the operations of the Company and its Subsidiaries to the ownership of Purchaser after the Closing, and shall meet from time to time as mutually agreed by Seller and Purchaser. All contacts prior to Closing between representatives of Purchaser, on the one hand, and employees, customers and suppliers of the Company and its Subsidiaries, on the other hand, shall be coordinated through the Integration Committee, and Seller shall use reasonably best efforts to facilitate contacts between Purchaser and employees of the Company and its Subsidiaries reasonably requested by Purchaser. The Integration Committee shall cooperate with respect to the preparation and delivery of communications regarding the transactions contemplated by this Agreement to the employees, customers and suppliers of the Company and its Subsidiaries, shall assist in the planning and implementation of employee-related announcements and meetings, and at the request of Purchaser, shall facilitate meetings between representatives of Purchaser and employees of the Company and its Subsidiaries in furtherance of the transition of the operations of the Company and its Subsidiaries to ownership of Purchaser after the Closing. Seller shall provide Purchaser with copies of any material communications with Business Employees related to the transactions contemplated by this Agreement which contain material information about the transaction not previously communicated to employees or otherwise publicly disclosed.

(c)         For a period of seven (7) years after the Closing Date (or longer if required by applicable Law), the Purchaser shall, and shall cause its Affiliates and its and their respective Representatives and controlling shareholders to: (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) permit Seller and its Affiliates to make and retain such copies and inspections thereof as Seller or its Affiliates may reasonably request to comply with reporting, disclosure, filing or other requirements imposed on Seller or its Affiliates (including, for the avoidance of doubt, any Action or Tax audits against, investigations by any Governmental Authority of, or compliance with legal requirements by, the Seller or any of its Affiliates or Representatives) or to comply with the obligations of Seller or its Affiliates under the Transaction Documents; provided, however, that (A) the Seller and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser and so as not to unduly burden the management team and resources of the Purchaser, (B) any such activities shall not violate any applicable Law and none of Seller, Purchaser nor any of their respective Affiliates shall be required to violate any obligation of confidentiality to which any such Person is subject or to jeopardize any attorney-client privilege which it may possess and (C) all out-of-pocket costs incurred by the Purchaser in connection with such actions shall be at the sole cost and expense of the Seller. The Purchaser shall notify the Seller in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 6.2(c). In no event shall the Purchaser be obligated to provide: such access or information if the Purchaser determines, in its reasonable judgment, that doing so may (i) violate applicable Law, a Contract to or by which the Company or any of its Subsidiaries is bound or otherwise subject or any other obligation of confidentiality or other obligation owing to a third Person; or (ii) jeopardize the protection of attorney-client privilege or any other privilege or immunity (provided that the Purchaser shall use its reasonable best efforts to provide the Seller such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences). Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted for a purpose relating to a dispute or potential dispute between Seller and the Purchaser or any of their respective Affiliates.

(d)         For a period of seven (7) years after the Closing Date, at the sole cost of Purchaser, Seller shall, and shall cause its Subsidiaries to: (i) give Purchaser and its authorized Representatives reasonable access to the books and records of the Company and its Subsidiaries in their possession, (ii) permit Purchaser to make and retain such copies and inspections thereof as Purchaser may reasonably request, and (iii) furnish Purchaser with such financial and operating data and other information with respect to the Company and its Subsidiaries as Purchaser may from time to time reasonably request, in each case (A) to comply with reporting, disclosure, filing or other requirements imposed on Purchaser or its Affiliates (including under applicable securities laws) or for other bona fide business reasons, (B) for use in any Proceeding or to satisfy audit, Tax, accounting, claims, regulatory, litigation, subpoena or other similar requirements (including any regulatory consents required after the Closing), or (C) to comply with the obligations of Purchaser under the Transaction Documents; provided, however, that any such access will be conducted at Purchaser’s risk and expense, at a reasonable time, under the supervision of Seller’s or its Subsidiaries’ personnel and in such a manner as shall not (1) unduly disrupt the conduct of the operations of Seller or its Subsidiaries or (2) violate any applicable Law, and none of Seller, its Subsidiaries nor Purchaser shall be required to violate any obligation of confidentiality to which any such party is subject or to jeopardize any attorney-client privilege which it may possess. Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted for a purpose relating to a dispute or potential dispute between Seller and Purchaser or any of their respective Affiliates.

Section 6.3          Regulatory Filings; Reasonable Best Efforts.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable but, in any event, no later than would allow the Closing conditions set forth in Article VII to be satisfied and for the Closing to occur prior to the End Date, the transactions contemplated hereby in accordance with the terms of this Agreement, including: (i) the obtaining of all necessary approvals under any applicable Laws required in connection with this Agreement and the transactions contemplated hereby; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals and authorizations from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or a waiver from, or to avoid an Action by, any Governmental Authority; (iii) the obtaining of all necessary waivers, consents, approvals and authorizations from third Persons; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Unless otherwise expressly agreed herein, neither the Seller nor the Company shall be obligated to grant any consideration, or pay any fee or other similar payment, to any third Person from whom consent or approval is required or requested from or by such third Person in connection with the consummation of the transactions contemplated hereby in order to obtain any such consent or approval. For the avoidance of doubt, the Purchaser and, the Company and the Seller shall agree to use all commercially reasonable steps or actions that may be necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the parties hereto to consummate the transactions contemplated hereby as promptly as practicable following the date of this Agreement (and in any event, prior to the End Date such that the parties hereto have sufficient time to consummate the Closing in advance of the End Date) in each case to the extent any such remedies or action do not materially adversely affect the operations, financial condition and/or business, taken as a whole, of the Company, its Subsidiaries and the Purchaser deems that there would not be any material adverse effects on the Purchaser’s and its Affiliates’ business, operations, financial condition and/or reputation. In addition, upon the terms and subject to the conditions herein provided and subject to the Purchaser’s (and to the extent applicable, its Affiliates’) obligations under applicable Law, the Purchaser (and to the extent applicable, its Affiliates’) shall not knowingly take, or cause to be taken, any action that would materially delay or prevent the satisfaction by the End Date of the conditions set forth in Section 7.1. Each of the Purchaser and the Seller undertakes and agrees to make all required filings and applications with respect to applicable Antitrust Laws promptly and as soon as practicable after the date of this Agreement. The Purchaser shall have the responsibility for all filing fees associated with filings pursuant to applicable antitrust and regulatory filings with any Governmental Authority, including those that may be required to be filed in any other jurisdiction. Each of the parties hereto shall promptly furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any such filing or submission.

(b)        The Purchaser shall not, and shall cause its Affiliates not to, (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, would delay or impede the ability of the parties hereto to consummate the transactions contemplated hereby, or (ii) directly or indirectly acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (A) impose any delay in the ability of the parties hereto to consummate the transactions contemplated hereby, (B) increase the risk of any Governmental Authority seeking any Order that makes illegal, prohibits or prevents the consummation of the transactions contemplated hereby or (C) increase the risk of not being able to remove any such Order on appeal or otherwise, provided that any action undertaken by the Purchaser and/or any of its Affiliates to obtain all necessary consents and approvals from Governmental Authorities in connection with seeking the Debt Financing for the purpose of funding the transactions contemplated hereunder in accordance with the terms herein shall be deemed permitted and shall not be deemed to delay, impede or obstruct the ability of the parties hereto to consummate such transactions.

(c)         Each of the Purchaser and the Seller shall: (i) respond as promptly as practicable to all inquiries and requests received from any Governmental Authority in connection with antitrust matters or applicable Law; and (ii) not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except, in each case, with the prior written consent of the other of the Purchaser or the Seller, as applicable.

(d)        In addition and subject to applicable Law, each of the Purchaser, on the one hand, and the Seller, on the other hand, shall: (i) promptly consult with the other party of any written communication from any Governmental Authority concerning this Agreement or the transactions contemplated hereby to that party and permit the other party to review in advance any proposed communication to any Governmental Authority concerning this Agreement or the transactions contemplated hereby; (ii) notify the other party prior to participating in any meeting, telephone call or discussion with any Governmental Authority with respect to any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby and provide the other party the opportunity to attend and participate in any such meeting, telephone call or discussion; and (iii) furnish the other party with copies of all material correspondence, filings and written communications (or a reasonably detailed summary of any oral communications) between it and its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby and provide a reasonable opportunity to the other party to comment on letters, presentations, whitepapers and other substantive communications to the Governmental Authority and consider, in good faith, any reasonable comments on such correspondences, filings and written communications. The Purchaser shall advise the Seller promptly in respect of any understandings, undertakings or agreements (oral or written) which the Purchaser proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby. This Section 6.3(d) shall not apply with respect to Taxes.

Section 6.4          Employees and Employee Benefits.

(a)          On or prior to the Closing Date, the Seller shall, or shall cause its applicable Affiliate, to take all necessary actions to ensure that, as of immediately prior to the Closing, (i) the employment of each Excluded Employee has been transferred to the Seller or one of its Affiliates (excluding the Company and its Subsidiaries) or terminated; and (ii) no Excluded Employee is employed or engaged by the Company or any of its Subsidiaries. As of the Closing, the Seller will assume or retain and will indemnify and hold the Purchaser and its Affiliates (including, following the Closing, the Company and its Subsidiaries) harmless against any and all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all reasonable legal and other professional fees and expenses including, in each case, all related Taxes (including all cash disbursements) incurred by the Purchaser, the Company and any of its Subsidiaries and each of their respective Affiliates relating to (i) the employment or termination of employment of the Excluded Employees (including any liabilities and obligations arising under the Employee Benefit Plans), and (ii) any actions or claims brought by an Excluded Employee against the Company or any of its Subsidiaries relating to his or her employment or termination of employment, whether arising before or on the Closing Date.

(b)         The Purchaser shall provide each Business Employee with compensation and benefits in accordance with applicable Law and the terms of the Business Employee’s employment agreement. Without limiting the generality of the foregoing, the Purchaser shall continue any annual or short-term incentive plans with performance periods that are incomplete as of the Closing until the end of the applicable performance periods in accordance with the terms of the applicable annual or short-term incentive plans (including making payments earned pursuant to the terms of such plans).

(c)         The Purchaser shall or, to the extent that an applicable plan is insured, shall cause the insurance carrier to, give Business Employees full credit for all purposes (including for the purpose of determining vacation, retirement, vesting and severance benefits) under any compensation and benefit plans maintained by the Purchaser for such Business Employees’ service with the Company or any of its Subsidiaries to the same extent recognized by the Company or any of its Subsidiaries immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d)         Notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries, in their sole discretion, are permitted to: (i) prior to the Closing, pay out bonuses for any completed fiscal year to their employees in the ordinary course of business; and (ii) at the Closing, pay to each eligible employee a pro rata bonus in respect of the Company’s then-current fiscal year through the Closing based on the Company’s or its Subsidiary’s determination, in good faith, of the amounts earned, based on actual performance through the Closing.

(e)         From and after the Closing Date and until the expiry of the revised exercise period set forth in Section 2.5(k) of the Company Disclosure Letter, the Seller shall not, and shall cause its Affiliates not to, amend, modify or terminate the terms of any stock option plan or other equity-based compensation arrangement of the Seller held by any Business Employee as of the Closing in such a way, or otherwise take any action, that would adversely affect the treatment of such outstanding equity as set forth on Section 2.5(k) of the Company Disclosure Letter, without the prior written consent of the Purchaser.

(f)          Nothing contained herein, expressed or implied, is intended to confer upon any Business Employee or any other Person any benefits under any benefit plans, programs, policies or other arrangements, and the provisions of this Section 6.4 are solely for the benefit of the parties hereto. No provision of this Agreement shall: (i) require the Purchaser or any of its Subsidiaries to continue any Employee Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (ii) be treated as an amendment to any particular Employee Benefit Plan or employee benefit plan of the Purchaser for any purpose; or (iii) guarantee any future employment of any Business Employee.

Section 6.5        Public Announcements. Each party to this Agreement shall provide the other party with a copy of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents prior to issuance, and shall consider any comments of the other party with respect thereto, provided, however, that nothing in this Agreement shall limit any public announcement or disclosure (a) as may be required by Law or stock exchange rules or (b) to the extent the contents of such release or announcement are consistent in all material respects with materials or disclosures that have previously been released publicly in compliance with this Section 6.5 and nothing in this Section 6.5 shall require a party to consult with the other in connection with such disclosure under clause (b).

Section 6.6         Further Assurances. At and after the Closing Date, each of the Purchaser and the Seller shall use its reasonable best efforts from time to time to execute and deliver at the reasonable request of the other party such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 6.7          Directors and Officers Matters. After the Closing Date, the Purchaser shall, or shall cause the Company (or any Person that succeeds the Company) to continue to, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each of the present and former directors and officers of the Company and each Subsidiary, in each case in their capacities as such, as determined as of immediately prior to the Closing, from and against all damages, costs and expenses incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of the Company or any Subsidiary or the status of such individual as a director or officer at or prior to the Closing Date, and in furtherance thereof to advance such indemnified parties’ expenses associated with any such action, suit or proceeding to the fullest extent permitted by Law and to the fullest extent as would have been permitted by the Company’s or any Subsidiary’s respective organizational documents in existence as of the date of this Agreement, provided that the Seller undertakes to promptly reimburse the Purchaser or the Company, as applicable, for such amounts to the extent such amounts relate to acts or omissions occurring on or prior to the Closing Date. If the Seller fails to reimburse any such amounts within one hundred and twenty (120) days following the date on which the Purchaser and/or the Company notifies the Seller that such payment has been made, the Purchaser and/or the Company shall have the right to set off such amount against any payment then or thereafter due to the Seller or its Affiliates under the Supply Agreement. Each of the indemnified parties under this Section 6.7 is an express third-party beneficiary of this covenant.

Section 6.8          Taxes.

(a)         The costs arising out of, or incurred in connection with, the transactions contemplated by this Agreement and other Transaction Documents (such as any Transfer Taxes) shall be paid by the Purchaser. Purchaser shall prepare and timely file, or cause to be prepared and timely filed, any Tax Returns and other necessary documentation required to be filed with respect to any such Transfer Taxes. For the avoidance of doubts, any Tax due in relation to the capital gain realized in connection with the disposal of the Company will be born only by the Seller.

(b)         Purchaser shall not, and shall cause its Affiliates not to, (i) make any election with respect to the Company or any of its Subsidiaries (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 or an election under Section 338 of the Code), which election or change would be effective on or prior to the day following the Closing Date; (ii) cause or permit any of the Company or any Subsidiary to take any action after the Closing and on or prior to the day that is one day following the Closing Date outside the ordinary course of business other than as contemplated under the Transaction Documents; (iii) amend, refile, revoke or otherwise modify, or consent to the amendment, refiling, revocation or modification of, any Tax Returns, or make or change any Tax elections (except as otherwise required by a Taxing Authority) or accounting methods, in each case with respect to the Company or any Subsidiary and relating to a Pre-Closing Tax Period; or (iv) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of or with respect to the Company or any Subsidiary relating to a Pre-Closing Tax Period, in each case without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

(c)         Purchaser hereby (i) represents that all of the outstanding stock of the Company shall be acquired on the Closing Date by Purchaser or an Affiliate of Purchaser that is an Irish limited company (and Purchaser shall not (and shall cause its Affiliate to not) elect for Purchaser or such Affiliate to be treated as a disregarded entity or as  partnership for U.S. federal income tax purposes) or otherwise another single entity that is classified as a corporation for U.S. federal income tax purposes and such stock shall continue to be held by such entity through the date that is two days following the Closing Date, and (ii) covenants and agrees that, at Seller may file an election, with an effective date two days following the Closing Date, to classify the Company as an entity that is disregarded as separate from its owner for U.S. federal tax purposes provided that (x) the Company is eligible to make such election for U.S. federal income tax purposes, and (y) at least thirty (30) days prior to the due date for making such election (not taking into account any late election relief), Seller delivers to Purchaser a duly populated IRS Form 8832 (except for Parts 9 and 10 and the Consent Statement and Signature(s) section), with respect to which Purchaser shall complete Parts 9 and 10 and the Consent Statement and Signature(s) section and return the original executed IRS Form 8832 to Seller for filing at least ten (10) days prior to due date for making such election. The parties hereto acknowledge that Purchaser shall have no liability to Seller in the event such election is not accepted or is otherwise not deemed to be effective.

(d)         The determination of Indebtedness and Net Working Capital shall not take into account the effect of any action that the Purchaser or its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) take at any time after the Closing and prior to the time the Post-Closing Statement is deemed final and binding pursuant to Section 2.7(b) that has effect in a Pre-Closing Tax Period that decreases the amount or value of any Tax asset, or increases the amount or detrimental effect of any Tax liability, included in the determination of Indebtedness or Net Working Capital.

(e)          Purchaser shall prepare each Tax Return of the Company or its Subsidiaries to be filed after the Closing with respect to any Pre-Closing Tax Period consistent with the applicable past practice of the Company and its Subsidiaries, except to the extent any such practice is not “more likely than not” permitted by applicable Law. Prior to filing, the Purchaser shall provide the Seller with a draft copy of any Tax Return of the Company or any of its Subsidiaries to be filed after the Closing with respect to any Pre-Closing Tax Period. The Seller shall be entitled to provide comments on each such Tax Return as soon as reasonably practicable, but in any event within ten (10) Business Days after delivery of such Tax Return. Any failure to provide comments within the time period set out herein shall be deemed a consent by Seller to such draft Tax Return. Purchaser shall consider in good faith any such reasonable comments and shall provide a copy of the final Tax Return promptly after filing.

(f)         With respect to Taxes of the Company and its Subsidiaries relating to any Straddle Period, for purposes of determining the allocation of Taxes in any component of the Final Closing Purchase Price, Indemnified Taxes or otherwise for purposes of this Agreement, the portion of any Tax that is allocable to a Pre-Closing Tax Period will be: (i) in the case of property Taxes and other Taxes similarly imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period up to and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes (including income, capital gains and similar Taxes), determined as though the taxable year of the Company and each of its Subsidiaries terminated on (and included) the Closing Date; provided that (A) in the event that Taxes that are imposed on a periodic basis are attributable to any property which is revalued or re-assessed on or after the Closing Date, the portion of such Taxes allocated to the taxable period that is deemed to end on (and include) the Closing Date shall be determined without taking into account such revaluation or re-assessment; (B) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (and including) the Closing Date and the period beginning on the day following the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable; and (C) all Transaction Tax Deductions shall be treated as allocable to a Pre-Closing Tax Period and, to the extent applicable, consistent with Revenue Procedure 2011-29 and applicable Law, the parties hereto agree to treat seventy percent (70%) of any Company Transaction Expenses that are success-based fees as deductible for U.S. federal Income Tax purposes in a Pre-Closing Tax Period, in each case solely for purposes of this Agreement.

(g)         Purchaser and Seller shall, and shall cause their respective Affiliates to, provide to the other party hereto such cooperation and information, as and to the extent reasonably requested and reasonably necessary, in connection with (i) preparing, reviewing or filing any Tax Return, amended Tax Return or claim for refund of or with respect to the Company or any of its Subsidiaries, (ii) determining liabilities for Taxes or a right to refund of Taxes of or with respect to the Company or any of its Subsidiaries or (iii) conducting any audit or other action with respect to Taxes of or with respect to the Company or any of its Subsidiaries. Such cooperation and information may, if reasonable, include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by any Taxing Authority and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party and its Affiliates shall use commercially reasonable efforts to make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. The parties agree that from and after the Closing Date, the Company and its Subsidiaries shall (A) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of Seller, and Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date and for each Straddle Period for the seven (7)-year period beginning on the Closing Date and (B) allow the Representatives of Seller and its Affiliates, upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of the requesting Person) as Purchaser may deem reasonably necessary or appropriate from time to time. Any information obtained under this Section 6.8(g) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(h)        Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to disclose to Purchaser or any of its Affiliates any Tax Return of Seller or an Affiliate thereof (other than the Company or any of its Subsidiaries) or any Tax Return that is filed on a combined, consolidated or unitary basis with Seller or an Affiliate thereof (other than a Tax Return of a group that consists solely of the Company and any of its Subsidiaries), or any related work papers, except, in each case, for materials or portions thereof that relate solely to the Company or any of its Subsidiaries, nor shall Purchaser or any of its Affiliates have any right to inspect, review, comment on or approve any such Tax Return or to control or participate in any Tax Proceeding or other proceeding related thereto, and all rights with respect to each such Tax Return shall remain solely with Seller and its Affiliates.

(i)          The Purchaser shall, or cause its Affiliates to, pay to the Seller, as additional consideration for the Shares, any Income Tax refund (including, for these purposes, a Tax refund that is used as a credit to offset Taxes) that is received by or with respect to the Company or its Subsidiaries within five (5) years after the Closing that is attributable to a taxable period (or portion thereof) ending on or before the Closing Date (such refund for a Straddle Period to be allocated in accordance with the principles of Section 6.8(f)) within five (5) Business Days of the receipt of such Tax refund, net of any expenses and out-of-pocket costs incurred in connection with securing such refund and any Taxes imposed on Purchaser or its Affiliates (including the Company and its Subsidiaries) on such refund. If Seller becomes aware between the date hereof and the Closing Date that it anticipates any such refund to be received, Seller will notify the Purchaser in writing. The Purchaser shall, and shall cause its Affiliates to, take all commercially reasonable actions to receive refunds to which the Seller is entitled pursuant to this Section 6.8(i), including actions (such as preparing and filing, or causing to be prepared and filed, Tax Returns) reasonably requested by the Seller to obtain such refunds. For the avoidance of doubt, the Seller shall not be entitled to payment under this Section 6.8(i) with respect to any refund or overpayment of Taxes that was expressly included in the Final Closing Statement or that result from the carryback of an item attributable to a Tax period (or portion thereof) beginning after the Closing to a Pre-Closing Tax Period.

(j)         Purchaser and its Affiliates (including the Company and its Subsidiaries following Closing), on the one hand, and Seller, on the other hand, shall notify each other as promptly as reasonably practicable upon receipt by such party of notice of any inquiries, claims, assessments, audits, Third Party Claims or similar events with respect to Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (a “Tax Proceeding”), which notice shall describe the asserted Tax Proceeding in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect thereof, if any, provided that the failure to provide such notice shall not preclude an Indemnified Party from claiming from an Indemnifying Party any amounts of Losses payable by it arising in connection with or in respect of such Indemnified Tax Matter, except to the extent such failure actually and materially prejudices the Indemnifying Party, and then only to the extent of such prejudice. Purchaser shall be entitled to control and defend any Tax Proceeding; provided, however, Purchaser shall (i) permit Seller to participate (at its sole cost and expense) in such Tax Proceeding to the maximum extent permitted by Law, (ii) keep Seller reasonably informed of the developments and status of such Tax Proceeding, (iii) provide any material written submissions made with respect to such Tax Proceeding to Seller in advance of submission and (iv) not settle or compromise any such Tax Proceeding without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(k)         To the extent of any conflict between this Section 6.8 and Article IX with respect to any Indemnified Taxes, this Section 6.8 shall govern.

(l)          The covenants contained in this Section 6.8 shall survive until 90 days after the expiration of the applicable statute of limitations (including any valid extensions thereof).

Section 6.9         R&W Insurance Policy. The Purchaser has obtained a conditional binder to the R&W Insurance Policy. The Purchaser shall take all actions necessary to complete the applicable conditions in the conditional binder (other than the condition that the Closing has occurred) to the R&W Insurance Policy within the times set forth therein to maintain the R&W Insurance Policy in full force and effect. Following the final issuance of the R&W Insurance Policy, the Purchaser agrees to use reasonable best efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. Upon its final issuance, the Purchaser shall deliver the R&W Insurance Policy to the Seller. The parties hereto acknowledge that the Purchaser obtaining the R&W Insurance Policy is a material inducement to the Seller entering into the transactions contemplated hereby, and the Seller is relying on the Purchaser’s covenants and obligations set forth in this Section 6.9. The R&W Insurance Policy shall include a provision with respect to the Seller and its Representatives whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation or contribution rights against the Seller or any of its Affiliates, or any representatives of any of the foregoing with respect to any claim made by any insured thereunder except in the case of Actual Fraud by the Seller or any of its Affiliates or any representatives of any of the foregoing and then only to the extent of such Actual Fraud, and such Persons shall be express third-party beneficiaries of such provision. In addition, the R&W Insurance Policy may not be amended or waived by the Purchaser in any manner adverse to the Seller or any of its Affiliates without the Seller’s prior written consent; provided that any amendment, waiver or modification of the subrogation provisions therein that, directly or indirectly, would have the effect in any manner of limiting the scope and substance of such subrogation provisions, or would otherwise be adverse in any respect to the Seller or any of its Affiliates, shall require the Seller’s prior written consent.

Section 6.10        Financing.

(a)         Financing Covenants.

(i)           Purchaser shall, and shall cause its Subsidiaries and each of their respective Representatives and Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing and the Equity Financing at or prior to the Closing on the terms and subject only to the conditions (including any “flex” provisions) set forth in the Debt Commitment Letter and the Equity Commitment Letter, including using reasonable best efforts to: (1) comply with and maintain the Debt Commitment Letter and the Equity Commitment Letter in full force and effect in accordance with the terms and subject only to the conditions thereof, (2) negotiate and enter into definitive financing agreements with respect to the Debt Commiment Letter on the terms and subject only to the conditions set forth in the Debt Commitment Letter(s) and so that such agreements are in effect no later than the Closing, (3) comply with and perform the obligations applicable to it pursuant to the Debt Commitment Letter(s), including, to the extent the same are exercised, any “flex” provisions in the Debt Commitment Letter(s) or any Fee Letter, (4) draw down on and consummate the Debt Financing at or prior to the Closing, including by enforcing their respective rights under the Debt Commitment Letter(s) and causing the Debt Financing Sources to fund the Debt Financing at the Closing, (5) comply with and perform the obligations applicable to it under the Equity Financing Letter, (6) consummate the Equity Financing at or prior to Closing, including by enforcing its rights under the Equity Commitment Letter and (7) satisfy on a timely basis all conditions in such definitive agreements relating to the Debt Financing to the extent within Purchaser’s, any of its Subsidiaries’ or any of their respective Representatives’ or Affiliates’ control and assist in the satisfaction of all other conditions. If all or any portion of the Debt Financing expires or terminates or otherwise becomes (or could be expected to become) unavailable in the manner contemplated by the Debt Commitment Letter(s), Purchaser shall immediately (and in any event, within two (2) Business Days) notify the Seller in writing thereof and use its reasonable best efforts to arrange for and obtain as promptly as practicable following the occurrence of any such event alternative debt financing (the “Alternate Debt Financing”) in an amount sufficient to consummate the transactions contemplated hereby and perform all of their respective obligations hereunder on terms and conditions that are not less favorable or more onerous (including imposition of new conditions or expansion of existing conditions), in the aggregate, than those set forth in the Debt Commitment Letter(s) and that would not, and could not be expected to, prevent, delay or impair the ability of Purchaser to obtain the Debt Financing or consummate the transactions contemplated hereby. In the event Purchaser obtains any Alternate Debt Financing, Purchaser shall promptly deliver a true, correct and complete executed debt commitment letter to the Seller with respect to such Alternate Debt Financing, including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto and true, correct and complete copies of any related executed fee letters, engagement letters and other agreements, it being understood that any such fee letters may be redacted only in the same manner as the Fee Letters. Purchaser shall be subject to the same obligations with respect to any Alternate Debt Financing as set forth in this Agreement with respect to the Debt Financing.

(ii)          Purchaser shall not withdraw, rescind, terminate, replace, amend, restate or waive any Debt Financing Letter or any provision thereof without the Seller’s prior written consent if (in the case of any such replacement, amendment or waiver) such replacement, restatement, amendment or waiver would, or could be expected to, when taken together with all such amendments, restatements, modifications, and waivers: (1) delay, impede, impair or prevent the Closing, (2) adversely impact the ability of Purchaser to consummate the transactions contemplated hereby at the Closing or the likelihood of the consummation of the transactions contemplated hereby to be consummated at the Closing, or (3) reduce (or have the effect of reducing) the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) or Equity Financing such that the aggregate funds that would be available to Purchaser on the Closing Date, together with the Equity Financing and cash on hand and available to the Purchaser on the Closing Date, would not be sufficient to pay the Closing Purchase Price at the Closing or otherwise in a manner that would impact Purchaser’s ability to consummate the transactions contemplated hereby at the Closing. Purchaser shall promptly deliver a copy of any amendment, supplement, modification or replacement of any Debt Financing Letter to the Seller. Upon any permitted amendment, supplement, modification or replacement of any Debt Financing Letter (including with respect to any Alternate Debt Financing) in accordance with this Section 6.10(a), the term “Debt Financing Letters” shall mean the Debt Financing Letters as so amended, supplemented, modified or replaced, and references to “Debt Financing” and/or “Alternate Debt Financing” shall include the financing contemplated by the Debt Financing Letters as so amended, supplemented, modified or replaced.

(iii)        Purchaser shall provide the Seller prompt (but in any event, within two (2) Business Days) written notice (1) upon becoming aware of any (A) actual or threatened breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, could be expected to give rise to any such breach, default, repudiation, cancellation or termination) by any party to any Debt Financing Letter or such other agreements or documents (including any definitive agreements) relating to any of the Debt Financing or (B) any amendment, supplement, waiver, other modification or termination of any Debt Financing Letter or such other agreements or documents (including any definitive agreements) relating to the Debt Financing, (2) upon receipt by Purchaser or any of its Affiliates or any of its Representatives of any written notice or other written communication of any such breach, default, repudiation, cancellation or termination, (3) of any dispute or disagreement between or among the parties to any of the Debt Financing Letters or the definitive documents related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount thereof to be funded at the Closing and (4) if for any reason Purchaser believes in good faith that it would not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Letters or the definitive documents related to the Debt Financing in any manner which could be expected to impair, delay or prevent the consummation of the transactions contemplated hereby. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Purchaser delivers to Purchaser a written request, Seller shall provide any information reasonably requested by the Seller relating to any circumstance referred to in clause (1), (2), (3) or (4) of the immediately preceding sentence. In addition, Purchaser shall keep the Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain and finalize the Debt Financing and provide to the Seller copies of all definitive documents related to the Debt Financing, including by providing the Seller with drafts of such definitive documents relating to the Debt Financing a reasonable period of time prior to their execution or use.

(iv)         To the extent the proceeds of the Debt Financing are required to consummate the transactions contemplated hereby: (i) in the event that all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived or, upon funding shall be satisfied or waived, Purchaser shall use its reasonable best efforts to cause the Debt Financing Sources to fund the Debt Financing in accordance with its terms on the Closing Date, (ii) Purchaser shall not take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Financing Letters or in any definitive agreement relating to the Debt Financing and (iii) Purchaser shall not object to the utilization of any “market flex” provisions by an Debt Financing Source.

(b)         Financing Cooperation.

(i)          Prior to the Closing and subject to the limitations in this Agreement, the Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts (at Purchaser’s sole cost and expense) to cause the appropriate officers, employees and representatives of the Company and its Subsidiaries to, provide such customary cooperation as is reasonably requested by Purchaser upon reasonable prior notice to assist Purchaser solely in connection with causing the conditions to the Debt Financing to be satisfied or as is otherwise reasonably requested by Purchaser solely in connection with Purchaser’s efforts to obtain the Debt Financing (provided that any such requests are timely made so as not to delay the Closing beyond the date on which it would otherwise occur), which cooperation may include (1) participating in a reasonable number of meetings and due diligence sessions with providers or potential providers of the Debt Financing (which shall be limited to teleconference or virtual meeting platforms) during normal business hours and at mutually agreed times, (2) reasonably assisting Purchaser in the preparation of materials reasonably and customarily requested to be used in connection with obtaining the Debt Financing, in each case, solely with respect to information relating to the Company and its Subsidiaries, (3) providing reasonably promptly to Purchaser such financial information regarding the Company and its Subsidiaries that is reasonably requested by Purchaser and customary and required in connection with a syndicated financing or a high-yield offering and is prepared by Seller in the ordinary course or is readily available or within the Seller’s possession, (4) in the case of the Company, executing and delivering customary authorization letters (provided that, such customary authorization letters, or the bank information memoranda in which such letters are included, shall include language that exculpates the Seller, its Subsidiaries and their respective Representatives and Affiliates from any Liability in connection with the unauthorized use or misuse by the recipients thereof of the information set forth in any such bank information memoranda or similar memoranda or report distributed in connection therewith) and other reasonable and customary certificates, management representation letters and other documentation required by the Debt Financing Sources and the definitive documentation related to the Debt Financing, in each case (other than with respect to such authorization letters), which shall not be effective prior to Closing and (5) delivering information and documentation related to the Company and its Subsidiaries required and reasonably requested in writing by the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations.

(ii)         Notwithstanding anything to the contrary in this Agreement, none of the Seller, its Subsidiaries or any officer, employee or Representative of any of the foregoing, shall be required to (1) provide or prepare, and Purchaser shall be solely responsible for, the preparation of pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (2) pay any fee, (3) provide Regulation S-X compliant financial statements, (4) approve any document or other matter related to the Debt Financing or incur or reimburse any costs or expenses or incur any other Liability or obligation of any kind or give any indemnities in connection with the Debt Financing (unless given by the Company and its Subsidiaries or any of their continuing officers after the Closing), (5) enter into, approve or perform any agreement or commitment in connection with the Debt Financing or modify any agreement or commitment or provide any certification in each case, unless by the Company and its Subsidiaries or any of its continuing officers and effective only after the Closing, excluding any customary authorization letters described in Section 6.10(b), (6) provide any legal opinion or reliance letters or any certificate, comfort letter or opinion of any of its Representatives, (7) provide access to or disclose any information to Purchaser or its Representatives to the extent such disclosure could jeopardize the attorney-client privilege, attorney work product protections or similar protections or violate any applicable Law or contract, (8) take any action that could (A) unreasonably interfere with the day-to-day operations of the Seller or the Company and its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached or cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (C) result in any director, officer, employee or other Representative of the Company and its Subsidiaries incurring any personal Liability, (D) conflict with the certificates of incorporation or bylaws or equivalent organizational documents of the Seller, the Company and its Subsidiaries or any Law, (E) result in the contravention, violation or breach of, or a default under, any contract, (9) prepare or provide any financial statements or financial statements other as expressly set forth in Section 6.10(b)(i)(4) or change any fiscal period, (10) make any representations, warranties or certifications, (11) cause or permit any Liens to be placed on any of its assets in connection with the Debt Financing prior to the Closing Date, (12) adopt any resolutions, execute any consents or otherwise take any corporate or similar action (in each case, unless by the Company and its Subsidiaries or any of its continuing directors or officers and effective only after the Closing) or (13) consent to the use of the Company’s and its Subsidiaries’ names and logos in connection with the Debt Financing (provided that such logos are used solely in a manner that is not intended to harm the reputation or goodwill of the Company and its Subsidiaries).

(iii)         Without prejudice to Section 6.10(b)(iv) below. Purchaser expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Debt Financing or any other financing is in any manner a condition to the Closing or the obligations of Purchaser to consummate the transactions contemplated hereby. The Seller and its Subsidiaries will be deemed to be in compliance with this Section 6.10(b), and Purchaser shall not allege that the Seller or the Company and its Subsidiaries is or has not been in compliance with this Section 6.10(b), unless Purchaser provides prompt written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner consistent with this Section 6.10(b), for which such alleged failure to comply has not been cured within ten (10) Business Days from receipt of such written notice.

(iv)         None of the Seller nor any of its Affiliates or Subsidiaries (or any of their respective Representatives) shall have any Liability to Purchaser in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.10(b), except in the case of gross negligence or willful misconduct, in each case as determined by a final non-appealable judgment by a court of competent jurisdiction, in the preparation or presentation of such financial statements, financial information, data or other information. All non-public or other confidential information provided by or on behalf of the Seller to Purchaser or its Affiliates or any of their respective Representatives pursuant to this Section 6.10(b) shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(v)          The obligations of each of the Seller, its Subsidiaries, and their respective Representatives and Affiliates under this Section 6.10 shall reasonably continue following the Reference Time, including but not limited to their financing cooperation obligations under this Section 6.10.

(vi)        Purchaser shall (I) promptly upon request by the Seller, reimburse the Seller for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented fees and expenses of counsel and accountants) incurred by the Seller, its Affiliates or Subsidiaries (or any of their respective Representatives) in connection with any cooperation contemplated by this Section 6.10 and (II) indemnify and hold harmless the Seller, its Affiliates or Subsidiaries (or any of their respective Representatives) against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including reasonable and documented fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, such cooperation or the Debt Financing and any information used in connection therewith other than those claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, costs, expenses and settlement payment arising out of or from the gross negligence, fraud or willful misconduct of the Seller or any of its Representatives as finally determined by a court of competent jurisdiction.

Section 6.11        Non-Solicitation. For a period of two (2) years from the Closing Date, none of the Seller or its Subsidiaries, on the one hand, or the Purchaser and its Subsidiaries (including the Company and its Subsidiaries), on the other hand, shall directly or indirectly solicit for employment or engagement (whether as an employee, consultant or otherwise) or hire any employee of the Seller or its Subsidiaries or the Purchaser and its Subsidiaries (including the Company and its Subsidiaries), as applicable; provided that the foregoing shall not restrict any general or public solicitations not specifically targeted at such employees (including searches by any bona fide search firm that is not directed to solicit such employees) or any solicitations, hiring or other actions with respect to any such Person (a) whose employment is terminated due to such Person’s voluntary resignation more than three (3) months prior to the commencement of employment discussions between such Person and the other party or its Subsidiaries, or (b) who responds to general or public solicitation not specifically targeted at such employees (including by any bona fide search firm that is not directed to solicit such employees).

Section 6.12        Transitional Trademark License.

(a)         As soon as reasonably practicable but in no event later than twelve (12) months following the Closing Date, Purchaser shall cause the Company to change its names and cause its certificates of incorporation (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Seller Marks.

(b)         Subject to and except as pursuant to the terms of the Trademark License Agreement, Purchaser shall cause the Company to cease to make any use of or to permit any Third Party to make any use of the Seller Marks as soon as practicable, but in no event later than twelve (12) months following the Closing Date. In furtherance thereof, Purchaser shall use commercially reasonable efforts to, as soon as practicable, but in no event later than twelve (12) months following the Closing Date or such other period provided under the Trademark License Agreement, cause the Company to remove, strike over, or otherwise obliterate all the Seller Marks from all assets and other materials owned by the Company, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by the Company of the Seller Marks as permitted in this Section 6.12 is subject to use of such Seller Marks in a form and manner, and with standards of quality expressly provided therefor in the Trademark License Agreement. Purchaser and its Affiliates shall not use the Seller Marks in a manner that may reflect negatively on such name and marks or on Seller or its Affiliates.

(c)         Purchaser and its Affiliates shall indemnify and hold harmless Seller and any of its Affiliates solely to the extent that any Losses arise from or relate to the failure by Purchaser or any of its Affiliates to remove or cease using the Seller Marks within the time period prescribed under this Section 6.12. Following the Closing, Purchaser shall cause the Company to cease to hold itself out as having any affiliation with Seller or any of its Affiliates. Notwithstanding the foregoing or anything to the contrary, nothing in this Agreement will prohibit the Company or any of its Subsidiaries from (x) retaining and using, solely for its internal business purposes or such other internal use required by applicable Law, records and other historical or archived documents containing or referencing the Seller Marks and (y) using the Seller Marks in a descriptive or factually accurate manner where such use constitutes permitted non-trademark uses under applicable Law, including uses not in commerce, uses that would not cause confusion as to the origin or sponsorship of a good or service and uses in historical, tax and similar records.

Section 6.13        Wrong Pockets.

(a)          If at any time after the Closing, either party discovers that an asset (including all related rights and property but excluding Intellectual Property) is held by the Seller or any of its Subsidiaries that, as of the Closing, should have been held by the Purchaser or its Subsidiaries (including the Company and its Subsidiaries), the Seller will promptly procure, at its own costs the transfer of such assets to the Purchaser or a Subsidiary of Purchaser nominated by Purchaser for no additional consideration.

(b)         If at any time after the Closing, either party discovers that an asset is held by the Purchaser or any of its Subsidiaries (including the Company and its Subsidiaries), that, as of the Closing, should have remained an asset of the Seller or its Subsidiaries, the Purchaser will promptly procure at the Seller’s cost the transfer of such assets to the Seller or a Subsidiary of the Seller nominated by the Seller for no additional consideration.

Section 6.14       Termination of Affiliate Obligations. Other than those set forth in Section 6.14 of the Company Disclosure Letter and other than as provided under this Agreement or the Transaction Documents, at or before the Closing, all Contracts, liabilities and arrangements between the Company or any of its Subsidiaries, on the one hand, and the Seller or any of the Seller’s Affiliates, on the other hand, shall be terminated with no further liability to the Company or any of its Subsidiaries, and copies of all such terminations shall be delivered to the Purchaser prior to the Closing.

Section 6.15        Resignation of Officers and Directors. At the written request of Purchaser (which request shall be delivered after the condition in Section 7.1(a) has been satisfied and at least three (3) Business Days prior to the Closing), the Company shall cause any so requested officer and member of the boards of directors of the Company or of any of its Subsidiaries to tender his/her resignation from such position effective immediately prior to the Closing Date and in the event any such individual does not tender his/her resignation, the Company and any of its Subsidiaries shall take such actions necessary to remove such individuals from such positions.

Section 6.16        Release of Guarantees. At or substantially concurrently with the Closing, Seller shall cause the Company and its Subsidiaries to be released from any guarantee that the Company or any Subsidiary has granted with respect of any obligations of Seller and its Subsidiaries, and Seller will indemnify and hold the Purchaser, the Company and its Subsidiaries harmless against, any and all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses including, in each case, all related Taxes (including all cash disbursements) suffered by the Purchaser, the Company and any of its Subsidiaries and each of their respective Affiliates from and after the Closing in respect of, the guarantees that the Company and its Subsidiaries have given in respect of obligations of Seller and its Affiliates.

Section 6.17       Intellectual Property. From the date hereof through April 30, 2036, the Seller shall not, and shall cause its Affiliates not to, enter into any agreement, arrangement, settlement or other understanding, whether written or oral, with any generic pharmaceutical manufacturer, granting such generic pharmaceutical manufacturer a license to make, use, sell or offer for the sale the Product for use in the Field in the Territory, without the prior written consent of Purchaser.

Section 6.18        Right of First Negotiation.

(a)         If, on the date that is eighteen (18) months following the Closing Date, the Company and its Subsidiaries are in full compliance with their obligations under the Transaction Documents and have achieved targets set forth on Section 6.18 of the Company Disclosure Letter, then the Seller and the Purchaser (or the Company) will use their commercially reasonable efforts to negotiate a right of first negotiation framework pursuant to which the Purchaser (or one of its Affiliates, including the Company and its Subsidiaries) may be granted a right to negotiate with the Seller (or its Affiliates) on a first-priority basis, in the event that the Seller, directly or indirectly through its Affiliates, (i) completes preclinical development and initiates (or causes the initiation of) first-in-human clinical trials (including Phase 1 clinical studies) for any new pharmaceutical product or compound (excluding the Product and any improvements or line extensions thereof) (each, a “New Product”); or (ii) intends to license, sell, or otherwise grant rights to any third party to develop, commercialize, or distribute any New Product in the Territory. Such discussions shall be based on a summary of the relevant New Product and the key terms and conditions the Seller may consider proposing to third parties, to be made available to the Purchaser for the purpose of facilitating the exchange.

(b)        Without prejudice to the foregoing, the Seller shall make available to the Purchaser (or the Company) a summary of the relevant New Product and the key terms and conditions the Seller may consider proposing to third parties, provided that the summary will be limited to non-confidential information or subject to a confidentiality agreement.

Section 6.19        Regulatory Actions. The Seller shall take the actions as described on Section 6.19 of the Seller Disclosure Letter with respect to the CMC Dossier for the Product and any related Regulatory Filings, provided, however, that the Seller may modify or delay any actions or Regulatory Filings related to the CMC Dossier for the Product following consultation with the Purchaser.

Section 6.20        Procurement of IT Assets.

(a)       During the period prior to the Closing Date, Seller shall use commercially reasonable efforts to assist the Company in the development of the IT environment necessary for the Company to stand-up the business and operations of the Company commencing on the Closing Date (“Stand-up IT Actions”). Seller may use external vendors to support the Stand-up IT Actions. Purchaser shall reimburse Seller for the costs incurred by Seller in connection with the Stand-Up IT Actions, including (i) all costs, fees and disbursements paid or payable to external vendors in connection with the Stand-up IT Actions, and all costs and fees associated with the transfer of commercial applications, including but not limited to pre-paid software license fees, in each case as set forth on Section 6.20(i) of the Seller Disclosure Letter, and (ii) any and all costs incurred by Seller for internal support in connection with and in furtherance of the Stand-up IT Actions, in each case as set forth on Section 6.20(ii) of the Seller Disclosure Letter. Seller shall invoice Purchaser for all costs, fees and disbursements related to Stand-Up IT Actions as incurred by Seller or the Company as set forth on Section 6.20 of the Seller Disclosure Letter, and such invoices shall be promptly paid in full by Purchaser, and in any event no later than the Closing Date. For the avoidance of doubt, all costs, fees and expenses incurred by Seller or the Company in connection with the Stand-up IT Actions (including internal costs incurred by Seller) shall be payable by Purchaser to Seller regardless of whether the Closing occurs.

(b)         Purchaser shall provide Seller with reasonable support as requested by Seller in connection with completion of the Stand-up IT Actions, including facilitating testing activities.

(c)         Seller shall cause all licenses, laptops and iPads that are procured by Seller as part of the Stand-Up IT Activities to be transferred to the Company on the Closing Date, and the Company shall assume all service agreements, subscription agreements, lease agreements and similar obligations with respect thereto, provided, however, that if Closing does not occur, such licenses, laptops and iPads shall be transferred to the Purchaser and the Purchaser shall assume all service agreements, lease agreements and similar obligations with respect thereto.

(d)         Purchaser shall indemnify Seller for any and all Loses to Seller arising out of the Stand-up IT Actions. Seller shall have no responsibility to Purchaser or the Company for any liabilities arising out of the Stand-Up IT Actions.

Section 6.21       Statutory Financial Statements. Seller shall deliver to Purchaser on or prior to the Closing Date the Unaudited Standalone Financial Statements, in each case prepared from the books and records of each applicable Subsidiary in accordance with past practice and in compliance with Local GAAP applied on a consistent basis throughout the periods covered thereby.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1         Conditions to Each Party’s Obligations. The respective obligation of each party hereto to consummate the transactions contemplated hereby is subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date of the following conditions:

(a)         Antitrust. Clearance with respect to, the transactions contemplated hereby under any applicable Antitrust Laws as disclosed in Section 7.1(a) of the Company Disclosure Letter shall have been obtained.

(b)         No Injunctions or Restraints. No applicable Order or Law shall be in effect that makes illegal, prohibits or prevents the consummation of the transactions contemplated hereby (collectively, “Restraints”).

(c)         Third Party Consents. The Seller shall have received the consents set forth on Section 7.1(c) of the Seller Disclosure Letter and such consents shall not have been modified in any manner adverse to the Company and Purchaser and shall be in full force and effect.

Section 7.2          Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties of the Seller. (i) The representation and warranty of the Seller set forth in Section 4.5(a) shall be true and correct as of the date hereof and as of the Closing as though made on the Closing Date, except for any failure of such representation and warranty to be so true and correct as a result of any de minimis inaccuracies; (ii) the Fundamental Representations of the Seller (other than Section 4.5(a)) shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such Fundamental Representations addressed matters as of an earlier date (in which case such Fundamental Representations shall be so true and correct only as of such earlier date); and (iii) the other representations and warranties of the Seller set forth in Article IV (other than those covered by clauses (i) and (ii) of this Section 7.2(a)), taken together, without giving effect to any qualification as to “material,” “materiality” or “Seller Material Adverse Effect” set forth therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such representation and warranty addressed matters as of an earlier date (in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had a Seller Material Adverse Effect.

(b)        Representations and Warranties of the Company. (i) The Fundamental Representations of the Company shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such Fundamental Representations addressed matters as of an earlier date (in which case such Fundamental Representations shall be so true and correct only as of such earlier date) and (ii) the other representations and warranties of the Company set forth in Article III (other than those covered by clause (i) of this Section 7.2(b)), taken together, without giving effect to any qualification as to “material,” “materiality” or “Company Material Adverse Effect” set forth therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such representation and warranty addressed matters as of an earlier date (in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had a Company Material Adverse Effect.

(c)         Performance of the Obligations of the Seller. The Seller shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Seller contained in this Agreement at or prior to the Closing.

(d)         Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Company pursuant to this Agreement at or prior to the Closing.

(e)          Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing a Company Material Adverse Effect.

(f)          Officers’ Certificates. The Purchaser shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller certifying as to the matters set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(c), Section 7.2(d) and Section 7.2(e).

(g)          Transaction Documents. The Seller shall have delivered the signature pages to each of the Transaction Documents, which are to be released at the Closing in accordance with Section 2.3 of this Agreement, such that, at Closing, each of the Transaction Documents is in full force and effect.

(h)          Payoff Letters. The Seller shall have delivered to Purchaser copies of the payoff letters referenced to in Section 2.5(j).

Section 7.3          Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties of the Purchaser. (i) The Fundamental Representations of the Purchaser shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such Fundamental Representations addressed matters as of an earlier date (in which case such Fundamental Representations shall be so true and correct only as of such earlier date); and (ii) the other representations and warranties of the Purchaser set forth in Article V (other than those covered by clause (i) of this Section 7.3(a)), taken together, without giving effect to any qualification as to “material,” “materiality” or “Purchaser Material Adverse Effect” set forth therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such representation and warranty addressed matters as of an earlier date (in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had a Purchaser Material Adverse Effect.

(b)         Performance of the Obligations of the Purchaser. The Purchaser shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by it contained in this Agreement at or prior to the Closing.

(c)         Officer’s Certificate. The Seller shall have received a certificate signed on behalf of the Purchaser by an executive officer of the Purchaser certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

(d)        Transaction Documents. The Purchaser shall have delivered the signature pages to each of the Transaction Documents, which are to be released at the Closing in accordance with Section 2.3 of this Agreement, such that, at the Closing, each of the Transaction Documents is in full force and effect.

(e)         The Purchaser shall have paid in full the Royalty Release Fee in accordance with Section 2.6(c).

Section 7.4         Frustration of Closing Conditions. Neither the Purchaser nor the Seller may rely, either as a basis for not consummating the transactions contemplated hereby or terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the transactions contemplated hereby, including as required by Section 6.3.

ARTICLE VIII
SURVIVAL; TERMINATION; EXPENSES

Section 8.1        Survival. The parties hereto, intending to modify any applicable statute of limitations, and subject to the Closing having occurred, agree that none of the representations, warranties, covenants or agreements of the parties in this Agreement or in any instrument delivered by the parties hereto pursuant to this Agreement shall survive the Closing and all such provisions shall terminate as of the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Person in respect thereof; provided, however, that this Section 8.1 shall not limit (i) any claims based on Actual Fraud or willful misconduct of the Parties and (ii) any covenant or agreement of the parties hereto that by its terms contemplates performance after the Closing, shall survive until fully performed in accordance with their respective terms. No party hereto shall have any liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival date specified in this Section 8.1, which supersedes any statute of limitations that would otherwise apply, and no party hereto shall thereafter assert any claim, cause of action, right or remedy, or any proceeding, with respect to such provision or the subject matter thereof. The foregoing is not intended to limit the survival periods and any Purchaser’s right contained in the R&W Insurance Policy as solely between the Purchaser and the insurance provider(s) under the R&W Insurance Policy that the Purchaser obtains from a third-party insurance provider in connection with this Agreement (as between the Purchaser and such insurance provider). It being understood and agreed that (for the avoidance of doubt), (a) nothing in such R&W Insurance Policy shall affect any of the terms of this Agreement and the Purchaser agrees and covenants that such R&W Insurance Policy shall acknowledge that the Seller and its Affiliates shall have no liability for breaches or alleged breaches of representations and warranties under Article III and Article IV (other than those representations and warranties included in the Seller Indemnification Obligations) and that the insurer has no right of subrogation (and recourse) against the Seller (other than in the case of Actual Fraud), its Affiliates or any of its Subsidiaries.

Section 8.2          Termination. This Agreement may be terminated and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:

(a)          by the mutual written consent of the Seller and the Purchaser; or

(b)          by:

(i)           either the Seller or the Purchaser, if the Closing has not occurred on or before December 31, 2025 (the “End Date”); provided, however, that any right of the party seeking to terminate this Agreement pursuant to this Section 8.2(b)(i) shall not be available to such party if the failure to consummate the Closing by the End Date arises out of, or results from, any material breach of, inaccuracy in, or failure to perform by such party any representation, warranty, covenant or obligation contained herein;

(ii)          either the Seller or the Purchaser, if any Restraint shall be in effect that makes illegal, prohibits or prevents the consummation of the transactions contemplated hereby and such Restraint shall have become final and nonappealable; provided, however, that any right of the party seeking to terminate this Agreement pursuant to this Section 8.2(b)(ii) shall not be available to such party if: (A) such Restraint arises out of, or results from, any material breach of, inaccuracy in, or failure to perform by such party any representation, warranty, covenant or obligation contained herein; or (B) such party is then in material breach of any representation, warranty, covenant, or obligation contained herein;

(iii)         the Purchaser, if there shall have been a breach of, inaccuracy in, or failure to perform by the Seller or the Company any of their respective representations, warranties, covenants or obligations set forth in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.1 or Section 7.2 and in any such case such breach: (A) shall by its nature be incapable of being cured; or (B) if capable of being cured, shall not have been cured by the earlier of: (1) thirty (30) calendar days after written notice thereof shall have been received by the Seller or (2) the End Date; provided, however, that the right of the Purchaser under this Section 8.2(b)(iii) shall not be available if the Purchaser or, following Closing, the Company is then in material breach of any representation, warranty, covenant or obligation contained herein;

(iv)          the Seller, if there shall have been a breach by the Purchaser of any of its representations, warranties, covenants or obligations set forth in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.1 or Section 7.3, and in any such case such breach: (A) shall by its nature be incapable of being cured; or (B) if capable of being cured, shall not have been cured by the earlier of: (1) thirty (30) calendar days after written notice thereof shall have been received by the Purchaser or (2) the End Date; provided, however, that the right of the Seller under this Section 8.2(b)(iv) shall not be available if the Seller or the Company is then in material breach of any representation, warranty, covenant or obligation contained herein.

The party hereto desiring to terminate this Agreement pursuant to the foregoing clause (b) of this Section 8.2 shall give written notice of such termination to the other parties hereto in accordance with Section 10.5, specifying the provision hereof pursuant to which such termination is effected.

Section 8.3          Effect of Termination; Procedure.

(a)          Except as set forth in this Section 8.3, if, and in the event, this Agreement is terminated pursuant to Section 8.2, this Agreement shall become null and void and of no effect with no liability or further obligation on the part of any party hereto arising under or out of this Agreement, except that: (i) the provisions of Section 6.2(a) (Access to Information; Confidentiality), this Section 8.3, Article X (Miscellaneous) and the agreements contained in the Confidentiality Agreement (to the extent set forth therein) shall each survive the termination hereof; and (ii) if such termination results from the willful and material breach of this Agreement by a party hereto, such party shall be liable for damages and liabilities incurred by the other party as a result of such willful and material breach, it being understood that such damages and liabilities shall not be limited to the reimbursement of expenses and out-of-pocket costs; provided, for the avoidance of doubt, that no party shall be liable for special, exemplary or punitive damages of any kind, whether based on contract, tort, strict liability, other law or otherwise and, that the damages of any party for any willful and material breach of this Agreement shall include expectation and benefit of the bargain damages (including loss of such party’s premium as damages suffered by such party). For purposes of this Agreement, “willful and material breach” shall mean (A) any deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, undertaken with actual knowledge that such act or failure to act would, or would reasonably likely, be a material breach of this Agreement, and (B) without limiting clause (A) above, (1) in respect of such a breach by the Purchaser only, a material breach or failure to take any action that would otherwise be required to be taken by Purchaser pursuant to Section 6.3 (Regulatory Filings; Reasonable Best Efforts), and/or (2) failure by either party hereto to consummate the transactions contemplated hereby in accordance with the terms and provisions of this Agreement after the applicable conditions thereto (other than those conditions that may only be satisfied at the Closing) have been satisfied or waived.

(b)         In the event this Agreement is terminated pursuant to Section 8.2:

(i)          all confidential information received by the Purchaser or any of the Purchaser’s Representatives with respect to the business of any other party hereto or its Affiliates shall be treated in accordance with any applicable provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement and which is hereby amended to extend the term of such agreement for an additional two (2) years from the date of this Agreement; provided, however, that the foregoing shall not operate to reduce the term of any provision in the Confidentiality Agreement that would otherwise survive beyond two (2) years from the date of this Agreement; and

(ii)          all filings, applications and other submissions made by any party hereto to any Person, including any Governmental Authority, in connection with the transactions contemplated hereby shall, to the extent practicable and not legally prohibited, be withdrawn from such Person by such party.

Section 8.4         Fees and Expenses. Other than as expressly provided in this Agreement, including as specifically set forth in Section 2.7(d), Section 6.3, Section 6.8 and this Section 8.4, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the transactions contemplated hereby are consummated.

ARTICLE IX
INDEMNIFICATION

Section 9.1          Indemnification by Seller. Subject to the other provisions of this Article IX, from and after the Closing:

(a)          Seller agrees to and shall indemnify Purchaser, the Company and each of their Affiliates (the “Purchaser Indemnitees”) and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to (i) Indemnified Taxes, (ii) any failure of any representation or warranty made by the Seller in Sections 4.1 (Organization and Qualification), 4.2 (Authorization; Enforceability), 4.5 (Ownership of Shares), 4.6 (Brokers), 4.7 (Insolvency), Section 4.8 (Transactions with Affiliates), or Section 4.9 (Regulatory Matters) of this Agreement, and (iii) any failure by the Seller (or, where applicable, the Purchaser) to perform or comply with any covenant or obligation set forth in Section 6.1(b) of this Agreement and (iii) any covenant or obligation set forth in Section 6.4(d) (together, the “Seller Indemnification Obligations”).

(b)          the Purchaser agrees to indemnify and hold harmless the Seller from and against any and all Losses suffered, incurred, or paid, directly or indirectly, by the Seller to the extent arising out of, resulting from, or relating to any breach or inaccuracy of any fundamental representation or warranty made by the Purchaser in Article V.

Section 9.2          Indemnification Procedure.

(a)        Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 9.1 (an “Indemnified Party”), which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i)            state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and

(ii)         specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)         In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 9.3), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection and prior to submitting such dispute to the courts set forth in Article X, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Article X. The party that receives a final judgment in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other party.

(c)        Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate (other than a Third Party Claim, which is addressed in Section 9.3), claims for Losses covered by a memorandum of agreement of the nature described in Section 9.2(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.2(b) and Article IX hereof or shall have been settled as described in Section 9.3, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

(d)        Notwithstanding anything herein to the contrary, the amount of any Losses of any Indemnified Party for an indemnifiable matter pursuant to this Article IX shall be reduced by (A) the amount of any proceeds under any insurance policy (including the R&W Insurance Policy), calculated net of any out-of-pocket expenses, costs of recovery or collection, Taxes, any deductibles, increased premium amounts, reimbursement obligation or other similar out-of-pocket costs and expenses related to the insurance claim (other than self-insurance) in respect of such indemnifiable matter (“Net Recovered Proceeds”), in each case actually received by such Indemnified Party for the same facts that give rise to such indemnifiable matter, and (B) any Tax benefit actually realized (through a reduction of Taxes otherwise payable, or through a refund of Taxes previously paid, in each case, determined on a with or without basis) in the year of the payment or accrual of any such Loss or either of the two (2) succeeding years by any Indemnified Party or any of their respective Affiliates (including any group of corporations filing a Tax Return) from the incurrence or payment of any such Loss (a “Loss Tax Benefit”). If an Indemnified Party actually receives any payments from an Indemnifying Party for an indemnifiable matter pursuant to this Article IX and thereafter, such Indemnified Party recovers any proceeds under an insurance policy or realizes a Loss Tax Benefit for the same facts that give rise to such indemnifiable matter, such Indemnified Party shall as promptly as reasonably practicable notify the Seller thereof, and as promptly as reasonably practicable, but in any event no later than 20 Business Days after the actual receipt of such proceeds or the filing of a Tax Return that takes into account such Loss Tax Benefit, as applicable, pay to the Indemnifying Party an amount equal to the lesser of (1) the sum of the Net Recovered Proceeds and the Loss Tax Benefits in each case resulting from such recovery and (2) the amount of the indemnification payment previously received by such Indemnified Party pursuant to this Article IX with respect to such indemnifiable matter (the “Clawback Amount”).

Section 9.3          Third Party Claims.

(a)          If a claim by a third party is made against any Indemnified Party (a “Third Party Claim”), and if such party intends to seek indemnity with respect thereto under this Article IX, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder. The Indemnifying Party shall have ten (10) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim and the Indemnified Party shall cooperate with it in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by such Indemnified Party, and (ii) the Indemnifying Party shall be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges in writing its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; and provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (C) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party and does not otherwise seek monetary damages; (D) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (E) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.

(b)        Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 9.3(a), (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided that in such event it shall waive any right to indemnity therefore by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(c)         If the Indemnifying Party does not notify the Indemnified Party within ten (10) days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d)         The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Article IX, (ii) includes as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment, and (iii) does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party.

(e)         The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

(f)         The indemnification obligations contained in this Article IX shall survive until 90 days after the expiration of the applicable statute of limitations (including any valid extensions thereof).

ARTICLE X
MISCELLANEOUS

Section 10.1        Release.

(a)         Effective as of the Closing, the Purchaser, for itself and the Company, and their respective Affiliates and their respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Purchaser Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Purchaser Releasors has, might have or might assert now or in the future, against the Seller and any of its Affiliates and their respective successors, assigns, officers, directors, managers, and employees or any of their respective heirs or executors (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 10.1(a) shall release, waive, discharge, relinquish or otherwise affect the express rights or obligations of any party to the extent arising out of any covenants and agreements of the parties that, by their terms, contemplate performance after the Closing. The Purchaser shall, and shall cause the Company and Purchaser Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action, of any kind against a Seller Releasee based upon any matter released pursuant to this Section 10.1(a). Notwithstanding the foregoing, this Section 10.1(a) shall not apply to any claims to the extent arising from Actual Fraud or willful misconduct. This release is expressly conditioned upon the Closing and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and shall become null and void, and of no effect whatsoever, without any further action by any Person, upon any termination of this Agreement for any reason.

(b)        Effective as of the Closing, the Seller and its respective Affiliates and its respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Seller Releasors has, might have or might assert now or in the future, against the Purchaser and any of its Affiliates and their respective successors, assigns, officers, directors, managers, and employees or any of their respective heirs or executors (in each case in their capacity as such) (each, a “Purchaser Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 10.1(b) shall release, waive, discharge, relinquish or otherwise affect the express rights or obligations of any party to the extent arising out of any covenants and agreements of the parties that, by their terms, contemplate performance after the Closing. The Seller shall, and shall cause the Company and Seller Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action, of any kind against a Purchaser Releasee based upon any matter released pursuant to this Section 10.1(b).

Section 10.2       Disclosure Letters. The disclosure letter to be provided by the Seller (the “Seller Disclosure Letter”), the disclosure letter to be provided by the Company (the “Company Disclosure Letter”), the disclosure letter to be provided by the Purchaser (the “Purchaser Disclosure Letter” and together with the Seller Disclosure Letter and the Company Disclosure Letter collectively, the “Disclosure Letters”) and the Exhibits attached hereto and thereto shall be construed with, and as an integral part of, this Agreement. Each capitalized term used in any Exhibit or Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Letters have been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the applicable Disclosure Letter shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference or set forth in any other section in such Disclosure Letter relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in such Disclosure Letter or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in any Disclosure Letter shall not be construed to mean that such information is required to be disclosed hereby. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect”, “Seller Material Adverse Effect”, “Purchaser Material Adverse Effect” or other similar terms in this Agreement. The inclusion of any item in the Disclosure Letters shall not constitute an admission by the Company, the Seller or the Purchaser, as applicable, that such item is or is not material. No disclosure in any Disclosure Letter relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Letters and the information contained in the Disclosure Letters are intended to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

Section 10.3        Amendments; Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller and the Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

Section 10.4        Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 10.4:

(a)          if to the Purchaser or, following the Closing, to the Company, to:

Neopharmed Gentili S.p.A.
Via S. Giuseppe Cottolengo, 15
20143 Milan, Italy
Attention:	Bruno Sacchi;
Matteo Meazzini
Email:	b.sacchi@neogen.it
m.meazzini@neogen.it

with a copy (which shall not constitute notice) to:

White & Case LLP
Piazza Diaz 2,
20123 Milan, Italy
Attention:	Michael Immordino;
Leonardo Graffi
Email:	michael.immordino@whitecase.com
leonardo.graffi@whitecase.com

(b)          if to the Seller or, prior to the Closing, to the Company, to:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, NC 27703
Attention:	Alane Barnes, Chief Legal Officer
Email:	abarnes@biocryst.com

BioCryst Ireland Limited
Block 4, Harcourt Centre
Harcourt Road, Dublin 2
D02 HW77, Ireland
Attention:	Alane Barnes, Chief Legal Officer
Email:	abarnes@biocryst.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Stephen F. Arcano;
Ann Beth Stebbins
Email:	stephen.arcano@skadden.com;
annbeth.stebbins@skadden.com

Section 10.5        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.5 shall be void ab initio. Notwithstanding the foregoing, the Purchaser may assign, in whole but not in part, its rights under this Agreement to any Affiliate, subject to the Company’s prior written consent; provided that such assignment shall not relieve the Purchaser of its obligations under this Agreement and such assignment shall not increase any liability of Seller under this Agreement.

Section 10.6       Governing Law. This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

Section 10.7        Consent to Jurisdiction; Waiver of Jury Trial.

(a)        With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby (except as provided in Section 2.7), each of the parties hereto: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the courts of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each party hereto may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.4. Nothing in this Section 10.7, however, shall affect the right of any person to serve legal process in any other manner permitted by Law. For the avoidance of doubt, any claims subject to Section 2.7 shall be finally and conclusively determined in accordance with such Section.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(b).

Section 10.8       Privilege; Counsel. Skadden has been engaged to represent the Seller and the Company in connection with the transactions contemplated hereby. The Purchaser (on its behalf and on behalf of its Affiliates) hereby: (a) agrees that, in the event that a dispute arises after the Closing between the Purchaser and/or any of its Affiliates, on the one hand, and the Seller and/or any of its Affiliates, on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (“Dispute”), Skadden may represent the Seller in such dispute even though the interests of the Seller may be directly adverse to the Purchaser, the Company or any of their respective Affiliates; and (b) waives any conflict in connection therewith solely to the extent arising from Skadden’s pre-Closing representation of the Seller and the Company in connection with this Agreement or the transactions contemplated by this Agreement. The Purchaser (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Skadden, the Seller, the Company and/or the Company Subsidiaries (including any of their respective directors, officers, managers, employees or agents) that relate in any way to this Agreement, the Confidentiality Agreement or the transactions contemplated hereby or thereby or the negotiation of the same shall be deemed privileged and confidential, and the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall be controlled by the Seller and shall not pass to or be claimed by the Purchaser after the Closing. The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the parties have each undertaken reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Purchaser, the Company or any of their Affiliates and a third Person other than a party to this Agreement, the Company may assert attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third Person; provided, however, that the Company may waive privilege or protection to the extent necessary to defend itself in such dispute. Skadden shall be a third-party beneficiary for the purposes of this Section 10.8.

Section 10.9       Counterparts; Electronic Signature, Effectiveness. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 10.10      Entire Agreement. This Agreement and the other Transaction Documents (including the Disclosure Letters and the Exhibits, schedules, and annexes hereto and thereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, whether oral or written, with respect to the subject matter hereof and thereof.

Section 10.11     Third-Party Beneficiaries. Except as expressly provided herein, this Agreement, together with the other Transaction Documents and the Exhibits, schedules and annexes hereto and thereto, is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that: (a) the provisions of Section 10.1(a) are intended to be for the benefit of, and shall be enforceable by, each Seller Releasee and the provisions of Section 10.1(b) are intended to be for the benefit of, and shall be enforceable by, each Purchaser Releasee; and (b the provisions of Section 10.8 are intended to be for the benefit of, and shall be enforceable by, Skadden.

Section 10.12     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 10.13     Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. It is expressly agreed that the Seller shall be entitled to specific performance of Purchaser’s obligation to cause the Equity Financing to be funded and to consummate the transactions contemplated hereby if all (i) conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in full (other than those that by their nature are to be satisfied at the Closing) and Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, and (ii) the Seller has irrevocably confirmed that if specific performance is granted and the Equity Financing is funded, then the Closing will occur. Any party seeking: (a) an injunction or injunctions to prevent breaches of this Agreement; (b) to enforce specifically the terms and provisions of this Agreement; and/or (c) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 10.14      No Setoff. Each of the parties hereto acknowledges and agrees (on its own behalf and on behalf of its Affiliates) that it and its Affiliates shall have no right hereunder or pursuant to applicable Law to, and shall not, offset any amounts due and owing (or that become due and owing) pursuant to this Agreement to any other party hereto or thereto or such party’s Affiliates against any amounts due and owing to such other party or such other party’s Affiliates pursuant to this Agreement or any other Contract.

Section 10.15      Construction.

(a)         The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Disclosure Letters and the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letters are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letters of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) the Purchaser, the Seller and the Company shall be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires); (vii) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (viii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (ix) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (x) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)        The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.16      Debt Financing. Notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement, on behalf of itself and each of its Affiliates, hereby (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter(s) and each Fee Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such courts, (ii) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (iii) agrees that service of process upon such Person in any such Action shall be effective if notice is given in accordance with Section 10.4, (iv) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable law, trial by jury in any Action brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter(s), any Fee Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (v) agrees that notwithstanding anything to the contrary contained herein, none of the Seller, any of its Affiliates nor any of their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives shall have any rights or claims against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter(s), any Fee Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise, (vi) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY ACTION BROUGHT AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER(S), ANY FEE LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER and (vii) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Section 10.16 (and such provisions shall not be amended in any respect that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter at such time). This Section 10.16 shall not limit the rights of the parties to the Debt Financing under the Debt Commitment Letter(s) or any other definitive agreement in respect of the Debt Financing.

Section 10.17       Right to Designate.  The Purchaser may designate an Affiliate (the “Designee”) to purchase the Shares from the Seller, provided that such designation is made in accordance with the following provisions:

(i)             the Designee will be a company directly or indirectly, entirely controlled by the Purchaser;

(ii)          the designation will be deemed validly made if notified in writing to the Seller together with the written unconditional acceptance by the Designee of the designation and all the terms and conditions of this Agreement (the “Designation Notice”); and

(iii)           the Purchaser shall deliver to the Seller the Designation Notice no later than 5 (five) Business Days prior to the Closing Date.

(b)         The Designee will acquire all rights and assume all obligations of the Purchaser under this Agreement effective as of the date on which the Designation Notice is received by the Seller.

(c)         Following the receipt by the Seller of the Designation Notice, any reference to the Purchaser under this Agreement shall be construed as a reference to the Designee, except for the references to the Purchaser Article VII, Article V and Article X, which shall be construed as references to both the Persons having executed this Agreement as the Purchaser and the Designee.

(d)         Following the exercise of its right of designation under this Section 10.17, the Purchaser shall remain jointly and severally liable with the Designee for the performance of any obligations arising under, or in connection with, this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed by its authorized signatory as of the date first written above.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon P. Stonehouse
Name:	Jon P. Stonehouse
Title:	President, Chief Executive Officer and Interim Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

BIOCRYST IRELAND LIMITED

By:	/s/ Kevin Greaney
Name:	Kevin Greaney
Title:	Director of European Legal

NEOPHARMED GENTILI S.P.A.

By:	/s/ Alessandro Maria del Bono
Name:	Alessandro Maria del Bono
Title:	Chief Executive Officer

EXHIBIT A
Accounting Principles; Illustrative Calculation of Net Working Capital

Attached.
Exhibit A-1

EXHIBIT B
Knowledge of the Company List

Attached.

Exhibit B-1

EXHIBIT C
Knowledge of the Purchaser List

Attached.

Exhibit C-1

EXHIBIT D
Knowledge of the Seller List

Attached.

Exhibit D-1

[Annex A — Form of Transition Services Agreement]

Annex A

Agreed Form

TRANSITION SERVICES AGREEMENT

dated as of

[●], 2025

by and between

BIOCRYST PHARMACEUTICALS, INC.,
as Seller,

and

BIOCRYST IRELAND LIMITED,
as Company

[NOTE THIS DRAFT TRANSITION SERVICES AGREEMENT IS FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES AND SUBJECT TO THE TERMS AND CONDITIONS THEREOF. THIS TRANSITION SERVICES AGREEMENT MUST BE KEPT CONFIDENTIAL IN ACCORDANCE WITH THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE RECIPIENT OF THIS AGREEMENT AND BIOCRYST PHARMACEUTICALS, INC.]

i

ii

Exhibits

Exhibit A	Excluded Services
Exhibit B	Services Schedule
Exhibit C	Data Processing Addendum
Exhibit D	Consents

iii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Seller”) and BioCryst Ireland Limited, a corporation organized under the laws of the Republic of Ireland (the “Company”) (each, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, the Seller, the Company and Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy, have entered into that certain Stock Purchase Agreement, dated as of June 27, 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”);

WHEREAS, the Transaction Agreement contemplates that the Seller and the Company will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein; and

WHEREAS, each of the Seller and the Company wish to provide to the other Party certain services during a transitional period commencing as of the Effective Date, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1       Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement. As used in this Agreement, the following terms have the respective meanings set forth below:

(a)          “Accessing Party” has the meaning set forth in Section 10.4.

(b)          “Affected Party” has the meaning set forth in Section 14.4(a).

(c)          “Agreement” has the meaning set forth in the Preamble to this Agreement.

(d)        “Agreement Personal Data” means the Personal Data Processed by, or on behalf of, the Parties under this Agreement, as detailed in Annex I of Exhibit C;

(e)          “Business” means the marketing, promotion, importation, labeling, distribution, transport, offering for sale and selling of any Product in the Territory, in each case, conducted by or on behalf of the Company and its Subsidiaries after the Effective Date.

(f)          “Change Request” has the meaning set forth in Section 2.3(b).

(g)          “Charges” means the aggregate Specific Basis Charges under the Services Schedule during a particular period of time.

1

(h)          “Chosen Courts” has the meaning set forth in Section 13.2(c).

(i)           “Company” has the meaning set forth in the Preamble to this Agreement.

(j)         “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates (the “Disclosing Party”) that is or has been disclosed, made accessible or otherwise provided by or on behalf of the Disclosing Party to the other Party (the “Receiving Party”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise. Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information of the Disclosing Party that: (i) is or becomes generally available to the public other than as a result of the Receiving Party’s or its Representatives’ act or omission; (ii) is obtained by the Receiving Party or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in the Receiving Party’s or its Representatives’ possession, as established by written, contemporaneous evidence, before the Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by the Receiving Party or its Representatives, as established by contemporaneous written evidence, without use of or access to any Confidential Information of the Disclosing Party.

(k)          “Consents” has the meaning set forth in Section 4.1.

(l)           “Controller” has the meaning set forth in the Data Processing Addendum.

(m)         “Data Processing Addendum” has the meaning set forth in Section 10.1.

(n)        “Data Protection Laws” means all applicable Laws governing data protection or privacy that, by their terms, are directly applicable to the Agreement Personal Data, including: (a) the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and any applicable law supplementing or implementing the GDPR, (b) the UK GDPR as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”) (c) the Irish Data Protection Act 2018, (d) Swiss Federal Act on Data Protection 2018 (the “FADP”) and (e) the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020) (the “CCPA”) (each to the extent applicable).

(o)          “Disclosing Party” has the meaning set forth in Section 1.1(j).

(p)          “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(q)        “Excluded Services” means the services set forth on Exhibit A and any services identified as “Excluded Services” in the Services Schedules.

(r)          “Expenses” has the meaning set forth in Section 6.2.

(s)          “Force Majeure Occurrence” has the meaning set forth in Section 14.4(a).

(t)           “Granting Party” has the meaning set forth in Section 10.4.

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(u)          “Inadvertently Omitted Services” has the meaning set forth in Section 3.1.

(v)          “Indemnifiable Claim” has the meaning set forth in Section 9.2(a).

(w)         “IT Assets and Data” has the meaning set forth in Section 10.4.

(x)       “IT Systems” means computers, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned, licensed or leased by a Party or any of its Affiliates (excluding any public networks).

(y)       “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(z)          “Notification Related Costs” has the meaning set forth in Section 10.4.

(aa)        “Out of Pocket Costs” means all fees, costs or other expenses payable to Third Parties that are not Affiliates of the Provider in connection with the Services provided by the Provider hereunder.

(bb)        “Party” and “Parties” have the meaning set forth in the Preamble to this Agreement.

(cc)        “Personal Data” has the meaning set forth in the Data Processing Addendum.

(dd)        “Processing” has the meaning set forth in the Data Processing Addendum.

(ee)         “Processor” has the meaning set forth in the Data Processing Addendum.

(ff)        “Process” means any operation or set of operations performed on Personal Information, whether or not by automatic means, including creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying and any other operation considered “processing” (or similar term) under any Data Protection Laws.

(gg)        “Procured Services” has the meaning set forth in Section 4.3.

(hh)        “Provider” means (i) the Seller, with respect to the Services to be provided by or on behalf of the Seller to the Company under this Agreement, and (ii) the Company, with respect to the Services to be provided by or on behalf of the Company to the Seller under this Agreement.

(ii)          “Provider Indemnified Parties” has the meaning set forth in Section 9.1.

(jj)          “Receiving Party” has the meaning set forth in Section 1.1(j).

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(kk)        “Recipient” (i) the Seller or an Affiliate designated by the Seller, with respect to the Services to be provided by or on behalf of the Company to the Seller under this Agreement, and (ii) the Company or an Affiliate designated by the Company, with respect to the Services to be provided by or on behalf of the Seller to the Company under this Agreement.

(ll)          “Reduction Request” has the meaning set forth in Section 2.3(c).

(mm)      “Reference Period” has the meaning set forth in Section 3.1.

(nn)        “Relationship Managers” has the meaning set forth in Section 13.1.

(oo)    “Retained Business” means all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials (including additional clinical studies commenced after receipt of Regulatory Approval), in each case conducted by or on behalf of the Seller.

(pp)      “Sales Taxes” shall mean all sales, use, excise, transfer, turnover or similar Taxes, however denominated, including any interest and any penalties, fines, additions to tax or additional interest related thereto. Sales Taxes shall not include any income-based Taxes or any other Taxes measured by or imposed on or with respect to the Provider’s net income or any VAT.

(qq)        “Security Incident” has the meaning set forth in Section 10.4.

(rr)         “Security Policies” has the meaning set forth in Section 10.4.

(ss)         “Seller” has the meaning set forth in the Preamble to this Agreement.

(tt)          “Service” and “Services” have the meaning set forth in Section 2.1.

(uu)        “Services Schedule” means Exhibit B.

(vv)        “Service Termination Notice” has the meaning set forth in Section 12.3.

(ww)     “Software” means software and computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing.

(xx)      “Specific Basis Charges” means the specific charges allocated to each Service in the Services Schedule, as adjusted in accordance with the Services Schedule from time to time.

(yy)        “Specific Service Term” has the meaning set forth in Section 12.2.

(zz)         “Stranded Costs” has the meaning set forth in Section 12.4.

(aaa)       “Terminated Services” has the meaning set forth in Section 12.3.

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(bbb)      “Third Party” means any Person other than the Seller, the Company and their respective Affiliates.

(ccc)       “Third Party Claim” has the meaning set forth in Section 9.1.

(ddd)      “Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

(eee)       “Transition Period” has the meaning set forth in Section 12.1.

(fff)        “VAT” means: (i) in the United Kingdom, the value added tax imposed under the Value Added Tax Act 1994 (and legislation and regulations supplemental thereto); (ii) in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC, together with legislation supplemental thereto; and (iii) in relation to any other jurisdiction, the equivalent tax, if any, in that jurisdiction, including any goods and services tax, wherever imposed.

ARTICLE II
PROVISION OF SERVICES

Section 2.1       Services Provided.  Upon the terms set forth in this Agreement, and in consideration of the fees and charges payable by the Recipient pursuant to Article VI, beginning on the Effective Date the Provider shall, and, subject to Section 2.2, shall procure that its relevant Affiliates and Third Party agents and contractors will, provide the Recipient with those services listed on Exhibit B, with respect to services to be provided by or on behalf of the Seller hereunder to the Company as the Recipient, or with respect to services to be provided by or on behalf of the Company as the Provider to the Seller as the Recipient, as indicated on the Services Schedule (each a “Service,” and, collectively the “Services”). Subject to Section 2.3, the Provider shall not be obligated to provide, and the Recipient shall not have any right to receive, any services to the Recipient under this Agreement that are not set forth in the Services Schedule or that are an Excluded Service. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, the Provider shall have no obligation under this Agreement to provide, or cause to be provided, any of the Excluded Services or Terminated Services to the Recipient.

Section 2.2       Use of Affiliates or Third Parties. In providing the Services (in full or in part), the Provider may, at its sole discretion, use the personnel and resources of (a) the Provider or its Affiliates or (b) Third Parties; provided that subject to Sections 4.3 and 9.4(c), (i) the Provider (and not any of its Affiliates or any such Third Party) shall be solely responsible for all obligations of the Provider under this Agreement and shall be liable to the Recipient for the acts and omissions of its Affiliates and such Third Parties under this Agreement as if they were acts and omissions of the Provider and (ii) the Provider shall use the same degree of care in selecting each Affiliate or Third Party as it would if such Affiliate or Third Party was being retained to provide similar services to the Provider. Any provision of the Services by Affiliates of the Provider or any Third Party shall constitute performance of this Agreement by the Provider.

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Section 2.3         Changes.

(a)        The Provider may, in its sole discretion, implement changes (i) to the systems, personnel, and procedures used to provide the Services, and the manner in which the Services are provided (provided that in the event of any changes that fall within this clause (i) but neither clauses (ii) or (iii) below, Provider’s increased costs (if any) shall be solely borne by the Provider, unless expressly agreed in advance and in writing by the Recipient), (ii) subject to Section 2.2, to the Third Parties used to provide the Services, in each case (the foregoing clauses (i) and (ii)), subject to the Standard of Care remaining unaffected and (iii) where in the Provider’s reasonable discretion, such changes are required to remain compliant with Law or the requirements of any Governmental Authority; provided that, in the case of the foregoing clause (iii), Provider shall use commercially reasonable efforts to mitigate any adverse impact to the timelines or the quality of the Services. The Provider shall, in each case, use reasonable efforts to provide prior written notice to the Recipient of any such change to enable the Recipient to reasonably prepare for the change. Other than as permitted under this Section 2.3(a), the Provider shall not be entitled to make any changes to the nature, scope, timing or the manner of performing, or level of, a Service, without the prior written consent of the Recipient, which consent may not be unreasonably withheld.

(b)         In the event the Recipient desires a change from time to time (except as otherwise provided for in Section 2.3(c) with respect to any reduction in whole or in part of the scope or amount of any Service), it will deliver a written description of the proposed change (a “Change Request”) to the Provider’s Relationship Manager with a notice period of at least one (1) month prior to the end of a calendar month. The Provider shall, within ten (10) Business Days, provide the Recipient with an estimation of the additional costs of such proposed change together with reasonable explanation, supporting documentation and costs breakdown and the Parties shall negotiate in good faith the additional costs which may be borne by the Recipient as a result of such proposed change. If the Parties mutually agree on any changes in response to a Change Request (including the allocation of additional costs or savings associated therewith), the applicable Service shall be deemed modified in accordance with such agreement, and the Parties shall be responsible for all costs and expenses associated with such approved change, as agreed between them. Any such change shall become effective no later than the last Business Day of the calendar month immediately following the month in which the Change Request was approved in accordance with the foregoing, unless otherwise agreed in writing by the Parties. For clarity and notwithstanding the foregoing, the addition of any Inadvertently Omitted Services shall not be accomplished by Change Request under this Section 2.3(b), but shall be subject in all cases to Article III.

(c)         The Recipient may reduce in part the scope or amount of any Service by giving written notice to the Provider at least thirty (30) days’ prior written notice (the “Reduction Request”); provided that such reduction shall be effective at the end of the calendar month immediately following the calendar month in which the Reduction Request was received by the Provider, unless the Provider agrees to a shorter request notice period; and provided further that such reduction may also impact any other Service that is bundled with, cannot be provided in the absence of, or otherwise is dependent on such Service. Upon receipt of a Reduction Request, the Provider shall implement the appropriate changes to the relevant Charge(s) in accordance with Section 6.1. In connection with any reduction in part of the scope or amount of any Service, the Recipient shall bear any and all reasonable, properly documented Out of Pocket Costs, in each case, actually incurred by the Provider resulting from, or associated with, the reduction in the amount of such Services; provided that (i) the Provider shall use its reasonable efforts to avoid and reduce such Out of Pocket Costs and (ii) upon request by the Recipient, the Provider shall provide the Recipient with reasonable information about, and written evidence of, any such Out of Pocket Costs.

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Section 2.4       Standard of Care. The Provider shall, and shall cause its Affiliates to, provide the Services to the Recipient using substantially the same degree of care, skill and diligence which the Provider or its Affiliates used (a) when performing such Services for the Business, in the case of the Seller as the Provider, or substantially similar services, in the case of the Company as the Provider, or (b) when procuring such Services from Third Parties, in each case (the foregoing (a) and (b)) consistent with past practices during the twelve (12)-month period immediately prior to the Effective Date and at all times in accordance with applicable Law (the “Standard of Care”); provided that, neither the Provider nor any of its Affiliates will be required to perform or cause to be performed any of the Services (i) in the case of the Seller as the Provider, for any purpose other than the operation of the Business in a scope and manner substantially equivalent to the operation of the Business immediately prior to the Effective Date, (ii) in the case of the Company as the Provider, for any purpose other than the operation of the Retained Businesses in a scope and manner substantially equivalent to the operation of the Retained Businesses immediately prior to the Effective Date, or (iii) for the benefit of any third party or any other Person other than the applicable Recipient or its Affiliates.

ARTICLE III
INADVERTENTLY OMITTED SERVICES

Section 3.1        Inadvertently Omitted Services. The Parties acknowledge that, during the Transition Period, the Recipient may identify services that are not identified in the Services Schedule, which services (a) are required to operate the Business, in the case of the Company as the Recipient, or the Retained Business, in the case of the Seller as the Recipient, in each case, in substantially the same manner as conducted as of immediately prior to the Effective Date, (b) were used in the conduct of the Business or Retained Business (as applicable) during the three (3) month period immediately preceding the Effective Date (the “Reference Period”), and (c) at the time of the Recipient’s request, are reasonable to be provided by the Provider, or that the Provider can procure to be provided, to or for the Recipient with resources the Provider has available (and, in the case of the Company as the Recipient, the resources used to provide such services during the Reference Period have not been transferred to the Company or any of its Affiliates under any other Transaction Document) (each, an “Inadvertently Omitted Service”).

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Section 3.2        Procedure. If, within three (3) months of the Effective Date, the Recipient identifies an Inadvertently Omitted Service that is not an Excluded Service, the Recipient may submit a written request that the Provider provide the Recipient with such Inadvertently Omitted Service in addition to, and as part of, the Services, which written request shall include the scope of such Inadvertently Omitted Service, the period of time such Inadvertently Omitted Service is requested to be provided, the additional charges to be paid by the Recipient to the Provider for any such Inadvertently Omitted Service (such additional charges to be no less than the Provider’s cost to provide such Inadvertently Omitted Service), and any other applicable terms and conditions. In the event that the Provider accepts a request of the Recipient to add an Inadvertently Omitted Service to the Services in accordance with the preceding sentence, the Services Schedule shall be amended accordingly; and unless otherwise agreed in writing by the Parties, the provision of any Inadvertently Omitted Service shall be subject to all terms and conditions of this Agreement as if such Inadvertently Omitted Service were included in the scope of the Services as of the Effective Date.

 ARTICLE IV
THIRD PARTY CONSENTS

Section 4.1        Consents. The Provider shall use reasonable efforts, and the Parties shall cooperate in good faith, to obtain any consents from Third Parties that are necessary to provide the Services to the Recipient hereunder, and which are listed under Exhibit D, which may be updated by the Provider from time to time after the Effective Date (“Consents”); provided that notwithstanding the foregoing, the Provider shall not be required to (a) take any action which would, or would reasonably be expected to, result in a violation or breach of, or default under, applicable Law or Contracts with Third Parties, (b) relinquish, waive or forbear any rights, (c) amend or modify any Contracts with Third Parties (except to the extent that any Consent so obtained is provided by way of an amendment or modification) or (d) incur any Losses or offer or grant any concessions or accommodations (financial or otherwise) to any Person for the purpose of obtaining such Consent, other than the payment of reasonable fees required by the relevant Third Party in connection with the grant of such Consent, which shall be borne by the Provider.

Section 4.2      Refusal. If a Consent is not obtained in accordance with the provisions in Section 4.1, or is obtained, but subsequently revoked, terminated or such consent expires, the Parties shall cooperate and work together in good faith to agree on a workaround for such Service, including amending or replacing such Service in such a manner that the Consent of the relevant Third Party is no longer required (in which event the Parties shall modify the Specific Basis Charge for such Service taking into account such workaround), provided that the Recipient shall be entitled to refuse a workaround that fails to provide the Recipient with substantially all of the benefits it would have received, to the extent possible if such Service had been provided hereunder. If the Parties do not elect such a workaround (including, for clarity, if the Recipient refuses a workaround and fails to provide an acceptable alternative) within thirty (30) days following notice to Recipient of the issues preventing the Provider from providing the Services, then the applicable Service shall be deemed to be terminated in accordance with Section 12.3 (in which case, the Recipient shall no longer be required to pay for such Service, except for any payments that accrued prior to the date of the termination of such Service). Any Stranded Costs in connection with such termination shall be borne equally by the Parties. For the avoidance of doubt, subject to the preceding sentence, if any Consent is not obtained, or is otherwise subsequently revoked, terminated or expires, the Provider shall not be obligated to provide the affected Service to the Recipient.

Section 4.3      Procured Services. Notwithstanding anything to the contrary in this Agreement, subject to Section 4.1 and Section 4.2, the Provider shall, and shall cause its Affiliates to, deliver any Services obtained from Third Party service providers to the Recipient (the “Procured Services”) on an “as-is-where-is” basis only, meaning that the Provider shall provide such Procured Services to the Recipient with substantially the same quality as the quality in which the Provider receives such Procured Service (or a part thereof) from such Third Party service provider.

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ARTICLE V
OBLIGATIONS OF RECIPIENT USING THE SERVICES

Section 5.1         Migration.

(a)        Each Party acknowledges that the purpose of this Agreement is for the Provider, during the Specific Service Term, to provide each Service to the Recipient on an interim basis, and to use reasonable efforts to facilitate the Recipient’s transition to its own personnel or Third Parties to procure the Services for itself. Accordingly, during the Transition Period, and with respect to each particular Service, during the Specific Service Term, the Recipient shall use reasonable efforts to implement any necessary systems, and take, or cause to be taken, any and all other actions necessary or advisable so as to render receipt of the Services from the Provider no longer necessary.

(b)       It is further acknowledged and agreed by the Parties that the Seller shall, upon the Company’s request, provide extracts of relevant historical data in the Seller’s possession and control that is maintained in the Oracle environment operated by the Company as of the Closing Date, solely to the extent necessary to enable the Company to comply with applicable Law or Legal Requirement, including in connection with any audit, inspection, or other inquiry by a Governmental Authority, Tax Authority or Regulatory Authority.

Section 5.2         Assistance.

(a)         Without undue delay, the Recipient shall cooperate with the Provider in connection with the provision of the Services from the Provider to the Recipient, and shall provide the Provider with all the information, input, materials and assistance reasonably requested by the Provider in connection with the provision of the Services.

(b)      At any Recipient’s written request and with reasonable prior notice to the relevant Provider, such Provider shall provide commercially reasonable efforts to cooperate during such Provider’s regular business hours to the extent necessary in connection with any audit of Recipient as may be conducted by a third‑party financial statement auditor or any Government Authority of competent jurisdiction in relation to the Services or subject matter contemplated under this Agreement, at the Recipient’s sole cost and expense.

Section 5.3       Provision of the Recipient’s Equipment. The Recipient shall make available to the Provider all hardware and Software and any other equipment reasonably necessary for accessing, inputting and receiving output from computer Software and hardware used by or on behalf of the Provider in connection with the Services (e.g., to procure for a transfer of emails from the systems of the Provider or its Affiliates to the Recipient’s system).

Section 5.4       Usage Conditions. With respect to each Service during the applicable Specific Service Term, the Recipient shall comply with all written policies and instructions with respect to the receipt of Services communicated from time to time from the Provider to the Recipient in writing.

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ARTICLE VI
COMPENSATION

Section 6.1        Charges.

(a)        Subject to Article VII, the Recipient shall pay the Charges and Expenses to the Provider for the Services provided under this Agreement. All Charges and Expenses, and any other amounts payable under or in connection with this Agreement, are exclusive of VAT and Sales Tax, to the extent applicable.

(b)         Where a payment under or in connection with this Agreement constitutes consideration for a supply (or the equivalent) for VAT purposes, or in case a supply or service under or in connection with this Agreement is subject to VAT, then the Recipient of the relevant supply shall pay to the Provider an additional amount in respect of such VAT chargeable in addition to the Charges upon the issue of a valid VAT invoice. The Provider shall issue to the Recipient a valid VAT invoice (or the equivalent) in compliance with applicable VAT Laws in respect thereof. For the avoidance of doubt, to the extent that a reverse charge procedure applies, the Recipient of the relevant supply for VAT purposes shall not be required to pay any amount in respect of VAT to the Provider but the Provider shall, upon a reasonable request by the Recipient, provide an invoice in a form as reasonably specified by the Recipient for the purposes of the Recipient properly accounting for any VAT under the reverse charge mechanism.

(c)         Where one Party is liable to indemnify or reimburse another Party under the terms of or in connection with this Agreement in respect of any amount, including any costs, charges or expenses, the indemnity or reimbursement payment will include an amount equal to any VAT on those costs, charges or expenses that is not recoverable (whether by credit, repayment or otherwise) by the other Party (it is understood that this Section 6.1(c) is only applicable to the VAT not recoverable only by the Provider), subject to that person or representative member using reasonable efforts to recover such amount of VAT; provided, however, that this Section 6.1(c) shall not apply to any Charges determined on the basis of Specific Basis Charges, which shall be deemed to be fixed and inclusive of any non-recoverable VAT or similar tax liabilities incurred by the Provider.

(d)         Recipient shall pay or reimburse Provider for, and shall indemnify and hold Provider harmless against, any and all Sales Taxes imposed on with respect to the provision of the Services hereunder or which Provider shall have any obligation to collect and remit with respect to or relating to this Agreement or the performance by Provider of its obligations hereunder (whether or not shown on any invoice). Provider shall calculate such Sales Taxes. Notwithstanding the foregoing, Recipient agrees to use commercially reasonable efforts to provide exemption certificates or other documentation where available and to remit such Sales Taxes directly to the appropriate Taxing Authority. For the avoidance of doubt, except as provided in Section 6.1(f), each Party shall be solely responsible for its own income-based Taxes and any other Taxes measured by, or imposed on, its net income, gross receipts, or capital. Nothing in this Section shall be construed to require either Party to pay or reimburse the other Party for any such Taxes.

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(e)         Each of the Provider and the Recipient shall provide to the other such information and data as reasonably requested from time to time and, at the request and expense of the requesting party, to fully cooperate, in connection with (i) identification of the jurisdiction(s) in which each Service provided under this Agreement is performed or received, (ii) any allocation required by applicable Laws between the site of performance and the site of receipt with respect to each such Services, (iii) timely notification of such other Party with respect to any changes to such jurisdiction(s) with respect to each Service, and (iv) the reporting of any Taxes arising from the transactions contemplated under this Agreement, any audit relating to any such Taxes, or any assessment, refund, claim or legal proceeding relating to any such Taxes.

(f)          Neither Party shall deduct or withhold any Taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding is required under applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payments then the Provider or the Recipient, as the case may be, shall (i) be entitled to make such deduction or withholding, (ii) timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Law and (iii) provide the other Party with a receipt or other documentation evidencing such payment, including the amount paid and the applicable Taxing Authority to which payment was made. In the case of any such deduction or withholding, Recipient shall pay additional amounts to Provider such that, after taking into account such deduction or withholding (including such deduction or withholdings applicable to additional sums payable under this Section 6.1(f)), Provider receives the amount it would have received had no such deduction or withholding been applicable. Each Party agrees to use (and to cause its Affiliates to use) reasonable efforts to furnish such forms, certificates or other documentation, upon the reasonable request of the other Party, that would reduce or eliminate such deduction or withholding, and each Party shall (and shall cause its Affiliates to) reasonably cooperate with the other Party to minimize any such deduction or withholding.

Section 6.2      Further Expenses . The Parties acknowledge and agree that the Specific Base Charges may be increased to reflect any additional costs and expenses reasonably incurred by the Provider in connection with a Third Party engaged by the Provider to provide Services to the Recipient (“Expenses”); provided that (a) the Provider will use its commercially reasonable efforts to minimize any such Expenses and (b) to the extent reasonably practicable, the Provider will provide the Recipient with at least ten (10) days’ prior notice of such increase of the Expenses and the Recipient shall agree to such Expenses in advance, with its consent not to be unreasonably withheld. The Parties acknowledge and agree that the Specific Base Charges may be decreased to reflect any decrease in costs and expenses reasonably incurred by the Provider in connection with a Third Party engaged by the Provider to provide Services to the Recipient.

ARTICLE VII
INVOICING AND PAYMENT

Section 7.1     Invoice. The Provider shall issue to the Recipient appropriately detailed invoice(s) (including supporting documentation for any Out of Pocket Costs) relating to Services performed by the Provider in the preceding calendar month and the Recipient shall pay to the Provider all invoiced amounts within thirty (30) days of the date of the invoice(s). Any Services provided by any of the Provider’s Affiliates in accordance with this Agreement may be invoiced by such Affiliate in lieu of the Provider, in which case, Article VI and Article VII of this Agreement shall apply mutatis mutandis and shall constitute performance of this Agreement by the Provider.

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Section 7.2       Settlement. The Recipient shall promptly notify the Provider in writing of any good faith dispute relating to any invoice and the Parties shall seek to resolve all such disputes as soon as reasonably practicable in accordance with Section 13.2. The Recipient shall pay any amount that is not disputed in good faith in accordance with Section 7.1. If and to the extent that the Recipient does not deliver to the Provider a written statement describing any good faith objections to the amounts set forth in a particular invoice within thirty (30) days following receipt of such invoice, then the Recipient shall be deemed to have accepted its obligation to pay all amounts set forth on such invoice.

Section 7.3        Late Payments. If any payment due hereunder is not made when due, the Provider shall notify the Recipient in writing of such non-payment. The Recipient shall then have a grace period of fifteen (15) days from the date of receipt of such notice to cure the non-payment without penalty. If the payment remains outstanding beyond such grace period, the overdue sum shall accrue interest at the lower of (a) the maximum rate permitted by applicable Law or (b) four percent (4%) per annum. Notwithstanding the foregoing, interests shall not accrue pursuant to this Section 7.3 to the extent, and for as long as, any such unpaid amounts are being disputed in good faith pursuant to Section 7.2.

ARTICLE VIII
INTELLECTUAL PROPERTY

Section 8.1        Ownership of Intellectual Property. Except as otherwise expressly set forth herein, as between the Parties, each Party shall remain the exclusive owner of all right, title and interest throughout the world in and to its Intellectual Property, whether such Intellectual Property is licensed or otherwise disclosed to the other Party in the performance or receipt of the Services, or otherwise in connection with this Agreement.

Section 8.2      Intellectual Property. As between the Parties, all Intellectual Property of the Provider existing as of the Effective Date and all improvements, modifications or derivative works relating to the foregoing shall be exclusively owned by, and as applicable shall vest in, the Provider, its Affiliates, or their licensors. Except as set forth in Section 8.3, for the avoidance of doubt, the Provider and its Affiliates do not grant any licenses to the Recipient under this Agreement. As between the Parties, all Intellectual Property of the Recipient existing as of the Effective Date, and all improvements, modifications or derivative works relating thereto shall be exclusively owned by, and as applicable shall vest in, the Recipient, its Affiliates, or its or their licensors. Except as otherwise provided in this Agreement, nothing in this Agreement shall operate to transfer the ownership of, or grant any other interest in, any Intellectual Property rights of any Party (or of its Affiliates or its or their licensors) to the other Party.

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Section 8.3        Intellectual Property Licenses.

(a)          Subject to the terms and conditions of this Agreement, the Recipient hereby grants, and shall cause its Affiliates to grant, to the Provider, during the Transition Period, solely to the extent necessary to provide the Services, a fully-paid-up, royalty free, non-exclusive, worldwide, non-transferable (except as provided in Section 14.10) license to use any Intellectual Property (other than Trademarks) owned by the Recipient or any of its Affiliates and that is reasonably necessary for the Provider’s provision of the Services (where the Recipient has the right to grant such license).

(b)         Subject to the terms and conditions of this Agreement, the Provider hereby grants, and shall cause its Affiliates to grant, to the Recipient, during the Transition Period, solely to the extent necessary to receive or use the Services, a fully-paid-up, royalty free, non-exclusive, worldwide, non-transferable (except as provided in Section 14.10) license to use any Intellectual Property (other than Trademarks) owned by the Provider and that is reasonably necessary for the Recipient’s receipt or use of the Services provided by the Provider (where the Provider has the right to grant such license).

(c)         Nothing in this Agreement shall be deemed to convey to either Party any rights in or to the Intellectual Property of the other Party or its Affiliates other than the limited rights expressly granted in Section 8.3.

ARTICLE IX
INDEMNIFICATION; LIABILITY

Section 9.1       Indemnification. Each such Party, as the Recipient, shall indemnify, defend and hold harmless the other Party, as the Provider, and the Provider’s Affiliates and its and their respective directors, officers, agents and representatives (collectively, “Provider Indemnified Parties”) from, against and in respect of all Losses incurred or suffered by any of the Provider Indemnified Parties in connection with any Action by a Third Party (“Third Party Claim”) to the extent arising out of, relating to or resulting from any (a) fraud, willful misconduct or gross negligence of such Recipient or any of its Affiliates and any of its and their respective directors, officers, agents, successors and representatives in connection with this Agreement or (b) material breach of this Agreement by such Recipient or (c) the receipt and use of the Services by such Recipient; provided that the indemnity described in the foregoing subsections (a), (b) and (c) shall not apply to the extent that any such Losses are attributable to the Provider’s material breach of this Agreement or the fraud, willful misconduct or gross negligence of any of the Provider Indemnified Parties.

Section 9.2        Indemnification Procedures.

(a)          If any of the Provider Indemnified Parties receives notice or otherwise learns of a Third Party Claim with respect to which the Recipient may be obligated to provide indemnification pursuant to Section 9.1 (any such Third Party Claim, an “Indemnifiable Claim”), such Provider Indemnified Party shall give the Recipient notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim. Each such notice shall describe the Indemnifiable Claim in reasonable detail. Notwithstanding the foregoing, the failure of any of the Provider Indemnified Parties to give timely notice as provided in this Section 9.2(a) shall not relieve the Recipient of its obligations under Section 9.1 or this Section 9.2, except to the extent that the Recipient is prejudiced by such failure to give notice.

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(b)        The Recipient may elect (but shall not be required) to defend any Indemnifiable Claim, at the Recipient’s own expense and by the Recipient’s own counsel. Within thirty (30) days of receipt of notice from any of the Provider Indemnified Parties in accordance with Section 9.2(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Recipient shall notify such Provider Indemnified Party whether the Recipient is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense. If the Recipient elects to defend any such Indemnifiable Claim, it shall notify such Provider Indemnified Party of its intention to do so, and such Provider Indemnified Party shall, at the Recipient’s expense (for such Provider Indemnified Party’s reasonable out-of-pocket costs), cooperate with the Recipient and its counsel in the defense of such Indemnifiable Claim; provided that the Recipient shall not settle any such Indemnifiable Claim without such Provider Indemnified Party’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Provider Indemnified Party in full in connection with such matter and provides relief consisting solely of money damages borne by the Recipient. Notwithstanding an election of the Recipient to assume the defense of such Indemnifiable Claim, such Provider Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Provider Indemnified Party’s cost and expense; provided that the Recipient and its counsel cooperate with such Provider Indemnified Party and its counsel in connection therewith.

(c)      If the Recipient elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Provider Indemnified Party’s provision of notice and an opportunity to defend), or fails to notify such Provider Indemnified Party of its election as provided in Section 9.2(b), such Provider Indemnified Party may defend such Indemnifiable Claim at the cost and expense of the Recipient. Any legal fees and expenses reasonably incurred by such Provider Indemnified Party in connection with defending such Indemnifiable Claim shall be paid by the Recipient.

(d)      Unless the Recipient has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Provider Indemnified Party may settle or compromise any Indemnifiable Claim without the Recipient’s consent (not to be unreasonably withheld, conditioned or delayed). Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 13.2.

Section 9.3      Disclaimer of Warranties. EACH PARTY ACKNOWLEDGES AND AGREES THAT NEITHER THE OTHER PARTY NOR ANY OF THE PROVIDER INDEMNIFIED PARTIES, RESPECTIVELY, MAKES ANY WARRANTIES WITH RESPECT TO THE SERVICES (EXCEPT AS EXPRESSLY SET FORTH HEREIN), AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, OF ANY KIND WITH RESPECT TO THE SERVICES, INCLUDING ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER ANY OTHER TRANSACTION DOCUMENT.

Section 9.4        Remedies for the Recipient.

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(a)        In the event that the Provider breaches its obligation to provide a Service in accordance with Article II or its obligation to provide a Procured Service in accordance with Section 4.3, and such breach is not caused by a Force Majeure Occurrence or non-compliance by the Recipient with any term of this Agreement, then, as the Recipient’s sole remedy for such breach, the Recipient may require the Provider to:

(i)                 provide the relevant Service again if and as soon as reasonably practicable, at no additional charge;

(ii)                where relevant, use reasonable efforts to resolve, or cause its Affiliates to resolve, the non-compliance with this Agreement where it is still ongoing, at no additional charge.

(b)         In addition to the remedies set forth in Section 9.4(a), if any damage results from the Provider’s fraud, willful misconduct or gross negligence, the Recipient shall be entitled to claim damages incurred by the Recipient to the extent actually resulting from a material breach of the Provider of its obligations under this Agreement.

(c)          If the Provider is using Third Parties to perform the Services (including if the Provider is using subcontractors), and such Third Party causes any damage to the Recipient or its Affiliates:

(i)                The Provider shall (A) use reasonable efforts to enforce (or cause its relevant Affiliate to use reasonable efforts to enforce) its rights under or in connection with any applicable Third Party Contract at the written request and expense of the Recipient, and (B) in relation to any such enforcement action consult with the Recipient, keep the Recipient regularly informed and not adversely impact in any material respect the interests of the Recipient relative to the interests of the Provider or any of the Provider’s Affiliates;

(ii)               where the Provider (or an Affiliate of the Provider) recovers any amounts from a Third Party pursuant to Section 9.4(c)(i), the Provider shall pass an equitable portion of such amounts recovered by it to the Recipient (in proportion to the Losses suffered by the Recipient in connection with the relevant Third Party breach when compared with the Losses suffered by the Provider and any of the Provider’s Affiliates); and

(iii)              the liability of the Provider to the Recipient and its Affiliates for such damages shall be limited to the recourse the Provider (or an Affiliate of the Provider) obtains from such Third Party pursuant to Section 9.4(c)(ii).

(d)        Notwithstanding anything in this Agreement to the contrary, but without prejudice to Section 12.5, the remedies under this Section 9.4 shall be the exclusive remedies available to the Recipient for any breach by the Provider (including any breach caused by the Provider’s Affiliates or subcontractors) of its obligations under or in connection with this Agreement. The Recipient acknowledges and agrees that (i) the Recipient is not provided with any warranties of, or claims or remedies against, any Affiliates of the Provider under this Agreement and (ii) all remedies of the Recipient not explicitly set forth herein are excluded. In particular, all remedies otherwise provided for under applicable statutory Law are explicitly excluded. This shall apply irrespective of the legal basis of such claims or rights.

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Section 9.5       Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 OR A PARTY’S BREACH OF ARTICLES X (INCLUDING BREACH OF THE DATA PROCESSING ADDENDUM) OR XI, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9.6      Liability Cap. SUBJECT TO SECTION 9.4, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1, A PARTY’S BREACH OF ARTICLES X (INCLUDING BREACH OF THE DATA PROCESSING ADDENDUM) OR XI OR NOTIFICATION RELATED COSTS OWED TO A PARTY PURSUANT TO SECTION 10.2, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY FOR ALL CLAIMS AND LOSSES UNDER THIS AGREEMENT (INCLUDING THE PERFORMANCE OR BREACH HEREOF), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICE PROVIDED UNDER OR COVERED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED AN AMOUNT EQUAL TO THE CHARGES DUE AND PAYABLE BY RECIPIENT UNDER THIS AGREEMENT.

Section 9.7       Software and Equipment. Subject to providing the Services in accordance with the standard of care in Section 2.4, to the extent permitted by applicable Law, the Recipient acknowledges that all Software, IT Systems and other equipment used and provided as part of the Services is provided “as is.” Without limiting the foregoing or Section 9.3, the Provider expressly disclaims any warranty that the Software, IT Systems or equipment used for providing the Services will be error-free or free of viruses or other software routines or devices (e.g., back doors, time bombs, Trojan horses or worms).

Section 9.8      Statute of Limitations. Claims of Recipient under this Article IX with respect to each particular Service shall become time-barred twelve (12) months after the end of the applicable Specific Service Term.

ARTICLE X
DATA PROTECTION AND INFORMATION SECURITY

Section 10.1      Controllership. The Parties hereby acknowledge and agree that:

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(a)         the Company (as Recipient) is a Controller and the Seller (as Provider) is a Processor, in respect of the provision of Services by the Seller to the Company as set out in Exhibit B, and

(b)         the Seller (as Recipient) is a Controller and the Company (as Provider) is a Processor, in respect of the provision of Services by the Company to the Seller as set out in Exhibit B.

Section 10.2     Data Processing Addendum. The Data Processing Addendum set forth in Exhibit C shall govern the Processing of the Agreement Personal Data in connection with the provision of the Services hereunder. Each Party shall, as reasonably requested by the other Party, execute all further documents as are reasonably necessary to comply with applicable Data Protection Laws in connection with the provision and/or receipt of the Services.

Section 10.3      Compliance with Data Protection Laws. Each Party shall comply with all applicable Data Protection Laws in relation to the Processing of the Agreement Personal Data.

Section 10.4      Security of IT Assets and Data. If either Party or its Affiliates or Third Party service providers (including their respective personnel) (collectively, the “Accessing Party”) is given access to the IT Systems or Software included within a Party’s or its Affiliates’ network perimeter (and/or any data, including confidential or Personal Data, stored therein or Processed thereby) (collectively, “IT Assets and Data”) of the other Party or its Affiliates (collectively, the “Granting Party”) in connection with the provision or receipt of Services, the Accessing Party shall comply with all applicable (a) Laws and (b) the policies and procedures of the Granting Party that are provided to the Accessing Party in writing related to the privacy and/or security of IT Assets and Data (collectively, “Security Policies”). Each Accessing Party shall use and access the IT Assets and Data of the Granting Party for the sole purpose of providing or receiving, as applicable, the Services. Each Granting Party reserves the right to suspend access to any of its IT Assets and Data at any time if such Granting Party reasonably determines that (x) such access poses a security risk to its (or any of its customers’ or vendors’) IT Assets and Data or (y) the Accessing Party has violated applicable Security Policies. Such Granting Party will restore such access upon remediation, to the sole satisfaction of such Granting Party, of the applicable foregoing circumstances. Each Party shall notify the other Party as soon as reasonably practicable following discovery of any known or reasonably suspected security breach or other security incident affecting the other Party’s or other Party’s Affiliates’ IT Assets and Data (a “Security Incident”), and the Parties shall reasonably cooperate with each other in investigating such Security Incident and in taking all reasonable actions to remediate such Security Incident and to facilitate both Parties’ compliance with applicable Laws (including with respect to any notices or responses relating to the same). Each Party shall reimburse the other party for all Notification Related Costs incurred by the other Party arising out of or in connection with any such Security Incident caused by such first Party resulting in a requirement for legally required notifications as reasonably determined by the affected Party. “Notification Related Costs” shall include the affected Party’s internal and external costs associated with addressing and responding to the Security Incident, including: (a) preparation and mailing or other transmission of legally required notifications; (b) preparation and mailing or other transmission of such other communications to customers, agents or others as reasonably deemed appropriate by the affected Party; (c) establishment of a call center or other communications procedures in response to such Security Incident (e.g., customer service FAQs, talking points and training) if appropriate; (d) public relations and other similar crisis management services; and (e) costs for commercially reasonable credit reporting services that are associated with legally required notifications or are advisable under the circumstances.

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ARTICLE XI
CONFIDENTIALITY

Section 11.1     Confidentiality. The Receiving Party agrees that any Confidential Information shall be kept strictly confidential by the Receiving Party, except that the Provider may disclose the Recipient’s Confidential Information for the sole purpose of providing Services pursuant to this Agreement to any Affiliate or Third Party service providers of the Provider that provides such Services, in whole or in part, on behalf of the Provider; provided that the Provider shall ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality no less protective than those contained herein; provided, further, that the Provider shall remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such confidentiality obligations. The Receiving Party further agrees (a) not to use Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement, and (b) to use reasonable efforts to safeguard the Confidential Information to prevent disclosure of such Confidential Information to third parties, using a degree of care that is at least the same as the degree of care used by the Receiving Party in safeguarding its own similar information or material, but in no event less than reasonable degree of care. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party or destroy all of the Confidential Information (at the election of the Disclosing Party), and use its reasonable best effort to instruct any Affiliate or Third Party service provider who is in possession of Confidential Information to return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party), and, if requested in writing by the Disclosing Party, certify in writing (whereby in the form of an email shall be sufficient) that the destruction has taken place. The Receiving Party may retain a copy of Confidential Information for the purposes of compliance with, and to the extent and for so long as required by, any applicable Law, or to comply with its internal generally applicable compliance procedures consistent with past practice and may also retain copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures; provided that the Receiving Party shall maintain the confidentiality of each of the foregoing. Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise permitted under this Agreement.

Section 11.2    Government Order. If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Receiving Party, then the Receiving Party shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to appear and to object to such production before producing the requested information. Any such production shall be limited to that portion of the Confidential Information required to be disclosed.

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ARTICLE XII
TERM AND TERMINATION

Section 12.1     Term of Agreement. This Agreement shall commence as of the Effective Date and remain in full force and effect until the expiration or earlier termination in accordance with the terms hereunder of all Services (such period, the “Transition Period”); provided that, except with respect to Service No. SUP.01, notwithstanding anything to the contrary herein, the Transition Period shall not in any circumstance (including in the event of the extension of a Specific Service Term in accordance with Section 12.2) extend beyond the date that is twenty-four (24) months following the Effective Date, unless otherwise agreed by the Parties in writing.

Section 12.2    Term of Individual Services. Subject to any exit criteria identified in the Services Schedule, and unless otherwise provided in this Agreement or mutually agreed between the Parties in writing, the term for each Service shall commence as of the Effective Date and shall terminate upon the earlier of (a) the date or at the time specified in the applicable Services Schedule, (b) termination of such Service in accordance with Section 12.3, and (c) termination of this Agreement in accordance with Section 12.5 (such period, with respect to each Service, the “Specific Service Term”). Each Specific Service Term may be extended by the Recipient only (i) as expressly provided in the applicable Services Schedule, or (ii) upon the mutual written agreement of the Parties; provided that the Recipient may not extend the Specific Service Term of any Service beyond the termination of this Agreement or the end of the Transition Period; provided, further, that, unless otherwise set forth in the Services Schedule, the Specific Basis Charges payable by the Recipient to the Provider with respect to each Service provided during any such extension period shall be increased by fifteen percent (15%).

Section 12.3    Termination of Individual Services. The Recipient may terminate individual Services as identified in the Services Schedule by giving written notice (a “Service Termination Notice”) to the Provider with a notice period of at least one (1) month prior to the end of a calendar month, unless otherwise provided for in the applicable Services Schedule. The termination of a particular Service shall release the Provider from any responsibility to provide, as of the expiry of the applicable termination date for such Service, (a) any such Service, and (b) any other Service that is bundled with, cannot be provided in the absence of, or otherwise is dependent on such Service terminated by the Recipient (collectively, the “Terminated Services”). If the Recipient ceases using Services that are part of the Terminated Services prior to the end of the notice period referred to in this Section 12.3 or the applicable Services Schedule, as applicable, the Specific Basis Charges related to such Terminated Services will remain payable in full by the Recipient until the applicable termination date for such Terminated Services. The Specific Basis Charges for any Procured Service shall remain payable by the Recipient in full (including following early termination of the applicable Service) in so far as the Provider is not refunded such Specific Basis Charges by the relevant Third Party service provider.

Section 12.4     Stranded Costs. If (a) termination of a Service by the Recipient pursuant to Section 12.3 or by the Provider pursuant to Section 12.5 or (b) termination of a Service that was extended by Recipient pursuant to Section 12.2, upon expiration of this Agreement, in each case (the foregoing clauses (a) and (b)) creates Out of Pocket Costs or Taxes for the Provider, then the Provider may invoice such additional costs (“Stranded Costs”) to the Recipient as a lump sum after the termination of the relevant Service and Recipient shall pay to the Provider such Stranded Costs in accordance with Article VII.

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Section 12.5      Termination.

(a)          Each Party may terminate this Agreement, with immediate effect upon written notice to the other Party, (i) if such other Party engages in or is charged with unethical or illegal practices that would reasonably be expected to adversely affect the terminating Party’s brand and goodwill or (ii) if such other Party violates any applicable anti-bribery, anti-corruption, anti-money laundering or sanctions Law of any jurisdiction, in each case in connection with the performance of this Agreement.

(b)         Each Party may terminate this Agreement upon forty-five (45) days’ prior written notice to the other Party in the event that such other Party commits a material breach of this Agreement that results in a material continuing failure to perform any material obligation under this Agreement (including, for clarity, the failure to pay any undisputed amounts of money when due) and does not cure such breach within such forty-five (45)-day period; provided that the Provider may terminate any Service upon ten (10) days’ prior written notice to Recipient if Recipient fails to pay any undisputed amounts of money when due.

(c)          Each Party may terminate this Agreement (i) with immediate effect upon written notice to the other Party, in the event that the other Party (A) makes, or seeks to make, a general assignment for the benefit of its creditors or takes any similar action, or (B) ceases its operations or is liquidated or dissolved and (ii) upon sixty (60) days’ prior written notice, in the event that the other Party (A) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief or similar applicable Laws affecting the enforcement of creditors’ rights generally in any jurisdiction, which proceedings are not dismissed within such sixty (60)-day period or (B) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property related to this Agreement, which application or consent is not rejected or revoked within such sixty (60)-day period.

Section 12.6      Survival. The termination of a particular Service shall not affect the validity of this Agreement with respect to the other Services. The Parties agree that (a)  Sections 1.1,  5.1(b), 6.1¸ Article VII, Sections 8.1 and 8.2, Article IX, Article XI, Article XII, Section 13.2 and Article XIV shall survive the termination or expiration of this Agreement, and (b) nothing herein shall release any Party from any liability for any breach of any commitment, obligation or agreement that was committed prior to such termination.

Section 12.7      Consequences of Termination. Upon the expiration or earlier termination of this Agreement, subject to Section 12.6, (a) the Recipient shall have no further obligation to pay the Charges and Expenses, other than that the Recipient shall promptly pay the Provider any due but unpaid Charges and Expenses for Services delivered up to the effective date of termination or expiry and any Stranded Costs (including Taxes in respect thereof) and (b) the Provider shall have no further obligation to provide the Services, and the Recipient shall immediately cease all further use of the Services.

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ARTICLE XIII
CONTRACT MANAGEMENT AND DISPUTE RESOLUTION

Section 13.1      Relationship Managers. In order to ensure swift communication and efficient cooperation, the primary point of contact(s) between the Parties for issues arising out of this Agreement or the performance of the Services (the “Relationship Managers”) shall be:

If to the Seller:

Philip George (pgeorge@biocryst.com)

If to the Company:

[●]

the Seller and the Company shall be permitted to change their respective Relationship Manager upon written notice to the other Party. The Seller and the Company agree that all communications relating to the provision of the Services shall be directed to the Relationship Managers.

Section 13.2      Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         In the event that any dispute in relation to any Service (or any other dispute in relation to this Agreement) cannot be resolved by the Relationship Managers within fifteen (15) days after either Party has notified the other Party of such dispute in writing, such dispute shall be submitted to senior executives of each Party (or their respective designees with power and authority to resolve such dispute). If the issue cannot be resolved by such senior executives of the Parties (or their respective designees) within fifteen (15) days of the date on which such dispute was submitted to them, subject to Article IX, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 13.2.

(b)         This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

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(c)        With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 14.9. Nothing in this Section 13.2(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2(d).

ARTICLE XIV
MISCELLANEOUS

Section 14.1     Relationship to Transaction Agreement. The Parties acknowledge and confirm that they have been provided with a copy of the Transaction Agreement. Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, (a) the terms and conditions of this Agreement shall prevail to the extent related to the Services and the subject matter hereof and (b) the terms and conditions of the Transaction Agreement shall prevail otherwise.

Section 14.2    Conflict with Services Schedule. In the event and to the extent there is a conflict between the terms and conditions of this Agreement and the terms and conditions of a Services Schedule, the terms and conditions of this Agreement shall govern, unless the Services Schedule contains a conflicting term or condition expressly stated to take precedence over this Agreement in the relevant section of the Services Schedule, in which case such term or condition of the Services Schedule shall govern.

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Section 14.3      Relationship of Parties.

(a)          Each Party (and any of its Affiliates, as the case may be), as the Provider, shall serve as an independent contractor to the other Party, as the Recipient, and neither Party shall have the authority or capacity to bind the other Party or its Affiliates to act on their behalf. This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates. Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

(b)         Section 14.3(a) shall apply mutatis mutandis with respect to any Service which may, at the Provider’s discretion, be provided by any Third Party.

Section 14.4      Force Majeure.

(a)        Neither Party (the “Affected Party”) shall be held liable to the other Party for any delay or non-performance of any of its obligations under this Agreement if the non-performance resulted from any state of facts, circumstance, condition, event, change, development, occurrence or effect beyond its reasonable control, including, in whole or in part, because of or substantially related to (i) any intervention of civil or military authorities, civil or military violence or disobedience, riot, insurrection, war or act of terrorism, (ii) public disturbance, strike, labor dispute, lock-outs, embargoes, blockages or other industrial or labor disturbances (iii) any fire, explosion, earthquake, floods, act of God or other natural disaster or similar weather event, (iv) any pandemic or epidemic, (v) tariffs or (vi) any interruptions, loss or malfunctions or other failure of any utilities, computer (hardware or Software) or communications services or cyberattacks or similar events (each, a “Force Majeure Occurrence”).

(b)          If the Affected Party’s non-performance of duties and/or obligations results from the non-performance of its Affiliates or any Third Parties used in accordance with Section 2.2 on which it relies for full or partial performance of the Services, the Affected Party shall be released from liability (i) if the Affected Party would be exempt under Section 14.4(a) if no such Affiliates or Third Party were involved, and (ii) if such Affiliate or Third Party itself would also be exempt under Section 14.4(a), if Section 14.4(a) would be applicable to it; provided that a Force Majeure Occurrence shall not relieve the Affected Party of its obligation to pay to the other Party amounts when due under this Agreement.

(c)       The exemption provided for in this Section 14.4 shall apply for as long as and to the extent to which the Force Majeure Occurrence exists.

(d)        The Affected Party shall, as soon as reasonably possible, notify the Recipient of the existence of any Force Majeure Occurrence and its effects on the Affected Party’s ability to perform its duties and/or obligations (including the expected scope and duration of such interruption). The Parties will use their respective reasonable efforts to mitigate the effects thereof to the extent commercially practicable. The Provider shall use commercially reasonably efforts to restore services as soon as practicable, and applicable fees shall be equitably reduced on a pro rata basis during any period of non-performance.

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(e)        The Affected Party’s obligations under this Section 14.4 shall not prejudice any other claim which the other Party may have against the Affected Party under this Agreement and under applicable Law.

(f)          In the event that performance of any material obligations of a Party under this Agreement is materially affected by a Force Majeure Occurrence:

(i)         for a period of more than five (5) Business Days, the Recipient shall be entitled to terminate the relevant Service with immediate effect; or

(ii)         for a period of more than thirty (30) days, the Provider shall be entitled to terminate the affected Service upon thirty (30) days’ prior written notice after expiry of the initial thirty (30)-day period of such Force Majeure Occurrence.

Section 14.5      Publicity. Neither Party nor its Affiliates will mention or otherwise use the name or Trademarks of the other Party or its Affiliates (or any abbreviation or adaption thereof) in any publication, press release, public announcements, marketing or promotional material or other form of publicity under or in connection with this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.

Section 14.6    Entire Agreement. This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 14.7      No Third Party Beneficiaries. Except with respect to the indemnification obligations under this Agreement, this Agreement, together with the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and permitted assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 14.8    Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 14.9     Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 14.9:

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If to the Seller:

c/o [BCP]
[Address Line 1]
[Address Line 2]
Attention: [___]
Email: [___]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Ann Beth Stebbins; Steve Arcano
Email:	AnnBeth.Stebbins@skadden.com; Steve.Arcano@skadden.com

If to the Company:
[Company]
[Address Line 1]
[Address Line 2]
Attention: [___]
Email: [___]

with a copy (which shall not constitute notice) to:

[Company’s Counsel]
[Address Line 1]
[Address Line 2]
Attention: [___]
Email: [___]

Section 14.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by either Party without the prior written consent of the other Party; provided, however, that either Party may, without the other Party’s consent, assign or transfer this Agreement to an Affiliate or in connection with the sale (whether by asset transaction, stock sale, merger or otherwise) to a Third Party of the part of its business to which this Agreement relates. Any purported assignment without such consent shall be null and void ab initio. This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns. Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

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Section 14.11    Amendments and Waivers.

(a)        Any provision of this Agreement may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

Section 14.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 14.13    Counterparts. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto.

Section 14.14   Affiliates. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

Section 14.15     No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

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Section 14.16     Construction.

(a)         The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns; and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

* * * * *

[SIGNATURE PAGES FOLLOW]

27

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:
Name:
Title:

BIOCRYST IRELAND LIMITED

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT A
EXCLUDED SERVICES

Attached.

EXHIBIT B
SERVICES SCHEDULE

Attached.

EXHIBIT C
DATA PROCESSING ADDENDUM

[To come.]

EXHIBIT D
CONSENTS

[To come.]

[Annex B — Form of Supply Agreement]

Annex B

Agreed Form

SUPPLY AGREEMENT

 dated as of

[●], 2025

by and between

[BIOCRYST PHARMACEUTICALS, INC.],
as Supplier,

and

[BIOCRYST IRELAND LIMITED],
as Recipient

[NOTE THIS DRAFT SUPPLY AGREEMENT IS FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES AND SUBJECT TO THE TERMS AND CONDITIONS THEREOF.  THIS AGREEMENT MUST BE KEPT CONFIDENTIAL IN ACCORDANCE WITH THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE RECIPIENT OF THIS AGREEMENT AND BIOCRYST PHARMACEUTICALS, INC.]

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7.3	Audits	15
7.4	Compliance with Applicable Laws	15

Article VIII STEP IN RIGHTS		15

8.1	Step-In Right	15

Article IX ALLIANCE MANAGERS		16

9.1	Alliance Management	16
9.2	Decision Making of the Alliance Managers	17
9.3	Quarterly Business Reviews (QBR)	17

Article X INTELLECTUAL PROPERTY		17

10.1	Ownership of Intellectual Property	17

Article XI CONFIDENTIALITY		17

11.1	Confidentiality	17
11.2	Product Confidential Information	18
11.3	Terms of Agreement	18
11.4	Government Order	18

Article XII REPRESENTATIONS AND WARRANTIES; COVENANTS		18

12.1	Disclaimer of Representations and Warranties	18

12.2	Other Covenants	18

Article XIII INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE		19

13.1	Indemnity	19
13.2	Indemnification Procedures	19
13.3	Indemnity Payments.	20
13.4	Other Indemnities	20
13.5	Limitation of Liability	21
13.6	Insurance	21

Article XIV TERM AND TERMINATION		21

14.1	Term	21
14.2	Termination.	22
14.3	Survival	22
14.4	Consequences of Termination.	22

Article XV FORCE MAJEURE		23

15.1	Force Majeure	23

Article XVI MISCELLANEOUS		23

16.1	Order of Precedence	23

ii

16.2	Relationship of Parties	23
16.3	Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial	23
16.4	Entire Agreement	24
16.5	No Third-Party Beneficiaries	24
16.6	Expenses	24
16.7	Notices	24
16.8	Assignment	25
16.9	Amendments and Waivers	26
16.10	Severability	26
16.11	Counterparts	26
16.12	Affiliates	26
16.13	No Duplication; No Double Recovery	26
16.14	Construction	27

Exhibit A — Initial Purchase Order
Exhibit B — Purchase Order Form
Exhibit C — Forecast Template
Exhibit D — Delivery Location

iii

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation, having a business address at [•] (“Supplier”) and BioCryst Ireland Limited, an Irish private company limited by shares, having a business address at 4 Harcourt Centre, Harcourt Road, Dublin 2, D02HW77, Ireland (“Recipient”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Supplier and [●], which is a wholly owned subsidiary of Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy (“Neopharmed”), have entered into that certain Stock Purchase Agreement, dated as of [●], 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”), pursuant to which [●] has agreed to acquire all of the shares of capital stock of the Recipient from the Supplier in exchange for upfront and deferred cash consideration; and

WHEREAS, the Transaction Agreement contemplates that the Supplier and the Recipient will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

  ARTICLE I
DEFINITIONS

1.1         Definitions.  Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

(a)          “5-Year Forecast” has the meaning set forth in Section 3.1(e).

(b)          “Affected Party” has the meaning set forth in Section 15.1.

(c)          “Agreement” has the meaning set forth in the Preamble.

(d)          “Alliance Manager” has the meaning set forth in Section 9.1.

(e)          “Binding Forecast” has the meaning set forth in Section 3.1(b).

(f)          “Binding Forecast Period” has the meaning set forth in Section 3.1(b).

(g)          “Bulk Product” means finished drug product (capsules or granules) in bulk quantities (not packaged) ready for storage or shipment to a facility to enable the primary and secondary packaging thereof.

(h)         “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31; provided that (i) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur thereafter of March 31, June 30, September 30, and December 31 of the year in which the Effective Date occurs and (ii) the final Calendar Quarter of the Term shall end on the last day of the Term.

(i)          “Chosen Courts” has the meaning set forth in Section 16.3(c).

(j)       “CMO” means a Third-Party contract manufacturer that Manufactures Bulk Product of the Supplied Products or any component of the Supplied Products by or on behalf of the Supplier or any of its Affiliates for use in the Field for the Territory.

(k)          “Code” has the meaning set forth in Section 5.8(e).

(l)        “Commercialization” means any and all activities directed to marketing, promotion, pricing, importing, labeling/livery, distribution, exporting, transporting, offering for sale and selling throughout, post-marketing surveillance, market research and medical affairs for, and importing into, the applicable country, but excluding Development and Manufacturing.  “Commercialize” and “Commercializing” have correlative meanings.

(m)        “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates that is or has been disclosed, made accessible or otherwise provided by or on behalf of such Party or any of its Affiliates or its or their Representatives (the “Disclosing Party”) to the other Party (“Recipient”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise.  Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of Recipient’s or its Representatives’ act or omission; (ii) is obtained by Recipient or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in Recipient’s or its Representatives’ possession, as established by written, contemporaneous evidence, before the Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Recipient or its Representatives, as established by contemporaneous written evidence, without use of or access to the Disclosing Party’s Confidential Information.

(n)        “Cost” means the consolidated fully burdened cost incurred by the Supplier and its Affiliates in the Manufacture of Supplied Products calculated in accordance with GAAP, including: (i) direct and indirect cost of materials; (ii) direct labor costs (including wages, salaries (including stock compensations), benefits and statutory contributions for personnel directly or indirectly engaged in the production, handling or delivery of the Supplied Product); (iii) factory overhead (fixed and variable); (iv) operating costs of facilities and equipment (including idle plant capacity); (v) charge for depreciation and repairs and maintenance costs of facilities and equipment; (vi) quality and in-process control costs; (vii) any increases in the supplier index; (viii) total landed costs and (ix) charges for spoilage and scrap, in each case as such costs are determined in accordance with the Supplier’s accounting practices applied on a consistent basis.  For clarity, to the extent that Manufacturing of Supplied Products under this Agreement is performed by one or more CMOs for the Supplier or any of its Affiliates, amounts paid by the Supplier and its Affiliates to such CMOs for such Manufacture will be included, without mark up, in Costs.

(o)          “Defect” means any Supplied Product that materially fails to conform to the Specifications.

(p)          “Delivery Location” has the meaning set forth in Section 4.1(a).

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(q)        “Detectable Defect” means a Defect that could have been discovered by a reasonable visual inspection of the Supplied Product at delivery or upon reasonable inspection at the time of Recipient’s receipt of the Supplied Product.

(r)        “Development” means any and all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials (including additional clinical studies commenced after receipt of Regulatory Approval), regulatory affairs, clinical trial regulatory activities and obtaining and maintaining Regulatory Approval.  “Developing” and “Develop” have correlative meanings.

(s)          “Effective Date” has the meaning set forth in the Preamble.

(t)          “EMA” means the European Medicines Agency.

(u)          “Executive Officer” has the meaning set forth in Section 9.2.

(v)          “Exploitation” means to Develop, Manufacture, Commercialize or otherwise use or dispose of.

(w)          “Facility” means each facility that Manufactures any Supplied Product pursuant to the terms hereof.

(x)          “Field” means routine prevention of recurrent attacks of hereditary angioedema (HAE) in humans.

(y)          “Firm Commitment Period” has the meaning set forth in Section 3.2(a).

(z)          “Force Majeure Event” has the meaning set forth in Section 15.1.

(aa)         “Forecast” has the meaning set forth in Section 3.1(b).

(bb)        “GAAP” means United States generally accepted accounting principles, consistently applied.

(cc)        “Inability to Supply” has the meaning set forth in Section 3.2(f).

(dd)        “Indemnifiable Claim” has the meaning set forth in Section 13.2(a).

(ee)        “Indemnifying Party” has the meaning set forth in Section 13.1.

(ff)         “Indemnitees” has the meaning set forth in Section 13.1.

(gg)        “Independent Expert” has the meaning set forth in Section 4.2(b)(i).

(hh)        “Initial Purchase Order” has the meaning set forth in Section 3.1(a).

(ii)         “Initial Quarter” has the meaning set forth in Section 3.1(a).

(jj)         “IP Licence Agreement” shall mean the Amended and Restated IP Licence Agreement, entered into between the Parties on [•].

3

(kk)       “Insurance Proceeds” means those monies: (i) received by an insured from a third party insurance carrier; (ii) paid by a third party insurance carrier on behalf of the insured; or (iii) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any liability, in each of the foregoing (i)-(iii), net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and excluding, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.

(ll)        “Latent Defect” means any Defect in a Supplied Product demonstrated by the Recipient (i) which exists at the time of delivery of the Supplied Product from the Supplier; (ii) which are not discoverable by the Recipient or its subcontractors upon initial inspection of the pallets and tubs delivered hereunder; and (iii) which subsequently become evident after delivery of the Supplied Product.

(mm)     “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(nn)      “Manufacture” means any and all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding, including process development, testing method development, process qualification and validation, scale-up, preclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.  “Manufactured” and “Manufacturing” have correlative meanings.

(oo)      “Marketing Authorization” means any approval, with respect to any jurisdiction, that is necessary for the Commercialization or other Exploitation of a pharmaceutical product in such jurisdiction.  “Marketing Authorization” includes (i) all approvals, product and establishment licenses, registrations or authorizations of any Governmental Authority necessary for the Manufacture, use, storage, importation, export, transport, sale, distribution or placing on the market of a pharmaceutical product in a jurisdiction and (ii) includes any Regulatory Approval and Pricing Approval.

(pp)        “Neopharmed” has the meaning set forth in the Recitals.

(qq)       “New Formulations” means any new or modified formulations of the Orladeyo Product or the Pediatric Product, which new or modified formulations have the same active pharmaceutical ingredient as in the Orladeyo Product or the Pediatric Product, respectively, which active pharmaceutical ingredient is the sole active pharmaceutical ingredient in such product.

(rr)        “Orladeyo Product” means the product known as ORLADEYO® (berotralstat as the sole active pharmaceutical ingredient), and that is the subject of the following Regulatory Approvals as of the Effective Date: (A) EMA: EU/1/21/1544/0001 and EU/1/21/1544/0002, (B) MHRA: PLGB 50680/0001 and (C) Swissmedic: 68464.

(ss)         “Party” has the meaning set forth in the Preamble.

(tt)         “Pediatric Product” means the product for which Regulatory Approval is being sought under pediatric line extension filed in the EMA with procedure number EMA/X/0000268892.

(uu)       “Price” has the meaning set forth in Section 5.1(a).

4

(vv)       “Pricing Approval” means, in any jurisdiction where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

(ww)      “Product Confidential Information” has the meaning set forth in Section 11.2.

(xx)       “Purchase Order” means a written or electronic order form submitted by the Recipient to the Supplier in accordance with the terms of this Agreement to order Supplied Products.

(yy)        “QBR” has the meaning set forth in Section 9.3.

(zz)        “Quality Agreement” has the meaning set forth in Section 6.1.

(aaa)      “Reasonably Anticipated Cost” has the meaning set forth in Section 5.1(b).

(bbb)          “Recall” means (i) if a Governmental Authority issues a request, directive or order for recall or withdrawal of a Supplied Product (a “Mandatory Recall” or (ii) either Party determines that a Supplied Product in the stream of commerce presents a risk of injury, or deception, to consumers or is defective and that a recall or withdrawal is appropriate (a “Voluntary Recall”).

(ccc)      “Recipient” has the meaning set forth in the Preamble.

(ddd)    “Regulatory Approval” means a Marketing Authorization from a Regulatory Authority in a particular jurisdiction that grants the right to place a pharmaceutical product for sale on a market in such jurisdiction.

(eee)      “Remaining Supplied Products” has the meaning set forth in Section 14.4(a).

(fff)       “Reverse Supply Side Letter” means the Reverse Supply Side Letter entered into between the Parties on [•].

(ggg)      “Safety Stock” has the meaning set forth in Section 3.2(e).

(hhh)     “Specifications” means, with respect to a Supplied Product, the technical standards made available to the Recipient for such Supplied Product.

(iii)          “Step-In Costs” has the meaning set forth in Section 8.2.

(jjj)          “Supplied Products” means the Bulk Product of (i) the Orladeyo Product and (ii) beginning on the date when the Marketing Authorization for the Pediatric Product for use in the Field is granted in the Territory, the Pediatric Product or any new Formulations of (i) or (ii).

(kkk)      “Supplied Product Packaging” has the meaning set forth in Section 2.2(a).

(lll)         “Supplier” has the meaning set forth in the Preamble.

(mmm)   “Supplier CMO Agreement(s)” means any Contract entered into by a CMO, on one hand, and the Supplier or any of its Affiliates, on the other hand, for the Manufacturing of compound or Bulk Product or any component of the Supplied Products by or on behalf of the Supplier or any of its Affiliates for the Territory.

5

(nnn)      “Supply Invoice” has the meaning set forth in Section 5.2.

(ooo)      “Supply Tax” has the meaning set forth in Section 5.8(a).

(ppp)     “Global Brand and Support Agreement” means the Global Brand and Support Agreement, entered into between the Parties, as of [•], 2025.

(qqq)      “Swissmedic” means the Swiss Agency for Therapeutic Products.

(rrr)       “Tax” means all U.S. federal, state, local, non-U.S. or other taxes of any kind (together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes, fees or assessments with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, employer’s and employee’s national insurance contributions, social security, workers’ compensation or unemployment compensation, customs duties, tariffs, imposts, levies and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

(sss)       “Term” has the meaning set forth in Section 14.1.

(ttt)       “Territory” means Austria, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czechia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Republic of North Macedonia, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland and United Kingdom.

(uuu)      “Third Party” means any Person other than the Supplier, the Recipient and their respective Affiliates.  “Third-Party” has a correlative meaning.

(vvv)      “Third-Party Claim” has the meaning set forth in Section 13.1.

(www)    “Transaction Agreement” has the meaning set forth in the Recitals.

(xxx)      “VAT” has the meaning set forth in Section 5.8(a).

(yyy)      “Withholding” has the meaning set forth in Section 5.8(d).

ARTICLE II
GENERAL

2.1     Sale and Purchase of Supplied Products.  Subject to the terms and conditions hereof, the Supplier shall Manufacture, or have Manufactured, for the Recipient, and the Recipient shall purchase from the Supplier, such quantities of the Supplied Product(s) as the Recipient may order under any Purchase Order, for Commercialization for use in the Field in the Territory, in accordance with Section 3.2.  The Supplier hereby acknowledges and agrees that it and its Affiliates shall not Manufacture the Supplied Products for any Third Party for such Third Party to distribute such Supplied Product for commercial sale for use in the Field in the Territory during the Term.  Notwithstanding anything to the contrary herein, Manufacturing of the Supplied Products that are New Formulations shall be subject to the terms of the Global Brand and Support Agreement.

2.2      Exclusivity.  The Recipient acknowledges and agrees, during the Term, the Recipient and its Affiliates shall purchase their requirements of Supplied Product(s) exclusively from the Supplier.

6

2.3      Packaging, Labeling, Shipping.

(a)          The Parties acknowledge and agree that, as between the Parties, notwithstanding anything to the contrary herein, the Recipient, itself or through its Affiliates, shall be solely responsible for primary packaging (including blistering or sachet filling), secondary packaging (cartons and wallets) and labeling the Supplied Product(s) for use in the Field in the Territory (such activities, “Supplied Product Packaging”).

(b)          From the Closing Date through a twenty-four (24) months period, the Supplier shall have the right to request that the Recipient provide the primary and/or secondary packaging of the Bulk Product for Commercialization in Turkey and territories in the East Asia and Pacific (EAP) region (or any other territories as specified by the Supplier), on terms and conditions substantially similar to the terms and conditions set forth in this Agreement, as set forth in the Reverse Supply Side Letter.

2.4      Use of Contractors.  Subject to the terms of this Agreement, the Supplier shall have the right to engage (and has already engaged) CMOs to Manufacture the Supplied Products and contractors to otherwise fulfill its obligations under this Agreement.  For the avoidance of doubt, the Recipient may engage contractors to complete the primary and/or secondary packaging and labeling of the Supplied Product in its sole discretion.

ARTICLE III
FORECASTS AND ORDERING
3.1      Forecasts.

(a)          The Recipient has provided the Supplier with a Purchase Order for the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date occurs (the “Initial Quarter”) (such Purchase Order, an “Initial Purchase Order”), which Purchase Order is attached as Exhibit A. Subject to the terms hereof, the Supplier shall supply the quantities of Supplied Products set forth on the Initial Purchase Order for each Supplied Product in accordance with the delivery schedule set forth therein.

(b)          Beginning with the last month of the Initial Quarter, no later than the fifteenth (15th) day of each calendar month, the Recipient shall submit to the Supplier a good faith, non-binding (except for the Binding Forecast Period), forecast, in the same form as Exhibit C, identifying, at a minimum, the number of full bulk batches of Supplied Product that the Recipient reasonably estimates it will order each month in the eighteen (18)-calendar month period immediately thereafter (“Forecast”). Subject to the terms and conditions of this Agreement, the first six (6) months (the “Binding Forecast Period”) of each Forecast shall be binding (each such portion of a Forecast, the “Binding Forecast”) on the Supplier and the Recipient and Recipient shall be required to order and purchase, and the Supplier shall be required to sell, the quantities of full bulk batches set forth in the Binding Forecast for the corresponding calendar months.

(c)          In the event the Supplier believes it may not be able to meet the requirements of any Forecast, due to CMO capacity or otherwise, the Supplier shall notify the Recipient within twenty (20) Business Days of receipt of such Forecast, and the Parties shall cooperate and agree in good faith appropriate changes to the Forecast.

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(d)          Supplier shall consider in good faith any changes to the Forecast requested by Recipient.

(e)          In addition to the foregoing, on January twentieth (20th) of each calendar year, the Recipient shall submit to the Supplier a good-faith, non-binding, rolling forecast identifying the full bulk batch quantities that the Recipient reasonably estimates it will order each month in the five (5) years thereafter (“5-Year Forecast”).

(f)          The Forecast and the 5-Year Forecast shall be discussed every three (3) months at the QBR (as set forth below) to ensure the Supplier can sufficiently support Recipient’s demand.

3.2      Purchase Orders.

(a)          The amounts set forth in each Binding Forecast shall be reflected in a Purchase Order that is provided by Recipient to Supplier with the corresponding Forecast in accordance with the terms hereof.  All Purchase Orders will be submitted on the form of purchase order attached as Exhibit B or such other document as the Supplier may specify in writing from time to time. The Parties acknowledge and agree that the actual yield of Supplied Product for each full batch delivered hereunder will have less than the theoretical yield therefor (which, as of the Effective Date is [one hundred ninety thousand (190,000) capsules for the Orladeyo Product]) and the Recipient shall only be invoiced and required to pay for the actual yield for each full batch of Supplied Products delivered to the Recipient for each Purchase Order. As soon as a Purchase Order is submitted by the Recipient to the Supplier, subject to the terms of this Agreement, such Purchase Order is binding on the Recipient and the Supplier and the Recipient and the Supplier cannot amend or withdraw such Purchase Order unless otherwise agreed upon in writing.

(b)          The delivery date(s) specified in each Purchase Order shall be not less than six (6) months after the date that such Purchase Order is submitted to the Recipient and if the quantities of each Supplied Product set forth in a Purchase Order are ten percent (10%) less than or more than the quantities of such Supplied Product specified for the relevant time period in the Forecast submitted to the Supplier by the Recipient immediately prior to delivery of such Purchase Order, then the Parties shall negotiate any additional terms and conditions as required in good faith.

(c)          Upon receipt of a Purchase Order which complies with the terms hereof (including Section 3.2(a) and Section 3.2(b)), subject to the Supplier’s obligations in Section 3.2(e) and Section 3.2(f) the Supplier shall accept such Purchase Order; provided that the Supplier may refuse to accept a Purchase Order if it has commercially reasonable grounds to refuse such Purchase Order (which commercially reasonable grounds shall include availability of the Supplied Product, the timing of desired delivery and any other terms of a Supplier CMO Agreement that could impact the Supplier’s ability to Manufacture the Supplied Products hereunder) which, in such case, the Supplier shall provide prompt written notice to the Recipient as soon as reasonably possible, and in any event within ten (10) Business Days of receipt of such Purchase Order, stating the grounds for such refusal.  Where the Supplier is obligated to accept terms from the applicable CMO other than as set out in a Purchase Order, including with respect to delivery dates, alternative delivery dates, the Parties shall consult and cooperate with each other in order to allow the Supplier and such CMO to agree on reasonable alternative delivery date(s).

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(d)          The Supplier shall maintain a safety stock of Supplied Product in its global inventory sufficient to satisfy in all material respects the Recipient’s estimated requirement for the Supplied Product in the last four (4) months of any eighteen (18) month Forecast provided to the Supplier pursuant to Section 3.1(b) (the “Safety Stock”).  For clarity, the Safety Stock shall be owned and maintained by Supplier and shall be considered part of Supplier’s global inventory of the Supplied Product that is not specifically dedicated to Recipient.  If at any time during the Term, fulfillment of a Purchase Order by Purchaser requires the Supplied Product to be sourced from the Safety Stock and Supplier has a concomitant need to source Supplied Product from the Safety Stock for requirements outside the Territory, or there is otherwise a shortage and Supplier must allocate available Supplied Products amongst itself, the Recipient and/or one or more third parties, Supplier shall allocate to the Supplied Products to the Recipient, the Supplier and its Affiliates and any such other third parties, on a pro rata basis, based on the average amount of Supplied Products allocated to such Persons during the twelve (12) month period preceding such allocation determination, according to the most recent data available on total annual capsules of the Supplied Product (such pro-rata share, the “Recipient Pro-Rata Share”).

(e)          The Supplier shall fulfill each Purchase Order, subject to the terms and conditions of this Agreement.  The Supplier shall provide prompt notice to the Recipient if the Supplier determines or receives notice from one or more of its CMOs that any Manufacturing of the Supplied Product will be delayed or canceled for any reason in a manner that would materially adversely impact delivery of Supplied Products to Recipient in accordance with the terms of this Agreement.  If limitations (howsoever arising) on the CMO’s ability to Manufacture the Supplied Products mean that the Supplier is unable, or anticipates that it will be unable, to supply, in whole or in part, the Supplied Product to Recipient in a manner consistent with its obligations under this Agreement, whether or not while also meeting the Supplier’s own requirements for that Supplied Product (an “Inability to Supply”), the Supplier shall notify the Recipient of the Inability to Supply promptly upon discovery of the same by the Supplier, including the underlying reasons for the Inability to Supply, proposed remedial measures and the amount of Supplied Product to be allocated to the Recipient, provided that the Supplier shall use reasonable endeavors to supply the Recipient Pro-Rata Share of the Supplied Products to the Recipient.  Subject to its compliance with this Section 3.2(f) (including the Supplier’s obligation to provide the Recipient Pro-Rata Share), an Inability to Supply shall not be considered a breach of this Agreement.

(f)          No terms and conditions contained in any Purchase Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with or modify the terms and conditions contained herein, except as otherwise agreed upon in writing by the Parties.  In the event that the terms of any Purchase Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party are not consistent with this Agreement, the terms of this Agreement shall prevail except as otherwise agreed in writing by the Parties.

3.3     Batch Sizes. All Supplied Products ordered by the Recipient pursuant to a Purchase Order shall reflect the number of full bulk batches (not packaged) of such Supplied Products being ordered.  For the avoidance of doubt, the Supplier will not accept any partial bulk batch orders and if any Purchase Orders include a partial bulk batch order, then the Supplier shall have no obligation to fill such partial bulk batch portion of the Purchase Order.

3.4     Failure to Order Sufficient Quantities.  If the Recipient fails to place a Purchase Order in accordance with this Agreement for sufficient quantities to satisfy the amounts set forth in the most recent Forecasts for the Binding Forecast Period, the Supplier may issue an invoice to the Recipient for the amount of such shortfall in amount of Supplied Products set forth in the Forecast for the Binding Forecast Period.

3.5      Supplier CMO Agreements.  The Parties acknowledge and agree that the terms and conditions herein have been drafted in an effort to allow the Supplier to Manufacture Supplied Products for the Recipient, including by providing necessary lead times to obtain Supplied Products from the Supplier CMO Agreements.  In the event that the Supplier determines that, as a result of any Supplier CMO Agreement, any terms herein do not provide sufficient lead time or otherwise do not allow for Manufacture of Supplied Products for the Recipient in accordance with the terms hereof, the Supplier shall promptly notify the Recipient in writing and the Parties shall cooperate in good faith to revise this Agreement to address such issues.

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ARTICLE IV
SHIPPING AND DELIVERY

4.1      Shipment and Delivery.

(a)          Upon the Supplier’s acceptance of a Purchase Order, the Supplier will deliver the Supplied Product FCA to the location set forth on Exhibit D (“Delivery Location”).  For clarity, the Supplier shall have no right to alter the Delivery Location without the Recipient’s prior written consent.  Subject to the terms of this Agreement, the Supplier shall use commercially reasonable efforts to deliver Supplied Products to the Recipient on the requested delivery dates specified in the Purchase Order or such other delivery date agreed upon in writing by the Parties.  Title and risk of loss for the Supplied Product shall pass to the Recipient upon delivery to the Delivery Location.  The Recipient shall bear all costs associated with transporting the Supplied Product within the Territory.

(b)       The Supplier shall provide the Supplied Product to the Recipient, at the time of delivery, in accordance with the Specifications and in accordance with the Quality Agreement.  The Supplier shall be entitled to modify the Specifications, Manufacturing and testing processes employed with regard to the Manufacture of the Supplied Product from time to time and the Supplier shall inform the Recipient in writing of any planned changes to the Specifications or other changes of which the Supplier has knowledge that, or the Supplier reasonably believes is likely to affect the Marketing Authorization for the applicable Supplied Product for use in the Field in the Territory.  Implementation of any such proposed changes shall be subject to the terms of the Quality Agreement.  Subject to any obligations in the Global Brand and Support Agreement, any and all costs and expenses resulting from seeking approval for such changes and amendments to such a Marketing Authorization will be the sole responsibility of the Recipient.

(c)          Without limiting the Supplier’s rights and remedies hereunder and under applicable Law, the Supplier shall have the right to suspend delivery of Supplied Products during any period in which the Recipient has not paid any undisputed amount due to the Supplier for any previous delivery made in accordance with the terms and conditions of this Agreement.

4.2       Acceptance and Inspection.

(a)         The Recipient shall conduct an inspection of the pallets and tubs containing Supplied Product no later than five (5) Business Days after receipt of Supplied Product and in the event of a Detectable Defect, the Recipient will notify the Supplier promptly (but in no event later than twenty (20) Business Days) after identifying such Detectable Defect.  In the event a Defect in a Supplied Product is a Latent Defect, the Recipient shall make all claims for such Latent Defects within fifteen (15) days upon discovery of such Latent Defect.  All notifications of any Defect will include details of the Defect and reasonable documentation demonstrating such Defect.

(b)          Following notification from the Recipient pursuant to Section 4.2(a):

(i)       If the Supplier disagrees in good faith with the Recipient’s allegation of a Defect, the Supplier shall so notify the Recipient in writing as promptly as reasonably practicable after receipt of the Recipient’s notice of rejection, and shall promptly retain a reputable independent laboratory, reasonably acceptable to the Recipient (an “Independent Expert”), which shall analyze a sample of such Supplied Products to determine whether such Defect exists.  Both Parties shall cooperate with the Independent Expert’s reasonable requests for assistance in connection with its analysis and shall be bound by the Independent Expert’s results, which, absent manifest error, shall be deemed final as to the existence or absence of such Defect; provided that if such results are inconclusive, such Defect shall be deemed to not exist.  The costs and expenses of such analysis shall be (1) shared equally by the Supplier and the Recipient if such results are inconclusive, (2) paid by the Recipient if the Defect is not found or (3) paid by the Supplier if the Defect is found.

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(ii)      If the Supplier accepts the Recipient’s claim of a Defect as valid or in the event that the Independent Expert decides in favor of the Recipient’s claim of a Defect, the Supplier shall replace the Supplied Product with the Defect at its own cost.  Upon the Supplier’s request, the Recipient shall, at the Supplier’s sole cost and expense, return or destroy all Supplied Products that have a Defect.

(iii)      The Recipient may not sell or distribute any Supplied Product with any Defects.

(c)        Notwithstanding anything herein to the contrary, the Supplier shall have no liability for damage or other defects to the Supplied Product occurring after delivery to the Recipient in accordance with the terms of this Agreement.  Except as provided in this Section 4.2, the Recipient shall have no right to refuse to take possession of, or to return, Supplied Product.  This Section 4.2 shall be the Recipient’s sole and exclusive remedy in the event of any Defect.

4.3     Storage, Handling and Transport of Supplied Product.  Without limiting Section 4.1 and Section 4.2, the Recipient shall store, handle and transport the Supplied Product in compliance with all reasonable written instructions of the Supplier provided in advance to the Recipient, the Quality Agreement and all applicable Laws.  The Recipient shall (a) obtain all equipment, Facilities and personnel necessary to store, handle and transport the Supplied Products in accordance with the terms hereof and all applicable Laws; (b) have sufficient insurance to protect the Supplied Product against loss; and (c) pay all other costs and expenses in connection therewith.  If the Recipient refuses to take delivery or possession of a Supplied Product supplied for delivery in accordance with this Agreement, the Recipient shall reimburse the Supplier for any resulting storage, warehousing, handling, transportation or other reasonable fees and expenses that the Supplier has incurred arising from such refusal.

4.4      Minimum Hold Time Requirements.  Supplier agrees that, at the time of delivery in accordance with the terms hereof, the Supplied Products supplied under each Purchase Order shall have a hold time of seventy percent (70%) of the hold times approved by Regulatory Authorities for the Bulk Product therefor. The Parties acknowledge that, as of Effective Date, such hold time is twelve (12 months).

ARTICLE V
PURCHASE PRICE FOR SUPPLIED PRODUCTS
5.1      Price.

(a)       General.  In consideration of the sale of the Supplied Products by the Supplier to the Recipient under the terms and conditions of this Agreement, the Recipient shall pay the Supplier the amount equal to the Cost plus seven percent (7%) (“Price”); provided that for the first twelve (12) months of the Term, the Price shall be as set forth on Exhibit A and for each twelve (12) month period thereafter, the Price shall be the Cost determined in accordance with Section 5.1(b).

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(b)          Cost Review and Determination. Every third (3rd) Calendar Quarter during the Term, the Supplier shall make available to the Recipient the reasonably anticipated Cost to be applied for the sale of Supplied Products for the following calendar year (“Reasonably Anticipated Cost”).  The Recipient acknowledges that the Supplier’s Cost may increase during the Term of the Agreement (including due to the imposition of any economically unreasonable tariffs, customs or import duties or any other economic factors, which results in a material increase in the aggregated Cost such that it is economically unreasonable or unsustainable for the Recipient (as determined in the Recipient’s sole and reasonable discretion)); provided that in the event the Reasonably Anticipated Cost made available to the Recipient has increased by more than five percent (5%) of the Cost in the previous calendar year, the Parties shall work collaboratively to have periodic discussions regarding such increase and the Recipient may recommend solutions to mitigate such costs and the Supplier shall consider such recommendations in good faith.  The Supplier shall make available to the Recipient the actual Price (reflecting any applicable Cost increases) to be applied for the sale of Supplied Products on January 1 of each calendar year (beginning on the first January 1 following the Effective Date).

5.2    Invoices.  The Supplier shall submit invoices (the “Supply Invoices”) to the Recipient for Supplied Products Manufactured hereunder together with shipment of such Supplied Products.  Each such invoice shall specify the then-effective Prices for the applicable Supplied Products.

5.3      Time of Payment.  The Recipient shall pay the amount specified in each Supply Invoice no later than forty-five (45) days from the date of each such invoice; provided that the Recipient shall not be obligated to pay for quantities of invoiced Supplied Products to the extent that the Recipient has rejected such quantities based on a Defect in accordance with Section 4.2 unless and until it is determined (whether pursuant to Section 4.2 or the Recipient so acknowledges in writing) that such Supplied Products do not have such Defect.

5.4      Disputed Payments.  If the Recipient disputes any invoice or other statement of monies due, the Recipient shall immediately notify Supplier in writing.  The Parties shall negotiate in good faith to attempt to resolve the dispute promptly.  Following Recipient’s reasonable request, Supplier shall provide evidence as may be reasonably necessary to verify the disputed invoice or request for payment.  If the Parties have not resolved the dispute within thirty (30) days of the Recipient giving notice to Supplier, the dispute shall be resolved in accordance with Section 16.3.  Where only part of an invoice is disputed, the undisputed amount shall be paid on the due date as set out in Section 5.3.  Unless otherwise determined by the Parties or in accordance with Section 16.3, all resolved payments due that were previously disputed shall be paid within thirty (30) days of resolution.

5.5     Currency and Mode of Payment.  The Recipient shall make all payments to the Supplier required under this Agreement for Supplied Products purchased hereunder by electronic transfer of immediately available U.S. Dollars for those Supplied Products Manufactured in the Territory to a bank account designated from time to time in writing by the Supplier.

5.6     Late Payments.  If any payment due hereunder is not made when due, the Supplier shall notify the Recipient in writing of such non-payment.  The Recipient shall then have a grace period of twenty (20) days from the date of receipt of such notice to cure the non-payment without penalty.  If the payment remains outstanding beyond such grace period, the overdue sum shall accrue interest at the lower of (a) the maximum rate permitted by applicable Law or (b) four percent (4%) per annum.  For clarity, the Recipient’s payment of such interest, and the other terms and conditions set forth in this Section 5.6, shall not preclude or limit the Supplier from exercising any other rights or remedies it may have as a consequence of the lateness of any payment hereunder.

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5.7      No Set-off.  The Recipient’s obligation to pay the Purchase Price for any Supplied Products or make any other payments under this Agreement shall not be subject to any right of offset, set-off, deduction or counterclaim, unless expressly agreed upon by the Parties in writing or in the Transaction Agreement or any of the Transaction Documents.

5.8      Taxes.

(a)          The Purchase Price for Supplied Products are exclusive of any value added tax (“VAT”), general sales, use or service tax, customs or import duty, tariff, impost or other tax or levy imposed by any Governmental Authority on the supply, sale, import, export or use of goods or services pursuant to this Agreement (“Supply Tax”).  When, under any applicable Law, any applicable Supply Tax is imposed, any amount in respect of such Supply Tax shall be paid by the Recipient to the Supplier in addition to and at the same time as such payment is due from the Recipient under this Agreement.

(b)          The Supplier and the Recipient shall reasonably cooperate with each other and use their reasonable best efforts to minimize the Supply Taxes attributable to the transactions contemplated hereby and shall use their best efforts to obtain any certificate or document from, or registration with, any Governmental Authority as may be necessary to mitigate such Taxes.

(c)          The Supplier shall furnish a VAT receipt or invoice to the Recipient in the manner required by Law to allow the Recipient or, as the case may be, any of its Affiliates to recover or recoup such VAT to the extent allowable by Law.

(d)          Any amounts payable by the Recipient to the Supplier pursuant to this Agreement shall not be reduced on account of any Taxes.  The Parties shall cooperate with each other in seeking benefits (including any exemption from, refund of or reduction in taxes) under any double taxation or other similar treaty or agreement from time to time in force which may apply to any such payments.  If any withholding or deduction of or on account of taxes (“Withholding”) is required by applicable law, then the Recipient shall pay an additional amount to the Supplier such that, after Withholding from the payment and such additional amount (including Withholding on additional amounts payable pursuant to this sentence), the Supplier receives the same amount as it would have received from the Recipient absent such Withholding (except to the extent that the Supplier or any of its Affiliates can obtain a refund or credit for such amounts; provided that the Supplier will be reimbursed for any reasonable out of pocket costs incurred in obtaining such a refund or credit).

(e)          The Recipient shall obtain and deliver to the Supplier, on an annual basis and within ninety (90) days of the Supplier’s request to provide, information as reasonably requested by the Supplier and in the Recipient’s possession to meet any documentation requirements imposed by regulations issued under Section 250 of the U.S. Internal Revenue Code of 1986 (the “Code”), for the treatment of an appropriate portion of the payments to the Supplier under this Agreement as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Code and the regulations thereunder, or any similar treatment under any successor provision.

ARTICLE VI
QUALITY CONTROL, RECALLS AND CORRECTIVE ACTIONS

6.1      Quality Agreement.  Promptly (but no later than ninety (90) days) following the Effective Date (and, in any event, prior to the date of the first delivery of Supplied Products to the Recipient hereunder), the Parties shall enter into a quality agreement with respect to the Manufacturing of the Supplied Product for supply to the Recipient as contemplated by this Agreement (the “Quality Agreement”).

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6.2      Recalls or Other Corrective Actions.

(a)          To the extent reasonably practicable, the Parties shall consult regarding the diagnosis and assessment of the circumstances leading to any Recall relating to Manufacturing under this Agreement, and each Party shall consider in good faith all information and considerations presented by the other Party.  The Parties recognize that in the case of an urgent safety issue, such advance consultation may not be possible.  Nevertheless, each Party shall reasonably cooperate with the other Party to manage any messaging or communication with Governmental Authorities in connection with any Recall (whether before or after such Recall) and shall provide all reasonably pertinent information.  The Parties shall discuss the decision to initiate any Recall in good faith; provided that in the event of a dispute in respect of a Voluntary Recall, the final decision shall be determined by the JSC, as defined and set forth in the Global Brand and Support Agreement, and in the event of a dispute in respect of a Mandatory Recall, the final decision shall be determined by the Recipient in its capacity as the holder of the Marketing Authorization.

(b)          The Recipient shall be responsible for executing any Recall at its sole cost and expense, except to the extent such Recall is due to the breach of this Agreement, gross negligence, willful misconduct or fraud of the Supplier, in which case, the Supplier shall reimburse the Recipient for all such out-of-pocket costs and expenses directly incurred by the Recipient in executing such Recall.

(c)          Unless required by Law, neither Party may (i) refer to the other Party in any public statement or announcement; or (ii) make any admission of liability on the other Party’s behalf, in each case, in connection with a withdrawal or other Recall, without the other Party’s prior written permission.

6.3      Supplied Product Diversion.  The Parties acknowledge and agree that the Supplier is Manufacturing Supplied Products for the Recipient hereunder solely for Commercialization by Recipient for use in the Field throughout the Territory, and Recipient shall only be permitted to Commercialize the Supplied Products for use in the Field in the Territory and may not Commercialize the Supplied Product outside the Territory or outside of the Field in the Territory.  Without limiting the foregoing, the Recipient hereby agrees to refrain from selling the Supplied Product to any Person if the Recipient has knowledge or reason to believe that such Supplied Product is intended for use or sale outside the Territory or outside the Field within the Territory.  If the Recipient determines that any such diversion is occurring, or receives written notice from the Supplier of the same, then the Recipient will use commercially reasonable efforts to promptly cease delivery of the Supplied Product to the applicable Third Parties, and revenue generated by the Recipient from such sales will be paid by the Recipient to the Supplier.

ARTICLE VII
GOVERNMENT COMMUNICATIONS AND AUDITS

7.1     Government Communications.  As between the Parties, the Supplier shall be responsible for all communications with Governmental Authorities relating to the Supplier’s Manufacturing activities under this Agreement, including Facility inspections by any Governmental Authority.  The Recipient shall be responsible for all communications with any Governmental Authority concerning its marketing, distribution or sale of Supplied Products in the Territory except to the extent otherwise specified herein or any other Transaction Document.

7.2     Governmental and Regulatory Inspections.  The Supplier shall promptly notify the Recipient in accordance with the terms of this Agreement, of the outcome of each inspection conducted by any Governmental Authority of any Facilities to the extent such inspection directly pertains to the Supplied Product in the Territory.  The Supplier shall provide any supporting documentation that the Recipient reasonably requires in connection with such outcome; provided that the Supplier may redact portions of any of the foregoing that do not specifically relate to Supplied Products in the Territory.  The Recipient shall notify the Supplier within one (1) Business Day of each inspection conducted by a Governmental Authority and the outcome thereof to the extent such inspection directly pertains to the Supplied Products in the Territory.

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7.3      Audits.

(a)          Upon at least fourteen (14) days prior written notice to the Supplier, the Recipient shall have the right to engage an independent certified public accounting firm of internationally recognized standing, selected by the Recipient and reasonably acceptable to the Supplier, to have access to the Supplier’s books and records to the extent with respect to the Price to confirm Supplier’s compliance with Section 5.1 and Section 5.2 of this Agreement in respect of any calendar year ending not more than three (3) years prior to the date of such notice (which audits shall be subject to any confidentiality obligations of the Supplier under any Supplier CMO Agreement or other agreement or arrangement, and in such event the Supplier shall reasonably cooperate with Recipient in connection therewith).  The independent certified public accounting firm shall prepare a report based on each such audit, a copy of which shall be sent or otherwise provided to the Parties at the same time.  Such report shall only contain the conclusions of such accounting firm and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment.

(b)          The Recipient shall ensure that each audit conducted pursuant to Section 7.3(a) is conducted during normal business hours in a manner designed to minimize disruption to the Supplier’s operations and upon Supplier’s request, the Recipient shall cause the independent accounting firm to enter into a confidentiality and non-use agreement, the terms of which are reasonably acceptable to the Supplier.  Audits under Section 7.3(a) are limited to one (1) per calendar year.

(c)          If any audit conducted by the Recipient under Section 7.3(a) reveals an overpayment of two and one half percent (2.5%) or more of the amount actually due to the Supplier for the period covered by the audit, the Supplier shall bear the cost and expense of such audit and shall promptly refund the overpaid amount to the Recipient.

(d)          For the avoidance of doubt, the audit rights in this Section 7.3 shall not preclude either Party from exercising any audit rights permitted under any other Transaction Document or as otherwise required by Law.  Notwithstanding the foregoing, all audits relating to compliance with GxP requirements, including with respect to the scope and frequency of such audits, shall be governed by the terms set forth in the Quality Agreement.  In the event of any conflict between this Section 7.3 and the Quality Agreement, the Quality Agreement shall control.

7.4      Compliance with Applicable Laws.  For clarity, nothing in this Article VII is intended to limit, alter or restrict a Party’s reporting obligations under applicable Laws.

ARTICLE VIII
STEP IN RIGHTS
8.1      Step-In Right.  In the event:

(a)          the Supplier reasonably believes in good faith that it will be unable to supply the Recipient with the Supplied Product within six (6) months of the date set forth for delivery on a given Purchase Order, or Supplier fails to supply the Supplied Product to Recipient within six (6) months of the date set forth for delivery on a given Purchase Order, in each case, in a manner consistent with its obligations under this Agreement;

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(b)          the Supplier determines in good faith that in twenty four (24) months from the date of such determination it will no longer supply one or more Supplied Products to the Recipient hereunder; or

(c)          commencing on the third (3rd) anniversary of the Effective Date, either (i) the average Cost of a Supplied Product has increased by more than fifty precent (50%) of the Price as set forth on Exhibit A or (ii) the Recipient identifies a reputable third party CMO (“Third-Party CMO”) that is able (including with respect to capacity) to supply Supplied Products to the Recipient at a fully burdened cost that is more than ten percent (10%) less than the Cost of such Supplied Product at the applicable time (each of (a) and (c), a “Step-In Right Condition”) (such date set forth on the Purchase Order or such date of determination or result, the “Step-In Determination Date”), the Supplier, in respect of (a) or (b) or the Recipient, in respect of (a) or (c) (such Party, the “Relevant Party”) shall notify the other Party in writing (“Step-In Notice”) and the Parties shall work together in good faith to identify a plan to remediate such anticipated failure, including that the Supplier shall reasonably consider in good faith any recommendations made by the Recipient, including any new CMO contractual arrangements or other manufacturing workarounds that the Recipient suggests, as applicable.  The Parties acknowledge that from the Step-In Determination Date until the day when the Recipient on its own or through a Third-Party CMO (subject to the Supplier’s prior written approval not to be unreasonably withheld, conditioned or delayed), is able to Manufacture the Supplied Product for the Recipient (the “Step-In Rights”) (such period, the “Interim Period”), (i) the Recipient shall use its commercially reasonable endeavors to identify, engage, and qualify a Third-Party CMO as soon as practicable, (ii) the Supplier shall continue to supply the Supplied Products to the Recipient, provided that in the event that the Supplier is unable to supply the full quantity of Supplied Products set out in the Purchase Orders in accordance with the terms hereof, it shall supply the Recipient Pro-Rata Share to the Recipient, (iii) the Supplier shall provide all reasonably requested technical assistance, data, documentation, and other pertinent information, in each case to the extent necessary or reasonably required by the Recipient to enable the Recipient to engage and qualify a reputable Third-Party CMO; provided that the Recipient shall reimburse the Supplier and its Affiliates for all internal and out-of-pocket costs and expenses incurred in connection therewith.  The Recipient’s exercise of Step-In Rights or decision not to exercise Step-In Rights shall not constitute a waiver of any rights or remedies available to either Party under this Agreement (including, with respect to the Recipient, its rights under Section 3.2(f)) or applicable Law.

ARTICLE IX
ALLIANCE MANAGERS

9.1      Alliance Management.  The Parties acknowledge and agree that it would be beneficial for each Party to have a representative with a general understanding of the Manufacturing of the Supplied Product in the Territory to act as an alliance manager (the “Alliance Manager”) and will appoint one (1) such Alliance Manager with the requisite experience and authority to fulfill its obligations hereunder after the Effective Date.  The Alliance Managers will serve as a primary point of contact within each Party with responsibility for overseeing and facilitating communication and collaboration between the Parties with respect to this Agreement.  The Alliance Managers will work together to facilitate clear and responsive communication between the Parties and the effective exchange of communication, and manage and facilitate the resolution (in accordance with the terms of this Agreement) of business issues between the Parties that arise in connection with this Agreement.  Notwithstanding any provision of this Agreement to the contrary, neither any Alliance Manager acting individually, nor the Alliance Managers acting collectively, shall have the authority to modify or deviate from the terms of this Agreement or declare a default or breach of, or waive any right under, this Agreement by a Party.

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9.2      Decision Making of the Alliance Managers.  The Alliance Managers shall attempt to make decisions by consensus.  In the event the Alliance Managers cannot reach consensus on any matter, the dispute shall be referred to the head of each Party’s supply chain or marketing group or global regulatory group or general manager, as appropriate based on the subject matter of the dispute (each, an “Executive Officer”).  In the event the Executive Officers do not resolve such dispute within thirty (30) days of referral to the Executive Officers, then the matter should be resolved in accordance with Section 16.3 of the Agreement.

9.3      Quarterly Business Reviews (QBR).  The Alliance Managers, together with a designated representative from each Party possessing cross-functional expertise relevant to this Agreement — including, but not limited to, procurement, supply chain and quality — shall convene at least once per Calendar Quarter during the Term (“QBR”).  The purpose of each QBR will be to review and discuss matters relating to the Supplied Product, including overall business performance, supply metrics, quality assessments, new SKUs or product launch plans, logistics and any other pertinent topics.  QBRs may be conducted in person, via videoconference, or by teleconference.  Each Party shall be responsible for its own costs and expenses associated with participation in the QBRs.

 ARTICLE X
INTELLECTUAL PROPERTY

10.1   Ownership of Intellectual Property.  Except as expressly set forth herein, all rights to Intellectual Property and Confidential Information are and will remain the exclusive property of the Party who originated those rights, and neither Party grants under this Agreement, and each Party acknowledges that it will have no rights in, any of the Intellectual Property and Confidential Information of the other Party (other than as set forth in any of the Transaction Documents).  All applicable rights to any Intellectual Property and Confidential Information developed by or on behalf of either Party after the Effective Date, independently of the other Party and without reference to the Intellectual Property or Confidential Information of the other Party, shall remain the exclusive property of the Party who originated those rights.  For clarity, nothing in this Section 10.1 is intended to alter or limit the Parties’ rights under the other Transaction Documents with respect to Intellectual Property and Confidential Information.

ARTICLE XI
CONFIDENTIALITY

11.1   Confidentiality.  The Receiving Party agrees that any Confidential Information of the Disclosing Party shall be kept strictly confidential by the Receiving Party except that the Receiving Party may disclose the Confidential Information of the Disclosing Party to any Affiliate or Third-Party service providers to the extent necessary to enable the Receiving Party to perform its obligations or exercise its rights under this Agreement; provided that the Receiving Party shall (a) ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality no less protective than those contained herein, (b) provide the Disclosing Party with prompt written notice upon obtaining any knowledge or notice of any actual or potential breach of such obligations by any such Affiliates and Third Parties and (c) remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such confidentiality obligations.  The Receiving Party further agrees (i) not to use the Disclosing Party’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement and (ii) to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

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11.2   Product Confidential Information.  Notwithstanding anything to the contrary herein, all Confidential Information exclusively related to the Supplied Product (“Product Confidential Information”) shall be deemed the Confidential Information of the Supplier; provided that if such Product Confidential Information is exclusively related to the use of the Supplied Product in the Field in the Territory, such Product Confidential Information shall be the Confidential Information of both the Supplier and the Recipient; provided, further, that, upon any termination of this Agreement, no Product Confidential Information shall be deemed to be Confidential Information of the Recipient.

11.3    Terms of Agreement.  Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise permitted under this Agreement.

11.4    Government Order.  If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Receiving Party, then the Receiving Party shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to and use diligent and commercially reasonable efforts, and reasonably cooperate with the Disclosing Party, to obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnish that Confidential Information that it is advised by legal counsel that it is legally required to furnish.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES; COVENANTS

12.1   Disclaimer of Representations and Warranties.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENTS, THE PARTIES DISCLAIM AND WAIVE ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT OR OTHER VIOLATION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH PARTY ACKNOWLEDGES AND AGREES IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE FOREGOING, THE SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE SUPPLIED PRODUCTS, AND THE RECIPIENT ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

12.2    Other Covenants.

(a)          Except as otherwise provided herein and as otherwise set forth in the Global Brand and Support Agreement, each Party shall obtain and maintain, and shall use commercially reasonable efforts to ensure that its Affiliates and Third-Party service providers (including any CMOs) obtain and maintain, in full force and effect for the duration of the Term all necessary licenses, permits and other authorizations required by all applicable Laws to carry out its obligations under this Agreement.  Each Party shall comply with all Laws applicable to its activities under this Agreement.  The Parties will reasonably cooperate with each other with respect to the foregoing, including by providing the other Party with such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable Laws.

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(b)          Without limiting either Party’s obligations under the Global Brand and Support Agreement, the Recipient shall cooperate with the Supplier and its Affiliates, and use commercially reasonable efforts, to support the Manufacturing and other activities taken under this Agreement and the Supplier CMO Agreements in a timely manner as may be necessary or useful for the Supplier and its Affiliates to fulfill the Supplier’s and its Affiliates’ obligations under the Supplier CMO Agreements in respect of the Manufacture of the Supplied Products to the Recipient under such Supplier CMO Agreements, including (i) responding promptly to the Supplier requests; (ii) making and communicating decisions as requested, acting reasonably; (iii) supplying any reasonably requested information, documentation, data or materials in the control of the Recipient and its Affiliates; and (iv) providing or approving, prior to the procurement of applicable components, all artwork, advertising and information.

(c)          Throughout this Agreement, where the Supplier has an obligation to use commercially reasonable efforts to achieve any outcome in respect of or through a CMO, the Supplier shall use commercially reasonable efforts (which shall not require any additional payments or to commence or pursue any litigation or arbitration) and shall keep the Recipient reasonably informed regarding the status of such efforts and the success or lack of success thereof.

(d)          The Parties acknowledge and agree to comply with the terms of the Global Brand and Support Agreement that relate to the Manufacturing of Supplied Products.

ARTICLE XIII
INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE

13.1    Indemnity.  Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Indemnitees”) from, against and in respect of all Losses incurred or suffered by any of the Indemnitees in connection with any Action brought by a Third Party (“Third-Party Claim”) to the extent arising out of, relating to or resulting from any (a) gross negligence or willful misconduct by the Indemnifying Party, any of its Affiliates, agents or subcontractors in the performance of this Agreement, (b) material breach by the Indemnifying Party of this Agreement or (c) in the case of Recipient as the Indemnifying Party, Commercialization by or on behalf of Recipient of the Supplied Products and its exercise of its rights granted to it hereunder in the Field in the Territory; provided that the foregoing shall be subject to Section 13.3 of the Agreement.

13.2    Indemnification Procedures.

(a)         If any of the Indemnitees receives notice or otherwise learns of a Third-Party Claim with respect to which the Indemnifying Party may be obligated to provide indemnification pursuant to Section 13.1 (any such Third-Party Claim, an “Indemnifiable Claim”), such Indemnitee shall give the Indemnifying Party notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim.  Each such notice shall describe the Indemnifiable Claim in reasonable detail and provide the Indemnifying Party with all relevant documentation in connection with the Indemnifiable Claim.  Notwithstanding the foregoing, the failure of any of the Indemnitees to give timely notice as provided in this Section 13.2(a) shall not relieve the Indemnifying Party of its obligations under Section 13.1 or this Section 13.2, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.

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(b)         The Indemnifying Party may elect (but shall not be required) to defend any Indemnifiable Claim, at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel.  Within thirty (30) days of receipt of notice from an Indemnitee in accordance with Section 13.2(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Indemnifying Party shall notify such Indemnitee whether the Indemnifying Party is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense.  If the Indemnifying Party elects to defend any such Indemnifiable Claim, it shall notify such Indemnitee of its intention to do so, and such Indemnitee shall, at the Indemnifying Party’s expense (for such Indemnitee’s reasonable out-of-pocket costs), cooperate with the Indemnifying Party and its counsel in the defense of such Indemnifiable Claim; provided that the Indemnifying Party shall not settle any such Indemnifiable Claim without such Indemnitee’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Indemnitee in full in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party.  Notwithstanding an election of the Indemnifying Party to assume the defense of such Indemnifiable Claim, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Indemnifying Party’s cost and expense; provided that the Indemnifying Party and its counsel cooperate with such Indemnitee and its counsel in connection therewith.

(c)          If the Indemnifying Party elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Indemnitee’s provision of notice), or fails to notify such Indemnifying Party of its election as provided in Section 13.2(b), such Indemnitee may defend such Indemnifiable Claim at the cost and expense of the Indemnifying Party.  Any legal fees and expenses reasonably incurred by such Indemnitee in connection with defending such Indemnifiable Claim shall be paid by the Indemnifying Party.

(d)          Unless the Indemnifying Party has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Indemnifiable Claim without the Indemnifying Party’s consent (not to be unreasonably withheld, conditioned or delayed).  Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 16.3.

13.3    Indemnity Payments.

(a)          The Parties intend that any Loss subject to indemnification or reimbursement pursuant to Section 13.1 will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which is required to pay to any Indemnitee will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)          An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

13.4   Other Indemnities.  For clarity, this Article XIII shall in no way limit any rights or obligations with respect to indemnification pursuant to the Transaction Agreement or the Transaction Documents.

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13.5    Limitation of Liability.

(a)          NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND WITHOUT LIMITING THE RIGHTS OF EITHER PARTY UNDER THE TRANSACTION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 13.1 OR A PARTY’S BREACH OF ARTICLE VI NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

(b)          IN ADDITION TO THE FOREGOING, NEITHER PARTY’S LIABILITY TO THE OTHER PARTY HEREUNDER (INCLUDING ANY AMOUNTS THAT ARE RECOVERED THROUGH SUCH PARTY’S INSURANCE POLICY) SHALL EXCEED THE AMOUNT EQUAL TO THE AGGREGATE AMOUNT PAYABLE BY THE RECIPIENT TO THE SUPPLIER HEREUNDER OVER THE TWELVE (12) MONTHS (OR, IF THE TERM HAS BEEN LESS THAN TWELVE (12) MONTHS AT THE TIME OF SUCH NOTICE, THEN SUCH AMOUNT SHALL EQUAL THE AGGREGATE AMOUNT PAYABLE BY THE RECIPIENT TO THE SUPPLIER HEREUNDER DURING THE TERM PLUS THE AMOUNT REASONABLY ANTICIPATED TO BE PAYABLE BY RECIPIENT FOR THE REMAINDER OF SUCH TWELVE MONTH PERIOD) IMMEDIATELY PRIOR TO RECEIPT OF NOTICE OF SUCH INDEMNIFICATION CLAIM.

13.6    Insurance.  The Supplier shall, during the Term and, to the extent the insurance is issued on a “claims made” basis, for two (2) years thereafter, obtain and maintain at its own cost and expense from a reputable insurer(s), product liability insurance for claims arising out of any defect, alleged or otherwise, of the Supplied Product or its use, design or Manufacture, or any material incorporated into the Supplied Product. Such product liability insurance shall include Buyer as an additional insured, and the terms and conditions (including limits) of such product liability insurance shall be commercially reasonable in Seller’s view (in view of market standards).

ARTICLE XIV
TERM AND TERMINATION

14.1   Term.  The term of this Agreement shall continue unless terminated in accordance with Section 14.2 until the date on which the last to expire of all of the Licensed Patents (as defined in the IP Licence Agreement) and Patents that claim or otherwise cover the Products in the United States expire (as defined in the IP License Agreement) (the “Initial Term”). Upon expiry of the Initial Term, this Agreement may be renewed for successive two (2)-year periods (each, a “Renewal Term”), provided that (i) either Party delivers to the other Party a written proposal to renew no later than six (6) months prior to the expiration of the Initial Term or then-current Renewal Term, and (ii) the other Party confirms its acceptance of such renewal in writing.

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14.2    Termination.

(a)         Termination for Material Breach. Each Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its material obligations under this Agreement and fails to cure the material breach within one hundred twenty (120) days of written notice; provided that if the Parties determine that a material breach is capable of being cured but requires more than one hundred twenty (120) days to cure, the Parties shall negotiate in good faith an extension of the cure period. For the avoidance of doubt, termination under this Section 14.2(a) does not limit either Party from pursuing other rights or remedies available to it.

(b)         Termination of the IP Licence Agreement.  This Agreement shall immediately automatically terminate upon termination of the IP Licence Agreement, in accordance with Section 8.3 of such IP License Agreement.

14.3    Survival.  The Parties agree that (i) [●] shall survive the termination or expiration of this Agreement and (ii) nothing herein shall release any Party from any liability for any breach of any commitment, obligation or agreement that was committed prior to such termination.

14.4    Consequences of Termination.

(a)          Upon expiration or termination of this Agreement with respect to each Supplied Product, the Supplier shall manufacture and ship, and the Recipient shall purchase from the Supplier, all quantities of such Supplied Products for which Purchase Orders have been placed through the date of such expiration or termination of this Agreement with respect to such Supplied Products (provided that such Supplied Products do not have any Defects) (the “Remaining Supplied Products”).  For clarity, acceptance by the Supplier of Purchase Orders for, or the sale of, such Supplied Products after delivery of a termination notice or expiration or termination of this Agreement with respect to such Supplied Products shall not be construed as a renewal or extension of this Agreement or any other Transaction Document or as a waiver of termination thereof.  Termination or expiration of this Agreement, in part or in its entirety, for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration. If this Agreement expires pursuant to Section 14.1, the Supplier shall have ninety (90) days to sell off the Remaining Supplied Products in the Territory.

(b)      Upon the expiration or termination of this Agreement, the Receiving Party shall, and shall instruct any Affiliate or Third-Party service provider who is in possession of Confidential Information to, return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party) and, if requested in writing by the Disclosing Party, certify in writing that any destruction requested by the Disclosing Party has taken place.  Notwithstanding the foregoing, the Receiving Party may retain a copy of the Confidential Information to the extent required by applicable Law and may also retain copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures; provided that the Receiving Party shall maintain the confidentiality of each of the foregoing.

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ARTICLE XV
FORCE MAJEURE

15.1    Force Majeure.  No liability shall result from delay in performance or non-performance, in whole or in part, by either of the Parties (the “Affected Party”) to this Agreement to the extent that such delay or non-performance is caused by a Force Majeure Event.  “Force Majeure Event” means an event that is beyond a non-performing Party’s reasonable control, including (a) acts of God, war, riots, civil commotion, terrorist acts; (b) strikes, labor disputes, unavailability of labor, lock-outs or other industrial or labor disturbances, in each case, except to the extent caused by the Supplier’s gross negligence or willful misconduct; (c) pandemics, governmental quarantines or natural disasters.  The Parties expressly acknowledge and agree that a Force Majeure Event shall not include a general decline in the economy as a whole or a downturn in the sales of the Supplied Product.  The Affected Party shall, as soon as reasonably possible, and in any event within five (5) Business Days of the occurrence of the Force Majeure Event, give written notice to the other Party stating the nature of the Force Majeure Event, its effects on the Affected Party’s ability to perform its duties and/or obligations under this Agreement, the anticipated duration of such Force Majeure Event, and any action being taken to avoid or minimize its effect.  If the Supplier, as the Affected Party, has knowledge that, or the Supplier reasonably believes that such Force Majeure Event is likely to result in an Inability to Supply, the Supplier shall also include in such written notice to the Recipient, as the non-Affected Party, the underlying reasons for the Inability to Supply, proposed remedial measures, the date that the Inability to Supply is expected to end, and the amount of Supplied Product to be allocated to the Recipient.  Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Affected Party shall take all steps as are reasonable, without being obligated to incur any material expenditure or cost, to remedy its inability to perform, and applicable fees shall be equitably reduced on a pro rata basis during any period of non-performance; provided, however, if the suspension of performance continues for sixty (60) days after the date of the occurrence, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the non-Affected Party to exercise its rights under this Agreement.

ARTICLE XVI
MISCELLANEOUS

16.1   Order of Precedence.  Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, the terms and conditions of the Transaction Agreement shall prevail.  In the event of any inconsistency between this Agreement and any Consent Agreement, such Consent Agreement shall control.

16.2   Relationship of Parties.  This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates.  Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

16.3    Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          In the event that any dispute in relation to this Agreement cannot be resolved by senior executives of the Parties (or their respective designees with the power and authority to resolve such dispute) within fifteen (15) days of the date on which such dispute was submitted to them, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 16.3.

(b)        This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

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(c)         With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a Party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action so brought.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 16.7.  Nothing in this Section 16.3(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.3(d).

16.4   Entire Agreement.  This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

16.5   No Third-Party Beneficiaries.  This Agreement, together with the Exhibits and Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

16.6   Expenses.  Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

16.7    Notices.  All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email.  All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 16.7:

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If to the Supplier:

c/o [BCP]
[Address Line 1]
[Address Line 2]
Attention: [___]
Email: [___]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Stephen F. Arcano; Ann Beth Stebbins
Email:	stephen.arcano@skadden.com; annbeth.stebbins@skadden.com

If to the Recipient:

c/o Neopharmed Gentili S.p.A.
Via S. Giuseppe Cottolengo, 15,
20143 Milano MI
Attention:	Bruno Sacchi; Antonino Grimaldi
Email:	b.sacchi@neogen.it; a.grimaldi@neogen.it

with a copy (which shall not constitute notice) to:

White & Case LLP
Piazza Armando Diaz 2,
20123 Milano
Italy

Attention:	Michael Immordino; Elena Ruggiu
Email:	michael.immordino@whitecase.com; elena.ruggiu@whitecase.com

16.8    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by the Recipient without the prior written consent of the Supplier; provided, however, that the Recipient may, without the Supplier’s consent, assign or transfer this Agreement to an (a) Affiliate or (b) in whole to a successor in interest in connection with a merger provided that such person assumes all rights and obligations hereunder. Any purported assignment without such consent shall be null and void ab initio.  The Supplier may assign any of the rights, interests or obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the Recipient’s consent.  This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns.  Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

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16.9    Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Supplier and the Recipient, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

16.10 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

16.11 Counterparts.  This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

16.12  Affiliates.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

16.13  No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

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16.14  Construction.

(a)        The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)        The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

* * * * *

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed by their respective duly authorized representatives as of the date first above written.

BIOCRYST PHARMACEUTICALS, INC.
By:
Name:
Title:

BIOCRYST IRELAND LIMITED
By:
Name:
Title:

[Signature Page to Supply Agreement]

Exhibit A
Initial Purchase Order

Attached.

Exhibit B
Purchase Order Form

Exhibit C
Forecast Template

Exhibit D
Delivery Location

Attached.

[Annex C — Form of Global Brand and Support Agreement]

Annex C

Agreed Form

GLOBAL BRAND AND SUPPORT AGREEMENT

dated as of

[●], 2025

by and between

BIOCRYST PHARMACEUTICALS, INC.,
as the Seller,

and

BIOCRYST IRELAND LIMITED,

as the Company

[NOTE THIS DRAFT GLOBAL BRAND AND SUPPORT AGREEMENT IS FOR DISCUSSION PURPOSES ONLY.  CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION.  NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES AND SUBJECT TO THE TERMS AND CONDITIONS THEREOF.  THIS GLOBAL BRAND AND SUPPORT AGREEMENT MUST BE KEPT CONFIDENTIAL IN ACCORDANCE WITH THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE RECIPIENT OF THIS AGREEMENT AND BIOCRYST PHARMACEUTICALS, INC.]

i

ii

Section 13.15	Specific Performance	29
Section 13.16	No Duplication; No Double Recovery	29
Section 13.17	Construction	29

SCHEDULES

Schedule A	JSC Members
Schedule B	JSC Information Updates
Schedule C	Commercialization Activities
Schedule D	Global Brand Strategy
Schedule E	Seller’s Regulatory Responsibility

iii

GLOBAL BRAND AND SUPPORT AGREEMENT

This GLOBAL BRAND AND SUPPORT AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Seller”) and BioCryst Ireland Limited, a corporation organized under the laws of the Republic of Ireland (the “Company”) (each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, the Seller, the Company and Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy, have entered into that certain Stock Purchase Agreement, dated as of June 27, 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”);

WHEREAS, the Transaction Agreement contemplates that the Seller and the Company will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein; and

WHEREAS, each of the Seller and the Company wish to provide to the other Party certain support during a period commencing as of the Effective Date, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          General.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement.  As used in this Agreement, the following terms have the respective meanings set forth below:

(a)          “Adverse Event” means any of the following as such terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience” and foreign counterparts thereof.

(b)          “Affected Party” has the meaning set forth in Section 13.3.

(c)          “APeX-A Study” means that certain clinical study with Protocol Number BCX7353-312.

(d)          “APeX-N Study” means that certain clinical study with Protocol Number BCX7353-401.

(e)          “APeX-P Study” means that certain clinical study with Protocol Number BCX7353-304.

(f)          “APeX-T Study” means that certain clinical study with Protocol Number BCT7353-402.

(g)       “Associated Materials” means packaging, literature, labeling, catalogs, educational, advertising and promotional materials, displays, internet site pages, product literature, sales training materials or any other like or similar materials (whether printed, electronic or otherwise) to the extent used in connection with a Product for use in the Field in the Territory.

(h)          “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31; provided that (i) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur thereafter of March 31, June 30, September 30, and December 31 of the year in which the Effective Date occurs and (ii) the final Calendar Quarter of the Term shall end on the last day of the Term.

(i)           “Chosen Courts” has the meaning set forth in Section 13.4(c).

(j)          “Clinical Supply Costs” means, with respect to a Product, placebo, comparator drug, or other drug or medication for use in a clinical study, the consolidated fully burdened cost incurred by or on behalf of the Seller or any of its Affiliates in the Manufacture of such Product, placebo, comparator drug, or other drug or medication, including the following: (i) direct and indirect cost of any materials; (ii) direct labor costs (including benefits); (iii) factory overhead (fixed and variable); (iv) operating costs of facilities and equipment (including idle plant capacity); (v) a charge for depreciation and repairs and maintenance costs of facilities and equipment; (vi) quality and in-process control costs; and (vii) charges for spoilage and scrap, in each case as such costs are determined in accordance with GAAP.  For clarity, to the extent that Manufacturing of such Product, placebo, comparator drug, or other drug or medication for use in a clinical study, or any component thereof, is performed for the Seller or any of its Affiliates by a Third Party, amounts paid by the Seller of any of its Affiliates to such Third Party for such Manufacture will be added, without mark up, to the aggregate amount of the foregoing items.

(k)          “CMC Dossier” means chemistry, manufacturing, and controls section of the Regulatory Approval for a Product (i.e., Module 3).

(l)           “CMC Regulatory Filings” has the meaning set forth in Section 3.1(a)(i).

(m)      “Commercialization” means any and all activities directed to marketing, promotion, pricing, importing, labeling/livery, distribution, exporting, transporting, offering for sale and selling throughout, post-marketing surveillance, market research and medical affairs for, and importing into, the applicable country, but excluding Development and Manufacturing.  “Commercialize” and “Commercializing” have correlative meanings.

(n)          “Company Core Data Sheet” or “CCDS” means the master labeling document for the Products maintained by the Seller from which proposed labeling for the Products is prepared and submitted to any Regulatory Authority in connection with Exploitation of the Products, including any modification, supplement or amendment thereto.

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(o)         “Company Right of Reference” has the meaning set forth in Section 2.1(b).

(p)         “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates that is or has been disclosed, made accessible or otherwise provided by or on behalf of such Party or any of its Affiliates or its or their Representatives (the “Disclosing Party”) to the other Party (“Recipient”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise.  Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of Recipient’s or any of its Representatives’ act or omission; (ii) is obtained by Recipient or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in Recipient’s or its Representatives’ possession, as established by written, contemporaneous evidence, before the Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Recipient or its Representatives, as established by contemporaneous written evidence, without use of or access to the Disclosing Party’s Confidential Information.

(q)         “Control” or “Controlled” means, with respect to any Intellectual Property, such Intellectual Property is both owned by the applicable Person and such Person has the ability to grant the licenses and other rights in, to and under such Intellectual Property on the terms and conditions set forth herein (other than pursuant to a license or other rights granted pursuant to this Agreement) without breaching any Contract entered into as of or prior to the Effective Date between such Person or any of its Affiliates, on the one hand, and any Third Party, on the other hand, or violating any applicable Law.

(r)          “Costs” means the consolidated fully burdened cost incurred by or on behalf of a Party or any of its Affiliates in the conduct of a particular activity hereunder, as determined in accordance with GAAP.

(s)       “Development” means any and all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis and clinical trials (including additional clinical studies commenced after receipt of Regulatory Approval).  “Developing” and “Develop” have correlative meanings.

(t)          “Development Costs” means the consolidated fully burdened cost incurred by or on behalf of a Party or any of its Affiliates after the Effective Date in the Development of a Product for use in the Field in the Territory, including Clinical Supply Costs, as such costs are determined in accordance with GAAP.  For clarity, to the extent that Development of a Product is performed for such Party or any of its Affiliates by a Third Party, amounts paid by such Party or any of its Affiliates to such Third Party for such Development will be added, without mark up, to the aggregate amount of the foregoing items.

(u)          “Disclosing Party” has the meaning set forth in Section 1.1(p).

(v)          “EMA” means the European Medicines Agency.

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(w)         “Existing Studies” means the APeX-A Study, APeX-N Study, APeX-T Study and APeX-P Study.

(x)          “Exploitation” means to Develop, Manufacture, Commercialize or otherwise use or dispose of.

(y)          “FDA” means the U.S. Food and Drug Administration.

(z)          “Field” means routine prevention of recurrent attacks of hereditary angioedema (HAE) in humans.

(aa)        “Force Majeure Occurrence” has the meaning set forth in Section 13.3.

(bb)        “Global Brand Strategy” has the meaning set forth in Section 5.1(b).

(cc)        “Indemnifiable Claim” has the meaning set forth in Section 10.2(a).

(dd)        “Indemnifying Party” has the meaning set forth in Section 10.1.

(ee)         “Indemnitees” has the meaning set forth in Section 10.1.

(ff)         “JSC” has the meaning set forth in Section 7.1.

(gg)       “Know-How” means any and all trade secrets and other confidential or proprietary information, know-how and technical data, including all technical, scientific, regulatory and other information, results, knowledge, techniques and data, in whatever form, including plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control and preclinical and clinical data), formulae, formulations, specifications and marketing, pricing, distribution, cost, sales and manufacturing data or descriptions.  “Know-How” does not include Patents claiming any of the foregoing.

(hh)        “Licensed Trademarks” has the meaning set forth in the Trademark License Agreement.

(ii)      “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(jj)        “Manufacture” means any and all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding, including process development, testing method development, process qualification and validation, scale-up, preclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.  “Manufactured” and “Manufacturing” have correlative meanings.

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(kk)       “Marketing Authorization” means any approval, with respect to any jurisdiction, that is necessary for the Commercialization or other Exploitation of a pharmaceutical product in such jurisdiction.  “Marketing Authorization” includes (i) all approvals, product and establishment licenses, registrations or authorizations of any Governmental Authority necessary for the Manufacture, use, storage, importation, export, transport, sale, distribution, or placing on the market of a pharmaceutical product in a jurisdiction and (ii) includes any Regulatory Approval and Pricing Approval.

(ll)          “Material Change” has the meaning set forth in Section 5.5(b)(ii).

(mm)      “MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom.

(nn)        “New Formulations” means any new or modified formulations of the Orladeyo Product or the Pediatric Product, which new or modified formulations have the same active pharmaceutical ingredient as in the Orladeyo Product or the Pediatric Product, respectively, which active pharmaceutical ingredient is the sole active pharmaceutical ingredient in such product.

(oo)        “New Materials” has the meaning set forth in Section 5.5(b)(ii).

(pp)       “Orladeyo Product” means the product known as ORLADEYO® (berotralstat as the sole active pharmaceutical ingredient), and that is the subject of the following Regulatory Approvals as of the Effective Date: (i) EMA: EU/1/21/1544/0001 and EU/1/21/1544/0002, (ii) MHRA: PLGB 50680/0001 and (iii) Swissmedic: 68464.

(qq)        “Payee” has the meaning set forth in Section 6.6.

(rr)         “Payor” has the meaning set forth in Section 6.6.

(ss)       “Pediatric Approval” the date on which Regulatory Approval is received from EMA for the Pediatric Product for use in the Field in the Territory.

(tt)         “Pediatric Development Period” means the period commencing on the Effective Date and ending on the earlier of (i) Pediatric Approval and (ii) December 31, 2027.

(uu)       “Pediatric Product” means the product for which Regulatory Approval is being sought under pediatric line extension filed in the EMA with procedure number EMA/X/0000268892.

(vv)        “Pharmacovigilance Agreement” has the meaning set forth in Section 3.4.

(ww)     “Post-Approval Study” means any clinical trial, safety study, or other activity required by any Regulatory Authority to maintain an existing Regulatory Approval for a Product for use in the Field in the Territory, including any (i) post-authorization safety study (“PASS”), or (ii) risk management plan (“RMP”) requirement (such as product safety or disease registry).

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(xx)       “Pricing Approval” means, in any jurisdiction where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

(yy)        “Pricing and Market Access Activities” means, with respect to a Product for use in the Field in the Territory, strategy, activities and undertakings regarding: (i) pricing and price terms, including obtaining and maintaining Pricing Approvals, negotiating discounts, rebates and other price-related matters with payors and purchasers or in relation to formulary placement such Product; (ii) reimbursement programs; and (iii) all other market access matters, including establishing and maintaining relationships, and contracting with hospitals, pharmacies, group purchasing organizations and healthcare insurers and other similar Third Parties.

(zz)        “Product” means the Orladeyo Product, the Pediatric Product or any New Formulations.

(aaa)     “Product Approvals” means any and all Marketing Authorizations and applications for Marketing Authorizations related to Exploitation of a Product for use in the Field, whether submitted to Governmental Authorities as of or following the Effective Date.

(bbb)      “Product Confidential Information” has the meaning set forth in Section 11.2.

(ccc)      “Quality Standards” has the meaning set forth in Section 5.5(b)(iii).

(ddd)      “Recipient” has the meaning set forth in Section 1.1(p).

(eee)      “Registration Data” means all studies data, raw data, reports, reviews or information, in paper, electronic or other format, submitted to, or received from, a Regulatory Authority, with the aim to apply for, obtain, extend or maintain a Marketing Authorization for a Product, including any internal or external correspondence regarding a Marketing Authorization, technical information on the pharmaceutical product’s chemistry and manufacture, toxicology, metabolism and toxicokinetics, occupational health and safety and environmental effects, including any Good Laboratory Practice data, biological data and local data, regulatory defense strategy documents, modelling, risk assessments, public interest or other benefits documents, as well as any rights for data compensation under applicable Law.

(fff)       “Regulatory Approval” means a Marketing Authorization from a Regulatory Authority in a particular jurisdiction that grants the right to place a pharmaceutical product for sale on a market in such jurisdiction, excluding, for clarity, Pricing Approval.

(ggg)      “Regulatory Filings” means all filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the Development, Manufacturing, Commercialization or other Exploitation of a Product made to or received from any Regulatory Authority, including to obtain, support, or maintain any Marketing Authorizations.

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(hhh)      “Regulatory Meeting” has the meaning set forth in Section 3.2(a).

(iii)        “Seller Regulatory Activities” means the activities of Seller described in Section 3.1(a) and Schedule E.

(jjj)        “Swissmedic” means the Swiss Agency for Therapeutic Products.

(kkk)      “Term” has the meaning set forth in Section 12.1.

(lll)        “Third Party” means any Person other than the Seller, the Company and their respective Affiliates.

(mmm)  “Third Party Claim” has the meaning set forth in Section 10.1.

(nnn)      “Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

ARTICLE II

RIGHT OF REFERENCE

Section 2.1           Rights of Reference.

(a)         The Company hereby grants to the Seller, its Affiliates and its and their licensees and sublicensees a right to cross-reference, file or incorporate by reference any Regulatory Filings (including Product Approvals) for the Products for use in the Field, including Registration Data and other Know-How, in each case, solely to the extent included or referenced in or filed in support of such Regulatory Filings, to the extent such Regulatory Filings, Registration Data and other Know-How are Controlled by the Company or any of its Affiliates, which right is granted solely to the extent necessary (i) to Develop or Manufacture the Products or (ii) Commercialize the Products outside the Territory or outside the Field in the Territory.  To the extent required under applicable Law or requested by any Regulatory Authority, the Company or its applicable Affiliates shall, promptly following written notice of a request from the Seller (but in any event within five (5) Business Days following receipt of such notice), file with any applicable Regulatory Authority a letter of access (which shall require the JSC’s review and approval) authorizing the Seller, its Affiliates and its their licensees and sublicensees to cite to or rely upon such Regulatory Filings, and Registration Data and other Know-How.

(b)       The Seller hereby grants to the Company, its Affiliates and sublicensees a right to cross-reference, file or incorporate by reference any Regulatory Filings (including Product Approvals) for the Products for use in the Field in the Territory, including Registration Data and other Know-How, in each case, solely to the extent included or referenced therein or filed in support thereof, to the extent such Regulatory Filings, Registration Data and other Know-How are Controlled by the Seller or any of its Affiliates, solely to the extent necessary to conduct regulatory activities for the Products for use in the Field in the Territory (in accordance with this Agreement), including to obtain and maintain Marketing Authorization(s) for the Products for use in the Field in the Territory following the Pediatric Development Period, Develop (in accordance with this Agreement), sell, offer for sale or Commercialize the Products for use in the Field in the Territory, Manufacture in the Territory or outside the Territory for import into the Territory in each case, solely for Commercialization of the Products for use in the Field in the Territory (in accordance with the Supply Agreement) during the Term (such rights granted to the Company, its Affiliates and sublicensees, the “Company Right of Reference”).  To the extent required under applicable Law or requested by any Regulatory Authority, the Seller or its applicable Affiliates shall, promptly following written notice of a request from the Company (but in any event within five (5) Business Days following receipt of such notice), file with any applicable Regulatory Authority a letter of access (which shall require the JSC’s review and approval) authorizing the Company, its Affiliates and its and their sublicensees to cite to or rely upon such Regulatory Filings and Registration Data and other Know-How.

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Section 2.2         Reservation of Rights.  The Company and the Seller each acknowledge and agree that, except as expressly provided in this Agreement or any other Transaction Document, or as otherwise agreed in writing by the Parties, neither the Company nor the Seller, nor any of their respective Affiliates, shall have any right to cite to, use or have access to any Registration Data generated by the other Party.

ARTICLE III

REGULATORY AFFAIRS

Section 3.1           Regulatory Responsibility.

(a)          Seller Responsibility.

(i)            During the Pediatric Development Period, the Seller shall be responsible for preparation of all Regulatory Filings for the Products for use in the Field in the Territory; provided that, notwithstanding anything to the contrary herein, at all times during the Term, the Seller will be responsible for the preparation of any Regulatory Filings for the Products for use in Field in the Territory (A) relating to or comprising the CMC Dossier (“CMC Regulatory Filings”) or (B) relating to Existing Studies and any Post-Approval Studies conducted by the Seller in accordance with Section 4.2.  Following preparation of any Regulatory Filing described in this Section 3.1(a)(i), the Seller shall provide such Regulatory Filing to the Company to review and comment on within reasonable time and the Seller shall reasonably consider any comments that are provided to the Seller to the extent reasonably practicable (taking into account any deadlines imposed by Regulatory Authorities).

(ii)           During the Pediatric Development Period, the Seller shall be responsible for the submission of all Regulatory Filings for the Products for use in the Field in the Territory in the name of the Company; provided that, the Seller shall have the right to require the Company to so submit any or all such Regulatory Filings by providing the Company with written notice thereof, in which case, the Company shall be responsible for submitting such Regulatory Filing to applicable Regulatory Authorities without edit or modification (other than translations into local language and modifications for country-specific requirements under Law) and the Seller shall be provided with a copy of such revised version promptly following submission to the applicable Regulatory Authority.

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(iii)           Seller shall be responsible for the additional regulatory activities set forth in Schedule E.

(b)          Company Responsibility.  Except as otherwise expressly set forth herein, after Pediatric Development Period during the Term, all Regulatory Filings for the Products for use in the Field in the Territory shall be prepared and submitted by the Company; provided that, (i) prior to submission of any such Regulatory Filing the Company shall provide such Regulatory Filing for the JSC to review and comment on and (ii) such Regulatory Filings shall not be submitted unless and until the JSC grants approval.

(c)          JSC Approval Process.  From and after the Pediatric Development Period during the Term, any Regulatory Filings provided by the Seller to the Company for the Product for use in the Field in the Territory and, following JSC approval in accordance with Section 3.1(b), any other Regulatory Filings for the Products for use in the Field in the Territory, shall be submitted by the Company to applicable Regulatory Authorities without edit or modification (other than translations into local language and modifications for country-specific requirements under Law; provided that the Seller shall be provided with a copy of such revised version promptly following submission to the applicable Regulatory Authority).

(d)          Maintenance Obligations.  Following the Pediatric Development Period during the Term, the Company shall maintain any and all Marketing Authorizations and other relevant Regulatory Filings for the Products for use in the Field in the Territory in good standing with all applicable Regulatory Authorities in the Territory in accordance with the CCDS and all applicable Laws, and shall not, at any time during the Term, withdraw or abandon, or fail to take any action to prevent the withdrawal or abandonment of, any such Marketing Authorizations or other Regulatory Filings.  Subject to Section 13.9, all Regulatory Filings for the Products for use in the Field in the Territory shall remain in the Company’s name at all times during the Term and shall not be transferred to any other Person without the Seller’s prior written consent.

Section 3.2           Communications with Regulatory Authorities.

(a)          In the event that either Party is informed of any meeting or discussion with any Regulatory Authority with respect to a Product for use in the Field in the Territory, such Party shall provide the other Party, through the JSC, with written notice thereof (any such meeting or discussion, a “Regulatory Meeting”).  The other Party shall be entitled to have one or more representatives attend each such Regulatory Meetings to the extent permitted under applicable Law; provided that, in the event that the number of attendees at any such Regulatory Meeting is limited by the EMA, MHRA or Swissmedic, to the extent permitted under applicable Law, the Seller shall, until obtainment of the Pediatric Approval, be given first preference in attending such Regulatory Meeting with the EMA, MHRA or Swissmedic, as applicable; and provided, further that, notwithstanding anything to the contrary herein, the Seller shall be given first preference in attending any Regulatory Meetings concerning the Seller Regulatory Activities.

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(b)         To the extent reasonably practicable based on the timing of the applicable Regulatory Meeting, the JSC shall discuss in good faith the objectives to be accomplished at Regulatory Meetings and the agenda therefor, if any.  Each Party’s JSC chairperson (or his or her designee) shall alternate preparing written meeting minutes that reflect all topics discussed and any decisions or actions made at any Regulatory Meeting and shall promptly (within no less than five (5) Business Days of the applicable Regulatory Meeting) provide such written meeting minutes to the JSC members for their review, comment and approval.  In the event that either Party, in good faith, has reasonable concerns based on such meeting minutes, the Parties shall meet to discuss, and both Parties shall use best efforts to address any such concerns with the applicable Regulatory Authority to the extent permitted by applicable Law.

(c)        Without limiting any terms or conditions set forth in the Pharmacovigilance Agreement or Section 3.5, the Company shall provide the Seller, through the JSC, with copies of any material documents or other correspondence received from a Regulatory Authority related to a Product as soon as reasonably practicable.  Such copies shall be provided sufficiently in advance of any planned response to the applicable Regulatory Authority in order to allow the JSC to review, comment on and as appropriate, approve, prior to submission.

(d)          Any references in this Section 3.2 to “Regulatory Authority” shall be limited to EMA, MHRA, and Swissmedic.

Section 3.3           Cooperation.

(a)       Each Party agrees to provide the other Party, through the JSC, with all reasonably necessary or useful information and assistance, and perform those activities, in each case, reasonably requested by the other Party, including, (a) in the case of Company, to obtain and maintain all Marketing Authorizations for the Products for use in the Field in the Territory, and fulfill all other regulatory-related responsibilities for the Products for use in the Field in the Territory (other than Seller Regulatory Activities), to Commercialize the Products for use in the Field in the Territory, (b) in the case of the Seller, to obtain and maintain all Marketing Authorizations for the Products, and fulfill all other regulatory-related responsibilities with respect to the Products, including the Seller Regulatory Activities, to Commercialize the Products for use outside the Field in the Territory and for use outside the Territory.

(b)          To the extent required under applicable Law or requested by any Regulatory Authority to allow the Seller to perform the Seller Regulatory Activities or communicate with any Regulatory Authority with respect thereto, the Company hereby appoints the Seller as its authorized agent and representative and shall promptly execute and deliver all further instruments and documents, and take all further action that the Seller may reasonably request, in order to effectuate such appointment at the Seller’s sole cost and expense.

(c)          Except to the extent otherwise expressly set forth herein, to the extent that either Party provides assistance to the other Party in accordance with this Section 3.3, the requesting Party shall be responsible for any Costs incurred by the other Party in connection therewith.

Section 3.4          Pharmacovigilance Agreement.  Promptly (but no later than ninety (90) days) after the Effective Date (and, in any event, before the date of the first delivery of Product to the Company under the Supply Agreement), the Parties shall enter into a pharmacovigilance agreement for the Territory containing customary terms, including reporting of Adverse Events and other safety obligations related to the Products (such agreement, the “Pharmacovigilance Agreement”).  The Pharmacovigilance Agreement shall also set forth a process for exchanging all relevant information and data, including safety information relating to the Products, as reasonably necessary to enable each Party to comply with applicable Law and any requirements of Governmental Authorities in relation to the Products.  Any breach of such Pharmacovigilance Agreement shall constitute a breach of this Agreement.

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Section 3.5          Data Exchange and Reporting.  The Seller shall maintain the global safety database for the Products at its sole cost and expense; provided that, promptly following the Effective Date, the Company shall generate, and shall maintain during the Term, a Territory-wide Adverse Event database for the Products and shall generate Adverse Event reports for the Seller’s access and use, in each case, at the Company’s sole cost and expense.  The Company shall be responsible for submitting Adverse Events reports to the applicable Governmental Authorities in the Territory.

ARTICLE IV

DEVELOPMENT

Section 4.1           Existing Studies.

(a)         The Parties acknowledge that, as of the Effective Date, the Existing Studies are being conducted on behalf of the Seller and following the Effective Date, as between the Parties, the Seller shall have the sole right to conduct such studies.  Without limiting the foregoing, the Parties acknowledge and agree that the APeX-T Study is in the process of being terminated and wound down and will be terminated as of or following the Effective Date.

(b)         The Parties shall, through the JSC, discuss and review any material updates with respect to the conduct of any Existing Studies.

Section 4.2          Required Post-Approval Studies.  In the event that either Party learns, or in good faith reasonably believes that, a Regulatory Authority will require a Post-Approval Study for a Product for use in the Field in the Territory, the JSC shall promptly meet to discuss such Post-Approval Study and if the JSC agrees that a Post-Approval Study is required by the applicable Regulatory Authority, subject to the JSC’s determination of the allocation of costs, the Seller shall have the first right (but not the obligation) to conduct such Post-Approval Study, and in the event that the Seller provides written notice to the Company that it will not conduct (either on its own, or through its Affiliates or one or more Third Parties) such Post-Approval Study, the Company shall have the second right (but not the obligation) to conduct such Post-Approval Study.

Section 4.3           Other Development Activities.

(a)          For clarity, notwithstanding anything to the contrary herein, the Company shall not have the right to conduct any Development activities with respect to the Products (including any New Formulations thereof), or any active ingredients contained therein or derivatives or modifications thereof, except to the extent expressly set forth in, and subject to, Section 4.2, or as otherwise agreed upon by the JSC in writing.

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(b)          In the event that the Seller plans to submit for Regulatory Approval any New Formulations for use in the Field in the Territory, the Seller shall provide the Company with written notice thereof.  Notwithstanding anything to the contrary herein or in any Transaction Document, in the event of any New Formulation, the JSC shall discuss and coordinate regarding, and decide (which shall govern such activities) upon, the process and timeline for Commercialization of such New Formulation for use in the Field in the Territory and timing and process for Manufacturing such New Formulation under the Supply Agreement.

Section 4.4        Cooperation.  Each Party agrees to provide the other Party, through the JSC, with information and assistance, including all reasonably necessary or useful data or documentation, and perform those activities, reasonably requested by the other Party to fulfill its obligations or exercise its rights hereunder with respect to Development activities in the Territory, with respect to the Company, or outside the Territory or the Field, with respect to the Seller, or that are necessary or useful to enable the other Party to comply with applicable Law, in each case, with respect to the Products.  For clarity, to the extent that either Party provides reasonably requested assistance to the other Party in compliance with this Section 4.4, the requesting Party shall promptly reimburse such Party for any Costs incurred in respect thereof.

Section 4.5          Development Activities.  Unless otherwise provided for in Section 3.1(a)(iii), nothing in this Agreement shall be construed to require either Party to conduct any clinical or non-clinical trials, tests or studies, including toxicology, pharmacology test method development, stability testing, process development, formulation development, delivery system development, quality assurance, quality control development or statistical analysis.

ARTICLE V

COMMERCIALIZATION

Section 5.1           General.

(a)          Subject to the terms and conditions of this Agreement (including Schedule C and the remainder of this Article V) and the other Transaction Documents, the Company shall have the sole responsibility for, all aspects of the Commercialization of the Products for use in the Field in the Territory including: (a) developing and executing a commercial launch and pre-launch plan for the Pediatric Product for use in the Field in the Territory that is consistent with the Global Brand Strategy, (b) obtaining and maintaining Pricing Approvals; (c) marketing, medical affairs, and promotion; (d) booking sales and distribution and performance of related services; (e) handling medical queries, and performing other related functions; and (g) ensuring that all activities performed in connection with Commercialization of the Products for use in the Field in the Territory comply with all applicable Laws, including Laws related to marketing, detailing and promotion of pharmaceutical products.  Notwithstanding the foregoing, the Parties acknowledge and agree that Schedule C shall govern the Parties’ rights, obligations and decision-making authority and the Cost allocation with respect to those activities set forth on Schedule C.

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(b)         The Company shall ensure that Commercialization of the Products for use in the Field in the Territory shall (i) be consistent with the global brand strategy and global key messaging for the Products (each, a “Global Brand Strategy”), an excerpt of which is attached hereto as Schedule D, which shall be discussed by the JSC and provided to the Company by the Seller from time to time during the Term and (ii) comply with applicable Law.

Section 5.2          Updates.  To the extent permitted by applicable Law, each Party will keep the other Party reasonably informed, through the JSC, regarding its Commercialization activities (including the status thereof) that it undertakes with respect to the Product for use in the Field in the Territory.

Section 5.3         Coordination of Commercialization Activities.  The Parties recognize that the transactions contemplated by the Transaction Agreement and other Transaction Documents may benefit from the coordination of certain activities in support of the Commercialization of the Products both within the Territory and outside the Territory.  As such, the Parties, through the JSC, shall use commercially reasonable efforts to collaborate with respect to global Commercialization strategies for the Products (e.g., for branding and messaging, international congresses, advisory boards), and the Parties shall conduct Commercialization activities for the Products in their respective territories consistent with such the Global Brand Strategy.

Section 5.4         Cooperation.  For clarity, unless otherwise expressly set forth herein, in the event that a Party provides the other Party with assistance (including by providing information) to the other Party following such other Party’s reasonable request or as otherwise expressly required by this Agreement, such requesting Party shall be responsible for any Costs incurred by or on behalf of the other Party or its Affiliates in connection therewith.

Section 5.5           Licensed Trademarks.

(a)         General.  In connection with the Company’s use of the Licensed Trademarks in the Territory (as permitted under the Trademark License Agreement), subject to applicable Laws and the terms of the Trademark License Agreement, the Company shall comply with all reasonable requirements established by the Seller and its Affiliates and provided in writing to the Company concerning the quality, style, design, display and use of the Licensed Trademarks.  The Company shall only use the Licensed Trademarks with the appropriate trademark notice symbols for the respective jurisdiction in the Territory in their entirety, without any dissection, separation or abbreviation thereof.  The Company shall refrain from using the Licensed Trademarks in combination or close proximity to any other logo, trademark or trade name other than those of the Company itself, without the prior written consent of the Seller.  For clarity, the terms of this Section 5.5 shall supplement the terms and conditions of the Trademark License Agreement.

(b)          Associated Materials.

(i)             The Parties agree that, subject to the terms of this Agreement (including Section 5.5(b)(iii)), the Company shall have the right to create and use its own Associated Materials using the Licensed Trademarks in accordance with and subject to the license granted to the Company under the Trademark License Agreement.  Notwithstanding the foregoing, the Company shall not (and shall not cause, support (financially or otherwise) or encourage any third party to) commit or omit any act or pursue any course of conduct which would reasonably be expected to (1) bring any Licensed Trademark into disrepute, (2) damage the goodwill or reputation of any Licensed Trademark or (3) dilute the value or strength of any Licensed Trademark.

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(ii)          Prior to use of any Associated Material bearing a Licensed Trademark that differs in any material respect with respect to content, appearance or placement of the Licensed Trademarks, or the context or manner for which such Associated Material is used from that in which such Associated Material was used at any time during the six (6) months prior to the Effective Date (a “Material Change”), the Company shall send to the Seller for review and approval (including in connection with compliance with the terms in this Agreement), a true and accurate sample of such Associated Material bearing the Licensed Trademarks (“New Materials”); provided that the Seller shall have fifteen (15) days from receipt of such sample to grant or deny such approval.  Failure to reply within such time period shall be deemed to constitute an approval.  If the Seller requires reasonable modifications to such New Materials, the Company will so modify such New Materials prior to use and the Company shall not use any New Materials without the Seller’s prior written consent.  Subject to this Section 5.5, the Company is entitled to reuse any New Materials for which such approval has been granted without making any further submission to the Seller for any further approval of such New Materials; provided that there is no further Material Change to any such approved New Materials.

(iii)          The Seller shall have the right, from time to time, upon at least fifteen (15) Business Days’ written notice, to review a representative sampling of any Associated Materials (including any New Materials) on which the Licensed Trademarks are used, to verify that the quality of goods and services being offered in connection with the Licensed Trademarks meet the quality control requirements set forth in the Trademark License Agreement, this Agreement and requirements under applicable Law (the “Quality Standards”).  If the Seller determines in its reasonable judgment that any Associated Materials used or planned by the Company, or any other use of the Licensed Trademarks by the Company (including in connection with any New Materials), do not meet the such requirements, then upon notice from the Seller, the Company shall promptly cease or cause the cessation of such activity or use of such Associated Material.  For the avoidance of doubt, any approval of the Seller under this Section 5.5 shall not be deemed an approval or confirmation of the Company’s Associated Materials for any purpose other than compliance with the Quality Standards, including whether such Additional Materials or any activities (including promotional activities) comply with applicable Laws.

Section 5.6         Compliance.  The Company agrees to take actions as are necessary to comply with all Law applicable to the Commercialization of the Products bearing or marketed under the Licensed Trademarks, and to otherwise comply with all applicable Law in connection with its use of the Licensed Trademarks.

Section 5.7           Seller Activities.  For clarity, nothing in this Article V shall be construed as requiring the Seller to seek the Company’s consent in connection with the establishment and/or implementation of any sales, marketing, or medical affairs practices, or other Commercialization activities, with respect to the Products for uses outside the Field in the Territory or for any uses outside the Territory (including any such activities in the Territory in global support of the Products).  Without limiting the foregoing, notwithstanding anything to the contrary herein or any other Transaction Document, the Seller shall have the right (but not the obligation) to conduct Commercialization activities (other than to sell the Products) within the Territory in global support of the Products.

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ARTICLE VI

COST ALLOCATION

Section 6.1         Cost Allocation.  Unless otherwise expressly set forth in this Agreement, including this Article VI, or the other Transaction Documents, as between the Parties, each Party shall be responsible for the costs and expenses incurred in fulfill its obligations under this Agreement.

Section 6.2           Company Costs.  Notwithstanding Section 6.3, the Company shall be responsible for all Costs incurred in connection with:

(a)         preparing and maintaining Regulatory Filings for the Products for use in the Field in the Territory during the Term after the Pediatric Development Period;

(b)          Development Costs incurred in connection with conduct of the APeX-N Study from and after January 1, 2026;

(c)         Development Costs allocated to the Company by the JSC that are incurred in connection with conduct of any Post-Approval Study conducted in accordance with Section 4.2; and

(d)          those Costs for which the Company is responsible in accordance with Schedule C.

Section 6.3           Seller Costs.  Notwithstanding Section 6.2, the Seller shall be responsible for all Costs incurred in connection with:

(a)       Preparing and maintaining Regulatory Filings for the Products for use in the Field in the Territory during the Pediatric Development Period;

(b)        Development Costs incurred in connection with conduct of the APeX-N Study from the Effective Date until December 31, 2025;

(c)          Development Costs incurred in connection with conduct of all other Existing Studies, including, for clarity, the winddown and termination of the APeX-T Study;

(d)          Development Costs allocated to the Seller by the JSC that are incurred in connection with conduct of any Post-Approval Study conducted in accordance with Section 4.2; and

(e)          those Costs for which the Seller is responsible in accordance with Schedule C.

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Section 6.4          Invoicing and Payment.  Each Party shall invoice the other Party for any amounts paid or incurred by such Party that are the responsibility of the other Party under this Agreement in United States Dollars on a monthly basis, and payment shall be due in United States Dollars, without deduction or withholding of any kind, within one hundred twenty (120) days from receipt of a Party of an undisputed invoice therefor.

Section 6.5          Mode of Payment.  Each Party shall make all payments to the other Party required under this Agreement by electronic transfer of immediately available funds to a bank account designated from time to time in writing by the other Party.

Section 6.6          Late Payments.  If any payment due hereunder is not made when due, the Party owed payment (the “Payee”) shall notify the Party owing payment (the “Payor”) in writing of such non-payment.  The Payor shall then have a grace period of ten (10) days from the date of receipt of such notice to cure the non-payment without penalty.  If the payment remains outstanding beyond such grace period, the overdue sum shall accrue interest at the lower of (a) the maximum rate permitted by applicable Law or (b) eight point twenty-five percent (8.25%) per annum.  For clarity, the Payor’s payment of such interest shall not preclude or limit the Payee from exercising any other rights or remedies it may have as a consequence of the lateness of any payment hereunder.

Section 6.7          No Set-Off.  The Payor’s obligation to pay any amounts hereunder shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including pursuant to the Transaction Agreement or any other Transaction Document, unless expressly agreed upon by the Parties in writing.

ARTICLE VII

GOVERNANCE

Section 7.1       Purpose; Formation.  The Parties hereby establish a joint steering committee (the “JSC”) to oversee, and facilitate communication between the Parties and make decisions to the extent expressly set forth herein with respect to, matters arising in connection with the transaction contemplated by this Agreement, including those matter addressed in Articles II, III, IV and V and in Section 6.2 of the Supply Agreement.

Section 7.2          Composition.  Each Party’s initial JSC members are set forth on Schedule A.  Each Party may replace its JSC members at any time upon written notice to the other Party; provided that the replacement member has sufficient expertise and seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  The JSC may change its size from time to time by mutual written agreement of its members; provided that the JSC shall consist at all times of an equal number of members of each of the Seller and the Company.  The JSC may invite non-members to participate in JSC discussions and meetings with the other Party’s prior written consent; provided that such participants (a) are subject to confidentiality obligations (whether in writing or by operation of Law) consistent with those set forth in this Agreement and (b) are participating in activities conducted in connection with this Agreement.  For clarity, in the event that any such non-members participate in any JSC discussions or meetings, such Persons shall not have any voting rights at the JSC.  Each Party shall appoint one of its JSC members as its JSC chairperson, and the JSC shall be co-chaired by such JSC chairpersons.  Each Party may replace its JSC chairperson at any time upon written notice to the other Party.  The role of each JSC chairperson shall be to convene and preside at meetings of the JSC, but neither JSC chairperson shall have any additional powers or rights beyond those held by the other JSC members.

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Section 7.3          Specific Responsibilities of JSC.  In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities under this Agreement, the JSC shall, in particular, oversee brand governance and facilitate communication between the Parties regarding the branding and marketing of the Products in accordance with the Trademark License Agreement and be responsible for those activities and decisions expressly set forth herein and discussing and providing updates with respect to those matters expressly set forth on Schedule B.

Section 7.4         Meetings.  The JSC shall initially meet at least one time per Calendar Month during the Term until any such time that the Parties mutually agree in writing that meetings can be reduced to once per Calendar Quarter during the Term (spaced at regular intervals), unless the Parties mutually agree in writing to a different frequency for such meetings.  The JSC may meet in person, by videoconference or by teleconference.  Upon prior written notice to the other Party, either Party may also call a special meeting of the JSC (by videoconference or teleconference) to the extent such Party, in good faith, determines that the applicable matter needs to be discussed prior to the next JSC meeting.  In such event, the Parties’ respective JSC members shall reasonably cooperate to convene a JSC meeting as soon as reasonably practicable following receipt of such notice.  Each Party will bear the Cost of its respective JSC members’ participation in JSC meetings.  Meetings of the JSC shall be effective only if at least one (1) member of each Party is participating in such meeting.

Section 7.5          Decision-Making Authority.  The JSC shall act by consensus, with each Party having, collectively, one (1) vote on behalf of such Party.  If the JSC cannot reach consensus on an issue that comes before the JSC and over which the JSC has oversight within forty-five (45) days after such issue having come before the JSC (or such earlier time as may be required to comply with applicable Law or requirements of any Governmental Authority), then (a) the Company shall have final decision-making authority (i) with respect to those matters for which the Company is identified as having final decision-making authority on Schedule C and (ii) after the Pediatric Development Period, with respect to any Regulatory Filings or Regulatory Meetings for a Product for use in the Field in the Territory (other than any Regulatory Filings or Regulatory Meetings that are related to the Seller Regulatory Activities); provided that if the Seller reasonably believes that the content or submission of any such Regulatory Filing, or the conduct of any such Regulatory Meeting, would adversely affect, in any material respect, the Exploitation of a Product outside the Field or outside the Territory, the Seller shall have final decision-making authority with respect to the content and submission of any such Regulatory Filing, or conduct of any such Regulatory Meeting, as applicable and (b) the Seller shall have final decision-making authority with respect to all other matters, including any and all matters with respect to New Formulations.  Notwithstanding anything to the contrary herein, the Seller shall have sole decision-making authority with respect to any CMC Regulatory Filings or Regulatory Meetings concerning the CMC Regulatory Filings, which shall not be subject to escalation or JSC approval under this Section 7.5.

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ARTICLE VIII

OWNERSHIP

Section 8.1          Ownership.  As between the Parties and their respective Affiliates, the Company acknowledges and agrees that the Seller and its Affiliates own any Intellectual Property invented, created, generated or otherwise developed in connection with this Agreement, and neither the Company nor its Affiliates or its sublicensees, will acquire any ownership rights in any such Intellectual Property.  To the extent that the Company, any of its Affiliates or any of its sublicensees (as applicable) is assigned or otherwise obtains ownership of any right, title or interest in or to any Intellectual Property in contravention of this Section 8.1, the Company hereby assigns, and shall cause its Affiliates and sublicensees (as applicable) to assign, to the Seller (or to such Affiliate or Third Party designated by the Seller in writing) all such right, title and interest.

ARTICLE IX
COVENANTS

Section 9.1           Mutual Covenants.  Each Party hereby covenants to the other Party as of the Effective Date as follows:

(a)        No Debarment.  During the Term, with respect to such Party’s employees, consultants or contractors who are conducting activities under this Agreement, each Party will not engage or employ any such person who has been, or that the Party knows will be: (i) debarred under Section 306(a) or 306(b) of the FDCA or by the analogous applicable Law of any Regulatory Authority; (ii) charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to any analogous Laws, or is proposed for exclusion, or is the subject of exclusion or debarment proceedings by a Regulatory Authority; or (iii) excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs, or is excluded, suspended or debarred by any Regulatory Authority from participation, or is otherwise ineligible to participate, in any procurement or non-procurement programs.

(b)          Compliance with Law.  In performing their obligations under the Agreement, each Party shall and shall ensure that each of its Affiliates shall comply with all applicable Laws and Legal Requirements.

(c)          Sanctions.  In connection with the performance of its rights and obligations under this Agreement, each Party shall comply with all applicable Sanctions, shall not cause the other Party to violate any Sanctions, and shall not engage in any transaction or dealing, directly or indirectly, with or involving any Sanctioned Person or Sanctioned Territory in violation of Sanctions.

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ARTICLE X
INDEMNIFICATION; LIABILITY

Section 10.1       Indemnification.  Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and such other Party’s Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Indemnitees in connection with any Action brought by a Third Party (“Third Party Claim”) to the extent arising out of, relating to or resulting from any (a) gross negligence or willful misconduct by the Indemnifying Party, any of its Affiliates, or its or their sublicensees, agents or subcontractors in the performance of this Agreement, (b) breach by the Indemnifying Party of this Agreement, or (c) in the case of the Company as the Indemnifying Party, exercise by the Company or its Affiliates or sublicensees (as applicable) of the rights granted to it hereunder, including Commercialization of the Products in the Territory by or on behalf of the Company or any of its Affiliates, except to the extent that such Losses are subject to indemnification by the other Party pursuant to this Section 10.1, or any other indemnification obligations under the Transaction Documents.

Section 10.2         Indemnification Procedures.

(a)         If any of the Indemnitees receives notice or otherwise learns of a Third Party Claim with respect to which the Indemnifying Party may be obligated to provide indemnification pursuant to Section 10.1 (any such Third Party Claim, an “Indemnifiable Claim”), such Indemnitee shall give the Indemnifying Party notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim.  Each such notice shall describe the Indemnifiable Claim in reasonable detail and provide the Indemnifying Party with material relevant documentation in its possession in control in connection with the Indemnifiable Claim.  Notwithstanding the foregoing, the failure of any of the Indemnitees to give timely notice as provided in this Section 10.2(a) shall not relieve the Indemnifying Party of its obligations under Section 10.1 or this Section 10.2, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.

(b)         The Indemnifying Party may elect (but shall not be required) to defend any Indemnifiable Claim, at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel.  Within thirty (30) days of receipt of notice from an Indemnitee in accordance with Section 10.2(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Indemnifying Party shall notify such Indemnitee whether the Indemnifying Party is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense.  If the Indemnifying Party elects to defend any such Indemnifiable Claim, it shall notify such Indemnitee of its intention to do so, and such Indemnitee shall, at the Indemnifying Party’s expense (for such Indemnitee’s reasonable out-of-pocket costs), cooperate with the Indemnifying Party and its counsel in the defense of such Indemnifiable Claim; provided that the Indemnifying Party shall not settle any such Indemnifiable Claim without such Indemnitee’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Indemnitee in full in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party.  Notwithstanding an election of the Indemnifying Party to assume the defense of such Indemnifiable Claim, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Indemnifying Party’s cost and expense; provided that the Indemnifying Party and its counsel cooperate with such Indemnitee and its counsel in connection therewith.

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(c)       If the Indemnifying Party elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Indemnitee’s provision of notice), or fails to notify such Indemnifying Party of its election as provided in Section 10.2(b), such Indemnitee may defend such Indemnifiable Claim at the cost and expense of the Indemnifying Party.  Any legal fees and expenses reasonably incurred by such Indemnitee in connection with defending such Indemnifiable Claim shall be paid by the Indemnifying Party.

(d)         Unless the Indemnifying Party has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Indemnifiable Claim without the Indemnifying Party’s consent (not to be unreasonably withheld, conditioned or delayed).  Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 13.4.

(e)         The Company shall have the right to set-off from any royalty amounts payable by the Company or its Affiliates to the Seller pursuant to Article III and Appendix I of the Amended and Restated IP Licence Agreement, any Losses determined by final, non-appealable adjudication, to be owed by the Seller to the Indemnitees of the Company pursuant to the Purchaser’s and its Indemnitees’ right to indemnification set forth in Section 10.1, to the extent that the Seller has not paid such Losses within ninety (90) days of such determination.

Section 10.3        Disclaimer of Representations and Warranties.  EACH PARTY ACKNOWLEDGES AND AGREES THAT NEITHER THE OTHER PARTY NOR ANY OF THE INDEMNIFIED PARTIES, RESPECTIVELY, MAKES ANY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (EXCEPT AS EXPRESSLY SET FORTH HEREIN), AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER ANY OTHER TRANSACTION DOCUMENT. WITHOUT LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE PRODUCT APPROVALS AND REGISTRATION DATA AND THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES, IN EACH CASE, EXCEPT FOR THOSE EXPRESSLY SET FORTH IN THE TRANSACTION AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.  THE COMPANY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE SELLER MAKES NO GUARANTEES OR ASSURANCES REGARDING THE CONDUCT, COMPLETION OR SUCCESS OF ANY EXISTING STUDIES OR THAT ANY PRODUCT APPROVALS WILL BE GRANTED FOLLOWING THE EXISTING STUDIES.

Section 10.4     Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, AND WITHOUT LIMITING THE RIGHTS OF EITHER PARTY UNDER ANY OTHER TRANSACTION DOCUMENTS, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR A PARTY’S BREACH OF ARTICLE XI, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

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Section 10.5      Liability Cap. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR A PARTY’S BREACH OF ARTICLE XI EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY FOR ALL CLAIMS AND LOSSES UNDER THIS AGREEMENT (INCLUDING THE PERFORMANCE OR BREACH THEREOF), WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED AN AMOUNT EQUAL TO TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

ARTICLE XI

CONFIDENTIALITY

Section 11.1       Confidentiality. The Recipient agrees that any Confidential Information of the Disclosing Party shall be kept strictly confidential by the Recipient except that the Recipient may disclose the Confidential Information of the Disclosing Party to any Affiliate or Third Party service providers to the extent necessary to enable the Recipient to perform its obligations or exercise its rights under this Agreement; provided that the Recipient shall (a) ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality and non-use no less protective of the Disclosing Party than those contained herein, (b) provide the Disclosing Party with prompt written notice upon obtaining any knowledge, information or notice of any actual or potential breach of such obligations by any such Affiliates or Third Parties and (c) remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such obligations.  The Recipient further agrees (a) not to use the Disclosing Party’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement and (b) to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

Section 11.2         Product Confidential Information.  Notwithstanding anything to the contrary herein, all Confidential Information to the extent related to a Product (“Product Confidential Information”) shall be deemed the Confidential Information of the Seller; provided that if such Product Confidential Information is exclusively related to the use of a Product in the Field in the Territory, such Product Confidential Information shall be the Confidential Information of both the Seller and the Company; provided, further, that, upon any termination of this Agreement, no Product Confidential Information shall be deemed to be Confidential Information of the Company.

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Section 11.3        Terms of Agreement.  Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise expressly permitted under this Agreement.

Section 11.4      Government Order.  If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Recipient, then the Recipient shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to, and use diligent and commercially reasonable efforts and reasonably cooperate with the Disclosing Party to, obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnish that Confidential Information that it is advised by legal counsel that it is legally required to furnish.

Section 11.5      Financial Partners.  The Recipient may disclose the Disclosing Party’s Confidential Information to existing or potential investors, lenders and other sources of funding, acquirors and sellers and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customary in the applicable circumstances, it is reasonably necessary for such Persons to know such information for such purpose, and such Persons are bound by customary obligations of confidentiality and non-use prior to any such disclosure.

Section 11.6         Additional Exceptions.  Notwithstanding the obligations of confidentiality and non-use set forth in this Article XI or under the Amended and Restated IP Licence Agreement, a Party may disclose Confidential Information of the other Party to its Representatives who have a legitimate need to know such information and are bound by obligations of confidentiality and non-use no less protective than those set forth herein, solely to the extent that such disclosure is reasonably necessary in connection with or for the purpose of performing its obligations, or exercising its rights, under this Agreement or the Amended and Restated IP Licence Agreement, including for purposes of (a) in the case of the Seller, (i) filing or prosecuting Patent applications in accordance with the Amended and Restated IP Licence Agreement or this Agreement, (ii) enforcing or defending against any Third Party Infringement (as defined in the Amended and Restated IP Licence Agreement), (iii) conducting pre-clinical studies or clinical trials (including, for clarity, the Existing Studies and any Post-Approval Studies) or (iv) seeking or maintaining Marketing Authorization for a Product (whether inside or outside the Territory or inside or outside the Field) and (b) in the case of the Company, (i) conducting pre-clinical studies or clinical trials or (ii) seeking or maintaining Marketing Authorization for a Product, in each case (the immediately foregoing clauses (i) and (ii)), solely (x) for use in the Field in the Territory and (y) to the extent expressly permitted under, and subject to the terms and conditions of, this Agreement.

Section 11.7         Publications.  Each Party shall not disclose or publish any results of, or other information regarding, any of its Development activities with respect to a Product in the Field within the Territory, whether by oral presentation, poster, manuscript or abstract, without complying with this Section 11.7.  At least thirty (30) days before any such material is submitted for publication or presented, the publishing Party shall deliver a complete copy of the applicable manuscript, abstract, poster or presentation to the other Party.  The non-publishing Party shall review any such material and give its comments and consent for publication or presentation to the publishing Party, or shall notify the publishing Party that it does not consent to such publication or presentation, within such thirty (30)-day period.  The other Party shall be deemed to have consented to such publication or presentation if it has not sent any response to the publishing Party’s request within thirty (30) days of receipt of the request by the publishing Party’s by written notice to the non-publishing Party.  If requested by the non-publishing Party, the publishing Party shall delete references to the non-publishing Party’s Confidential Information in any such material and in the case of the Seller, the Company shall delay any submission for publication or other public disclosure for the purpose of preparing and filing appropriate Patent applications.  For the avoidance of doubt, notwithstanding any of the obligations set forth in this Section 11.7, the Seller shall have the right to submit or publish any publication or presentation in its sole discretion with respect to a Product outside the Territory or outside the Field.

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ARTICLE XII

TERM

Section 12.1        Term.  This Agreement shall remain in effect until the Amended and Restated IP Licence Agreement expires or terminates and in such event, this Agreement shall immediately and automatically terminate upon such expiration or termination (the “Term”).

Section 12.2         Consequences of Termination.

(a)          The JSC shall be immediately dissolved.

(b)          The Company Right of Reference shall immediately and automatically terminate.

(c)         The Company hereby assigns, or shall cause any of its applicable Affiliates and designees to assign, to the Seller all Regulatory Filings (including, for clarity, Product Approvals) Controlled by the Company or any of its Affiliates and shall transfer copies of all such Regulatory Filings, and Registration Data and other Know-How to the extent included or referenced therein or filed in support thereof, in the Company’s possession.  The Company shall organize such Regulatory Filings, together and such Registration Data, prior to transfer in accordance with the Seller’s reasonable instructions and in any event so that the Seller can use such Regulatory Filings and Registration Data.  The Company shall transfer to the Seller or its designee ownership of all such Regulatory Filings with respect to the Product in the Company’s name, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to the Seller) notifying such Regulatory Authority of the transfer of ownership of such Regulatory Filing.

(d)        Without limiting the Seller’s rights under Section 12.2(e), at the Seller’s election (in its sole discretion) on a country-by-country basis, until the earlier of (i) twelve (12) months following the effective date of termination, and (ii) such time as all Product Approvals have been assigned and transferred to the Seller, the Company hereby (x) appoints the Seller or its designee as its exclusive distributor of the Products on a country-by-country basis in each such country until such time as all Product Approvals in a given country have been assigned and transferred to the Seller or its designee and (y) grants the Seller or its designee the right to appoint sub-distributors.

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(e)         Following the Seller’s request, the Company hereby assigns, and shall cause its Affiliates and designees, to the Seller or its applicable designee any agreements between the Company or any of its Affiliates, on the one hand, and any Third Party, on the other hand, related to services performed by Third Parties for the Company to the extent related to a Product.

(f)       If, as of the effective date of termination of this Agreement, the Company or any of its Affiliates are conducting any Post-Approval Studies, then, at the Seller’s election, the Company shall reasonably cooperate, and shall cause its Affiliates to reasonably cooperate, with the Seller to transfer the conduct of such Post-Approval Study to the Seller or its designees.  The Company shall provide knowledge transfer and other training to the Seller or its designee as reasonably necessary for the Seller or its designee to continue such Post-Approval Study.  If the Seller does not elect to assume control of any such Post-Approval Study in accordance with the foregoing, then the Company shall, in accordance with accepted pharmaceutical industry and ethical practices, wind-down the conduct of any such Post-Approval Study in an orderly manner.

(g)          Without limitation of the generality of the foregoing, upon the Seller’s request, the Parties shall use diligent efforts to complete the transition of any Exploitation of the Products for use in the Field in the Territory to the Seller or its designee as soon as reasonably practicable.

(h)       The Recipient shall, and shall instruct any Affiliate or Third Party service provider who is in possession of Confidential Information to, return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party) and, if requested in writing by the Disclosing Party, certify in writing that any destruction requested by the Disclosing Party has taken place.  Notwithstanding the foregoing, the Recipient may retain a copy of the Confidential Information to the extent required by applicable Law and shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by Recipient; provided that the Recipient shall continue to be bound by the terms and conditions of this Agreement with respect to such retained Confidential Information.

(i)          Termination of this Agreement shall be without prejudice to any rights or remedies which shall have accrued to the benefit of either Party prior to such termination.

Section 12.3     Survival.  Notwithstanding anything to the contrary herein, the following provisions shall survive the expiration of this Agreement: Sections 1.1 and 2.1(a), Articles VI, VIII, X and XI, Section 12.2, this Section 12.3 and Article XIII.

ARTICLE XIII

MISCELLANEOUS

Section 13.1         Order of Precedence.  Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, the terms and conditions of the Transaction Agreement shall prevail.

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Section 13.2       Relationship of the Parties.  This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates.  Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

Section 13.3        Force Majeure.

(a)        Neither Party (the “Affected Party”) shall be held liable to the other Party for any delay or non-performance of any of its obligations under this Agreement if the non-performance resulted from any state of facts, circumstance, condition, event, change, development, occurrence or effect beyond its reasonable control, including, in whole or in part, because of or related to (i) any intervention of civil or military authorities, civil or military violence or disobedience, riot, insurrection, war or act of terrorism, (ii) public disturbance, strike, labor dispute, lock-outs, embargoes, blockages or other industrial or labor disturbances, (iii) any fire, explosion, earthquake, storm, flood, act of God or other natural disaster or similar weather event, (iv) any pandemic or epidemic or (v) any interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services or cyberattacks or similar events (each, a “Force Majeure Occurrence”).

(b)         If the Affected Party’s non-performance of duties and/or obligations results from the non-performance of its Affiliates or any Third Parties, the Affected Party shall be released from liability (i) if the Affected Party would be exempt under Section 13.3(a) if no such Affiliates or Third Party were involved, and (ii) if such Affiliate or Third Party itself would also be exempt under Section 13.3(a), if Section 13.3(a) would be applicable to it; provided that a Force Majeure Occurrence shall not relieve the Affected Party of its obligation to pay to the other Party amounts when due under this Agreement.

(c)        The exemption provided for in this Section 13.3(a) shall apply for as long as and to the extent to which the Force Majeure Occurrence exists.

(d)         The Affected Party shall, as soon as reasonably possible, and in any event, within five (5) Business Days of the occurrence of the Force Majeure Occurrence, notify the other Party of the existence of any Force Majeure Occurrence and its effects on the Affected Party’s ability to perform its duties and/or obligations (including the expected scope and duration of such interruption).  The Parties will use their respective commercially reasonable efforts to mitigate the effects thereof to the extent commercially practicable.

(e)          The Affected Party’s obligations under this Section 13.3(a) shall not prejudice any other claim which the other Party may have against the Affected Party under this Agreement and under applicable Law.

Section 13.4         Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)        In the event that any dispute in relation to this Agreement cannot be resolved by senior executives of the Parties (or their respective designees with the power and authority to resolve such dispute) within fifteen (15) days of the date on which such dispute was submitted to them, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 13.4.

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(b)         This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(c)        With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a Party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action so brought.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13.8.  Nothing in this Section 13.4(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.4(d).

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Section 13.5        Entire Agreement.  This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 13.6       No Third Party Beneficiaries.  This Agreement, together with the Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 13.7      Expenses.  Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other Costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Costs.

Section 13.8       Notices.  All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email.  All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 13.8:

If to the Seller:

c/o [BCP]
[Address Line 1]
[Address Line 2]
Attention: [___]
Email: [___]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Stephen F. Arcano; Ann Beth Stebbins
Email:	stephen.arcano@skadden.com; annbeth.stebbins@skadden.com

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If to the Company:

BioCryst Ireland Limited
c/o Neopharmed Gentili S.p.A.
Via S. Giuseppe Cottolengo, 15, 20143 Milano MI, Italy
Attention:	Bruno Sacchi; Matteo Meazzini
Email:	B.Sacchi@neogen.it; M.Meazzini@neogen.it

with a copy (which shall not constitute notice) to:

White & Case LLP
Piazza Diaz 2
20123 Milan, Italy
Attention:	Michael Immordino; Leonardo Graffi
Email:	Michael.Immordino@whitecase.com; Leonardo.Graffi@whitecase.com

Section 13.9        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by the Company without the prior written consent of the Seller; provided, however, that the Company may, without the Seller’s consent, assign or transfer this Agreement to (a) an Affiliate or (b) to a Third Party together with, and subject to, the Amended and Restated IP Licence Agreement.  Any purported assignment without such consent shall be null and void ab initio.  The Seller may assign any of the rights, interests or obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the Company’s consent.  This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns.  Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

Section 13.10       Amendments and Waivers.

(a)        Any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

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Section 13.11       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 13.12    Counterparts.  This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 13.13       Affiliates.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

Section 13.14       Third Party Beneficiaries.  This Agreement, together with the Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 13.15     Specific Performance.  The Parties acknowledge and agree that irreparable harm for which monetary damages (even if available) would not be an adequate remedy would occur (i) in the event of any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and in addition to any other remedy to which they are entitled in Law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate, and any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 13.16     No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 13.17       Construction.

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(a)         The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the schedules hereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles or Schedules are to the preamble, recitals, Sections, Articles or Schedules of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns; and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)          The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

* * * * *

[End of page left intentionally blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOCRYST PHARMACEUTICALS, INC.

[●]

By:
Name:
Title:

BIOCRYST IRELAND LIMITED

[●]

By:
Name:
Title:

[Signature Page to Global Brand and Support Agreement]

SCHEDULE A

JSC MEMBERS

Attached.

A-1

SCHEDULE B

JSC INFORMATION UPDATES

Attached.

B-1

SCHEDULE C

COMMERCIALIZATION ACTIVITIES

Attached.

C-1

SCHEDULE D

GLOBAL BRAND STRATEGY

[To come.]

D-1

SCHEDULE E

SELLER’S REGULATORY RESPONSIBILITY

Attached.

E-1

[Annex D — Form of the Amended and Restated IP License Agreement]

Annex D

AMENDED AND RESTATED IP LICENCE AGREEMENT

dated as of

[●], 2025

by and between

BIOCRYST PHARMACEUTICALS, INC.,
as the Licensor,

and

BIOCRYST IRELAND LIMITED,
as the Licensee

[NOTE THIS DRAFT AMENDED AND RESTATED IP LICENCE AGREEMENT IS FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES AND SUBJECT TO THE TERMS AND CONDITIONS THEREOF. THIS AMENDED AND RESTATED IP LICENCE AGREEMENT MUST BE KEPT CONFIDENTIAL IN ACCORDANCE WITH THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE RECIPIENT OF THIS AGREEMENT AND BIOCRYST PHARMACEUTICALS, INC.]

TABLE OF CONTENTS

Article I
DEFINITIONS

Section 1.1	General	1

Article II
GRANTS OF RIGHTS

Section 2.1	License Grants to the Licensee	7
Section 2.2	Sublicenses	8
Section 2.3	Funding Agreements	8
Section 2.4	Reservation of Rights	8
Section 2.5	Bankruptcy Code	8
Section 2.6	Right of First Negotiation	9

Article III
ROYALTY PAYMENTS

Section 3.1	Royalty Payments	9

Article IV
GOVERNANCE

Section 4.1	Purpose; Formation	9
Section 4.2	Composition	9
Section 4.3	Specific Responsibilities of IPC	10
Section 4.4	Meetings	10
Section 4.5	Decision-Making Authority	10

Article V
OWNERSHIP

Section 5.1	Ownership	10

Article VI
PROSECUTION, MAINTENANCE AND ENFORCEMENT

Section 6.1	Responsibility and Cooperation	11
Section 6.2	Enforcement	12
Section 6.3	Additional Intellectual Property Provisions	13
Section 6.4	Common Interest	14

i

ii

SCHEDULES

Schedule A	Licensed Patents
Schedule B	IPC Members

APPENDICES

Appendix I	Royalty Payments

iii

AMENDED AND RESTATED IP LICENCE AGREEMENT

This AMENDED AND RESTATED IP LICENCE AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Licensor”) and BioCryst Ireland Limited, a corporation organized under the laws of the Republic of Ireland (the “Licensee”) (each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, prior to the Effective Date, the Licensor owned all of the shares of capital stock of the Licensee;

WHEREAS, the Licensor and the Licensee are parties to that certain IP Licence Agreement, by and between the Licensor and the Licensee, dated as of May 13, 2021 (the “Original IP Licence Agreement”);

WHEREAS, the Licensor, the Licensee and Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy (“Neopharmed”), have entered into that certain Stock Purchase Agreement, dated as of [●], 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”), pursuant to which Neopharmed has agreed to acquire all of the shares of capital stock of the Licensee from the Licensor in exchange for upfront and deferred cash consideration; and

WHEREAS, the Transaction Agreement requires the Licensor and the Licensee to amend and restate the Original IP Licence Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby amend and restate the Original IP Licence Agreement in its entirety as follows:

ARTICLE I
DEFINITIONS

Section 1.1          General. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement. As used in this Agreement, the following terms have the meanings set forth below:

(a)          “Additional Indication” has the meaning set forth in Section 2.6.

(b)          “Agreement” has the meaning set forth in the Preamble to this Agreement.

(c)          “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31; provided that (i) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur thereafter of March 31, June 30, September 30, and December 31 of the year in which the Effective Date occurs and (ii) the final Calendar Quarter of the Term shall end on the last day of the Term.

1

(d)          “Chosen Courts” has the meaning set forth in Section 10.3(c).

(e)          “Commercialization” means any and all activities directed to marketing, promotion, pricing, importing, labeling/livery, distribution, exporting, transporting, offering for sale and selling throughout, post-marketing surveillance, market research and medical affairs for, and importing into, the applicable country, but excluding Development and Manufacturing. “Commercialize” and “Commercializing” have correlative meanings.

(f)          “Complete Repayment Date” has the meaning set forth in Section 9.2(a).

(g)          “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates that is or has been disclosed, made accessible or otherwise provided by or on behalf of such Party or any of its Affiliates or its or their Representatives (the “Disclosing Party”) to the other Party (“Recipient”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise. Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of Recipient’s or any of its Representatives’ act or omission; (ii) is obtained by Recipient or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in Recipient’s or its Representatives’ possession, as established by written contemporaneous evidence, before Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Recipient or its Representatives, as established by contemporaneous written evidence, without use of or access to the Disclosing Party’s Confidential Information.

(h)          “Control” or “Controlled” means, with respect to any Intellectual Property, such Intellectual Property is both owned by the applicable Person and such Person has the ability to grant the licenses and other rights in, to and under such Intellectual Property on the terms and conditions set forth herein (other than pursuant to a license or other rights granted pursuant to this Agreement) without breaching any Contract entered into as of or prior to the Effective Date between such Person or any of its Affiliates, on the one hand, and any Third Party, on the other hand, or violating any applicable Law.

(i)          “Consent Agreement” means [●].

(j)          “Default Notice” has the meaning set forth in Section 9.2(a).

(k)         “Development” means any and all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis and report writing, post-market activities (including pharmacovigilance, clinical studies commenced after receipt of Regulatory Approvals and post-marketing interactions with Regulatory Authorities), regulatory affairs, clinical trial regulatory activities and obtaining and maintaining Regulatory Approval. “Developing” and “Develop” have correlative meanings.

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(l)          “Disclosing Party” has the meaning set forth in Section 1.1(g).

(m)         “Distributor” means a Third Party that (i) purchases or has the option to purchase any Product in finished form from or at the direction of the Licensee or any of its Affiliates, (ii) has the right, option or obligation to distribute, market and sell such Product for use in the Field (with or without packaging rights) in one or more regions in the Territory and (iii) does not otherwise make any royalty, milestone, profit share or other similar payment to the Licensee or its Affiliates based on such Third Party’s sale of such Product. For purposes of this Section 1.1(l), the term “packaging rights” shall mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form in individual ready-for-sale packs.

(n)          “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(o)          “EMA” means the European Medicines Agency.

(p)          “Enforcing Party” has the meaning set forth in Section 6.2(c).

(q)        “EPO Patents” means (i) EPO Patent No. 3113772 and EPO Patent No. 3828173 and (ii) solely within the Territory, any and all continuations, divisionals, renewals, provisionals, continuations-in-part, substitutions, extensions, reissues and reexaminations of, supplementary protection certificates for, and other Patents that claim priority to, EPO Patent No. 3113772 and EPO Patent No. 3828173; provided that with respect to this foregoing (ii), the claims of the applicable Patent are entirely supported by, or otherwise validly claim priority from, EPO Patent No. 3113772 and EPO Patent No. 3828173.

(r)          “Excluded IP” means (i) Trademarks, (ii) Software or (iii) any Intellectual Property licensed or otherwise provided to the Licensee or its Affiliates under any other Transaction Document.

(s)          “Field” means routine prevention of recurrent attacks of hereditary angioedema (HAE) in humans.

(t)          “Funding Agreements” means (i) that certain Purchase and Sale Agreement, by and between the Licensor and RPI 2019 Intermediate Finance Trust (“RP”), dated as of December 7, 2020 (the “2020 RP Agreement”); (ii) that certain 2021 Purchase and Sale Agreement, by and between the Licensor and RP, dated as of November 19, 2021 (the “2021 RP Agreement”); (iii) that certain Purchase and Sale Agreement, by and between the Licensor and OPE Life Sciences Royalties S.à.r.l. (“OMERS”), dated as of November 19, 2021 (the “2021 OMERS Agreement”); and (iv) that certain Loan Agreement, by and among the Licensor, the other guarantors party thereto, Biopharma Credit PLC, BPCR Limited Partnership and Biopharma Credit Investments V (Master) LP, dated as of April 17, 2023, as such agreements (in each case of the foregoing (i)-(iv)) may be amended by the Consent Agreements.

(u)          “Indemnifiable Claim” has the meaning set forth in Section 7.3(a).

(v)          “Indemnifying Party” has the meaning set forth in Section 7.3(a).

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(w)         “Indemnitees” has the meaning set forth in Section 7.2.

(x)          “IPC” has the meaning set forth in Section 4.1.

(y)        “Know-How” means any and all trade secrets and other confidential or proprietary information, know-how and technical data, including all technical, scientific, regulatory and other information, results, knowledge, techniques and data, in whatever form, including plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control and preclinical and clinical data), formulae, formulations, specifications and marketing, pricing, distribution, cost, sales and manufacturing data or descriptions. Know-How does not include Patents claiming any of the foregoing.

(z)         “Licensed Copyrights” means, to the extent Controlled by the Licensor or its Affiliates, any and all Copyrights reasonably necessary or useful for the Development, Manufacture or Commercialization of the Products for use in the Field in the Territory; provided that the Licensed Copyrights exclude any and all (i) Know-How and (ii) Excluded IP.

(aa)         “Licensed IP” means the Licensed Patents, Licensed Know-How, and Licensed Copyrights.

(bb)        “Licensed Know-How” means, to the extent Controlled by the Licensor or its Affiliates, any and all Know-How reasonable necessary or useful for the Development, Manufacture and Commercialization of the Products for use in the Field in the Territory. Notwithstanding anything to the contrary, the Licensed Know-How excludes any and all Excluded IP.

(cc)         “Licensed Patents” means, to the extent Controlled by the Licensor or its Affiliates, (i) any and all Patents that are expressly set forth on Schedule A (the “Scheduled Patents”), (ii) solely within the Territory, Patents to the extent covering or claiming Know-How conceived or developed under the Global Brand and Support Agreement, (iii) solely within the Territory, Patents to the extent covering or claiming any New Formulations, (iv) national phase filings in the Territory that claim priority to U.S. Patent Application No. 63/756,641, and (v) solely within the Territory, any and all continuations, divisionals, renewals, provisionals, continuations-in-part, substitutions, extensions, reissues and reexaminations of, supplementary protection certificates for, and other Patents that claim priority to any of the above covered under (i) – (iv); provided that with respect to this foregoing (v), the claims of the applicable Patent are entirely supported by, or otherwise validly claim priority from, any of the Patents described in the foregoing clauses (i) - (iv).

(dd)        “Licensee” has the meaning set forth in the Preamble to this Agreement.

(ee)         “Licensee Indemnitees” has the meaning set forth in Section 7.2.

(ff)         “Licensor” has the meaning set forth in the Preamble to this Agreement.

(gg)         “Licensor Indemnitees” has the meaning set forth in Section 7.1.

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(hh)        “Licensor Patent Challenge Notice” has the meaning set forth in Section 9.2(b).

(ii)          “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(jj)         “Manufacture” means all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding, including process development, testing method development, process qualification and validation, scale-up, preclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control. “Manufactured” and “Manufacturing” have correlative meanings.

(kk)         “Marketing Authorization” has the meaning set forth in the Global Brand and Support Agreement.

(ll)          “MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom.

(mm)      “Negotiation Period” has the meaning set forth in Section 2.6.

(nn)        “New Formulations” means any new or modified formulations of the Orladeyo Product or the Pediatric Product, which new or modified formulations have the same active pharmaceutical ingredient as in the Orladeyo Product or the Pediatric Product, respectively, which active pharmaceutical ingredient is the sole active pharmaceutical ingredient in such product.

(oo)        “Notice of Interest” has the meaning set forth in Section 2.6.

(pp)        “Original IP Licence Agreement” has the meaning set forth in the Recitals to this Agreement.

(qq)          “Orladeyo Product” means the product known as ORLADEYO® (berotralstat as the sole active pharmaceutical ingredient), and that is the subject of the following Regulatory Approvals as of the Effective Date: (A) EMA: EU/1/21/1544/0001 and EU/1/21/1544/0002, (B) MHRA: PLGB 50680/0001 and (C) Swissmedic: 68464.

(rr)          “Party” has the meaning set forth in the Recitals to this Agreement.

(ss)         “Patent Challenge” has the meaning set forth in Section 9.2(b).

(tt)          “Pediatric Product” means the product for which Regulatory Approval is being sought under pediatric line extension filed in the EMA with procedure number EMA/X/0000268892.

(uu)        “Product” means the Orladeyo Product, the Pediatric Product or any New Formulations.

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(vv)        “Product Confidential Information” has the meaning set forth in Section 8.2.

(ww)      “Prosecuting Party” has the meaning set forth in Section 6.1(d).

(xx)        “Quarterly Revenue” has the meaning set forth in Appendix I.

(yy)         “Quarterly Royalty Payment” has the meaning set forth in Appendix I.

(zz)         “Recipient” has the meaning set forth in Section 1.1(g).

(aaa)       “ROFN Notice” has the meaning set forth in Section 2.6.

(bbb)      “ROFN Response Period” has the meaning set forth in Section 2.6.

(ccc)      “Salt and Pediatric Patents” means any Patents granting from or that claim priority to (i) EPO Patent App. Nos. 20850499.3 and 19877809.4 (the “Salt Applications”) and (ii) solely within the Territory, any and all continuations, divisionals, renewals, provisionals, continuations-in-part, substitutions, extensions, reissues and reexaminations of, supplementary protection certificates for, (x) any Salt Application or (y) U.S. Patent Application No. 63/756,641; provided that with respect to this foregoing (ii), the claims of the applicable Patent are entirely supported by, or otherwise validly claim priority from, any of the Patents described in the foregoing clause (i).

(ddd)      “Software” means software and computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing.

(eee)       “Sublicensee” has the meaning set forth in Section 2.2.

(fff)        “Swissmedic” means the Swiss Agency for Therapeutic Products.

(ggg)      “Term” has the meaning set forth in Section 9.1.

(hhh)      “Third Party” means any Person other than the Licensor, the Licensee and their respective Affiliates.

(iii)         “Third Party Claim” has the meaning set forth in Section 7.1.

(jjj)         “Third Party Infringement” means (i) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation or other violation of any Licensed IP or (ii) any Third Party allegations of invalidity or unenforceability of any Licensed IP.

(kkk)      “Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

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(lll)         “VAT” means, (i) in the United Kingdom, the value added tax imposed under the Value Added Tax Act 1994 (and legislation and regulations supplemental thereto); (ii) in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC, together with legislation supplemental thereto; and (iii) in relation to any other jurisdiction, the equivalent Tax, if any, in that jurisdiction, including any goods and services Tax, wherever imposed together with any interest, penalties and additions imposed with respect thereto.

(mmm)   “Withholding” has the meaning set forth in Section 10.14(a).

(nnn)      “Withholding Action” by a Party means (a) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party incorporated or organized or otherwise tax resident outside of Ireland or the United States and (b) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside of Ireland or the United States, and (c) any other action by such Party that causes this Agreement or any payment to become subject to Tax in a jurisdiction outside of Ireland or the United States or subject any payments to Withholding in any jurisdiction that would not have been required absent such Withholding Action.

ARTICLE II
GRANTS OF RIGHTS

Section 2.1           License Grants to the Licensee. Subject to the terms and conditions of this Agreement and the other Transaction Documents, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts:

(a)         an exclusive (including with respect to the Licensor and its Affiliates, except as set forth in Section 2.4), sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 10.8), royalty-bearing (in accordance with Article III and Appendix I) license to the Licensed Patents solely to the extent reasonably necessary or useful to sell or offer for sale within the Territory, or import into the Territory, or otherwise Commercialize within the Territory the Products solely for use in the Field in the Territory;

(b)          a non-exclusive, sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 10.8), royalty-bearing (in accordance with Article III and Appendix I) license to the Licensed Know-How and Licensed Copyrights solely to the extent reasonably necessary or useful to Commercialize the Products solely for use in the Field in the Territory;

(c)           a non-exclusive, sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 10.8), royalty-bearing (in accordance with Article III and Appendix I) license to the Licensed IP (i) solely to the extent reasonably necessary or useful to Manufacture the Products inside or outside the Territory for import into the Territory in each case, solely for Commercialization in the Territory the Products solely for use in the Field in the Territory (in accordance with the Supply Agreement) and (ii) solely to the extent reasonably necessary or useful to Develop or obtain Marketing Authorization for the Products (in accordance with the Global Brand and Support Agreement) solely for use in the Field in the Territory.

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Section 2.2          Sublicenses. The Licensee may not sublicense the licenses and rights granted to the Licensee under Section 2.1, without the prior written consent of the Licensor, other than (i) through multiple tiers only to its Affiliates (for clarity, only for so long as such sublicensee is an Affiliate of the Licensee), (ii) through a single tier only to Distributors to the extent solely for such Distributors to distribute, market and sell the Products on behalf of the Licensee or its Affiliates in the ordinary course of business; and (iii) any Third Party acting as a service provider on behalf of the Licensee or its Affiliate, solely for the purposes of exercising the Licensee’s rights with respect to Development, Manufacturing, or obtaining Marketing Authorization of the Product in the Field in the Territory (but not for such Third Party’s independent use) (each such Person described in the foregoing (i) (ii) and (iii), a “Sublicensee”); provided that nothing in this Agreement shall prevent the Licensee from replacing Swixx Biopharma AG with a Third Party. Each sublicense granted under the Licensed IP shall be granted pursuant to an agreement (which shall be in writing for Sublicensees that are Third Parties) which does not conflict with the terms and conditions of this Agreement. For clarity, granting a sublicense shall not relieve the Licensee of any obligations hereunder and the Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to the Licensee. The Licensee shall provide the Licensor with a true and complete copy of each agreement (and each amendment thereto) granting a sublicense to a Third Party hereunder no later than thirty (30) days after each such agreement (or amendment thereto) has been executed; provided that the Licensee may redact confidential portions of each such agreement (or amendment thereto) to the extent such portions do not relate to the Licensed IP or the terms and conditions of this Agreement. At the request of the Licensor, the Licensee shall provide the Licensor with a list of its Affiliates that are Sublicensees.

Section 2.3           Funding Agreements. The Licensee hereby acknowledges that the Licensor has certain obligations under the Funding Agreements; provided that, for the avoidance of doubt, the Licensee shall not have any obligations to the third party counterparties under any such Funding Agreements and shall only have obligations to the Licensor as set forth in this Agreement and any other Transaction Document.

Section 2.4          Reservation of Rights. Except as expressly provided in this Agreement or any other Transaction Document, the Licensor reserves its and its Affiliates’ rights not expressly licensed or otherwise granted hereunder and the Parties expressly acknowledge and agree that the license granted in favor of the Licensee in Section 2.1 shall not be construed as limiting (a) the Licensor’s and its Affiliates’ right to Develop or Manufacture the Products throughout the Territory, (b) the Licensor’s and its Affiliates’ right to Develop, Manufacture and Commercialize the Products for use outside of the Field within the Territory or for any and all uses (inside or outside the Field) outside of the Territory or (c) any of the Licensor’s other rights in respect of the Products (including its rights under the Licensed Patents) outside of the Field or outside of the Territory. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon the Licensee, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ other Intellectual Property.

Section 2.5         Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, including Section 2.1, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code.

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Section 2.6         Right of First Negotiation. During the Term, prior to filing a line extension with the EMA for a Product for use in an indication outside of the Field (an “Additional Indication”), the Licensor shall provide the Licensee with written notice (each, a “ROFN Notice”). Following receipt of a ROFN Notice, the Licensee shall have thirty days (30) (or such longer period agreed upon by the Parties in writing) (the “ROFN Response Period”) to provide written notice expressing its interest (“Notice of Interest”) in an exclusive license to such Product for use in the Additional Indication in the Territory and following the Licensor’s receipt of any such Notice of Interest, the Licensor agrees to negotiate in good faith exclusively with the Licensee for a period of ninety (90) days (or such longer period agreed upon by the Parties in writing) (the “Negotiation Period”) regarding the terms and conditions for an exclusive license to such Product for use in the Additional Indication in the Territory. In the event the Licensee does not provide the Licensor with the Notice of Interest during the ROFN Response Period, or in the event that despite negotiations in good faith during the Negotiation Period, the Parties do not enter into an agreement governing the terms of such a license, notwithstanding anything the contrary under this Agreement or any other Transaction Document, the Licensor shall be permitted to grant a license to, or enter into another arrangement with, a Third Party or otherwise exploit the Product for use in the Additional Indication in the Field, without further obligation to the Licensee under this Section 2.6 or any other Transaction Document.

ARTICLE III
ROYALTY PAYMENTS

Section 3.1           Royalty Payments. In consideration of the license granted in favor of the Licensee in Section 2.1, the Licensee shall pay to the Licensor a royalty pursuant to the terms and conditions of Appendix I.

ARTICLE IV
GOVERNANCE

Section 4.1           Purpose; Formation. The Parties hereby establish a joint intellectual property committee (the “IPC”) to monitor and oversee, and facilitate communication between the Parties with respect to, Intellectual Property matters in the Territory arising in connection with this Agreement.

Section 4.2           Composition. Each Party’s initial IPC members are set forth in Schedule B. Each Party may replace its IPC members at any time upon written notice to the other Party; provided that the applicable replacement member has sufficient expertise and seniority within the applicable Party to make decisions arising within the scope of the IPC’s responsibilities and at least one IPC member of each Party shall be a registered patent attorney. The IPC may change its size from time to time by mutual written agreement of its members; provided that the IPC shall consist at all times of an equal number of members of each of the Licensor and the Licensee. The IPC may invite non-members to participate in the discussions and meetings of the IPC with the other Party’s prior written consent; provided that such participants (a) are subject to confidentiality obligations (whether in writing or by operation of Law) consistent with this Agreement, (b) are participating in activities conducted hereunder and (c) have no voting rights at the IPC.

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Section 4.3         Specific Responsibilities of IPC. In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities with respect to filings, prosecution, maintenance and enforcement of the Licensed IP under this Agreement, the IPC shall, in particular, discuss and cooperate as necessary with respect to (a) the filing, prosecution and maintenance of the Licensed Patents in accordance with Section 6.1, and (b) any Third Party Infringement in accordance with Section 6.2

Section 4.4           Meetings. The IPC shall meet at least one time per Calendar Quarter during the Term (spaced at regular intervals), unless the Parties mutually agree in writing to a different frequency for such meetings. The IPC may meet in person, by videoconference or by teleconference. Upon prior written notice to the other Party, either Party may also call a special meeting of the IPC (by videoconference or teleconference) to the extent such Party, in good faith, determines that the applicable matter needs to be discussed prior to the next IPC meeting. In such event the Parties’ respective IPC members shall reasonably cooperate to convene an IPC meeting as soon as reasonably practicable following receipt of such notice. Each Party will bear costs and expenses of its respective IPC members’ participation in IPC meetings. Meetings of the IPC shall be effective only if at least one (1) member of each Party is participating in such meeting.

Section 4.5           Decision-Making Authority. For clarity, the IPC is established hereunder for purposes of information sharing only does not have any decision-making authority.

ARTICLE V
OWNERSHIP

Section 5.1          Ownership. As between the Parties and their respective Affiliates, the Licensee acknowledges and agrees that the Licensor and its Affiliates own any and all Intellectual Property invented, created, generated or otherwise developed in connection with the exercise of the Licensee’s rights under this Agreement, the Global Brand and Support Agreement, or the Supply Agreement, including the Licensed IP, and neither the Licensee nor its Affiliates or its Sublicensees, will acquire any ownership rights in any such Intellectual Property (including the Licensed IP). To the extent that the Licensee, its Affiliates or its Sublicensees (as applicable) is assigned or otherwise obtains ownership of any right, title or interest in or to any Intellectual Property in contravention of this Section 5.1, the Licensee hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to the Licensor (or to such Affiliate or Third Party designated by the Licensor in writing) all such right, title and interest. The Licensee shall provide, at the Licensor’s cost, and execute, all documents reasonably necessary to effectuate and record each such assignment to the Licensor.

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ARTICLE VI
PROSECUTION, MAINTENANCE AND ENFORCEMENT

Section 6.1           Responsibility and Cooperation.

(a)        Subject to Section 6.1(b), as between the Parties, the Licensor shall have the first right (but not the obligation) to prepare, file, prosecute (including to control any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) and maintain the Licensed Patents and any other Intellectual Property invented, created, generated or otherwise developed under this Agreement, the Global Brand and Support Agreement, or the Supply Agreement. The Licensee shall reimburse the Licensor for (i) all reasonable costs and expenses incurred by or on behalf of the Licensor or any of its Affiliates after the Effective Date in connection with such activities for the EPO Patents as it relates to a Product (including any cooperation provided by the Licensor in accordance with Section 6.1(d)) and (ii) fifty percent (50%) of all reasonable costs and expenses incurred by or on behalf of the Licensor or any of its Affiliates after the Effective Date in connection with such activities for all other Licensed Patents other than the EPO Patents; provided that the Licensor shall be solely responsible for any costs incurred in connection with such activities for the Salt and Pediatric Patents (including Licensee’s out-of-pocket costs incurred in providing any cooperation under Section 6.1(d)).

(b)          In the event that the Licensor elects to abandon or cease prosecution of any published Licensed Patent application, or abandon or not maintain any issued Licensed Patent, in any country in the Territory, then, to the extent reasonably practicable, the Licensor will provide the Licensee with written notice of such determination at least thirty (30) days before the due date for taking action to avoid abandonment (or other loss of rights) (whether such due date is a filing or payment due date, or any other similar due date), and the Licensee will then have the second right (but not the obligation) to continue to prosecute such published Licensed Patent or maintain such issued Licensed Patent in such country at its sole cost and expense on the Licensor’s behalf. Notwithstanding the foregoing, in the event that Licensor reasonably believes, in good faith, that continuing to prosecute or maintain, as applicable, any such Licensed Patent would detrimentally affect, in any material respect, other Patents that relate to any Product or activities with respect to any Product, then the Licensor shall notify the Licensee and the Parties shall meet to discuss such concerns in good faith for a period of five (5) Business Days after Licensor’s notice. Following expiration of such five (5)-Business Day period, if Licensor, after reasonably taking into account Licensee’s comments, guidance and preferences, still reasonably believes in good faith that continuing to prosecute or maintain the applicable Patent would detrimentally affect, in any material respect, other Patents that relate to any Product or activities with respect to any Product, the Licensor shall have the right to notify the Licensee that it will not be permitted to continue to prosecute or maintain the applicable Patent.

(c)          To the extent reasonably practicable, (i) the Licensor or the Licensee (in its capacity as the Party preparing, filing, prosecuting or maintaining, as applicable, one or more Licensed Patents in accordance with Section 6.1(a) or 6.1(b), as applicable, the “Prosecuting Party”) shall provide the other Party with a copy of material communications from any patent authority in the Territory regarding such Licensed Patents and shall provide drafts of any material filings or material responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that such other Party may have an opportunity to review and comment thereon and (ii) the Prosecuting Party shall confer with the other Party and take into consideration such other Party’s comments prior to submitting such filings and correspondence; provided that such other Party promptly provides such comments and in case of a disagreement between the Parties with respect to the preparing, filing, prosecuting or maintaining any Licensed Patent, the final decision shall be made by the Prosecuting Party.

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(d)          Upon the reasonable request of the Prosecuting Party, the other Party shall reasonably cooperate with and provide assistance to the Prosecuting Party in connection with preparing, filing, prosecuting or maintaining any Licensed Patent and any other Intellectual Property invented, created, generated or otherwise developed in connection with this Agreement, the Global Brand and Support Agreement, or the Supply Agreement that it is preparing, filing, prosecuting or maintaining (including by providing information, obtaining signatures and authorizations and taking such other actions as may be required by applicable Law or any policy, advice or guideline of any Regulatory Authority).

Section 6.2           Enforcement.

(a)          Each Party will promptly notify the other in writing in the event of any actual, potential or suspected Third Party Infringement in the Territory. Subject to Section 6.2(b), as between the Parties, the Licensor shall have the first right (but not the obligation), to control any enforcement or defense of the Licensed Patents and any other Intellectual Property invented, created, generated or otherwise developed under this Agreement, the Global Brand and Support Agreement, or the Supply Agreement against any Third Party Infringement (including by bringing an Action or entering into settlement discussions) at its sole cost and expense.

(b)          In the event that the Licensor elects not to enforce the Licensed Patents against any Third Party activities that constitute an infringement of such Patents in the Territory, the Licensor shall provide the Licensee with written notice as soon as reasonably practicable (but in no event less than ten (10) Business Days) following such determination. Following receipt of such notice, Licensee shall have the second right (but not the obligation) to enforce the Licensed Patents against such Third Party activities within the scope of the license that it is granted hereunder (including by bringing an Action or entering into settlement discussions) at the Licensee’s sole cost and expense. Notwithstanding the foregoing, in the event that the Licensor reasonably believes, in good faith, that enforcing such Licensed Patent against such Third Party Infringement would detrimentally affect, in any material respect, other Patents that relate to any Product or activities with respect to any Product, then the Licensor shall notify the Licensee and the parties shall meet to discuss such concerns in good faith for a period of five (5) Business Days after the Licensor’s notice. Following expiration of such five (5)-Business Day period, if the Licensor, after reasonably taking into account the Licensee’s comments, guidance and preferences, still reasonably believes in good faith that enforcing such Licensed Patent against such Third party Infringement would detrimentally affect, in any material respect, other Patents that relate to any Product or activities with respect to any Product, the Licensor shall have the right to notify the Licensee that it will not be permitted to enforce such Licensed Patent against such Third Party Infringement.

(c)         To the extent reasonably practicable prior to commencing any Action in accordance with Section 6.2(a) or 6.2(b), the Party that is controlling such Action in accordance with such Sections (the “Enforcing Party”) shall consult with the other Party and reasonably consider such other Party’s recommendations with respect to the applicable Action; provided that the such other Party promptly provides such recommendations and in case of a disagreement between the Parties with respect to any such Third Party Infringement, the final decision shall be made by the Enforcing Party.

(d)         The Enforcing Party shall give the other Party timely notice of any proposed settlement of any Action regarding a Third Party Infringement under this Section 6.2 and shall not, without the prior written consent of the other Party, enter into any settlement that would give rise to any liabilities, losses, damages, penalties, fines, judgments, settlements, interest, costs or expenses (including reasonable attorneys’ fees and expenses) for which the other Party or any of its Affiliates is responsible.

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(e)          If, in connection with enforcing any Licensed IP against any Third Party Infringement in accordance with this Section 6.2, the Enforcing Party brings or defends (as applicable) an Action or enters into settlement discussions with respect thereto, the other Party shall, at its cost and expense, reasonably cooperate with and provide assistance in connection therewith, at the Enforcing Party’s reasonable request. The other Party will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any Third Party Infringement Action in the Territory. At the Enforcing Party’s reasonable request, the non-Enforcing Party will provide the Enforcing Party with all information, including all data and documentation, reasonably necessary or useful under applicable Law for the Enforcing Party to successfully enforce such Licensed Patents. The non-Enforcing Party will also provide the Enforcing Party with reasonable assistance in such enforcement, including joining such Action as a party plaintiff if required by applicable Law to pursue such action.

(f)          Any and all amounts recovered by the Enforcing Party in any Action regarding a Third Party Infringement in the Territory or settlement with respect thereto shall be allocated as follows (subject to applicable Law):

(i)          first, to reimburse each Party for all out-of-pocket costs of the Action incurred by the Parties including attorneys’ fees and disbursements, court costs and other litigation expenses and, to the extent that such recovery is insufficient to fully reimburse each Party, each Party will be reimbursed pro rata in accordance with such out-of-pocket costs; and

(ii)         second, the balance shall be shared between the Parties on a pro rata basis in accordance with lost sales of the Product in the Territory, with respect to the Licensee, and lost sales of the Product outside of the Territory, with respect to the Licensor; provided that any amounts recovered by the Licensee in accordance with this Section 6.2(f)(ii) shall be treated as Quarterly Revenue for the Calendar Quarter in which such amounts are recovered for purposes of calculating any Quarterly Royalty Payments in accordance with Article III and Appendix I.

Section 6.3           Additional Intellectual Property Provisions.

(a)          Notwithstanding anything to the contrary in Section 6.1 or Section 6.2, in the event that any Third Party allegations of invalidity or unenforceability of any Licensed Patents arise in an opposition, interference, reissue proceeding, reexamination or other patent office proceeding (or any invalidity or unenforceability proceeding before a national court), Section 6.2(a) shall govern the Parties’ rights and obligations with respect thereto.

(b)          For clarity, this Agreement shall not obligate either Party to disclose to the other Party, or maintain, register, prosecute, pay for or offer to pay for (including by offering remuneration to any inventors), enforce, defend or otherwise manage any Intellectual Property, except to the extent expressly set forth herein. Notwithstanding anything to the contrary herein, neither Party nor any of its Affiliates shall be required by this Article VI to take or omit to take any action that it reasonably believes contravenes applicable Law.

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Section 6.4          Common Interest. All information exchanged between the Parties’ representatives regarding the preparation, filing, prosecution, maintenance or enforcement of Licensed IP under this Article VI shall be deemed Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance or enforcement of Licensed Patents and Licensed Know-How under this Article VI, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents and Licensed Know-How under this Article VI, including privilege under the common interest doctrine and similar or related doctrine.

ARTICLE VII
INDEMNIFICATION; LIABILITY

Section 7.1       Indemnification by Licensee. The Licensee shall indemnify, defend and hold harmless the Licensor and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Licensor Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Licensor Indemnified Parties in connection with any Action brought by a Third Party (“Third Party Claim”) to the extent arising out of, relating to or resulting from any (i) gross negligence or willful misconduct by the Licensee, any of its Affiliates, or its or their Sublicensees, agents or subcontractors in the performance of this Agreement, (ii) breach by the Licensee of this Agreement, or (iii) exercise by the Licensee or its Affiliates or Sublicensees of the licenses and rights granted to it hereunder, including Commercialization of the Products in the Territory by or on behalf of the Licensee or any of its Affiliates; provided, however, that in each case, the Licensee shall not have any obligations under this Section 7.1 to the extent such Losses arise from any Third Party Claims covered under Section 7.2, or any other indemnification obligations under the Transaction Documents.

Section 7.2        Indemnification by Licensor. The Licensor shall indemnify, defend and hold harmless the Licensee and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Licensee Indemnitees”, and together with the Licensor Indemnitees, the “Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Licensee Indemnitees in connection with any Third Party Claim to the extent arising out of, relating to or resulting from (i) any gross negligence or willful misconduct by the Licensor, any of its Affiliates, or its or their sublicensees, agents or subcontractors in the performance of this Agreement or (ii) breach by the Licensor of this Agreement; provided, however, that in each case, the Licensor shall not have any obligations under this Section 7.2 to the extent such Losses arise from any Third Party Claims covered under Section 7.1, or any other indemnification obligations under the Transaction Documents.

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Section 7.3           Indemnification Procedures.

(a)         If any of the Indemnitees receives notice or otherwise learns of a Third Party Claim with respect to which a Party may be obligated to provide indemnification pursuant to Section 7.1 (such Party, the “Indemnifying Party”, and any such Third Party Claim, an “Indemnifiable Claim”), such Indemnitee shall give the Indemnifying Party notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim. Each such notice shall describe the Indemnifiable Claim in reasonable detail and provide the Indemnifying Party with all relevant documentation in connection with the Indemnifiable Claim. Notwithstanding the foregoing, the failure of any of the Indemnitees to give timely notice as provided in this Section 7.3(a) shall not relieve the Indemnifying Party of its obligations under Section 7.1 or this Section 7.3, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.

(b)          The Indemnifying Party may elect (but shall not be required) to defend any Indemnifiable Claim, at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel. Within thirty (30) days of receipt of notice from an Indemnitee in accordance with Section 7.3(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Indemnifying Party shall notify such Indemnitee whether the Indemnifying Party is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense. If the Indemnifying Party elects to defend any such Indemnifiable Claim, it shall notify such Indemnitee of its intention to do so, and such Indemnitee shall, at the Indemnifying Party’s expense (for such Indemnitee’s reasonable out-of-pocket costs), cooperate with the Indemnifying Party and its counsel in the defense of such Indemnifiable Claim; provided that the Indemnifying Party shall not settle any such Indemnifiable Claim without such Indemnitee’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Indemnitee in full in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party. Notwithstanding an election of the Indemnifying Party to assume the defense of such Indemnifiable Claim, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Indemnifying Party’s cost and expense; provided that the Indemnifying Party and its counsel cooperate with such Indemnitee and its counsel in connection therewith.

(c)        If the Indemnifying Party elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Indemnitee’s provision of notice), or fails to notify such Indemnifying Party of its election as provided in Section 7.3(b), such Indemnitee may defend such Indemnifiable Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses reasonably incurred by such Indemnitee in connection with defending such Indemnifiable Claim shall be paid by the Indemnifying Party.

(d)          Unless the Indemnifying Party has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Indemnifiable Claim without the Indemnifying Party’s consent (not to be unreasonably withheld, conditioned or delayed). Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 10.3.

(e)          The Licensee shall have the right to set-off from any royalty amounts payable by the Licensee or its Affiliates to the Licensor pursuant to Article III and Appendix I of this Agreement, any Losses determined, by final, non-appealable adjudication, to be owed by the Licensor to a Licensee Indemnitee pursuant to such Licensee Indemnitee’s right to indemnification set forth in Section 7.2, to the extent that the Licensor has not paid such Losses within ninety (90) days of such determination.

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Section 7.4           Disclaimer of Representations and Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENTS, THE PARTIES DISCLAIM AND WAIVE ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT OR OTHER VIOLATION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH PARTY ACKNOWLEDGES AND AGREES IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE FOREGOING, THE LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE LICENSED IP, AND THE LICENSEE ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

Section 7.5       Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND WITHOUT LIMITING THE RIGHTS OF EITHER PARTY UNDER THE TRANSACTION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.1 OR 7.2 OR A PARTY’S BREACH OF ARTICLE VIII, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VIII
CONFIDENTIALITY

Section 8.1          Confidentiality. The Recipient agrees that any Confidential Information of the Disclosing Party shall be kept strictly confidential by the Recipient except that the Recipient may disclose the Confidential Information of the Disclosing Party to any Affiliate or Third Party service providers to the extent necessary to enable the Recipient to perform its obligations or exercise its rights under this Agreement; provided that the Recipient shall (a) ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality and non-use no less protective of the Disclosing Party than those contained herein, (b) provide the Disclosing Party with prompt written notice upon obtaining any knowledge, information, or notice of any actual or potential breach of such obligations by any such Affiliates or Third Parties and (c) remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such obligations. The Recipient further agrees (a) not to use the Disclosing Party’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement and (b) to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

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Section 8.2          Product Confidential Information. Notwithstanding anything to the contrary herein, all Confidential Information to the extent related to a Product (“Product Confidential Information”) shall be deemed the Confidential Information of the Licensor; provided that if such Product Confidential Information is exclusively related to the use of a Product in the Field in the Territory, such Product Confidential Information shall be the Confidential Information of both the Licensor and the Licensee; provided, further, that, upon any termination of this Agreement, no Product Confidential Information shall be deemed to be Confidential Information of the Licensee.

Section 8.3          Terms of Agreement. Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise expressly permitted under this Agreement.

Section 8.4         Government Order. If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Recipient, then the Recipient shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to, and use diligent and commercially reasonable efforts and reasonably cooperate with the Disclosing Party to, obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnish that Confidential Information that it is advised by legal counsel that it is legally required to furnish.

Section 8.5         Financial Partners. The Recipient may disclose the Disclosing Party’s Confidential Information to existing or potential investors, lenders and other sources of funding, acquirors and Licensors and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customary in the applicable circumstances, it is reasonably necessary for such Persons to know such information for such purpose, and such Persons are bound by customary obligations of confidentiality and non-use prior to any such disclosure.

ARTICLE IX
TERM

Section 9.1           Term. Unless this Agreement is earlier terminated in accordance with Section 9.2, the terms of the licenses and other grants of rights (and related obligations) under this Agreement shall remain in effect, on a country-by-country basis, (i) to the extent with respect to the Licensed Patents, on a Patent-by-Patent basis, until expiration, invalidation or abandonment of the last valid claim in such Patent and (ii) with respect to all other Licensed IP, in perpetuity (the “Term”).

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Section 9.2           Termination.

(a)          Termination for Breach. If the Licensee fails to pay any Quarterly Royalty Payments under Article III or Appendix I when due, then the Licensor shall have the right to deliver notice of such breach to the Licensee (a “Default Notice”). The Licensee shall be deemed to have cured any payment default, provided (i) that fifty percent (50%) of the Quarterly Royalty Amounts outstanding are paid within one hundred twenty (120) days of the Default Notice, the remaining fifty percent (50%) are paid within one year of the Default Notice (the “Complete Repayment Date”) and (ii) a further payment default does not occur within six (6) months of the Complete Repayment Date. If the Licensee fails to cure such breach as set out above, the Licensor shall have the right to terminate this Agreement upon written notice to the Licensee. For clarity, if the Licensee disputes that it has not paid such Quarterly Royalty Payment when due in accordance with the terms hereof, the dispute shall be resolved pursuant to Section 10.3. Notwithstanding the foregoing, in the event of a good faith dispute as to whether such a breach has occurred, the foregoing cure period with respect thereto shall be tolled pending final resolution of such dispute in accordance with the terms of this Agreement with respect to payment of the disputed amounts, and not with respect to any undisputed amount.

(b)          Termination for Patent Challenge. In the event the Licensee or any of its Affiliates brings any challenge of the validity, patentability, enforceability or inventorship of any Licensed Patent, including in (i) any court (including any declaratory judgment action), or (ii) activity or Action before a patent office or other Governmental Authority or registrar, including any reissue, reexamination, pre-grant review, post-grant review, opposition, inter partes review, third party observations, protest or similar proceeding (each such challenge, a “Patent Challenge”) against any Licensed Patent during the Term, (a) the Licensee shall provide prompt (but no less than two (2) Business Days’) written notice to the Licensor (“Licensor Patent Challenge Notice”) and (b) to the extent permitted by applicable Law, the Licensor shall have the right to terminate this Agreement; provided that if the Licensee or any of its Affiliates withdraw or cause to be withdrawn any and all Patent Challenges within thirty (30) days of the Licensor’s written notice to the Licensee, or the Licensor Patent Challenge Notice, whichever is earlier, such that such Patent Challenges are actually withdrawn and no longer pending and there has not been any adverse effect on any Licensed Patent, the Licensor shall not have the right to terminate pursuant to this Section 9.2(b); provided, however, that the foregoing shall not apply to (i) situations where the Licensee, such Affiliate or Sublicensee participating in such Patent Challenge is, upon the advice of outside qualified legal patent counsel, required to participate in such Patent Challenge pursuant to a subpoena or court order, or (ii) any Patent Challenge brought by a Third Party which subsequently becomes an Affiliate of Licensee (provided such Patent Challenge was initiated at least one (1) month before the signing of the definitive document(s) whereby such Third Party became an Affiliate of Licensee) if the Licensee causes such Third Party to file a motion to dismiss with prejudice such Patent Challenge within sixty (60) days after such Third Party becomes an Affiliate of the Licensee such that such Patent Challenge is actually withdrawn and no longer pending and there has not been any adverse effect on any Licensed Patent.

Section 9.3           Consequences of Termination or Expiration.

(a)       Upon any termination of this Agreement in accordance with Section 9.2, the Trademark License Agreement, Supply Agreement and Global Brand and Support Agreement shall immediately terminate, and the IPC shall be immediately dissolved and, for the avoidance of doubt, Sections 11.4(b)-(i) of the Global Brand and Support Agreement shall immediately become effective.

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(b)          Expiration or termination of this Agreement, in part or in its entirety, shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration or termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination (including, for clarity, any financial obligation that became payable prior to such expiration or termination (which shall be paid by the applicable Party in accordance with the applicable payment terms of this Agreement)). Without limiting the foregoing, the foregoing shall not be construed to limit the Licensee’s obligations under Article III or Appendix I.

(c)          Upon the termination of this Agreement, the licenses and other grants of rights (and related obligations), together with all sublicenses granted, under this Agreement immediately terminate and the Licensee, its Affiliates and any and all Sublicensees shall immediately cease Development, Manufacture and Commercialization of the Products, except to the extent expressly permitted under another Transaction Document.

(d)          Upon the expiration or termination of this Agreement, the Recipient shall, and shall instruct any Affiliate or Third Party service provider who is in possession of Confidential Information to, return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party) and, if requested in writing by the Disclosing Party, certify in writing that any destruction requested by the Disclosing Party has taken place. Notwithstanding the foregoing, the Recipient may retain a copy of the Confidential Information to the extent required by applicable Law and may also retain copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures; provided that the Recipient shall maintain the confidentiality of each of the foregoing.

Section 9.4           Survival. Notwithstanding anything to the contrary herein, the following provisions shall survive the expiration of this Agreement: Article I, Section 5.1, Article VII, Article VIII, Section 9.3, this Section 9.4 and Article X.

ARTICLE X
MISCELLANEOUS

Section 10.1         Order of Precedence. Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, the terms and conditions of the Transaction Agreement shall prevail.

Section 10.2         Relationship of Parties. This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates. Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

Section 10.3         Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

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(a)          In the event that any dispute in relation to this Agreement cannot be resolved by senior executives of the Parties (or their respective designees with the power and authority to resolve such dispute) within fifteen (15) days of the date on which such dispute was submitted to them, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 10.3.

(b)          This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(c)         With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a Party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action so brought. Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.3(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(d).

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Section 10.4        Entire Agreement. This Agreement, together with the other Transaction Documents and the Appendices and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 10.5        No Third Party Beneficiaries. This Agreement, together with the Appendices and Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 10.6       Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.7         Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 10.7:

If to the Licensor:

c/o [BCP]
[Address Line 1]
[Address Line 2]
Attention: [___]
Email: [___]

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Stephen F. Arcano; Ann Beth Stebbins
Email:	stephen.arcano@skadden.com; annbeth.stebbins@skadden.com

If to the Licensee:

[Licensee]
[Address Line 1]
[Address Line 2]
Attention:	Bruno Sacchi; Matteo Meazzini
Email:	B.Sacchi@neogen.it; M.Meazzini@neogen.it

with a copy (which shall not constitute notice) to:

White & Case LLP
Piazza Diaz 2
20123 Milan, Italy
Attention:	Michael Immordino; Leonardo Graffi
Email:	Michael.Immordino@whitecase.com; Leonardo.Graffi@whitecase.com

Section 10.8         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by the Licensee without the prior written consent of the Licensor; provided, however, that the Licensee may, without the Licensor’s consent, assign or transfer this Agreement to (a) an Affiliate or (b) a Third Party in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition or similar transaction or series of related transactions, provided that in a merger a successor in interest assumes the obligations of the Licensee hereunder. Any purported assignment without such consent shall be null and void ab initio. The Licensor may assign any of the rights, interests or obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the Licensee’s consent. This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns. Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

Section 10.9         Amendments and Waivers.

(a)         Any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Licensor and the Licensee, or in the case of a waiver, by the Party against whom the waiver is to be effective.

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(b)          No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

Section 10.10       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 10.11       Counterparts. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.12      Affiliates. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

Section 10.13       No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

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Section 10.14       Tax Matters.

(a)          The Parties acknowledge and agree that none of the Quarterly Royalty Payments are subject to any withholding or deduction of or on account of Taxes (“Withholding”) under applicable Law as in effect as of the date of this Agreement. If any applicable Law requires the deduction or withholding of any Tax from any such payments then the Licensee shall (i) be entitled to make such deduction or withholding, (ii) timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Law and (iii) provide the Licensor with a receipt or other documentation evidencing such payment, including the amount paid and the applicable Taxing Authority to which payment was made. The Parties shall cooperate with each other in seeking benefits (including any exemption from, refund of or reduction in taxes) under any double taxation or other similar treaty or agreement from time to time in force which may apply to any Quarterly Royalty Payments. If any Withholding is required by applicable Law as a result of a Withholding Action committed by the Licensee or any of its Affiliates, then the Licensee shall pay an additional amount to the Licensor such that, after Withholding from the payment and such additional amount (including Withholding on additional amounts payable pursuant to this sentence), the Licensor receives the same amount as it would have received from the Licensee (except to the extent that the Licensor or any of its Affiliates can obtain a refund or credit for such amounts). No gross-up will be applicable to the extent the increase in the applicable Withholding is a consequence of any action taken by the Licensor. Reduced gross-up will be applicable if (x) the Licensor fails to quality for any double taxation or other similar treaty protection other than due to a Withholding Action committed by the Licensee; or (y) if the Licensor qualifies for any double taxation or other similar treaty protection and fails to provide to the Licensee any relevant documentation as required by Law and reasonably requested by the Licensee in advance of payment to apply the relevant reduced Withholding rate provided by such double taxation or other similar treaty protection. It is understood that under the preceding sentence the gross-up will be determined only in relation and up to the reduced Withholding provided by the applicable double taxation or other similar treaty in place between the country of residence of the Licensor and the Licensee.

(b)          All amounts payable under or in connection with this Agreement, are exclusive of Taxes, to the extent applicable.

(c)          Where a payment made by the Licensee to the Licensor under or in connection with this Agreement constitutes consideration for a supply (or the equivalent) for VAT purposes, or in case a supply or service under or in connection with this Agreement is subject to VAT, then the Licensee shall pay to the Licensor an additional amount in respect of such VAT chargeable upon the issue of a valid VAT invoice. The Licensor shall issue to the Licensee a valid VAT invoice (or the equivalent) in compliance with applicable VAT Laws in respect thereof. For the avoidance of doubt, to the extent that a reverse charge procedure applies, the Licensee shall not be required to pay any amount in respect of VAT to the Licensor but the Licensor shall, upon a reasonable request by the Licensee, provide an invoice in a form as reasonably specified by the Licensee for the purposes of the Licensee properly accounting for any VAT under the reverse charge mechanism.

(d)         Where one Party is liable to (or to cause one of its Affiliates to) indemnify or reimburse another Party (or one of that Party’s Affiliates) under the terms of or in connection with this Agreement in respect of any amount, including any costs, charges or expenses, the indemnity or reimbursement payment will include an amount equal to any VAT on those costs, charges or expenses that is not recoverable (whether by credit, repayment or otherwise) by the other Party (or its Affiliate), subject to that person using reasonable efforts to recover such amount of VAT provided.

(e)          Except as otherwise provided in this Section 10.14, each Party shall be solely responsible for the payment of all Taxes imposed on or measured by its income arising directly or indirectly under this Agreement.

(f)         The Licensee shall obtain and deliver to the Licensor, on an annual basis and within ninety (90) days of the Licensor’s request to provide, information as reasonably requested by the Licensor and in the Licensee’s possession to meet any documentation requirements imposed by regulations issued under Section 250 of the Code for the treatment of an appropriate portion of the payments to the Licensor under this Agreement as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Code.

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Section 10.15       Construction.

(a)         The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Appendices, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the Recitals, Sections, Articles or Appendices are to the preamble, recitals, Sections, Articles or Appendices of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the Recitals hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns; and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

* * * * *

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:
	Name:	[●]
	Title:	[●]

BIOCRYST IRELAND LIMITED

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Amended and Restated IP Licence Agreement]

SCHEDULE A

LICENSED PATENTS

Attached.

SCHEDULE B

IPC MEMBERS

Attached.

APPENDIX I

ROYALTY PAYMENTS

Attached.

EXHIBIT 1

ESTIMATED QUARTERLY STATEMENT

Attached.

[Annex E — Form of Trademark License Agreement]

Annex E

Agreed Form

TRADEMARK LICENSE AGREEMENT

 dated as of

[●], 2025

by and between

BIOCRYST PHARMACEUTICALS, INC.,
 as Licensor,

and

[BIOCRYST IRELAND LIMITED],
 as Licensee

[NOTE THIS DRAFT TRADEMARK LICENSE AGREEMENT IS FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES AND SUBJECT TO THE TERMS AND CONDITIONS THEREOF.  THIS TRADEMARK LICENSE AGREEMENT MUST BE KEPT CONFIDENTIAL IN ACCORDANCE WITH THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE RECIPIENT OF THIS AGREEMENT AND BIOCRYST PHARMACEUTICALS, INC.]

i

SCHEDULES
Schedule A          Licensed Trademarks
Schedule B          Quality Specifications
Schedule C          Trademark Usage Guidelines

ii

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Licensor”) and [BioCryst Ireland Limited], a corporation organized under the laws of the Republic of Ireland (the “Licensee”) (each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, the Licensor, the Licensee and Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy, have entered into that certain Stock Purchase Agreement, dated as of June 27, 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”);

WHEREAS, the Transaction Agreement contemplates that Licensor and the Licensee will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein;

WHEREAS, as of and following the consummation of the transactions contemplated by the Transaction Agreement, each Party and its Affiliates will have rights to certain Intellectual Property related to the other Party’s business; and

WHEREAS, in connection with the Transaction Agreement, Licensor wishes to grant to the Licensee certain licenses and other rights to certain of such Intellectual Property, in each case, as and to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           General.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement.  As used in this Agreement, the following terms have the meanings set forth below:

(a)          “Agreement” has the meaning set forth in the Preamble to this Agreement.

(b)          “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31; provided that (i) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur thereafter of March 31, June 30, September 30, and December 31 of the year in which the Effective Date occurs, and (ii) the final Calendar Quarter of the Term shall end on the last day of the Term.

(c)          “Chosen Courts” has the meaning set forth in Section 8.3(c).

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(d)      “Commercialization” means any and all activities directed to marketing, promotion, pricing, importing, labeling/livery, distribution, exporting, transporting, offering for sale and selling throughout, post-marketing surveillance, market research and medical affairs for, and importing into, the applicable country, but excluding Development and Manufacturing.  “Commercialize” and “Commercializing” have correlative meanings.

(e)          “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates that is or has been disclosed, made accessible or otherwise provided by or on behalf of such Party or any of Affiliates or its or their Representatives (the “Disclosing Party”) to the other Party (“Recipient”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise.  Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of Recipient’s or any of its Representatives’ act or omission; (ii) is obtained by Recipient or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in Recipient’s or its Representatives’ possession, as established by written contemporaneous evidence, before Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by Recipient or its Representatives, as established by contemporaneous written evidence, without use of or access to the Disclosing Party’s Confidential Information.

(f)        “Control” or “Controlled” means, with respect to any Intellectual Property, such Intellectual Property is both owned by the applicable Person and such Person has the ability to grant the licenses and other rights in, to and under such Intellectual Property on the terms and conditions set forth herein (other than pursuant to a license or other rights granted pursuant to this Agreement) without breaching any Contract entered into as of or prior to the Effective Date between such Person or any of its Affiliates, on the one hand, and any Third Party, on the other hand, or violating any applicable Law.

(g)      “Development” means any and all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis and report writing, post-market activities (including pharmacovigilance, clinical studies commenced after receipt of Regulatory Approvals and post-marketing interactions with Regulatory Authorities), regulatory affairs, clinical trial regulatory activities and obtaining and maintaining Regulatory Approval. “Developing” and “Develop” have correlative meanings.

(h)          “Disclosing Party” has the meaning set forth in Section 1.1(e).

(i)          “Distributor” means a Third Party that (i) purchases or has the option to purchase any Product in finished form from or at the direction of the Licensee or any of its Affiliates, (ii) has the right, option or obligation to distribute, market and sell such Product for use in the Field (with or without packaging rights) in one or more regions in the Territory and (iii) does not otherwise make any royalty, milestone, profit share or other similar payment to the Licensee or its Affiliates based on such Third Party’s sale of such Product. For purposes of this Section 1.1(i), the term “packaging rights” shall mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form in individual ready-for-sale packs.

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(j)          “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(k)          “Field” means routine prevention of recurrent attacks of hereditary angioedema (HAE) in humans.

(l)          “Indemnifiable Claim” has the meaning set forth in Section 5.3(a).

(m)         “Indemnifying Party” has the meaning set forth in Section 5.1.

(n)          “Indemnitee” has the meaning set forth in Section 5.1.

(o)          “IP Licence Agreement” shall mean the Amended and Restated IP Licence Agreement, entered into between the Parties on [•].

(p)          “Licensed Trademarks” means the Product Marks and the Licensor Marks.

(q)          “Licensee” has the meaning set forth in the Preamble.

(r)          “Licensor” has the meaning set forth in the Preamble.

(s)        “Licensor Marks” means the Trademarks set forth on Schedule A-2, and any other corporate names and any trademarks that consist of or include any corporate name or corporate logo of the Licensor that are used with or related to the Products as of the Effective Date.

(t)       “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(u)         “Manufacture” means all activities related to the making, having made, production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding, including process development, testing method development, process qualification and validation, scale-up, preclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.  “Manufactured” and “Manufacturing” have correlative meanings.

(v)         “Marketing Authorization” has the meaning set forth in the Global Brand and Support Agreement.

(w)        “Party” has the meaning set forth in the Preamble to this Agreement.

(x)        “Product Marks” means any and all Trademarks to the extent Controlled by the Licensor or its Affiliates as of the Effective Date and during the Term of this Agreement, that are necessary to Commercialize, Develop, or otherwise exploit, or are used on or to refer to, the Product for use in the Field in the Territory, including the Trademarks expressly set forth on Schedule A-1, but excluding any and all Licensor Marks and any other corporate names and any trademarks that consist of or include any corporate name or corporate logo of the Licensor.

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(y)         “Recipient” has the meaning set forth in Section 1.1(e).

(z)         “Regulatory Approval” means a Marketing Authorization from a Regulatory Authority in a particular jurisdiction that grants the right to place a pharmaceutical product for sale on a market in such jurisdiction.

(aa)        “Sell-Off Period” has the meaning set forth in Section 7.3(b).

(bb)        “Sublicensee” has the meaning set forth in Section 2.2.

(cc)        “Term” has the meaning set forth in Section 7.1.

(dd)        “Termination Date” has the meaning set forth in Section 7.3(b).

(ee)        “Third Party” means any Person other than the Licensor, the Licensee and their respective Affiliates.

(ff)         “Third Party Claim” has the meaning set forth in Section 5.1.

(gg)       “Third Party Infringement” means (i) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation or other violation of any Licensed Trademarks in the Territory or (ii) any Third Party allegations of invalidity or unenforceability of any Licensed Trademarks in the Territory.

(hh)       “Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

(ii)         “Transition Period” means, with respect to the Product and country in the Territory, the period commencing as of the Effective Date and ending on the date on which the Licensee obtains a Marketing Authorization (as such term is defined in the Global Brand and Support Agreement) for the Product in such country.

ARTICLE II
GRANTS OF RIGHTS

Section 2.1        Licenses to the Licensee.  Subject to the terms and conditions of this Agreement and the other Transaction Documents, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts:

(i)          an exclusive (including with respect to the Licensor and its Affiliates, except as set forth in Section 2.3), sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 8.8), royalty-free, fully paid-up license to the Product Marks, solely to the extent reasonably necessary or useful to sell or offer for sale within the Territory, or import into the Territory, or otherwise Commercialize within the Territory the Products solely for use in the Field in the Territory;

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(ii)      a non-exclusive sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 8.8), royalty-free, fully paid-up license to the Product Marks, solely to the extent reasonably necessary or useful to (1) Manufacture the Products solely for use in the Field in the Territory, solely to the extent expressly permitted under, and subject to the terms and conditions of, the  Global Brand and Support Agreement and the Supply Agreement and (2) Develop the Products solely for use in the Field in the Territory, solely to the extent expressly permitted under, and subject to the terms and conditions of, the Global Brand and Support Agreement; and

(iii)     during the Transition Period, a non-exclusive sublicensable (subject to Section 2.2), non-transferable (except as provided in Section 8.8), royalty-free, fully paid-up license to the Licensor Marks, solely to the extent reasonably necessary or useful to (i) Commercialize the Products in the Territory, (ii) Develop the Products solely for use in the Field in the Territory, and (iii) Manufacture the Products solely for use in the Field in the Territory, solely to the extent expressly permitted under, and subject to the terms and conditions of, the Global Brand and Support Agreement and the Supply Agreement.

Section 2.2        Sublicenses.  The Licensee may not sublicense the licenses and rights granted to the Licensee under Section 2.1, without the prior written consent of the Licensor, other than (i) through multiple tiers only to its Affiliates (for clarity, only for so long as such sublicensee is an Affiliate of the Licensee); (ii) through a single tier only to Distributors to the extent solely for such Distributors to distribute, market and sell the Products on behalf of the Licensee or its Affiliates in the ordinary course of business; and (iii) any Third Party acting as a service provider on behalf of the Licensee or its Affiliate, solely for the purposes of exercising the Licensee’s rights with respect to Development, Manufacturing, or obtaining Marketing Authorization of the Product in the Field in the Territory (but not for such Third Party’s independent use)  (each such Person described in the foregoing (i), (ii) and (iii), a “Sublicensee”), provided that nothing in this Agreement shall prevent the Licensee from replacing Swixx Biopharma AG with a Third Party.  Each sublicense granted under the Licensed Trademarks shall be granted pursuant to an agreement (which shall be in writing for Sublicensees that are Third Parties) which does not conflict with the terms and conditions of this Agreement.   For clarity, granting a sublicense shall not relieve the Licensee of any obligations hereunder and the Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to the Licensee.  The Licensee shall provide the Licensor with a true and complete copy of each agreement (and each amendment thereto) granting a sublicense to a Third Party hereunder no later than thirty (30) days after each such agreement (or amendment thereto) has been executed; provided that the Licensee may redact confidential portions of each such agreement (or amendment thereto) to the extent such portions do not relate to the Licensed Trademarks or the terms and conditions of this Agreement.  At the request of the Licensor, the Licensee shall provide the Licensor with a list of its Affiliates that are Sublicensees.

Section 2.3       Reservation of Rights.  Except as expressly provided in this Agreement or any other Transaction Document, the Licensor reserves its and its Affiliates’ rights not expressly licensed or otherwise granted hereunder and the Parties expressly acknowledge and agree that the license granted in favor of the Licensee in Section 2.1 shall not be construed as limiting (a) the Licensor’s and its Affiliates’ right to Develop or Manufacture the Products throughout the Territory, (b) the Licensor’s and its Affiliates’ right to Develop,  Manufacture and Commercialize the Products for use outside of the Field within the Territory or for any and all uses (inside or outside the Field) outside of the Territory or (c) any of the Licensor’s other rights in respect of the Products (including its rights under the Licensed Patents) outside of the Field or outside of the Territory. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon the Licensee, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ other Intellectual Property.

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Section  2.4        Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement, including Section 2.1, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code).

ARTICLE III
OWNERSHIP, MAINTENANCE AND ENFORCEMENT

Section  3.1         Ownership.

(a)         As between the Parties and their respective Affiliates, the Licensee acknowledges and agrees that the Licensor and its Affiliates own the Licensed Trademarks and neither the Licensee nor its Affiliates or its Sublicensees, will acquire any ownership rights in the Licensed Trademarks.  To the extent that the Licensee, its Affiliates or its Sublicensees (as applicable) is assigned or otherwise obtains ownership of any right, title or interest in or to any Intellectual Property in contravention of this Section 3.1, the Licensee hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to the Licensor (or to such Affiliate or Third Party designated by the Licensor in writing) all such right, title and interest.  The Licensee further acknowledges that as between the Licensor and the Licensee, the Licensed Trademark, and all trade dress and copyrights associated therewith, are owned exclusively by the Licensor in all countries, in all classes and for all goods and services.  The Licensee shall provide, at the Licensor’s cost, and execute, all documents reasonably necessary to effectuate and record each such assignment to the Licensor.

(b)         The Licensee recognizes the value of the goodwill associated with the Licensed Trademarks and acknowledges that all rights therein belong exclusively to the Licensor and further acknowledges that the Licensed Trademarks have acquired secondary meaning in the mind of the public.

Section  3.2         Maintenance of Registrations of Licensed Trademarks.

(a)         As between the Parties, the Licensor shall have the sole and exclusive right (but not the obligation), at its sole cost and expense, to prepare, file, and maintain the existing registrations of the Licensor Marks, and prosecute to registration any pending applications therefor, in each case, in the Territory. With respect to the Product Marks, Licensor shall have the first right (but not the obligation),  to prepare, file, and maintain the existing registrations of the Product Marks, and prosecute to registration any pending applications therefor, in each case, in the Territory. The Licensee shall reimburse the Licensor for fifty percent (50%) of all reasonable costs and expenses incurred by or on behalf of the Licensor or any of its Affiliates after the Effective Date in connection with such activities for the Product Marks.

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(b)         In the event that the Licensor elects to abandon or cease maintenance of any Product Mark in any country in the Territory, then, to the extent reasonably practicable, the Licensor will provide the Licensee with written notice of such determination at least thirty (30) days before the due date for taking action to avoid abandonment (or other loss of rights) (whether such due date is a filing or payment due date, or any other similar due date) and the Licensee will then have the right (but not the obligation) to continue to maintain such Product Mark in such country at its sole cost and expense on the Licensor’s behalf. Notwithstanding the foregoing, in the event that Licensor reasonably believes, in good faith, that continuing to prosecute or maintain, as applicable, any such Product Mark would detrimentally affect, in any material respect, other Trademarks that relate to any Product or activities with respect to any Product, then the Licensor shall notify the Licensee and the Parties shall meet to discuss such concerns in good faith for a period of five (5) Business Days after Licensor’s notice. Following expiration of such five (5)-Business Day period, if Licensor, after reasonably taking into account Licensee’s comments, guidance and preferences, still reasonably believes in good faith that continuing to prosecute or maintain the applicable Trademark would detrimentally affect, in any material respect, other Trademarks that relate to any Product or activities with respect to any Product, the Licensor shall have the right to notify the Licensee that it will not be permitted to continue to prosecute or maintain the applicable Trademark.

(c)          To the extent reasonably practicable, (i) the Licensor or the Licensee (in its capacity as the Party preparing, filing, prosecuting or maintaining, as applicable, one of more of the Product Marks in accordance with Section 3.2(c), as applicable, the “Prosecuting Party”) shall provide the other Party with a copy of material communications from any trademark authority in the Territory regarding the Licensed Trademarks that it is prosecuting and maintaining and shall provide drafts of any material filings or material responses to be made to such trademark authorities a reasonable amount of time in advance of submitting such filings or responses so that such other Party may have an opportunity to review and comment thereon and (ii) the Prosecuting Party shall confer with the other Party and take into consideration such other Party’s comments prior to submitting such filings and correspondence; provided that such other Party promptly provides such comments and in case of a disagreement between the Parties with respect to the preparing, filing, prosecuting or maintaining of such Licensed Trademark, the final decision shall be made by the Prosecuting Party.

(d)          Upon the reasonable request of the Prosecuting Party, the other Party shall reasonably cooperate with and provide assistance to the Prosecuting Party in connection with preparing, filing, prosecuting or maintaining any Licensed Trademarks (including by providing information, obtaining signatures and authorizations and taking such other actions as may be required by applicable Law or any policy, advice or guideline of any trademark office).

Section  3.3          Enforcement and Defense.

(a)          Each Party will promptly notify the other in writing in the event of any actual, potential or suspected Third Party Infringement in the Territory.  As between the Parties, the Licensor shall have the exclusive right (but not the obligation), at its own cost and expense, to control any enforcement or defense against any Third Party Infringement (including by bringing an Action, monitoring and policing any parallel supplier use of the Licensed Trademarks, or entering into settlement discussions).

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(b)        To the extent reasonably practicable prior to commencing any Action in accordance with this Section 3.3(a), Licensor shall consult with the Licensee and reasonably consider the Licensee’s recommendations with respect to the applicable Action; provided that the Licensee promptly provides such recommendations and in case of a disagreement between the Parties with respect to any such Third Party Infringement, the final decision shall be made by the Licensor.

(c)      The Licensor shall give the Licensee timely notice of any proposed settlement of any Action regarding a Third Party Infringement under this Section 3.3 and shall not, without the prior written consent of the Licensee, enter into any settlement that would give rise to any liabilities, losses, damages, penalties, fines, judgments, settlements, interest, costs or expenses (including reasonable attorneys’ fees and expenses) for which the Licensee or any of its Affiliates is responsible.

(d)         If, in connection with enforcing any Licensed Trademark against any Third Party Infringement in accordance with this Section 3.3, the Licensor brings or defends (as applicable) an Action or enters into settlement discussions with respect thereto, the Licensee shall, at the Licensor’s cost and expense, reasonably cooperate with and provide assistance in connection therewith at the Licensor’s reasonable request. The Licensee will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any Third Party Infringement Action.

(e)          Any and all amounts recovered by the Licensor in any Action regarding a Third Party Infringement or settlement with respect thereto shall be allocated as follows (subject to applicable Law):

(i)             first, to reimburse each Party for all out-of-pocket costs of the Action incurred by the Parties, including attorneys’ fees and disbursements, court costs and other litigation expenses and, to the extent that such recovery is insufficient to fully reimburse each Party, each Party will be reimbursed pro rata in accordance with such out-of-pocket costs; and

(ii)             second, the balance shall be shared between the Parties equally.

ARTICLE IV
QUALITY CONTROL

Section  4.1        Quality Control.  The Licensee acknowledges and is familiar with the high standards, quality, style and image of the Licensed Trademarks, and the Licensee shall use the Licensed Trademarks in a manner consistent with these standards, quality, style and image in accordance with the quality specifications as provided in writing to the Licensee (as attached in Schedule B) and the trademark usage guidelines applicable for the Licensed Trademarks in the Territory (an excerpt of which is attached hereto as Schedule C), as may be modified in writing by Licensor (upon giving Licensee reasonable prior written notice) during the Term.  In addition to the foregoing, in exercising its rights under this Agreement, the Licensee shall comply with all applicable Laws.

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Section  4.2       Use of the Product Marks.  The Licensee acknowledges that us of the Licensed Trademarks shall be in accordance with the terms set forth in Article V of the Support Agreement.

Section  4.3         Restrictions.  The Licensee shall not, and shall ensure its Affiliates and Sublicensees do not:

(a)         adopt, use or seek to register any corporate name, trade name, fictitious business name, trademark, service mark, domain name, collective mark, collective membership mark, service mark or certification mark, or other designation confusingly similar to, or containing in whole or in part, any of the Licensed Trademarks or the respective trade dress used by the Licensor;

(b)          attack the validity of any Licensed Trademarks at any time;

(c)          grant any lien, security interest, mortgage or otherwise encumber the Licensed Trademarks or its rights thereunder;

(d)          take, omit to take, or permit any action which will or may dilute the Licensed Trademark, or which will or may invalidate or jeopardize any registration of the Licensed Trademark; and

(e)       apply for, or obtain, or assist any Person in applying for or obtaining any registration of the Licensed Trademark, or any trademark, service mark, trade name, or other indicia confusingly similar to the Licensed Trademark in any country.

ARTICLE V
INDEMNIFICATION; LIABILITY

Section  5.1        Indemnification by Licensee. The Licensee shall indemnify, defend and hold harmless the Licensor and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Licensor Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Licensor Indemnitees in connection with any Action brought by a Third Party (“Third Party Claim”) to the extent arising out of, relating to or resulting from any (a) gross negligence or willful misconduct by the Licensee or any of its Affiliates, or its or their Sublicensees, agents or subcontractors in the performance of this Agreement, (b) breach by the Licensee of this Agreement, or (c) exercise by the Licensee or its Affiliates or Sublicensees of the licenses and rights granted to it hereunder, including Commercialization of the Products in the Territory by or on behalf of the Licensee or any of its Affiliates, provided however that in each case, the Licensee shall not have any obligations under this Section 5.1 to the extent such Losses arise from any Third Party Claims covered under Section 5.2, or any other indemnification obligations under the Transaction Documents.

Section  5.2         Indemnification by Licensor.  The Licensor shall indemnify, defend and hold harmless the Licensee and its Affiliates and its and their respective directors, officers, agents and representatives (collectively, the “Licensee Indemnitees”, and together with the Licensor Indemnitees, the “Indemnitees”) from, against and in respect of all Losses incurred or suffered by or on behalf of any of the Licensee Indemnified Parties in connection with any Third Party Claim to the extent arising out of, relating to or resulting from (i) any gross negligence or willful misconduct by Licensor, any of its Affiliates, or its or their licensees, sublicensees, agents or subcontractors in the performance of this Agreement or (ii) breach by the Licensor of this Agreement;  provided however that in each case, the Licensor shall not have any obligations under this Section 5.2 to the extent such Losses arise from any Third Party Claims covered under Section 5.1, or any other indemnification obligations under the Transaction Documents.

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Section  5.3         Indemnification Procedures.

(a)        If any of the Indemnitees receives notice or otherwise learns of a Third Party Claim with respect to which a Party may be obligated to provide indemnification pursuant to Section 5.1 (such Party, the “Indemnifying Party”, any such Third Party Claim, an “Indemnifiable Claim”), such Indemnitee shall give the Indemnifying Party notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim.  Each such notice shall describe the Indemnifiable Claim in reasonable detail and provide the Indemnifying Party with all relevant documentation in connection with the Indemnifiable Claim.  Notwithstanding the foregoing, the failure of any of the Indemnitees to give timely notice as provided in this Section 5.3(a) shall not relieve the Indemnifying Party of its obligations under Article VII and Appendix I of the IP License Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.

(b)        The Indemnifying Party may elect (but shall not be required) to defend any Indemnifiable Claim, at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel.  Within thirty (30) days of receipt of notice from an Indemnitee in accordance with Section 5.3(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Indemnifying Party shall notify such Indemnitee whether the Indemnifying Party is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense.  If the Indemnifying Party elects to defend any such Indemnifiable Claim, it shall notify such Indemnitee of its intention to do so, and such Indemnitee shall, at the Indemnifying Party’s expense (for such Indemnitee’s reasonable out-of-pocket costs), cooperate with the Indemnifying Party and its counsel in the defense of such Indemnifiable Claim; provided that the Indemnifying Party shall not settle any such Indemnifiable Claim without such Indemnitee’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Indemnitee in full in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party.  Notwithstanding an election of the Indemnifying Party to assume the defense of such Indemnifiable Claim, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Indemnifying Party’s cost and expense; provided that the Indemnifying Party and its counsel cooperate with such Indemnitee and its counsel in connection therewith.

(c)        If the Indemnifying Party elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Indemnitee’s provision of notice), or fails to notify such Indemnifying Party of its election as provided in Section 5.3(b), such Indemnitee may defend such Indemnifiable Claim at the cost and expense of the Indemnifying Party.  Any legal fees and expenses reasonably incurred by such Indemnitee in connection with defending such Indemnifiable Claim shall be paid by the Indemnifying Party.

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(d)         Unless the Indemnifying Party has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Indemnifiable Claim without the Indemnifying Party’s consent (not to be unreasonably withheld, conditioned or delayed).  Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 8.3.

(e)         The Licensee shall have the right to set-off from any royalty amounts payable by the Licensee or its Affiliates to the Licensor pursuant to Article III and Appendix I of the IP Licence Agreement, any Losses determined, by final, non-appealable adjudication, to be owed by the Licensor to a Licensee Indemnitee pursuant to such Licensee Indemnitee’s right to indemnification set forth in Section 6.2, to the extent that the Licensor has not paid such Losses within ninety (90) days of such determination.

Section 5.4       Disclaimer of Representations and Warranties.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENTS, THE PARTIES DISCLAIM AND WAIVE ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT OR OTHER VIOLATION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH PARTY ACKNOWLEDGES AND AGREES IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE FOREGOING, THE LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE LICENSED TRADEMARK, AND THE LICENSEE ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

Section 5.5         Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND WITHOUT LIMITING THE RIGHTS OF EITHER PARTY UNDER THE TRANSACTION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.1 AND SECTION 6.2 OR A PARTY’S BREACH OF ARTICLE VI, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

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ARTICLE VI
CONFIDENTIALITY

Section  6.1      Confidentiality.  The Recipient agrees that any Confidential Information of the Disclosing Party shall be kept strictly confidential by the Recipient except that the Recipient may disclose the Confidential Information of the Disclosing Party to any Affiliate or Third Party service providers to the extent necessary to enable the Recipient to perform its obligations or exercise its rights under this Agreement; provided that the Recipient shall (a) ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality and non-use no less protective of the Disclosing Party than those contained herein, (b) provide the Disclosing Party with prompt written notice upon obtaining any knowledge, information or notice of any actual or potential breach of such obligations by any such Affiliates or Third Parties and (c) remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such obligations.  The Recipient further agrees (a) not to use the Disclosing Party’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement and (b) to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

Section  6.2     Product Confidential Information. Notwithstanding anything to the contrary herein, all Confidential Information to the extent related to the Products (“Product Confidential Information”) shall be deemed the Confidential Information of the Licensor; provided that if such Product Confidential Information is exclusively related to the use of a Product in the Field in the Territory, such Product Confidential Information shall be the Confidential Information of both the Licensor and the Licensee; provided further that, upon any termination of this Agreement, no Product Confidential Information shall be deemed to be Confidential Information of the Licensee.

Section  6.3      Terms of Agreement.  Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise expressly permitted under this Agreement.

Section  6.4      Government Order.  If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Recipient, then the Recipient shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to, and use diligent and commercially reasonable efforts and reasonably cooperate with the Disclosing Party to, obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnish that Confidential Information that it is advised by legal counsel that it is legally required to furnish.

Section  6.5       Financial Partners. The Recipient may disclose the Disclosing Party’s Confidential Information to existing or potential investors, lenders and other sources of funding, acquirors and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customary in the applicable circumstances, it is reasonably necessary for such Persons to know such information for such purpose, and such Persons are bound by customary obligations of confidentiality and non-use prior to any such disclosure.

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ARTICLE VII
TERM

Section  7.1      Term.  Unless this Agreement is earlier terminated in accordance with Section 7.2, the terms of the licenses and other grants of rights (and related obligations) under this Agreement (the “Term”) shall remain in effect, on a country by country basis with respect to the Licensed Trademarks, on a Trademark-by-Trademark basis, until expiration, invalidation or abandonment of such Trademark.

Section  7.2       Termination.

(a)      Termination for Breach.  Either Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party breaches its obligations under the Transaction Documents in any material respect, including the Licensee’s obligations under Article V and, after receiving written notice from the non-breaching Party identifying such material breach by the breaching Party, the breaching Party fails to cure such material breach within thirty (30) days from the date of such notice.

(b)          Termination of the IP Licence Agreement.  This Agreement shall automatically terminate upon termination of the IP Licence Agreement, in accordance with Section 9.2 of such IP Licence Agreement.

Section  7.3         Consequences of Termination or Expiration.

(a)         Expiration or termination of this Agreement, in part or in its entirety, shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration or termination.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

(b)       Upon the termination of this Agreement, the licenses and other grants of rights (and related obligations), together with all sublicenses granted, under this Agreement immediately terminate and the Licensee, its Affiliates and any and all Sublicensees shall immediately cease use of the Licensed Trademarks.  Notwithstanding the foregoing, the Licensee may continue to Commercialize Products bearing the Product Marks that were Manufactured or  part of the Licensee’s existing inventory prior to the date of any termination of the Agreement (the “Termination Date”) for a period of eighteen (18) months (the “Sell-Off Period”), including completing and distributing any orders for any Products placed by its customers prior to the Termination Date. For clarity, the foregoing shall not be construed to limit the Licensee’s obligations under Article III and Appendix I of the IP Licence Agreement.

(c)         Upon the expiration or termination of this Agreement, the Recipient shall, and shall instruct any Affiliate or Third Party service provider who is in possession of Confidential Information to return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party), and, if requested in writing by the Disclosing Party, certify in writing that any destruction requested by the Disclosing Party has taken place.  Notwithstanding the foregoing, the Recipient may retain a copy of the Confidential Information to the extent required by applicable Law and may also retain copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures; provided that the Recipient shall maintain the confidentiality of each of the foregoing.

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Section 7.4       Survival.  Notwithstanding anything to the contrary herein, the following provisions shall survive the expiration of this Agreement: Article I, Section 3.1, Article V, Article V, Section 7.3, this Section 7.4 and Article VIII.

ARTICLE VIII
MISCELLANEOUS

Section  8.1         Order of Precedence.  Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, the terms and conditions of the Transaction Agreement shall prevail.

Section  8.2         Relationship of Parties.  This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates.  Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

Section  8.3          Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          In the event that any dispute in relation to this Agreement cannot be resolved by senior executives of the Parties (or their respective designees with the power and authority to resolve such dispute) within fifteen (15) days of the date on which such dispute was submitted to them, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 8.3.

(b)          This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

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(c)          With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a Party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action so brought.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7.  Nothing in this Section 8.3(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3(d).

Section  8.4        Entire Agreement.  This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section  8.5        No Third Party Beneficiaries.  This Agreement, together with the Schedules hereto, is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 8.6       Expenses.  Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

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Section 8.7        Notices.  All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email.  All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 8.7:

If to the Licensor:

c/o [BCP]
[Address Line 1]
[Address Line 2]
Attention: [___]
Email: [___]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Stephen F. Arcano; Ann Beth Stebbins
Email:	stephen.arcano@skadden.com; annbeth.stebbins@skadden.com

If to the Licensee:

[Licensee]
[Address Line 1]
[Address Line 2]
Attention: [___]
Email: [___]

Section  8.8        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by the Licensee without the prior written consent of the Licensor; provided, however, that the Licensee may, without the Licensor’s consent, assign or transfer this Agreement to (a) an Affiliate, or (b) in whole to its successor in interest in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition or similar transaction or series of related transactions, provided that in a merger a successor in interest assumes the obligations of the Licensee hereunder. Any purported assignment without such consent shall be null and void ab initio.  The Licensor may assign any of the rights, interests or obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the Licensee’s consent.  This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns.  Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

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Section  8.9         Amendments and Waivers.

(a)        Any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Licensor and the Licensee, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)         No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

Section  8.10       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section  8.11    Counterparts.  This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section  8.12     Affiliates.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

Section  8.13     No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section  8.14       Construction.

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(a)          The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns; and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)          The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

* * * * *

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:
Name: [●]
Title: [●]

[BIOCRYST IRELAND LIMITED]

By:
Name: [●]
Title: [●]

[Signature Page to Trademark License Agreement]
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SCHEDULE A

Licensed Trademarks

Attached.

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SCHEDULE B

Quality Specifications

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SCHEDULE C

Trademark Usage Guidelines

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